As filed with the Securities and Exchange Commission on December 2, 2004
Registration No.        -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Rogers Cable Inc.

(Exact name of Registrant as specified in its charter)

Ontario, Canada	4841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

333 Bloor Street East, 7th Floor

Toronto, Ontario M4W 1G9
Canada
(416) 935-6666
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue
13th Floor
New York, NY 10011
(212) 894-8400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John T. Gaffney, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019-7475	Patrice S. Walch-Watson, Esq. Torys LLP Suite 3000 79 Wellington Street West Box 270 Toronto-Dominion Centre Toronto, Ontario M5K 1N2 Canada

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit(1)	Offering Price(1)	Fee(2)

7.25% Senior(Secured) Second Priority Notes due 2011	Cdn$175,000,000	100%	Cdn$175,000,000	US$18,629.22(3)

6.75% Senior(Secured) Second Priority Notes due 2015	US$280,000,00	100%	US$280,000,000	US$35,476.00

Total				US$54,105.22

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated pursuant to Rule 457.

(3)	Based on the noon exchange rate as reported by the Federal Reserve Bank of New York on November 30, 2004 of US$1.00 = Cdn$1.1902.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 2, 2004

PRELIMINARY PROSPECTUS

Rogers Cable Inc.

Offer to Exchange

all outstanding

7.25% Senior (Secured) Second Priority Notes due 2011
(Cdn$175,000,000 aggregate principal amount)
for
7.25% Senior (Secured) Second Priority Notes due 2011
(Cdn$175,000,000 aggregate principal amount)
which have been registered under the Securities Act of 1933
and
all outstanding
6.75% Senior (Secured) Second Priority Notes due 2015
(US$280,000,000 aggregate principal amount)
for
6.75% Senior (Secured) Second Priority Notes due 2015
(US$280,000,000 aggregate principal amount)
which have been registered under the Securities Act of 1933

        The exchange offer will expire at 5:00 p.m., New York City time, on                               , unless extended.

      We do not intend to list the new Cdn$ denominated 7.25% Senior (Secured) Second Priority Notes due 2011 or the new US$ denominated 6.75% Senior (Secured) Second Priority Notes due 2015 (together, the “Notes”) on any national securities exchange, and no established trading market for the Notes is anticipated.

       See the section entitled “Risk Factors” beginning on page 18 for a discussion of factors that you should consider before tendering your old notes in the exchange offer.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            .

TABLE OF CONTENTS

Summary	1
Risk Factors	18
Exchange Offer	26
Use of Proceeds	35
Capitalization	36
Selected Consolidated Financial Data	38
Management’s Discussion and Analysis of Financial Condition and Results of Operations	44
Business	88
Management	107
Principal Shareholder	116
Certain Transactions and Relationships	117
Description of Other Indebtedness	120
Description of Notes	126
Description of Collateral for Notes	157
Exchange Offer; Registration Rights	162
Income Tax Consequences	165
Plan of Distribution	167
Legal Matters	167
Experts	167
Index to Financial Statements	F-1

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission (SEC) a registration statement on Form F-4 under the Securities Act of 1933 (the Securities Act) relating to the exchange offer that incorporates important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. The information is available from us without charge to holders of the securities as specified below. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or matter involved.

      We are required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934. We intend to “incorporate by reference” any future filings made with the SEC, including filings under sections 13(a), 13(e), 14 or 15(d) of the Exchange Act, until the termination of the exchange offer. This means that we intend to disclose important information to you by referring you to those reports. Information that we file with the SEC after the date of this prospectus will automatically supersede the information in this prospectus and any earlier filed incorporated information.

      You may read and copy the registration statement, including the attached exhibits, and any report, statements or other information that we file at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains a website that contains reports, proxy statements and other information about issuers that file electronically with the SEC. The Internet address of the website is http://www.sec.gov.

i

      You may request a copy of any of our filings with the SEC, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Rogers Cable Inc.

c/o Vice-President, Investor Relations
Rogers Communications Inc.
333 Bloor Street East, 10th Floor
Toronto, Ontario, Canada M4W 1G9
Telephone: (416) 935-3551

      To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time on                     . The exchange offer can be extended by us in our sole discretion. See the section entitled “Exchange Offer” for more detailed information.

      You should rely only on the information contained in, and incorporated by reference to, this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

TRADEMARKS

      RogersTM, Rogers VideoTM, Rogers Better Choice BundlesTM and Rogers VIP ProgramTM are trademarks of Rogers Communications Inc., used under licence by Rogers Cable Inc. The Shopping ChannelTM is a trademark of Rogers Broadcasting Limited. This prospectus also makes reference to trademarks of other companies, including the Yahoo!® brand of Yahoo! Inc.

INTERNET WEBSITE

      This prospectus includes references to our Internet website, www.rogers.com. Neither the website, nor its content, is incorporated by reference into this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

      We are a Canadian corporation. A majority of our directors, controlling persons and officers, as well as the experts named herein, are residents of Canada and all or a substantial portion of their assets and all or a substantial portion of our assets are located outside the United States. We have agreed, in accordance with the terms of the indentures, to accept service of process in any suit, action or proceeding with respect to any of the indentures or any issue of the Notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for holders of the Notes to effect service within the United States upon directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon civil liability under U.S. federal securities laws. We believe that a monetary judgment of a U.S. court predicated solely upon the civil liability provisions of U.S. federal securities laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We cannot assure you that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act concerning the future performance of our business, operations and financial performance and condition. These forward-looking statements include, among others, statements with respect to our objectives and strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates or intentions.

      When used in this prospectus, the words “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations. We caution that all forward-looking information is inherently uncertain and actual results may differ materially from the assumptions, estimates or expectations reflected or contained in the forward-looking information, and that actual future performance will be affected by a number of factors, including economic conditions, technological change, regulatory change and competitive factors, many of which are beyond our control. Therefore, future events and results may vary significantly from what we currently foresee. We are under no obligation (and we expressly disclaim any such obligation) to update or alter the forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is included in this prospectus under the section entitled “Risk Factors”.

PRESENTATION OF FINANCIAL INFORMATION

      Our consolidated financial statements included in this prospectus have been prepared in accordance with the accounting principles generally accepted in Canada (Canadian GAAP). For a discussion of the principal differences between Canadian GAAP and the accounting principles generally accepted in the United States (U.S. GAAP), see Note 23 to our audited consolidated financial statements and Note 12 to our unaudited interim consolidated financial statements. We state our financial statements in Canadian dollars. In this prospectus, references to Canadian dollars, Cdn$ or $ are to the currency of Canada and references to U.S. dollars or US$ are to the currency of the United States.

      In this prospectus, we use certain financial measures that are not calculated in accordance with Canadian or U.S. GAAP to assess our financial performance. Our method of calculating the non-GAAP financial measures may differ from the methods used by other companies and, as a result, the non-GAAP financial measures presented in this prospectus may not be comparable to other similarly titled measures disclosed by other companies.

EXCHANGE RATE DATA

      The following table sets forth, for the periods indicated, the average, high, low and end of period noon buying rates in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York. Such rates are set forth as U.S. dollars per Cdn$1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. On November 30, 2004, the inverse of the noon buying rate was Cdn$1.00 equals US$0.8402.

Year Ended	Average(1)	High	Low	Period End

December 31, 2003	0.7186	0.7738	0.6349	0.7738
December 31, 2002	0.6368	0.6619	0.6200	0.6329
December 31, 2001	0.6444	0.6697	0.6241	0.6279
December 31, 2000	0.6725	0.6969	0.6410	0.6669
December 31, 1999	0.6744	0.6925	0.6535	0.6925

Month Ended	Average(2)	High	Low	Period End

November 30, 2004	0.8357	0.8493	0.8155	0.8402
October 31, 2004	0.8020	0.8201	0.7858	0.8191
September 30, 2004	0.7763	0.7906	0.7689	0.7906
August 31, 2004	0.7618	0.7714	0.7506	0.7595
July 31, 2004	0.7561	0.7644	0.7489	0.7521
June 30, 2004	0.7365	0.7459	0.7261	0.7459

Nine Months Ended	Average(1)	High	Low	Period End

September 30, 2004	0.7525	0.7906	0.7158	0.7906
September 30, 2003	0.7049	0.7492	0.6349	0.7404

(1)	The average of the exchange rates on the last day of each month during the applicable period.

(2)	The average of the exchange rates for all days during the applicable period.

SUMMARY

      The following information summarizes more detailed information included elsewhere in this prospectus and the financial statements included in this prospectus. We encourage you to read this entire prospectus, including the financial statements and the notes thereto, carefully. Unless otherwise indicated, references in this prospectus to “we”, “us” and “our” refer to Rogers Cable Inc. together with its subsidiaries.

Our Company

      We are Canada’s largest cable television company, serving approximately 2.25 million basic cable subscribers at September 30, 2004, representing approximately 29% of basic cable subscribers in Canada. At September 30, 2004, we provided digital cable services to approximately 627,000 households and Internet service to approximately 879,500 subscribers.

      We have highly-clustered and technologically advanced broadband networks in Ontario, New Brunswick and Newfoundland and Labrador. Our Ontario cable systems, which comprise approximately 90% of our 2.25 million basic cable subscribers, are concentrated in and around three principal clusters: (i) the Greater Toronto Area, Canada’s largest metropolitan centre; (ii) Ottawa, the capital city of Canada; and (iii) the Guelph to London corridor in southern Ontario. Our New Brunswick and Newfoundland and Labrador cable systems in Atlantic Canada comprise the balance of our subscribers.

      Through our technologically advanced broadband networks, we offer a diverse range of services, including analog and digital cable television services and residential and commercial Internet services. At September 30, 2004, 99% of the homes passed in our service areas had digital cable available and 96% of the homes passed were two-way addressable. We also offer Digital Versatile Disc (DVD), videocassette and video game sales and rentals through Rogers Video, Canada’s second largest chain of video stores. There were 288 Rogers Video stores at September 30, 2004, many of which provide customers with the additional ability to purchase cable and wireless products and services, to pay their cable television, Internet or Rogers Wireless Communications Inc. (Rogers Wireless or Wireless) bills and to pick up or return Rogers digital cable and Internet equipment.

Business Strategy

      We seek to maximize our revenue, operating income and return on invested capital by leveraging our technologically advanced cable networks to meet the information, entertainment and communications needs of our subscribers, from basic cable television to advanced two-way cable services, including digital cable, Internet access, pay-per-view (PPV) services, video-on-demand (VOD), subscription video-on-demand (SVOD), personal video recorder (PVR) services and high-definition television (HDTV). The key elements of our strategy are as follows:

•	clustering cable systems in and around metropolitan areas;

•	offering a wide selection of products and services;

•	maintaining technologically advanced cable networks;

•	continuing to focus on increased quality and reliability of service;

•	leveraging our relationships within the Rogers group of companies, which includes Rogers Wireless and Rogers Media Inc. (Rogers Media), both subsidiaries of Rogers Communications Inc. (RCI), to provide bundled product and service offerings at attractive prices, in addition to implementing cross-selling and joint sales distribution initiatives as well as cost-reduction initiatives through infrastructure sharing;

•	continuing to develop brand awareness and to promote the Rogers brand as a symbol of quality, innovation and value and of a diversified Canadian media and communications company; and

•	deploying advanced Internet Protocol (IP) capabilities to provide high quality digital primary line voice-over-cable telephony service.

      Our priorities in implementing our business strategy are to increase revenue and operating income through profitable subscriber growth, retain our existing subscribers, improve cost control and operating efficiencies and optimize network performance.

Corporate Structure

      We are a wholly-owned subsidiary of RCI and a member of the Rogers group of companies, which includes, in addition to us, our parent company, RCI, and our sister companies, Rogers Wireless and Rogers Media.

      On December 31, 2003, we executed a corporate reorganization that involved the transfer of substantially all of our assets to our wholly-owned subsidiary, Rogers Cable Communications Inc. (RCCI). As part of the reorganization, our subsidiaries, Rogers Cablesystems Ontario Limited, Rogers Ottawa Limited/ Limitée, Rogers Cable Atlantic Inc. and Rogers Cablesystems Georgian Bay Limited, amalgamated with and continued as RCCI. As a result of the reorganization, we, through RCCI, continue to conduct all of our operations and provide all of our services. RCCI assumed, as co-obligor, our obligations under our deed of trust and public indentures on a joint and several basis with us.

      For financing purposes, our company and our subsidiaries are divided into (1) a “restricted group”, consisting of our company and RCCI, and (2) an “unrestricted group”. The operations of the entities in the restricted group encompass all of our operating assets. The shares and assets of the companies in the unrestricted group have not been pledged as security for our obligations under our bank credit facility, our existing senior secured second priority securities or the Notes. For more information, see the section entitled “Description of Collateral for Notes”. The companies in the unrestricted group had an aggregate net book value of $0.7 million at September 30, 2004 and a loss for the year ended December 31, 2003 and the nine month period ending September 30, 2004 of $0.1 million and nil, respectively.

Recent Developments

      On September 20, 2004, Rogers Wireless announced an agreement with Microcell Telecommunications Inc. (Microcell), Canada’s fourth largest wireless communications provider, to make an all cash tender offer of $35.00 per share to acquire Microcell. Rogers Wireless completed the acquisition on November 12, 2004. Rogers Wireless has expended approximately $1.6 billion in connection with its acquisition of Microcell, including the repayment of Microcell’s bank debt and swap obligations, and including prepayment penalties, investment banking advisory fees and other related costs, net of Microcell cash on hand. The funding for this acquisition is comprised of: utilization of Rogers Wireless’ cash on hand, drawdowns under Rogers Wireless’ committed $700.0 million amended bank credit facility, and proceeds from a bridge loan from RCI of up to $900.0 million, of which $850.0 million has been drawn. The bridge loan has a term of up to two years from November 9, 2004 and was made on a subordinated unsecured basis. The loan bears interest at 6% per annum and is prepayable in whole or in part without penalty. RCI funded the $850.0 million drawdown on the bridge loan using cash on hand, cash received from Rogers Media in the form of a repayment of an intercompany advance made to Rogers Media by RCI, and cash received from us in the form of a distribution of $660.0 million, as a return of capital, which distribution occurred on November 9, 2004, and of which $650.0 million was borrowed under our bank credit facility.

      On September 13, 2004, RCI acquired all of AT&T Wireless Services, Inc.’s (AWE) shares of Rogers Wireless. In connection with the financing of the acquisition, all of the shares of our capital stock were pledged by RCI to secure a bridge loan.

Exchange Offer

On November 30, 2004, we completed a private offering of the old, unregistered notes. We entered into registration rights agreements with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus as part of the exchange offer and agreed to use our commercially reasonable efforts to complete the exchange offer within 240 days after the date of original issuance of the old notes. You are entitled to exchange in the exchange offer your old notes for new Notes, the terms of which are identical in all material respects to the old notes, except that the new Notes will have been registered under the Securities Act and will be issued free from any covenant requiring registration, including terms providing for an increase in the interest rate on the old notes upon a failure to file or have declared effective an exchange offer registration statement or to consummate the exchange offer by certain dates.

The Exchange Offer	With this exchange offer, we are offering to exchange an aggregate principal amount of up to Cdn$175.0 million of the new 7.25% Senior (Secured) Second Priority Notes due 2011, which will have been registered under the Securities Act, for a like principal amount of the old 7.25% Senior (Secured) Second Priority Notes due 2011 and US$280.0 million of the new 6.75% Senior (Secured) Second Priority Notes due 2015, which will have been registered under the Securities Act, for a like principal amount of the old 6.75% Senior (Secured) Second Priority Notes due 2015.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on , unless we, in our sole discretion, extend it. See the section entitled “Exchange Offer — Expiration of the Exchange Offer; Extensions; Amendments”.

Exchange Date	We will exchange the old notes on the first business day following the expiration date. See the section entitled “Exchange Offer — Terms of the Exchange Offer”.

Procedures for Tendering Old Notes	For information on procedures for tendering old notes and the actions required to make a formal offering of your old notes, see the section entitled “Exchange Offer — Procedures for Tendering”.

Taxation	The exchange of the old notes for the new Notes in the exchange offer will not result in any income, gain or loss to holders who participate in the exchange offer or to us for U.S. federal income tax purposes. See the section entitled “Income Tax Consequences”.

Resale	Based upon the position of the staff of the SEC as described in previous no-action letters, we believe that a holder who exchanges the old notes for the new Notes in the exchange offer and satisfies certain other conditions generally may offer for resale, sell and otherwise transfer the new Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of section 10 of the Securities Act.

Any holder of the old notes using the exchange offer to participate in a distribution of the new Notes cannot rely on the no-action letters referred to above. See the section entitled “Exchange Offer — Purpose and Effect of the Exchange Offer”.

Remaining Old Notes	If you do not tender your old notes in the exchange offer or if we do not accept your old notes for exchange as described under the section entitled “Exchange Offer — Terms of the Exchange Offer” you will continue to hold these old notes, and they will continue to bear legends restricting their transfer.

Exchange Agent	JPMorgan Chase Bank, N.A. will act as exchange agent for the exchange offer. See the section entitled “Exchange Offer — Exchange Agent” for the exchange agent’s address and telephone number.

Use of Proceeds	We will receive no proceeds from the exchange offer. See the section entitled “Use of Proceeds”.

The Exchange Notes

      The following is a brief summary of the important terms of the Notes. For a more complete description of the terms of the Notes, see the “Description of Notes” section of this prospectus. References in this summary of the Notes to “we”, “us” and “our” refer to Rogers Cable Inc. only without reference to our subsidiaries.

Issuer	Rogers Cable Inc., a corporation organized under the laws of the Province of Ontario.

Securities Offered	Cdn$175.0 million aggregate principal amount of 7.25% Senior (Secured) Second Priority Notes due 2011.

US$280.0 million aggregate principal amount of 6.75% Senior (Secured) Second Priority Notes due 2015.

Maturity	The Cdn$ 7.25% Senior (Secured) Second Priority Notes due 2011 will mature on December 15, 2011.

The US$ 6.75% Senior (Secured) Second Priority Notes due 2015 will mature on March 15, 2015.

Interest Rate and Payment Dates	We will pay interest on the Cdn$ 7.25% Senior (Secured) Second Priority Notes due 2011 at the rate of 7.25% per year on June 15 and December 15 of each year, beginning on June 15, 2005.

We will pay interest on the US$ 6.75% Senior (Secured) Second Priority Notes due 2015 at the rate of 6.75% per year on March 15 and September 15 of each year, beginning on March 15, 2005.

Ranking and Collateral	The Notes initially will be senior secured obligations of Rogers Cable Inc. and will rank equally with all of our other existing and future senior secured debt. At September 30, 2004, we had $2,399.0 million of senior secured debt outstanding. On an adjusted basis to give effect to the $660.0 million distribution to RCI, the issuance of the old notes and the application of the net proceeds from the issuance of the old notes as described under the section entitled “Use of Proceeds”, this amount would have been $3,065.6 million.

Each series of the Notes initially will be secured by a bond issued by us under a deed of trust. These bonds are secured by a lien on substantially all of our assets, including the stock of our wholly-owned operating subsidiary, RCCI. RCCI has assumed, as co-obligor, our obligations under the deed of trust, including under the bonds. Our obligations under these bonds are guaranteed by RCCI, which has pledged substantially all its assets to secure its guarantee. We have in the past issued other bonds under the deed of trust to secure our other senior secured debt, including debt under our bank credit facility.

The bond we issued as security for our obligations under each series of the old notes, and which will secure our obligations under the new Notes, ranks equally with the other bonds we have previously issued and which remain outstanding. All bonds issued under the deed of trust are equally and ratably secured.

However, pursuant to the terms of an inter-creditor agreement, the terms of the indentures governing our existing senior secured second priority securities and each indenture governing a series of the Notes, the proceeds of any enforcement of the security under the deed of trust will be applied first to repay our obligations under the tranche A credit facility of our bank credit facility and any other debt that ranks equally under the deed of trust with outstanding debt under the tranche A credit facility. We refer to this debt as “tranche A type debt”. All additional proceeds will be applied pro rata to repay all remaining senior secured debt, including the Notes. At September 30, 2004, on an adjusted basis to give effect to the $660.0 million distribution to RCI, the issuance of the old notes and the application of the net proceeds of the issuance of the old notes as described under the section entitled “Use of Proceeds”, we would have had $137.7 million outstanding under the tranche A credit facility of our bank credit facility and $3,065.6 million of aggregate senior secured debt outstanding. Under the indenture governing each series of the Notes, we may in the future create tranche A type debt, provided that the aggregate amount committed under the tranche A credit facility plus the aggregate amount of all outstanding or committed tranche A type debt may not exceed $600.0 million. See the section entitled “Description of Collateral for Notes”.

In the event that we have no other outstanding indebtedness that is secured by the collateral securing the Notes, RCCI has assumed or guaranteed on a senior unsecured basis our obligations under the Notes and the Notes have an investment grade rating from two of the following three rating agencies — Standard & Poor’s Ratings Service, Moody’s Investors Service and Fitch IBCA — we may at our option permanently release the collateral for the Notes. If we release the collateral, the Notes will be senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. See the section entitled “Description of Notes — Security”.

Sinking Fund	None.

Optional Redemption	We may redeem either series of the Notes in whole or in part at any time at the redemption prices listed under the section entitled “Description of Notes — Optional Redemption”.

We may also redeem either series of the Notes as a whole but not in part at any time at a redemption price equal to 100% of the principal amount of such series of the Notes plus accrued interest to the date of redemption in the event of changes affecting Canadian withholding taxes that would require us to pay “additional amounts” to holders of such series of the Notes. See the sections entitled “Description of Notes — Redemption Upon Changes in Withholding Taxes” and “— Additional Amounts”.

Restrictive Covenants	Until such time as the collateral securing the Notes is released, the indentures governing the Notes will limit our ability, and the ability of RCCI or any other future restricted subsidiaries, to create liens. If the collateral securing the Notes is released, the indentures governing the Notes will limit our ability, and the ability of RCCI or any other future restricted subsidiaries, to incur secured debt and to engage in sale and leaseback transactions, and will limit the ability of RCCI or any future restricted subsidiaries to incur debt. Further, our ability to merge, consolidate or sell substantially all of our assets is limited by the indentures.

For more detailed information on covenants contained in the indentures, see the section entitled “Description of Notes”.

Change in Control	If we experience a change in control and there is a decline in the credit rating of either series of the Notes, we will be required to make an offer to purchase all of that series of Notes at a price equal to 101% of the principal amount of the Notes of that series plus accrued interest to the date of purchase. See the section entitled “Description of Notes — Change in Control”.

Additional Amounts	Any payments made by us with respect to either series of the Notes will be made without withholding or deduction for Canadian taxes unless required by law. If we are required by law to withhold or deduct for Canadian taxes with respect to a payment to the holders of Notes, we will pay the additional amount necessary so that the net amount received by the holders of Notes after the withholding is not less than the amount that they could have received in the absence of the withholding. See the section entitled “Description of Notes — Additional Amounts”.

Exchange Offer; Registration Rights	We agreed to exchange the old notes of each series no later than 240 days after the date of the issuance of the old notes of that series for a new issue of substantially identical debt securities to that series registered under the Securities Act as evidence of the same underlying obligation. This exchange offer is in satisfaction of that agreement.

If we are unable to fulfill our obligations to effect the exchange or register any of the Notes of a particular series or if certain other conditions are not satisfied, we will be obligated to pay special interest on each such series of Notes not so registered. See the section entitled “Exchange Offer; Registration Rights”.

Risk Factors

      See the section entitled “Risk Factors”, which begins on page 18, for a discussion of certain factors that you should consider before tendering your old notes in the exchange offer.

      We were incorporated as Rogers Cablesystems Limited under the Business Corporations Act (Ontario) on February 23, 1990. Effective December 31, 1999, we changed our name to Rogers Cable Inc.

      Our executive offices are located at 333 Bloor Street East, 7th Floor, Toronto, Ontario, Canada M4W 1G9. Our telephone number is (416) 935-6666.

Selected Operating Data

      The table below sets forth selected summary operating data for the periods indicated:

						As at and for the
	As at and for the Year Ended December 31,					Nine Months Ended
						September 30,
	1999	2000	2001	2002	2003	2004

Cable Television Operations(1)
Homes in licenced areas(2)	2,822,900	2,871,000	3,053,400	3,115,700	3,228,300	3,283,200
Homes passed(2)	2,811,600	2,859,600	3,041,200	3,103,200	3,215,400	3,270,100
Basic cable subscribers	2,236,200	2,219,400	2,286,400	2,270,400	2,269,400	2,248,800
Basic penetration(3)	79.5%	77.6%	75.2%	73.2%	70.6%	68.8%
Tier subscribers(4)	1,942,400	1,901,500	1,925,700	1,858,500	1,842,800	1,826,000
Tier penetration(4)	86.9%	85.7%	84.2%	81.9%	81.2%	81.2%
Digital households(5)	45,200	172,100	272,100	401,500	535,300	627,000
Digital penetration(5)	2.0%	7.8%	11.9%	17.7%	23.6%	27.9%
Set-top terminals(5)
Digital	53,600	201,100	314,100	456,200	613,600	729,300
Analog	161,600	69,100	35,000	21,500	6,300	4,400

Total set-top terminals	215,200	270,200	349,100	477,700	619,900	733,700

Rogers VIP members(6)	388,600	359,400	497,500	593,000	661,600	698,900
Rogers VIP penetration(6)	17.4%	16.2%	21.8%	26.1%	29.2%	31.1%
Average monthly core cable services revenue per basic cable subscriber(7)(8)	$35	$37	$39	$41	$44	$46
Internet Subscribers(1)(9)
Residential	155,900	287,100	459,500	612,800	748,100	839,600
Commercial	—	3,500	5,200	15,700	29,700	39,900

Total Internet subscribers	155,900	290,600	464,700	628,500	777,800	879,500

Internet penetration(10)	7.0%	13.1%	20.3%	27.7%	34.3%	39.1%
Video Stores
Number of stores	227	241	260	272	279	288

(1)	During 2000, we entered into an agreement with Shaw Communications Inc. (Shaw) to exchange certain cable television and Internet assets effective November 1, 2000. We exchanged our cable television and Internet assets in British Columbia, with approximately 623,000 basic cable subscribers and approximately 105,000 Internet subscribers, for Shaw’s cable television and Internet assets in southern Ontario and New Brunswick, with approximately 601,000 basic cable subscribers and approximately 78,000 Internet subscribers. In February 2001, we acquired Cable Atlantic Inc., which has since been amalgamated into RCCI. As a result, RCCI now has cable television systems serving approximately 70,000 basic cable subscribers in Newfoundland and Labrador. In November 2001, we sold our U.S. cable system, comprising Rogers American Cablesystems, Inc. and its operating subsidiary Rogers Cablesystems of Alaska, Inc., which had approximately 7,400 basic cable subscribers.

(2)	Homes in licenced areas and homes passed are based on our estimates. Homes passed for 2003 include adjustments based on a periodic audit process to reflect, among other things, new homes constructed. An additional 32,000 homes, representing 28.7% of the increase, were identified in 2003. Homes passed for 2001 have been updated from 2,981,500 to 3,041,200 to reflect the results of these periodic audits.

(3)	Basic penetration represents the number of basic cable subscribers divided by the number of homes passed, as at each period end.

(4)	Our analog tier service is comprised of a choice of three extended tier analog service options offered to basic cable subscribers. Tier penetration represents the number of tier subscribers divided by the number of basic cable subscribers, as at each period end.

(5)	Our digital cable service was initially launched in June 1999, with a significantly expanded digital service offering launched in September 2001 which we offered as a free preview until January 2002. Digital penetration represents the number of digital cable households divided by the number of basic cable households, as at each period end. With the introduction of digital cable service, we have encouraged and promoted a significant migration of premium subscribers from analog to digital.

(6)	The Rogers VIP Program was initially launched in late 1998. The Rogers VIP Program is a partnered discount program offered to subscribers who take the full suite of basic and tier products along with extra outlets. Rogers VIP penetration represents the number of Rogers VIP Program members divided by the number of basic cable subscribers, as at each period end.

(7)	The average revenue per subscriber, or ARPU, is calculated on a monthly basis. For any particular month, ARPU represents monthly revenue divided by the average number of subscribers during the month. ARPU, when used in connection with a particular type of subscriber, represents monthly revenue generated from these subscribers divided by the average number of these subscribers during the month. When used or reported for a period greater than one month, ARPU represents the monthly average of the ARPU calculations for the period. We believe ARPU helps indicate whether we have been successful in attracting and retaining higher value subscribers. ARPU as presented is based on core cable services revenue divided by the average number of subscribers to our basic cable service. As discussed in Note 8 below, changes with respect to the classification of revenues and expenses were made effective January 1, 2004, and as a result of the reclassifications, all periods have been restated.

(8)	As a result of retrospectively adopting new Canadian accounting standards on January 1, 2004, including Emerging Issues Committee Abstract 142, “Revenue Arrangements with Multiple Deliverables” and Canadian Institute of Chartered Accountants Handbook Section 1100, “Generally Accepted Accounting Principles”, regarding the timing of revenue recognition and the classification of certain items as revenue or expense, we have made the following changes to the recognition and the classification of certain revenue and expense items:

•	Installation fee revenue from both new connects and re-connects are now deferred and amortized over the estimated life of the subscriber which we have determined to be approximately four years based on churn, transfers of service and moves. Installation costs up to the amount of installation revenue earned from re- connects are also deferred and amortized over the estimated life of the subscriber. At September 30, 2004, the revenue deferred with respect to installations was $6.3 million and the related deferred re-connect costs were $4.1 million.

•	Gross proceeds from the sale of equipment are now classified as equipment revenue. Previously, these amounts were recorded as a reduction to sales expense.

•	Certain other recoveries from subscribers related to collections activities are now recorded in revenue rather than as a recovery of operating, general and administrative expenses.

      The effect of this adoption to our core cable ARPU is as follows:

						Nine Months
						Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

Core cable ARPU:
Prior to Adoption	$34	$36	$38	$40	$43	$42	$45
After Adoption	$35	$37	$39	$41	$44	$43	$46

(9)	Effective in the third quarter of 2004, we modified the reporting of Internet subscribers to include only those subscribers with service installed, operating and on billing and to exclude those subscribers who have subscribed to the service but installation of the service was still pending. Historically we had included both those subscribers that had the service installed and those with installations pending. Prior period results for Internet subscribers and net additions have been conformed to this current presentation. The change had the impact of reducing total Internet subscribers by 29,800, 21,700, 14,100, 10,900, and 12,700 subscribers for the years ended 1999, 2000, 2001, 2002 and 2003, respectively.

(10)	Internet penetration represents the number of Internet subscribers divided by the number of basic cable subscribers, as at each period end.

Summary Consolidated Financial Data

      Our summary consolidated financial data in the tables below for each of the five years ended December 31, 2003 have been derived from our audited consolidated financial statements. Our summary consolidated financial data in the tables below for each of the nine month periods ended September 30, 2003 and 2004 are derived from our unaudited interim consolidated financial statements for such periods which, in the opinion of management, include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial results for such periods. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year. The information in the following tables has been reclassified to reflect the retrospective application of new accounting policies, which resulted in the revised classification of certain items of revenue and expense, as described in Note 3 to the tables. Long-term debt has been reclassified to exclude the effect of our cross-currency interest rate exchange agreements, as described in Note 16 to the tables.

      All information contained in the following tables should be read in conjunction with our audited consolidated financial statements, our unaudited interim consolidated financial statements, the notes related to those financial statements and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands of dollars)
AMOUNTS UNDER CANADIAN GAAP(1)
Statement of Income Data(2)
Operating revenue
Core cable services(3)	$933,076	$990,857	$1,056,639	$1,113,889	$1,186,398	$878,448	$933,217
Internet services	46,165	111,476	166,528	242,635	322,290	236,239	278,172
Video stores operations	181,020	203,583	228,301	262,995	282,635	200,836	228,276
Inter-company eliminations	(3,237)	(4,244)	(4,869)	(4,965)	(3,201)	(2,493)	(2,374)

Total operating revenue(3)	1,157,024	1,301,672	1,446,599	1,614,554	1,788,122	1,313,030	1,437,291

Operating expenses
Cable services
Sales and marketing expenses(3)	39,484	48,092	60,440	82,983	89,237	61,626	94,381
Operating, general and administrative expenses(3)	541,073	610,955	664,460	731,594	779,663	580,035	617,132

Total cable services operating expenses	580,557	659,047	724,900	814,577	868,900	641,661	711,513

Video stores operations
Cost of video stores sales	81,766	92,781	99,962	121,335	129,938	91,711	105,926
Sales and marketing expenses	78,745	85,525	98,679	109,102	115,831	85,167	91,539
Operating, general and administrative expenses	7,988	10,781	11,122	11,025	13,180	10,233	13,064

Total video stores operating expenses	168,499	189,087	209,763	241,462	258,949	187,111	210,529
Management fees(4)	23,156	25,949	28,781	31,745	35,385	25,972	28,746
Inter-company eliminations	(3,237)	(4,244)	(4,869)	(4,965)	(3,201)	(2,493)	(2,374)

Total operating expenses	768,975	869,839	958,575	1,082,819	1,160,033	852,251	948,414

Operating profit(5)(6)
Cable services	398,684	443,286	498,267	541,947	639,788	473,026	499,876
Video stores operations	12,521	14,496	18,538	21,533	23,686	13,725	17,747
Management fees	(23,156)	(25,949)	(28,781)	(31,745)	(35,385)	(25,972)	(28,746)

Total operating profit	388,049	431,833	488,024	531,735	628,089	460,779	488,877
Workforce reduction(7)	—	—	—	5,850	—	—	—
Cable system integration and At Home termination(7)	—	10,612	60,436	—	—	—	—
Depreciation and amortization(8)(9)	273,721	343,082	433,829	484,224	482,050	363,448	348,366

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands of dollars)
Operating income (loss)	$114,328	$78,139	$(6,241)	$41,661	$146,039	$97,331	$140,511
Interest expense(10)(11)	292,993	192,025	174,626	213,332	240,670	180,612	181,863
Dividend income from affiliated company(12)	(35,543)	(39,380)	(32,228)	(5,447)	(4,488)	(4,488)	—
Foreign exchange loss (gain)	(25,284)	3,460	1,452	3,090	(49,302)	(34,843)	49,719
Change in fair value of derivative instruments	—	—	—	—	—	—	(37,119)
Other expense (income), net(13)	(37,327)	(30,099)	(8,700)	35,903	6,461	5,848	18,816

Loss before income taxes	(80,511)	(47,867)	(141,391)	(205,217)	(47,302)	(49,798)	(72,768)
Income tax expense (reduction)	(74,081)	(32,497)	5,314	(146,387)	7,541	5,820	4,288

Loss for the period	$(6,430)	$(15,370)	$(146,705)	$(58,830)	$(54,843)	$(55,618)	$(77,056)

Deficiency of earnings available to cover fixed charges(14)	$80,511	$47,867	$141,391	$205,217	$47,302	$49,798	$72,768
Pro forma deficiency of earnings available to cover fixed charges(14)					$92,566		$104,886

	As at December 31,					As at
						September 30,
	1999	2000	2001	2002	2003	2004

	(In thousands of dollars)
Balance Sheet Data
Property, plant and equipment, net	$1,685,090	$1,978,223	$2,373,625	$2,556,847	$2,595,761	$2,602,660
Goodwill(9)	753,563	739,777	926,445	926,445	926,445	926,445
Other intangible assets	2,600	2,080	1,560	1,040	520	130
Total assets	3,127,765	3,557,044	3,661,722	3,806,778	3,720,087	3,725,198
Senior debt(15)(16)	1,226,133	1,560,741	1,615,415	2,238,016	2,326,619	2,398,993
Inter-company subordinated debt(15)	550,000	—	485,600	204,500	—	—
Subordinated debt(15)(16)	180,413	187,525	199,075	179,561	146,914	143,674

Total debt(15)(16)	1,956,546	1,748,266	2,300,090	2,622,077	2,473,533	2,542,667

Shareholder’s equity	902,259	1,470,206	1,090,916	902,041	670,710	544,307

						Nine Months
						Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2004

	(In thousands of dollars except ratio information)
Financial Ratios and Other Data(5)
Total debt to operating profit(6)(15)(16)(17)	5.04	4.05	4.71	4.93	3.94	3.90
Senior debt to operating profit(6)(15)(16)(17)	3.16	3.61	3.31	4.21	3.70	3.68
Total operating profit to interest expense(6)(10)(18)	1.62	2.25	2.79	2.49	2.61	2.69
Additions to property, plant and equipment (excluding video rental purchases)	$412,606	$650,349	$749,747	$650,871	$509,562	$344,609

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands of dollars)
AMOUNTS UNDER U.S. GAAP(1)
Statement of Income Data(2)
Operating revenue(3)	$1,157,024	$1,301,672	$1,446,599	$1,614,554	$1,788,122	$1,313,030	$1,443,502

Operating expenses
Cable services
Sales and marketing expenses(3)	39,484	48,092	60,440	82,983	89,237	61,626	94,381
Operating, general and administrative expenses(3)	561,125	616,839	670,392	733,580	779,663	573,716	611,414

Total cable services operating expenses	600,609	664,931	730,832	816,563	868,900	635,342	705,795

Video stores operations
Cost of video stores sales	81,766	92,781	99,962	121,335	129,938	91,711	105,926
Sales and marketing expenses	78,745	85,525	98,679	109,102	115,831	85,167	91,539
Operating, general and administrative expenses	7,988	10,781	11,122	11,025	13,180	10,233	13,064

Total video stores operating expenses	168,499	189,087	209,763	241,462	258,949	187,111	210,529
Management fees(4)	23,156	25,949	28,781	31,745	35,385	25,972	28,746
Inter-company eliminations	(3,237)	(4,244)	(4,869)	(4,965)	(3,201)	(2,493)	(2,374)

Total operating expenses	789,027	875,723	964,507	1,084,805	1,160,033	845,932	942,696
Other(7)	—	10,612	60,436	5,850	—	51,902	(8,197)
Depreciation and amortization(9)	280,472	338,682	433,141	476,390	478,917	367,375	352,831

Operating income (loss)	87,525	76,655	(11,485)	47,509	149,172	47,821	156,172
Interest expense(11)	292,993	188,201	172,297	206,616	236,161	177,425	178,862
Other expense (income), net(13)	(98,154)	(106,293)	(77,646)	(8,108)	67,398	5,945	18,507

Loss before income taxes	(107,314)	(5,253)	(106,136)	(150,999)	(154,387)	(135,549)	(41,197)
Income tax expense (reduction)	(63,130)	(22,411)	(34,901)	(146,387)	7,196	5,101	4,663

Income (loss) before cumulative changes in accounting principles	(44,184)	17,158	(71,235)	(4,612)	(161,583)	(140,650)	(45,860)
Cumulative effect of change in accounting principles for derivative financial Instruments	—	—	(34,551)	—	—	—	—

Net income (loss) for the period	$(44,184)	$17,158	$(105,786)	$(4,612)	$(161,583)	$(140,650)	$(45,860)

Deficiency of earnings available to cover fixed charges(14)	$107,314	$9,077	$107,967	$156,266	$157,631	$137,830	$42,754
Pro forma deficiency of earnings available to cover fixed charges(14)					$202,895		$74,872

	As at December 31,					As at
						September 30,
	1999	2000	2001	2002	2003	2004

	(In thousands of dollars)
Balance sheet data (at period end)
Property, plant and equipment, net	$1,676,813	$2,016,995	$2,413,094	$2,599,481	$2,638,118	$2,643,553
Goodwill(9)	857,493	840,129	1,057,892	1,057,892	1,057,892	1,057,892
Other intangible assets	2,600	2,080	1,560	1,040	520	130
Total assets	3,198,297	3,676,516	3,812,712	4,012,171	3,889,732	3,892,726
Senior debt(15)(16)	1,226,133	1,560,741	1,615,415	2,238,016	2,326,619	2,398,993
Total debt(15)(16)	1,956,546	1,748,266	2,300,090	2,622,077	2,473,533	2,542,667
Shareholder’s equity	942,662	1,549,463	1,241,906	1,107,434	770,901	669,828

(1)	In certain respects, Canadian GAAP differs from U.S. GAAP. Accordingly, certain line items with respect to Statement of Income Data and Balance Sheet Data differ as a result of the application of U.S. GAAP. For a discussion of the principal differences between Canadian and U.S. GAAP, see Note 23 to our audited consolidated financial statements and Note 12 to our unaudited interim consolidated financial statements.

(2)	During 2000, we entered into an agreement with Shaw to exchange certain cable television and Internet assets effective November 1, 2000. We exchanged our cable television and Internet assets in British Columbia, with approximately 623,000 basic cable subscribers and approximately 105,000 Internet subscribers, for Shaw’s cable television and Internet assets in southern Ontario and New Brunswick, with approximately 601,000 basic cable subscribers and approximately 78,000 Internet subscribers. In February 2001, we acquired Cable Atlantic Inc., which has since been amalgamated into RCCI. As a result, RCCI now has cable television systems serving approximately 70,000 basic cable subscribers in Newfoundland and Labrador. In November 2001, we sold our U.S. cable system, comprising Rogers American Cablesystems, Inc. and its operating subsidiary Rogers Cablesystems of Alaska, Inc., which had approximately 7,400 basic cable subscribers.

(3)	As a result of retrospectively adopting new Canadian accounting standards on January 1, 2004, including Emerging Issues Committee Abstract 142, “Revenue Arrangements with Multiple Deliverables” and Canadian Institute of Chartered Accountants Handbook Section 1100, “Generally Accepted Accounting Principles”, regarding the timing of revenue recognition and the classification of certain items as revenue or expense, we have made the following changes to the recognition and the classification of certain revenue and expense items:

•	Installation fee revenue from both new connects and re-connects are now deferred and amortized over the estimated life of the subscriber which we have determined to be approximately four years based on churn, transfers of service and moves. Installation costs up to the amount of installation revenue earned from re- connects are also deferred and amortized over the estimated life of the subscriber. At September 30, 2004, the revenue deferred with respect to installations was $6.3 million and the related deferred re-connect costs were $4.1 million.

•	Gross proceeds from the sale of equipment are now classified as equipment revenue. Previously, these amounts were recorded as a reduction to sales expense.

•	Certain other recoveries from subscribers related to collections activities are now recorded in revenue rather than as a recovery of operating, general and administrative expenses.

      The effect of this adoption is as follows:

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands of dollars)
Operating revenue:
Prior to Adoption	$1,148,519	$1,291,161	$1,433,029	$1,596,401	$1,769,220	$1,298,573	$1,425,335
After Adoption	1,157,024	1,301,672	1,446,599	1,614,554	1,788,122	1,313,030	1,437,291
Sales and marketing expenses:
Prior to Adoption	118,229	133,617	159,119	193,645	206,843	147,866	188,411
After Adoption	118,229	133,617	159,119	192,085	205,068	146,793	185,920
Operating, general and administrative expenses:
Prior to Adoption	537,319	606,981	657,143	717,942	768,965	572,245	611,262
After Adoption	545,824	617,492	670,713	737,654	789,642	587,775	627,822

(4)	We have entered into a management services agreement with RCI under which RCI provides executive, administrative, financial, strategic planning, information technology and various additional services to us. Those services relate to, among other things, assistance with tax advice, Canadian regulatory matters, financial advice (including the preparation of business plans and financial projections and the evaluation of additions to property, plant and equipment proposals), treasury services, service on our board of directors and on committees of our boards of directors and advice and assistance on relationships with employee groups, internal audits, purchasing and legal services. In return for these services, we have agreed to pay RCI a fee equal to 2% of our consolidated gross revenue. We have also agreed to reimburse RCI for all out-of-pocket expenses incurred in respect of additional services not specifically covered by the management services agreement provided to us.

(5)	We define operating profit as net income before depreciation and amortization, interest expense, income taxes and non-operating items, which include dividend income and foreign exchange gains (losses), change in the fair value of derivative instruments, and other non-operating items included in other expense (income), which include loss on repayment of long-term debt, writedown of investments, gains on sales of subsidiaries and investments, and other income and the 2002 workforce reduction costs as well as the 2000 and 2001 cable system integration and At Home Corporation (At Home) termination costs. In the case of operating profit for each of the cable and video segments, we exclude management fees from the calculation. Operating profit is a standard measure used in the cable and communications industry to assist in understanding and comparing operating results and is often referred to by our competitors as earnings before interest, taxes, depreciation and amortization (EBITDA) or operating income before depreciation and amortization (OIBDA). We believe this is an important measure because it allows us to assess our ongoing businesses without the impact of depreciation or amortization expenses as well as non-operating and other factors. It is intended to indicate our ability to incur or service debt, invest in property, plant and equipment and allows us to compare our company to our competitors who have different capital or organizational structures. This measure is not a defined term under Canadian or U.S. GAAP. For a reconciliation of operating profit to net income, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(6)	We believe that operating profit as previously defined, together with the related total debt, senior debt and interest expense ratios, are measures that are commonly reported and widely used by analysts, investors and other interested parties in the cable industry. Accordingly, this information has been disclosed in this prospectus to permit a more complete comparative analysis of our operating performance and capitalization relative to other companies in our industry. These indicators should not be considered as a substitute or alternative for net income or cash flow in accordance with Canadian or U.S. GAAP.

(7)	During the years ended December 31, 2000 and 2001, we recorded cable system integration costs of $10,612,000 and $16,462,000, respectively, pertaining to the integration of the Ontario and New Brunswick cable television and Internet assets acquired effective November 1, 2000 in the exchange of cable television and Internet assets with Shaw. The cable system integration costs recorded in 2001 also include integration costs related to the Newfoundland and Labrador cable systems acquired in the Cable Atlantic acquisition completed in February 2001. During the year ended December 31, 2001, we incurred incremental operating expenses of $43,974,000 pertaining to the termination of our relationship with At Home and the transition of our Internet subscribers to our own regional network. During the year ended December 31, 2002, we reduced our workforce by 187 employees primarily in the technical service, network operations and engineering departments of our cable services segment, incurring $5,850,000 in costs primarily related to severance and other employee termination benefits. For additional details, see Notes 13 and 14 to our audited consolidated financial statements.

(8)	Effective January 1, 2002, the accounting standards relating to foreign currency were amended to eliminate the requirement under Canadian GAAP to defer and amortize unrealized translation gains and losses on long-term foreign currency denominated monetary items, including long-term debt denominated in U.S. dollars. Further, the adoption of this amendment required retroactive restatement of prior periods. As a result, upon adoption of this amendment effective January 1, 2002, the loss for the years ended December 31, 1999, 2000 and 2001 was decreased by $98,959,000, $4,327,000 and $11,611,000, respectively.

(9)	Effective January 1, 2002, we adopted new accounting standards under Canadian and U.S. GAAP relating to goodwill which is no longer amortized. For a more complete discussion see Note 2(f) to our audited consolidated financial statements.

(10)	Consolidated interest expense for each of the five years ended December 31, 2003 and the nine month periods ended September 30, 2003 and 2004 is comprised as follows:

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands of dollars)
Interest expense on inter-company deeply subordinated debt	$53,558	$—	$—	$—	$—	$—	$—
Interest expense on inter-company subordinated debt	55,895	33,901	12,036	4,687	2,867	2,858	21
Third party interest expense	183,540	158,124	162,590	208,645	237,803	177,754	181,842

Consolidated interest expense	$292,993	$192,025	$174,626	$213,332	$240,670	$180,612	$181,863

(11)	During 1999, we issued an additional $23,558,000 of inter-company deeply subordinated debt owing to RCI in consideration for the payment of accrued interest owing on account of inter-company deeply subordinated debt. Also during 1999, the aggregate outstanding $733,261,000 of inter-company deeply subordinated debt owing to RCI was converted into Class B Common Shares that we issued to RCI. For a more complete discussion, see the section entitled “Description of Other Indebtedness — Inter-Company Debt”.

(12)	Dividend income from affiliated company refers to dividends earned on investments in the preferred shares of an affiliated company and are offset by a corresponding amount of interest expense and dividends paid to an affiliated company. The investments in these preferred shares relate to back-to-back preferred share transactions that have the effect of transferring tax losses to our subsidiaries. For more information, see Note 6 to our audited consolidated financial statements.

(13)	Other expense (income) under Canadian and U.S. GAAP in the years ended December 31, 1999, 2002 and 2003 and the nine months ended September 30, 2003 and 2004, includes losses incurred on the repayment of long-term debt, and the writedown of investments in the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2004.

(14)	For the purposes of calculating the deficiency of earnings available to cover fixed charges, (i) earnings or deficiencies consist of loss before income taxes plus fixed charges during the period and (ii) fixed charges consist of interest expense (before deducting capitalized interest) on all debt, amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). After giving effect to the issuance of the old notes and the application of the net proceeds of the issuance of the old notes as described under “Use of Proceeds”, we would have had a pro forma deficiency of earnings available to cover fixed charges under Canadian and U.S. GAAP as indicated for the year ended December 31, 2003 and for the nine months ended September 30, 2004. The pro forma deficiency of earnings available to cover fixed charges under Canadian GAAP as indicated for the year ended December 31, 2003 and for the nine months ended September 30, 2004 and under U.S. GAAP for the year ended December 31, 2003 and for the nine months ended September 30, 2004 includes an estimate by us of the applicable foreign exchange rate.

(15)	Senior debt includes secured long-term debt and operating bank loans but does not include subordinated debt, inter-company subordinated debt or inter-company deeply subordinated debt. Total debt includes the senior debt described above together with inter-company subordinated debt and subordinated debt but does not include inter-company deeply subordinated debt. Inter-company deeply subordinated debt (all of which was owed to RCI) has been excluded from total debt because, under the terms of our various credit facilities, all payments on such debt are restricted payments treated in the same manner as dividends on our common shares. For a more complete discussion, see the section entitled “Description of Other Indebtedness — Inter-Company Debt”.

The following table sets forth, for the periods indicated, a reconciliation of long-term debt to total and senior debt:

Reconciliation of Long-Term Debt to Total and Senior Debt

	As at December 31,					As at
						September 30,
	1999	2000	2001	2002	2003	2004

	(In thousands of dollars)
Long-term debt (16)	$1,406,546	$1,748,266	$1,814,490	$2,417,577	$2,473,533	$2,542,667
Inter-company subordinated debt as discussed below)	550,000	—	485,600	204,500	—	—

Total debt(16)	1,956,546	1,748,266	2,300,090	2,622,077	2,473,533	2,542,667
Inter-company subordinated debt	(550,000)	—	(485,600)	(204,500)	—	—
Subordinated debt	(180,413)	(187,525)	(199,075)	(179,561)	(146,914)	(143,674)

Senior debt(16)	$1,226,133	$1,560,741	$1,615,415	$2,238,016	$2,326,619	$2,398,993

In 1999, we issued net $890,358,000 of additional inter-company subordinated debt to RCI and amended $100,000,000 of inter-company subordinated debt owing to RCI into $100,000,000 of inter-company deeply subordinated debt owing to RCI. We then converted $603,358,000 of outstanding inter-company subordinated debt owing to RCI into Class B Common Shares which were issued by us to RCI. As a result of all of the above, a total of $550,000,000 of inter-company subordinated debt owing to RCI was outstanding at December 31, 1999. During 2000, we issued net $82,100,000 of additional inter-company subordinated debt owing to RCI and converted the total outstanding $632,100,000 of inter-company subordinated debt owing to RCI into Class B Common Shares issued by us to RCI. During 2001, we issued net $485,600,000 of additional inter-company subordinated debt owing to RCI, all of which was repaid in 2002. We subsequently issued net $204,500,000 of additional inter-company subordinated debt owing to RCI in 2002. During the year ended December 31, 2003, we made a net repayment to RCI of $204,500,000 of inter-company subordinated debt, so that the ending balance at December 31, 2003 was nil. For a more complete discussion, see the section entitled “Description of Other Indebtedness — Inter-Company Debt” and Note 11 to our audited consolidated financial statements.

(16)	As a result of our adoption of new Canadian GAAP for hedge accounting, effective January 1, 2004, we no longer treat the impact of our cross-currency interest rate exchange agreements (swaps) as a component of long-term debt. For comparison purposes, all prior periods have been reclassified. Accordingly, our total debt and senior debt at each period end under Canadian and U.S. GAAP are presented at the balance sheet rate of exchange and do not include the effect of our swaps.

(17)	For the nine months ended September 30, 2004, calculated on an adjusted basis to give effect to the $660,000,000 we distributed to RCI as a return of capital, the issuance of the old notes and the application of net proceeds from the issuance of the old notes as described under “Use of Proceeds”, the as adjusted ratio of total debt to operating profit would have been 4.92 and the as adjusted ratio of senior debt to operating profit would have been 4.70. For purposes of calculating the financial ratios as at September 30, 2004, operating profit and interest expense have been annualized for the nine months ended September 30, 2004.

(18)	For purposes of this ratio, interest expense excludes interest expense on inter-company deeply subordinated debt.

RISK FACTORS

      You should carefully consider the following factors and the other information in this prospectus before tendering your old notes in the exchange offer.

Risks Related to Our Business

We may fail to achieve expected revenue growth from new and advanced cable products and services.

      We expect that a substantial portion of our future growth will be achieved from new and advanced cable, Internet, voice-over-cable telephony and other IP products and services. Accordingly, we have invested significant capital resources in the development of a technologically advanced cable network in order to support a wide variety of advanced cable products and services and have invested significant resources in the development of new services to be provided over the network. However, consumers may not provide sufficient demand for the enhanced cable products and services that are offered. In addition, any initiatives to increase prices for our services may result in increased churn of our subscribers and a reduction in the total number of subscribers. Alternatively, we may fail to anticipate demand for certain products and services, or may not be able to offer or market these new products and services successfully to subscribers. Our failure to retain existing subscribers while increasing pricing or attract subscribers to new products and services, or failure to keep pace with changing consumer preferences for cable products and services, could slow revenue growth and have a material adverse effect on our business and financial condition. In addition, our discounted bundled product and service offerings may fail to reduce churn and may have an adverse impact on our financial results.

We plan to invest substantial resources in connection with voice-over-cable telephony services, and we may not recover all or any of our investment.

      In connection with our offering of voice-over-cable telephony services, we anticipate that we will initially invest approximately $200 million by the end of 2005, with approximately $100 million to $120 million of the investment occurring in 2004. Once this initial platform is deployed, the additional variable additions to property, plant and equipment (PP&E) associated with adding each voice-over-cable telephony service subscriber, which includes uninterruptible back-up powering at the home, is expected to be in the range of $300 to $340 per subscriber addition. We do not expect to generate significant revenue from this investment during the next few years. We also cannot predict whether our voice-over-cable-telephony services, that will be based on PacketCable technology, will be accepted by our customers or whether our voice-over-cable telephony services will be competitive, from a quality and price perspective, with other telephony services that will be available to our customers. In addition, in deciding to invest in voice-over-cable telephony services at this time, we have assumed that Incumbent Local Exchange Carriers (ILECs) will continue to be regulated for voice services and that safeguards will be put in place to restrict their ability to offer these services in a bundle with competitive services. We also have assumed that no material access obligations or other new restrictions will be placed on us. If these assumptions prove to be incorrect we may not offer voice-over-cable telephony services as contemplated. As a result of these uncertainties, we may not recover any or all of our investment in voice-over-cable telephony services, which could have a material adverse effect on our business and financial condition.

Another subsidiary of RCI may offer telephony services to our customers, which could reduce or limit our return on investment.

      We are currently refining our business strategies with respect to voice-over-cable telephony services. Together with RCI, we are considering offering voice-over-cable telephony services through Rogers Telecom Inc., (Rogers Telecom), which is another wholly-owned RCI subsidiary. In the event that voice-over-cable telephony services are offered through Rogers Telecom, we would likely incur most or all of the additions to PP&E associated with developing a voice-over-cable telephony network. If Rogers Telecom offers telephony services over our network, we might receive a lower return on our investment than if we were to offer the service directly, without a commensurate reduction in our investment risk. As a result, if

Rogers Telecom offers voice-over-cable telephony services utilizing our network, our return on investment, with respect to telephony services, may be materially adversely affected.

We face substantial competition.

      Technological, regulatory and public policy trends have resulted in a more competitive environment for cable television service providers, Internet Service Providers (ISPs) and video sales and rental services in Canada. We face competition from entities utilizing other communications technologies and may face competition from other technologies being developed or to be developed in the future. The ability to attract and retain customers is also highly dependent on the quality and reliability of service provided, as well as execution of business processes in relation to services provided by competitors. Competitors of cable include direct-to-home, or DTH, satellite providers, and other distributors of multi-channel television signals to homes for a fee, including “grey market” satellite service providers, which are U.S. direct broadcast satellite, or DBS, providers whose signals are not sold but can be acquired in Canada, terrestrially-based video service providers, microwave multi-point distribution system, or MMDS, operators, satellite master antennae television systems, or SMATVs, and over-air television broadcasters. Other competitors of the cable television business are providers of “black market”, pirate systems to Canadian customers that enable customers to take, without paying a fee, programming services from U.S. and Canadian satellite providers by defeating the conditional access technology of the systems preventing unauthorized access. Competitors of the Internet business include other ISPs offering competing residential and commercial Internet access services. Competitors of the DVD, videocassette and video game sales and rental business include other video rental and retail outlets, as well as alternative entertainment media, such as theatres, sporting events, PPV services and broadcasting services, as well as competition from VOD and SVOD services introduced by cable television providers and online-based subscription rental services. Any of these factors could reduce our market share or decrease our revenue.

Competition in multiple dwelling unit buildings could lead to subscriber losses.

      The Broadcasting Distribution Regulations (Canada) do not allow us or our competitors to obtain exclusive contracts in buildings where it is technically feasible to install two or more systems. Approximately one-third of our basic cable subscribers are located in multiple dwelling unit buildings (MDUs). These regulations and related policies could lead to competitive subscriber losses or pricing pressure in MDUs serviced by us, which could result in a reduction in our revenue.

Forecasting property, plant and equipment expenditures may become more difficult, which may increase the volatility of our operating results.

      An increasing component of our additions to PP&E will be to support a series of more advanced services. These services include our Internet, digital television, PVR, HDTV, VOD, SVOD, voice-over-cable telephony and other enhanced services that require advanced subscriber equipment. A substantial component of the PP&E required to support these services will be demand driven. For example, increasing per-subscriber bandwidth usage may lead to increased network costs. As a result, forecasting our additions to PP&E levels will likely become less precise, which may increase the volatility of our operating results from period to period.

Increasing programming costs could adversely affect our results of operations.

      Our single most significant purchasing commitment is the total annual cost of acquiring programming. Programming costs have increased significantly in recent years, particularly in connection with the recent growth in subscriptions to digital specialty channels. As we continue to upgrade our cable selections, increasing programming costs within the industry could adversely affect our operating results if we are unable to pass such programming costs to our subscribers.

Failure by programming suppliers to continue their operations may reduce our revenue.

      There have been a significant number of new digital specialty channels and services that have become available in Canada since the latter portion of 2001. We believe that subscriber selection of these digital specialty service channels, whether individually, in pre-set theme packs or in customer-designed channel packages, will provide a consistent and growing stream of new revenue. In addition, the ability to attract subscribers to digital cable service is enhanced by the expanded variety of programming choices that are currently available, including a growing amount of HDTV and on-demand programming. If a number of programmers that supply digital specialty channels face financial or operational difficulty sufficient to cause them to cease their operations, and the number of digital specialty channels decreases significantly, it may have a significant negative impact on our financial results and financial position.

If we are unable to develop or acquire advanced encryption technology to prevent unauthorized access to cable programming, we could experience a decline in revenues.

      We utilize encryption technology to protect our cable signals from unauthorized access and to control programming access based on subscription packages. There can be no assurance that we will be able to effectively prevent unauthorized decoding of signals in the future. If we are unable to control cable access with our encryption technology, our subscription levels for digital programming including VOD and SVOD, as well as Rogers Video rentals, may decline, which could result in a decline in our revenues.

We are required to provide access to our cable systems to third party Internet providers, which may result in increased competition.

      We are required by the Canadian Radio-television and Telecommunications Commission (CRTC) to provide access to our cable systems to third party ISPs at mandated wholesale rates. The CRTC has approved cost-based rates for third party Internet access service and certain of those rates are currently under review by the CRTC. As a result of the requirement that we provide access to third party ISPs, we may experience increased competition for Internet retail subscribers. In addition, these third party providers would utilize network capacity that we could otherwise use for our own retail subscribers. A third party ISP has connected to our network on a wholesale basis and is providing competing Internet services at retail. The increased competition and reduced network capacity could result in a reduction of our revenue.

Failure to obtain access to support structures and municipal rights of way could increase our costs and adversely affect our business.

      We require access to support structures and municipal rights of way in order to deploy facilities. Where access to municipal rights of way cannot be secured, we apply to the CRTC to obtain a right of access under the Telecommunications Act (Canada). However, the Supreme Court of Canada ruled in 2003 that the CRTC does not have the jurisdiction to establish the terms and conditions of access to the poles of hydroelectric companies. As a result of this decision, the Canadian Cable Telecommunications Association filed an application with the Ontario Energy Board (OEB) asking it to set a pole rate for all hydroelectric distributors in Ontario. The OEB accepted jurisdiction over this matter and held a hearing in Fall 2004. We expect a decision from the OEB in 2005. In New Brunswick, where there is currently no similar regulatory authority, we have received notifications from electric distributors that they will be seeking a rate increase for the poles that they own. As a result, the costs of obtaining access to support structures of hydroelectric companies in each of our cable service areas could be substantially increased and could adversely affect our operating results.

We are highly dependent upon our information technology systems and the inability to enhance our systems or a security breach or disaster could have an adverse impact on our financial results and operations.

      The day-to-day operation of our business is highly dependent on our information technology systems. An inability to enhance our information technology systems to accommodate additional customer growth and to support new products and services could have an adverse impact on our ability to acquire new subscribers, manage subscriber churn, produce accurate and timely subscriber bills, generate revenue growth and manage operating expenses, all of which could adversely impact our financial results and position.

      In addition, we use industry standard network and information technology security, survivability and disaster recovery practices. Approximately 1,500 of our employees and critical elements of our network infrastructure and information technology systems are located at either of two sites: our corporate offices in Toronto and our Toronto operations facility. In the event that we cannot access either of these facilities, as a result of a natural or manmade disaster or otherwise, our operations may be significantly affected and may result in a condition that is beyond the scope of our ability to recover without significant service interruption and commensurate revenue and customer loss.

We may be required to pay higher royalty rates to copyright collectives, which could adversely affect our financial position.

      The Copyright Board of Canada (Copyright Board) is expected to issue a decision in 2006 on the royalty rates for the retransmission of television and radio services for the 2004-2008 period. As a result of this decision, the royalties we owe to copyright collectives could increase. A rate increase for 2004-2008, if we are unable to pass the increased rates to our customers, could have a material adverse effect on our operating results.

We may experience adverse effects due to exchange rate and interest rate fluctuations.

      Nearly all our business is transacted in Canadian dollars. Accordingly, we are exposed to foreign exchange rate risk on our U.S. dollar denominated debt, including the old US$ Notes and the US$ Notes offered for exchange in this prospectus and some of our other existing indebtedness. The exchange rate between Canadian dollars and U.S. dollars, although historically less volatile than those of certain other foreign currencies, has varied significantly over the last five years. See the section entitled “Exchange Rate Data”. Certain of our borrowings, primarily under our bank credit facility, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness could increase significantly even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness, including the Notes, would decrease. Foreign exchange and interest rate fluctuations may materially adversely affect our financial performance or results of operations. For a more complete discussion on the impact of exchange rate and interest rate fluctuations on our financial performance or results of operations, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Interest Rate and Foreign Exchange Management”.

Our business is subject to various governmental regulations.

      Our operations are subject to governmental regulations relating to, among other things, licencing, competition, programming and foreign ownership. A significant percentage of our business activities are regulated by the CRTC under the Telecommunications Act (Canada), the Radiocommunication Act (Canada) and the Broadcasting Act (Canada), and accordingly our results of operations are affected by changes in regulations and decisions by the CRTC. Such regulation relates to, among other things, licencing, competition, the specific cable television programming services that we must distribute, as well as percentages of foreign ownership and control of cable television licences. In addition, our CRTC licences must be renewed from time to time and cannot be transferred without regulatory approval. Our cable television systems are also required to obtain certain authorizations and to meet certain technical standards established by the Canadian Federal Department of Industry Canada (Industry Canada), pursuant to its authority under the Telecommunications Act (Canada) and the Radiocommunication Act (Canada). Changes in regulation by Industry Canada or any other regulatory body could adversely affect our business and results of operations. In addition, the costs of providing our Internet services may be increased from time to time as a result of compliance with industry or legislative initiatives to address

Internet-based issues such as copyright infringement, unsolicited commercial e-mail and cyber-crime. For a more complete discussion of the regulatory environment affecting our business, see the section entitled “Business — Governmental Regulation”.

We are controlled by RCI, which may lead to a conflict of interest.

      We are a wholly-owned subsidiary of RCI as a result of its direct ownership of all of our capital stock. Accordingly, RCI can, subject to applicable law:

•	elect all of our directors;

•	cause individuals who are employees of or control RCI to be appointed as officers and directors of our company; and

•	otherwise control the outcome of virtually all matters required to be submitted to our shareholders.

      RCI, as our sole shareholder, and the directors, officers and employees of RCI and its other subsidiaries who are our directors and officers, are in positions involving the possibility of conflicts of interest with respect to various transactions concerning us. There can be no assurance that any such conflict will be resolved in our favour. In addition, actions taken by RCI and the financial condition of RCI, both matters over which we have no control, may affect us and the market for the Notes.

Risks Related to Our Substantial Indebtedness

We have substantial debt and interest payment requirements that may restrict our future operations and impair our ability to meet our obligations under the Notes.

      As of September 30, 2004, the amount of our senior secured indebtedness was $2,399.0 million, and total outstanding long-term debt was $2,542.7 million. After giving effect to the recent $660.0 million distribution to RCI, the issuance of the old notes and the application of the net proceeds of the issuance of the old notes as described under the section entitled “Use of Proceeds”, the amount of our senior secured indebtedness would have been $3,065.6 million, and total outstanding long-term debt would have been $3,209.3 million. See the sections entitled “Capitalization” and “Description of Other Indebtedness” for a description of our indebtedness. Our substantial debt may have important consequences to you. For instance, it could:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the Notes;

•	require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, including the Notes, which will reduce funds available for other business purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to some of our competitors that have less financial leverage; and

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

      Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow and future financings may not be available to provide sufficient net proceeds to meet these obligations or to successfully execute our business strategies.

Restrictions in our bank credit facility and our other debt instruments may limit our activities.

      Our bank credit facility and the terms of our other outstanding indebtedness impose restrictions on our operations and activities, including restrictions on our ability to:

•	incur additional debt;

•	create liens;

•	pay dividends or make other restricted payments;

•	make asset sales;

•	enter into transactions with affiliates;

•	make investments; and

•	merge or consolidate with any other person.

      These restrictions on our operating flexibility may limit our ability to execute our business strategy. Some of these restrictions will not apply when our outstanding indebtedness has investment grade ratings from at least two of the following three rating agencies: Standard & Poor’s, Moody’s and Fitch IBCA.

      We are also required to meet specified financial ratios under the terms of our bank credit facility. Our ability to comply with these financial covenants will be dependent on our future performance, which will be subject to prevailing economic conditions and other factors, including factors beyond our control such as foreign exchange rates, interest rates, changes in technology and changes in the level of competition. A failure to comply with any of these restrictions or covenants when they apply may result in an event of default under a particular debt instrument, which could permit acceleration of the debt under that instrument and in some cases the acceleration of debt under other instruments that contain cross acceleration provisions. In an event of default, or in the event of a cross-acceleration, we may not have sufficient funds available to make the required payments under our indebtedness.

We may be unable to purchase the Notes upon a change in control.

      If we experience a change in control and a particular series of the Notes experiences a credit rating decline, as each is defined in the relevant indenture governing that series of Notes, we will be required to offer to purchase the Notes of such series in cash at a price equal to 101% of the principal amount of such series of Notes plus accrued interest to the date of purchase. See the section entitled “Description of Notes — Change in Control”. A change in control and a credit rating decline under the terms of a particular series of the Notes is likely to correspond with a change in control and a credit rating decline under the terms of our existing senior secured notes, which would require us to make a similar offer to purchase with respect to those notes. In addition, a change in control will constitute an event of default under our bank credit facility. In the event of a change in control and a credit rating decline relating to our indebtedness, we may not have sufficient funds to purchase all of the affected Notes and all of our existing senior secured second priority notes, and to repay the amounts outstanding under our bank credit facility.

Risks Related to the Notes

There is no assurance of adequate collateral for the Notes and the collateral may be released in the future if a number of conditions are met.

      Each series of Notes are initially secured by a trust bond issued under a deed of trust and pledged to the trustee under the indenture governing that series of Notes. We have in the past issued other bonds under the deed of trust to secure our other senior secured indebtedness. In addition, we may, in the future, issue additional trust bonds to secure additional senior secured debt. All bonds issued under the deed of trust, including the trust bonds issued to secure the Notes, are ratably secured by a security interest in substantially all of our assets and the assets of RCCI and will be secured by the assets of any other future restricted subsidiaries. This security interest is subject to various permitted prior liens and to certain exceptions for excluded assets, such as the shares and assets of unrestricted subsidiaries. In the case of an event of default that ultimately results in a series of the Notes becoming due and payable prior to their maturity, there can be no assurance that adequate collateral will exist under the deed of trust to ensure such payment in full, especially if there is a concurrent event of default with respect to our other senior secured indebtedness. In addition, following our recent corporate reorganization, RCCI became a co-obligor with respect to certain of our existing indebtedness, but RCCI is not a co-obligor with respect to the Notes. As a result, if RCCI has any assets that are not pledged under the deed of trust, holders of the Notes would not have a direct claim to any such unpledged assets if an event of default occurs. Almost all of RCCI’s assets currently are pledged under the deed of trust. RCCI may, however, have unpledged assets in the future. See the section entitled “Description of Collateral for Notes”.

      If there is no other indebtedness secured by bonds issued under the deed of trust, RCCI has assumed, as co-obligor, or guaranteed on a senior unsecured basis, our obligations under the Notes and our Notes have investment grade ratings from at least two of the following three rating agencies, Standard & Poor’s, Moody’s and Fitch IBCA, we may, at our option, permanently release the collateral for the Notes and the Notes will be senior unsecured obligations and will rank equally with all our other existing and future senior unsecured debt.

The nature of the collateral for the Notes may limit the amount that can be realized by secured debt holders in the event of a default.

      The value of a substantial portion of our assets is derived from the employment of the assets in a cable television and services business. In addition, these assets are highly specialized and, taken individually, can be expected to have limited marketability. In the event of a realization of the collateral securing the trust bonds and other bonds issued under the deed of trust, creditors would likely seek to sell our business as a going concern in order to maximize the proceeds realized. Our value as a going concern, however, will depend on a number of factors, including the ability to obtain the prior approval of the CRTC for the sale of our cable systems. It is uncertain whether we or our creditors would be able to obtain regulatory approval for the transfer of our cable systems. The CRTC restrictions on foreign ownership of cable television licences may also have the effect of limiting the number of potential purchasers of our business.

      The effect of these regulatory restrictions may be a delay in realization under the deed of trust and, by effectively limiting the number of potential purchasers of our business, to reduce the price obtained in the event of a realization. As a result, these restrictions may materially reduce the recovery by our secured creditors, including the holders of the Notes.

There is no public market for the Notes.

      The Notes will be new securities for which there currently is no market. Although the initial purchasers of the old notes have informed us that they currently intend to make a market in the old notes and, if issued in connection with this exchange offer, the Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the old notes and, if issued in connection with this exchange offer, the Notes. We do not intend to apply for listing of the old notes or, if issued in connection with this exchange offer, the Notes.

If you do not exchange your old notes, they may be difficult to resell.

      It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, absent registration under or exemption from the Securities Act, your transfer of old notes will continue to be restricted by the resale limitations of Rule 144 and applicable state securities laws. We do not intend to register the old notes under the Securities Act.

      Unless you are an affiliate of us within the meaning of Rule 405 under the Securities Act, you may offer for resale, resell or otherwise transfer new Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you acquired the new Notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the new Notes to be acquired in the exchange offer. If you tender your old notes for the purpose of participating in a distribution of the new Notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

      To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

You may face foreign exchange risk by investing in the Notes.

      One series of the Notes will be denominated and payable in Canadian dollars and the other series will be denominated and payable in U.S. dollars. An investment in the Notes will entail foreign exchange-related risks due to, among other factors, possible significant changes in the value of the Canadian dollar relative to the U.S. dollar because of economic, political and other factors over which we have no control. Depreciation of the Canadian dollar against the U.S. dollar could cause a decrease in the effective yield of the Canadian dollar denominated notes below their stated coupon rates and could result in a loss to you on a U.S. dollar basis. Depreciation of the U.S. dollar against the Canadian dollar could cause a decrease in the effective yield of the U.S. dollar denominated notes below their stated coupon rates and could result in a loss to you on a Canadian dollar basis.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      The exchange offer will give holders of old notes the opportunity to exchange the old notes, which were issued on November 30, 2004, for new Notes that have been registered under the Securities Act. The terms of the Notes will be identical in all material respects to the terms of the old notes, except that the Notes will have been registered under the Securities Act and will be issued free from any covenant requiring registration, including terms providing for an increase in the interest rate on the old notes upon a failure to file or have declared effective an exchange offer registration statement or to consummate the exchange offer by certain dates.

      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

Resale of Notes

      We believe that new Notes issued in connection with the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any holder of new Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of section 10 of the Securities Act if:

•	the holder is not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	the new Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in a distribution of the new Notes.

      Any holder who exchanges old notes in the exchange offer with the intention of participating in any manner in a distribution of the new Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resale transactions.

      This prospectus may be used for an offer to resell, resale or other retransfer of new Notes. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new Notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new Notes. Please read the section entitled “Plan of Distribution” for more details regarding the transfer of new Notes.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the old notes and completion of the exchange offer is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. We will issue Cdn$1,000 principal amount of new Cdn$ 7.25% Senior (Secured) Second Priority Notes in exchange for each Cdn$1,000 principal amount of old Cdn$ 7.25% Senior (Secured) Second Priority Notes surrendered under the exchange offer and we will issue US$1,000 principal amount of new US$ 6.75% Senior (Secured) Second Priority Notes in exchange for each US$1,000 principal amount of old US$ 6.75% Senior (Secured) Second Priority Notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000. The new Notes will be delivered on the earliest practicable date following the exchange date.

      The form and terms of the new Notes will be identical to the form and terms of the old notes except that the new Notes will have been registered under the Securities Act and will be issued free from any covenant requiring registration, including terms providing for an increase in the interest rate on the old notes upon a failure to file or have declared effective an exchange offer registration statement or to consummate the exchange offer by certain dates, and the new Notes will not bear legends restricting their transfer.

      The new Notes will evidence the same debt as the old notes. The new Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, the old notes and the new Notes will be treated as a single series of debt securities under the indenture. For a description of the indenture, see the section entitled “Description of Notes”.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

      As of the date of this prospectus, Cdn$175.0 million aggregate principal amount of the old CDN$ 7.25% Senior (Secured) Second Priority Notes and US$280.0 million aggregate principal amount of the old US$ 6.75% Senior (Secured) Second Priority Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the old notes and the new Notes.

      We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of old notes who surrender them in the exchange offer for the purposes of receiving the new Notes from us and delivering the new Notes to their holders. The exchange agent will make the exchange promptly on the date of acceptance for exchange of the old notes. This exchange date will be the first business day following the expiration date unless it is extended as described in this prospectus. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the subsection entitled “— Conditions”.

      Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the subsection entitled “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

Expiration of the Exchange Offer; Extensions; Amendments

      The exchange offer will expire at 5:00 p.m., New York City time, on                               . The exchange offer can be extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

      In order to extend the exchange offer, we will notify the exchange agent orally, confirmed in writing, or in writing of any extension. We will notify the registered holders of old notes by public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions

      Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes, and we may terminate or amend the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which would reasonably be expected to impair our ability to proceed with the exchange offer;

•	there has been adopted or enacted any law, statute, rule or regulation which would reasonably be expected to impair our ability to proceed with the exchange offer;

•	there has been declared by U.S. federal, New York state or Canadian federal authorities a banking moratorium which would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	trading generally in the U.S. or Canadian over-the-counter market has been suspended by order of the SEC, any securities commission or securities regulatory authority in Canada or any other governmental authority and such suspension would reasonably be expected to impair our ability to proceed with the exchange offer.

      We will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations described under the subsections entitled “— Purpose and Effect of the Exchange Offer”, “— Procedures for Tendering” and “Plan of Distribution”; and

•	any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new Notes under the Securities Act.

      We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to their holders. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

      We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement, we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment by means of a prospectus supplement.

      These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

      We will not accept for exchange any old notes tendered, and will not issue new Notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures governing the old notes and the new Notes under the Trust Indenture Act of 1939.

Procedures for Tendering

      Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	transmit an agent’s message to the exchange agent at the address set forth under the caption “— Exchange Agent”

      In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal;

•	the exchange agent must receive, before expiration of the exchange offer, a properly transmitted agent’s message and a timely confirmation of book-entry transfer of old notes into the exchange agent’s account at the Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) as applicable according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

      The term “agent’s message” means a message, transmitted by DTC, Euroclear or Clearstream, Luxembourg, as applicable, to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC, Euroclear or Clearstream, Luxembourg, as applicable, has received an express acknowledgement that the tendering holder has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against that holder. In this prospectus, the term “book-entry confirmation” means a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, Euroclear or Clearstream, Luxembourg, as applicable.

      The old Cdn$ 7.25% senior (secured) second priority notes due 2011 may not be tendered through DTC’s facilities.

      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the subsection entitled “— Exchange Agent” before expiration of the exchange offer. To receive confirmation of a valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the subsection entitled “— Exchange Agent”.

      The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the old notes held by the holder, that tendering holder should fill in the applicable box of the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

      The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

      Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in the owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

      If the letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, Euroclear or Clearstream, Luxembourg, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

      A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution. Rule 17Ad-15 under the Exchange Act describes eligible guarantor institutions as banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible guarantor institution if the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

      If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

      If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

      Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In all cases, we will issue new Notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation that old notes have been transferred into the exchange agent’s account at DTC, Euroclear or Clearstream, Luxembourg, as applicable; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

      Holders should receive a copy of the letter of transmittal with this prospectus. A holder may obtain additional copies of the letter of transmittal from the exchange agent’s offices listed under the subsection entitled “— Exchange Agent”. By signing the letter of transmittal, each tendering holder of old notes will represent to us that, among other things:

•	any new Notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the new Notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the new Notes;

•	if the holder is a broker-dealer that will receive new Notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those new Notes (see the section entitled “Plan of Distribution”); and

•	the holder is not an “affiliate” as defined in Rule 405 of the Securities Act, of us or if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the US$ 6.75% senior (secured) second priority notes due 2015 at DTC, and accounts with respect to the Cdn$ 7.25% senior (secured) second priority notes due 2011 at Euroclear or Clearstream, Luxembourg, for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s, Euroclear’s or Clearstream, Luxembourg’s systems, as applicable, must make book-entry delivery of old US$ 6.75% senior (secured) second priority notes due 2015 by causing DTC to transfer such old notes into the exchange agent’s account at DTC in respect of such series of notes in accordance with DTC’s procedures for transfer, and must make book-entry delivery of old Cdn$ 7.25% senior (secured) second priority notes due 2011 by causing Euroclear or Clearstream, Luxembourg to transfer such old notes into the exchange agent’s account at Euroclear or Clearstream, Luxembourg in accordance with Euroclear’s or Clearstream, Luxembourg’s procedures, as applicable. Such participant should transmit its acceptance to DTC, Euroclear or Clearstream, Luxembourg, as applicable, on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC, Euroclear or Clearstream, Luxembourg, as applicable, will verify such acceptance, execute a book-entry transfer of the tendered old notes into the applicable account of the exchange agent at DTC, Euroclear or Clearstream, Luxembourg, as applicable, and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC, Euroclear or Clearstream, Luxembourg, as applicable, has received an express acknowledgement from such participant that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the letter of transmittal against such participant. Holders of old notes who are unable to deliver confirmation of the book-entry transfer of their old notes into the exchange agent’s account at DTC, EuroClear or Clearstream, Luxembourg, as applicable, or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable book-entry transfer procedures before expiration of the exchange offer may tender if:

•	the tender is made through an eligible guarantor institution;

•	before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder and the registered number(s) and the principal amount of old notes tendered;

•	stating that the tender is being made by guaranteed delivery; and

•	guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tender Offers

      Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.

      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which may be by facsimile transmission or letter, at one of the addresses set forth below under the subsection entitled “— Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC, Euroclear or Clearstream, Luxembourg, as applicable.

      Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn; and

•	where certificates for old notes have been transmitted, specify the name in which the old notes were registered, if different from that of the withdrawing holder.

      If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

      If old notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream, Luxembourg, as applicable, to be credited with the withdrawn old notes and otherwise comply with the applicable DTC, EuroClear or Clearstream, Luxembourg procedures.

      We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, Euroclear or Clearstream, Luxembourg, as applicable, according to the procedures described above, those old notes will be credited to an account maintained with DTC, Euroclear or Clearstream, Luxembourg, as applicable, for old notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under the subsection entitled “— Procedures for Tendering” above at any time on or before expiration of the exchange offer.

      A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the subsection entitled “— Exchange Agent”.

Exchange Agent

      JPMorgan Chase Bank, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:

JPMorgan Chase Bank

ITS Bond Events
2001 Bryan Street, 9th Floor
Dallas, TX 75201
Attention: Frank Ivins

By Facsimile Transmission:

(214) 468-6494

Attention: Frank Ivins

For Information or Confirmation by Telephone:

(212) 468-6464

      Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by facsimile, telephone or in person by our officers and regular employees and those of our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

      We will pay the expenses to be incurred in connection with the exchange offer, including the following:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees; and

•	printing and mailing costs.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	new Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

      If satisfactory evidence of payment is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

      We will record the new Notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount, as reflected in our accounting records as of the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Others

      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire old notes in open-market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the Notes in the exchange offer. In consideration for offering the Notes as contemplated by this prospectus, we will receive the old notes in like principal amount. The old notes surrendered in exchange for the new Notes will not result in any increase in our indebtedness or capital stock.

      We estimate that our net proceeds from the issuance of the old notes were approximately Cdn$502.6 million after deduction of expenses and commissions based on the noon exchange rate as reported by the Federal Reserve Bank of New York on November 19, 2004 of US$1.00 = Cdn$1.1928. We used all of these net proceeds to partially repay outstanding advances under our bank credit facility. On November 9, 2004, we borrowed $650.0 million under our bank credit facility which, together with $10.0 million cash on hand, was distributed to RCI as a return of capital.

CAPITALIZATION

      The following table sets forth our consolidated capitalization at September 30, 2004 on an actual basis and on an adjusted basis to give effect to the $660.0 million distributed to RCI as a return of capital on November 9, 2004, the issuance of the old notes and the application of the net proceeds from the issuance of the old notes, as described under the section entitled “Use of Proceeds”. This table should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2003 and our unaudited interim consolidated financial statements for the nine months ended September 30, 2004, in each case, together with the notes thereto.

	September 30, 2004(1)

	Actual	Adjustments	As Adjusted

	(In thousands of dollars)
Bank advances arising from outstanding cheques	$16,876	$—	$16,876

Long-term debt
Senior debt
Bank Credit Facility(2)	$—	$660,000
		(522,255)	$137,745
Notes issued on November 30, 2004:
Old 7.25% Senior (Secured) Notes due 2011	—	175,000	175,000
Old 6.75% Senior (Secured) Notes due 2015	—	353,892	353,892
Senior Secured Notes due 2005	368,469	—	368,469
Senior (Secured) Notes due 2007	450,000	—	450,000
Senior (Secured) Notes due 2012	442,365	—	442,365
Senior (Secured) Notes due 2013	442,365	—	442,365
Senior (Secured) Notes due 2014	442,365	—	442,365
Senior (Secured) Debentures due 2032	252,780	—	252,780
Obligations under capital lease	649	—	649

Total long-term senior debt(3)	2,398,993	666,637	3,065,630
Subordinated debt
Subordinated Guaranteed Debentures due 2015	143,674	—	143,674

Total long-term debt(3)	2,542,667	666,637	3,209,304

Shareholder’s equity
Issued(4)
100,000,000 Class A Common Shares	229,014	—	229,014
118,166,003 Class B Common Shares	2,168,808	(660,000)	1,508,808
306,904 Fourth Preferred Shares	1	—	1
151,800 Seventh Preferred Shares	162,643	—	162,643

Total capital stock	2,560,466	(660,000)	1,900,466
Contributed surplus	17,579	—	17,579
Deficit	(2,033,738)	—	(2,033,738)

Total shareholder’s equity (deficiency)	544,307	(660,000)	(115,693)

Total capitalization	$3,086,974	$6,637	$3,093,611

(1)	For the purposes of the capitalization table, all U.S. dollar amounts have been translated into Canadian dollars based on the noon rate of exchange as reported by the Bank of Canada on September 30, 2004 of US$1.00 = Cdn$1.2639, including the principal amounts and the net proceeds from the issuance of the old notes. As adjusted based on this September 30, 2004 exchange rate, the net proceeds from the issuance of the old notes would have been approximately Cdn$522.3 million after deduction of expenses and commissions. Based on the noon exchange rate as reported by the Federal Reserve Bank of New York on November 19, 2004 of US$1.00 = Cdn$1.1928, we estimate that our net proceeds from the issuance of the old notes were approximately Cdn$502.6 million after deduction of expenses and commissions. See the section entitled “Use of Proceeds”.

(2)	Our bank credit facility provides for total commitments of up to $1,075 million on a secured basis, subject to compliance with, among other things, certain financial covenants. At September 30, 2004, on an adjusted basis under our most restrictive financial covenants, we could have incurred $864.8 million of additional debt, all of which could have been borrowed under our bank credit facility, including $400.0 million available under tranche B of our bank credit facility for the repayment of debt maturing in 2005. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”. See Note 10 to our audited consolidated financial statements and the section entitled “Description of Other Indebtedness” for a description of our long-term debt.

(3)	Total long-term senior debt and total long-term debt amounts noted above include $369.1 million current portion of long-term debt, comprised of our senior secured notes due 2005 and obligations under capital lease.

(4)	The preferred shares are non-voting and are redeemable at a price of $1,000 per share. The Fourth Preferred Shares bear non-cumulative dividends at the rate of 9.65% per annum. The Seventh Preferred Shares, which rank subordinate to the Fourth Preferred Shares and in priority to the common shares, bear non-cumulative dividends at the rate of 9.8% per annum. The Class A and Class B Common Shares are each entitled to two votes per share, rank subordinate to all preferred shares and rank equally with each other. The Class B Common Shares include provisions which specifically qualify them as “excluded securities” for the purposes of some of the restrictive covenants contained in our bank credit facility and the indentures governing our existing senior secured second priority securities and our existing senior subordinated guaranteed debentures. For additional information regarding our share capital, see Note 12 to our audited consolidated financial statements.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following data should be read in conjunction with our consolidated financial statements, the notes related to those financial statements and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The selected data for and as of the end of each of the five years ended December 31, 2003 are derived from our audited consolidated financial statements which have been audited by KPMG LLP, Chartered Accountants, whose report on the audited consolidated financial statements for the years ended December 31, 2001, 2002 and 2003 is included in this prospectus. The selected data for and as of the end of each of the nine month periods ended September 30, 2003 and 2004 are derived from our unaudited interim consolidated financial statements for such periods which, in the opinion of management, include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial results for such periods. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year. The information in the following tables has been reclassified to reflect the retrospective application of new accounting policies, which resulted in the revised classification of certain items of revenue and expense, as described in Note 3 to the tables. Long-term debt has been reclassified to exclude the effect of our cross-currency interest rate exchange agreements, as described in Note 14 to the tables.

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands of dollars except per share amounts)
AMOUNTS UNDER CANADIAN GAAP(1)
Statement of Income Data(2)
Operating revenue
Core cable services(3)	$933,076	$990,857	$1,056,639	$1,113,889	$1,186,398	$878,448	$933,217
Internet services	46,165	111,476	166,528	242,635	322,290	236,239	278,172
Video stores operations	181,020	203,583	228,301	262,995	282,635	200,836	228,276
Inter-company eliminations	(3,237)	(4,244)	(4,869)	(4,965)	(3,201)	(2,493)	(2,374)

Total operating revenue(3)	1,157,024	1,301,672	1,446,599	1,614,554	1,788,122	1,313,030	1,437,291

Operating expenses
Cable services
Sales and marketing expenses(3)	39,484	48,092	60,440	82,983	89,237	61,626	94,381
Operating, general and administrative expenses(3)	541,073	610,955	664,460	731,594	779,663	580,035	617,132

Total cable services operating expenses	580,557	659,047	724,900	814,577	868,900	641,661	711,513

Video stores operations
Cost of video stores sales	81,766	92,781	99,962	121,335	129,938	91,711	105,926
Sales and marketing expenses	78,745	85,525	98,679	109,102	115,831	85,167	91,539
Operating, general and administrative expenses	7,988	10,781	11,122	11,025	13,180	10,233	13,064

Total video stores operating expenses	168,499	189,087	209,763	241,462	258,949	187,111	210,529
Management fees(4)	23,156	25,949	28,781	31,745	35,385	25,972	28,746
Inter-company eliminations	(3,237)	(4,244)	(4,869)	(4,965)	(3,201)	(2,493)	(2,374)

Total operating expenses	768,975	869,839	958,575	1,082,819	1,160,033	852,251	948,414

Workforce reduction(5)	—	—	—	5,850	—	—	—
Cable system integration and At Home termination(5)	—	10,612	60,436	—	—	—	—
Depreciation and amortization(6)(7)	273,721	343,082	433,829	484,224	482,050	363,448	348,366

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands of dollars except per share amounts)
Operating income (loss)	$114,328	$78,139	$(6,241)	$41,661	$146,039	$97,331	$140,511
Interest expense(8)(9)	292,993	192,025	174,626	213,332	240,670	180,612	181,863
Dividend income from affiliated company(10)	(35,543)	(39,380)	(32,228)	(5,447)	(4,488)	(4,488)	—
Foreign exchange loss (gain)	(25,284)	3,460	1,452	3,090	(49,302)	(34,843)	49,719
Change in fair value of derivative instruments	—	—	—	—	—	—	(37,119)
Other expense (income), net(11)	(37,327)	(30,099)	(8,700)	35,903	6,461	5,848	18,816

Loss before income taxes	(80,511)	(47,867)	(141,391)	(205,217)	(47,302)	(49,798)	(72,768)
Income tax expense (reduction)	(74,081)	(32,497)	5,314	(146,387)	7,541	5,820	4,288

Loss for the period	$(6,430)	$(15,370)	$(146,705)	$(58,830)	$(54,843)	(55,618)	(77,056)

Basic and diluted loss per share	(0.35)	(0.28)	(0.82)	(0.29)	(0.27)	(0.28)	(0.35)
Deficiency of earnings available to cover fixed charges(12)	$80,511	$47,867	$141,391	$205,217	$47,302	$49,798	$72,768
Pro forma deficiency of earnings available to cover fixed charges(12)					$92,566		$104,886

	As at December 31,					As at
						September 30,
	1999	2000	2001	2002	2003	2004

	(In thousands of dollars)
Balance Sheet Data
Property, plant and equipment, net	$1,685,090	$1,978,223	$2,373,625	$2,556,847	$2,595,761	$2,602,660
Goodwill(7)	753,563	739,777	926,445	926,445	926,445	926,445
Other intangible assets	2,600	2,080	1,560	1,040	520	130
Senior debt(13)(14)	1,226,133	1,560,741	1,615,415	2,238,016	2,326,619	2,398,993

Total debt(13)(14)	1,956,546	1,748,266	2,300,090	2,622,077	2,473,533	2,542,667

Shareholder’s equity	902,259	1,470,206	1,090,916	902,041	670,710	544,307
Additions to property, plant and equipment (excluding video rental purchases)	412,606	650,349	749,747	650,871	509,562	344,609

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands of dollars except per share amounts)
AMOUNTS UNDER U.S. GAAP(1)
Statement of Income Data(2)
Operating revenue(3)	$1,157,024	$1,301,672	$1,446,599	$1,614,554	$1,788,122	$1,313,030	$1,443,502

Operating income (loss)	$87,525	$76,655	$(11,485)	$47,509	$149,172	$47,821	$156,172
Interest expense(9)	292,993	188,201	172,297	206,616	236,161	177,425	178,862
Other expense (income), net(11)	(98,154)	(106,293)	(77,646)	(8,108)	67,398	5,945	18,507

Loss before income taxes and cumulative change in accounting principles	(107,314)	(5,253)	(106,136)	(150,999)	(154,387)	(135,549)	(41,197)
Income tax expense (reduction)	(63,130)	(22,411)	(34,901)	(146,387)	7,196	5,101	4,663

Income (loss) before cumulative changes in accounting principles	(44,184)	17,158	(71,235)	(4,612)	(161,583)	(140,650)	(45,860)
Cumulative effect of change in accounting principles for derivative financial instruments	—	—	(34,551)	—	—	—	—

Net income (loss) for the period	$(44,184)	$17,158	$(105,786)	$(4,612)	$(161,583)	$(140,650)	$(45,860)

Basic and diluted loss per share	$(0.67)	$(0.11)	$(0.63)	$(0.05)	$(0.76)	$(0.67)	$(0.21)
Deficiency of earnings available to cover fixed charges(12)	$107,314	$9,077	$107,967	$156,266	$157,631	$137,830	$42,754
Pro forma deficiency of earnings available to cover fixed charges(12)					$202,895		$74,872

	As at December 31,					As at
						September 30,
	1999	2000	2001	2002	2003	2004

	(In thousands of dollars)
Balance sheet data
Property, plant and equipment, net	$1,676,813	$2,016,995	$2,413,094	$2,599,481	$2,638,118	$2,643,553
Goodwill(7)	857,493	840,129	1,057,892	1,057,892	1,057,892	1,057,892
Other intangible assets	2,600	2,080	1,560	1,040	520	130
Total assets	3,198,297	3,676,516	3,812,712	4,012,171	3,889,732	3,892,726
Senior debt(13)(14)	1,226,133	1,560,741	1,615,415	2,238,016	2,326,619	2,398,993
Total debt(13)(14)	1,956,546	1,748,266	2,300,090	2,622,077	2,473,533	2,542,667
Shareholder’s equity	942,662	1,549,463	1,241,906	1,107,434	770,901	669,828

(1)	In certain respects, Canadian GAAP differs from U.S. GAAP. Accordingly, certain line items with respect to Statement of Income Data and Balance Sheet Data differ as a result of the application of U.S. GAAP. For a discussion of the principal differences between Canadian and U.S. GAAP, see Note 23 to our audited consolidated financial statements and Note 12 to our unaudited interim consolidated financial statements.

(2)	During 2000, we entered into an agreement with Shaw to exchange certain cable television and Internet assets effective November 1, 2000. We exchanged our cable television and Internet assets in British Columbia, with approximately 623,000 basic cable subscribers and approximately 105,000 Internet subscribers, for Shaw’s cable television and Internet assets in southern Ontario and New Brunswick, with approximately 601,000 basic cable subscribers and approximately 78,000 Internet subscribers. In February 2001, we acquired Cable Atlantic Inc., which has since been amalgamated into RCCI. As a result, RCCI now has cable television systems serving approximately 70,000 basic cable subscribers in Newfoundland and Labrador. In November 2001, we sold our U.S. cable systems, comprising Rogers American Cablesystems, Inc. and its operating subsidiary Rogers Cablesystems of Alaska, Inc., which had approximately 7,400 basic cable subscribers.

(3)	As a result of retrospectively adopting new Canadian accounting standards on January 1, 2004, including Emerging Issues Committee Abstract 142, “Revenue Arrangements with Multiple Deliverables” and Canadian Institute of Chartered Accountants Handbook Section 1100, “Generally Accepted Accounting Principles”, regarding the timing of revenue recognition and the classification of certain items as revenue or expense, we have made the following changes to the recognition and the classification of certain revenue and expense items:

•	Installation fee revenue from both new connects and re-connects are now deferred and amortized over the estimated life of the subscriber which we have determined to be approximately four years based on churn, transfers of service and moves. Installation costs up to the amount of installation revenue earned from re-connects are also deferred and amortized over the estimated life of the subscriber. At September 30, 2004, the revenue deferred with respect to installations was $6.3 million and the related deferred re-connect costs were $4.1 million.

•	Gross proceeds from the sale of equipment are now classified as equipment revenue. Previously, these amounts were recorded as a reduction to sales expense.

•	Certain other recoveries from subscribers related to collections activities are now recorded in revenue rather than as a recovery of operating, general and administrative expenses.

      The effect of this adoption is as follows:

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands of dollars except for per subscriber amounts)
Operating revenue:
Prior to adoption	$1,148,519	$1,291,161	$1,433,029	$1,596,401	$1,769,220	$1,298,573	$1,425,335
After adoption	1,157,024	1,301,672	1,446,599	1,614,554	1,788,122	1,313,030	1,437,291
Sales and marketing expenses:
Prior to adoption	118,229	133,617	159,119	193,645	206,843	147,866	188,411
After adoption	118,229	133,617	159,119	192,085	205,068	146,793	185,920
Operating, general and administrative expenses:
Prior to adoption	537,319	606,981	657,143	717,942	768,965	572,245	611,262
After adoption	545,824	617,492	670,713	737,654	789,642	587,775	627,822
Core cable ARPU:
Prior to adoption	34	36	38	40	43	42	45
After adoption	35	37	39	41	44	43	46

(4)	We have entered into a management services agreement with RCI under which RCI provides executive, administrative, financial, strategic planning, information technology and various additional services to us. Those services relate to, among other things, assistance with tax advice, Canadian regulatory matters, financial advice (including the preparation of business plans and financial projections and the evaluation of additions to PP&E proposals), treasury services, service on our board of directors and on committees of our boards of directors and advice and assistance on relationships with employee groups, internal audits, purchasing and legal services. In return for these services, we have agreed to pay RCI a fee equal to 2% of our consolidated gross revenue. We have also agreed to reimburse RCI for all out-of-pocket expenses incurred in respect of additional services not specifically covered by the management services agreement provided to us.

(5)	During the years ended December 31, 2000 and 2001, we recorded cable system integration costs of $10,612,000 and $16,462,000, respectively, pertaining to the integration of the Ontario and New Brunswick cable television and Internet assets acquired effective November 2000 in the exchange of cable television and Internet assets with Shaw. The cable system integration costs recorded in 2001 also include integration costs related to the Newfoundland and Labrador cable systems acquired in the Cable Atlantic acquisition completed in February 2001. During the year ended December 31,

2001, we incurred incremental operating expenses of $43,974,000 pertaining to the termination of our relationship with At Home and the transition of our Internet subscribers to our own regional network. During the year ended December 31, 2002, we reduced our workforce by 187 employees primarily in the technical service, network operations and engineering departments of our cable services segment, incurring $5,850,000 in costs primarily related to severance and other employee termination benefits. For additional details, see Notes 13 and 14 to our audited consolidated financial statements.

(6)	Effective January 1, 2002, the accounting standards relating to foreign currency were amended to eliminate the requirement under Canadian GAAP to defer and amortize unrealized translation gains and losses on long-term foreign currency denominated monetary items, including long-term debt denominated in U.S. dollars. Further, the adoption of this amendment required retroactive restatement of prior periods. As a result, upon adoption of this amendment effective January 1, 2002, the loss for the years ended December 31, 1999, 2000 and 2001 was decreased by $98,959,000, $4,327,000 and $11,611,000, respectively.

(7)	Effective January 1, 2002, we adopted new accounting standards under Canadian and U.S. GAAP relating to goodwill which is no longer amortized. For a more complete discussion see Note 2(f) to our audited consolidated financial statements.

(8)	Consolidated interest expense for each of the five years ended December 31, 2003 and the nine month periods ending September 30, 2003 and 2004 is comprised as follows:

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands of dollars)
Interest expense on inter-company deeply subordinated debt	$53,558	$—	$—	$—	$—	$—	$—
Interest expense on inter-company subordinated debt	55,895	33,901	12,036	4,687	2,867	2,858	21
Third party interest expense	183,540	158,124	162,590	208,645	237,803	177,754	181,842

Consolidated interest expense	$292,993	$192,025	$174,626	$213,332	$240,670	$180,612	$181,863

(9)	During 1999, we issued an additional $23,558,000 of inter-company deeply subordinated debt owing to RCI in consideration for the payment of accrued interest owing on account of inter-company deeply subordinated debt. Also during 1999, the aggregate outstanding $733,261,000 of inter-company deeply subordinated debt owing to RCI was converted into Class B Common Shares that we issued to RCI. For a more complete discussion, see the section entitled “Description of Other Indebtedness — Inter-Company Debt”.

(10)	Dividend income from affiliated company refers to dividends earned on investments in the preferred shares of an affiliated company and are offset by a corresponding amount of interest expense and/or dividends paid to an affiliated company. The investments in these preferred shares relate to back to back preferred share transactions that have the effect of transferring tax losses to our subsidiaries. For more information, see Note 6 to our audited consolidated financial statements.

(11)	Other expense (income) under Canadian and U.S. GAAP in the years ended December 31, 1999, 2002 and 2003 and the nine months ended September 30, 2003 and 2004 includes losses incurred on the early repayment of long-term debt, and the writedown of investments in the years ended December 31, 2001 and 2002 and the nine months ended September 30, 2004.

(12)	For the purposes of calculating the deficiency of earnings available to cover fixed charges, (i) earnings or deficiencies consist of loss before income taxes plus fixed charges during the period and (ii) fixed charges consist of interest expense (before deducting capitalized interest) on all debt, amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). After giving effect to the issuance of the old notes and the application of the net proceeds of the issuance of the old notes as described under “Use of Proceeds”, we would have had a pro forma deficiency of earnings available to cover fixed charges under Canadian and U.S. GAAP as indicated for the year ended December 31, 2003 and for the nine months ended September 30, 2004. The pro forma deficiency of earnings available to cover fixed charges under Canadian GAAP as indicated for the year ended December 31, 2003 and for the nine months ended September 30, 2004 and under U.S. GAAP for the year ended December 31, 2003 and for the nine months ended September 30, 2004 includes an estimate by us of the applicable foreign exchange rate.

(13)	Senior debt includes secured long-term debt and operating bank loans but does not include subordinated debt, inter-company subordinated debt or inter-company deeply subordinated debt. Total debt includes the senior debt described above together with inter-company subordinated debt and subordinated debt but does not include inter-company deeply subordinated debt. Inter-company deeply subordinated debt (all of which was owed to RCI) has been excluded from total debt because, under the terms of our various credit facilities, all payments on such debt are restricted payments treated in the same manner as dividends on our common shares. For a more complete discussion, see the section entitled “Description of Other Indebtedness — Inter-Company Debt”.

The following table sets forth, for the periods indicated, a reconciliation of long-term debt to total and senior debt:

            Reconciliation of Long-Term Debt to Total and Senior Debt

	December 31,
						September 30,
	1999	2000	2001	2002	2003	2004

	(In thousands of dollars)
Long-term debt(14)	$1,406,546	$1,748,266	$1,814,490	$2,417,577	$2,473,533	$2,542,667
Inter-company subordinated debt as discussed below	550,000	—	485,600	204,500	—	—

Total debt(14)	1,956,546	1,748,266	2,300,090	2,622,077	2,473,533	2,542,667
Inter-company subordinated debt	(550,000)	—	(485,600)	(204,500)	—	—
Subordinated debt	(180,413)	(187,525)	(199,075)	(179,561)	(146,914)	(143,674)

Senior debt(14)	$1,226,133	$1,560,741	$1,615,415	$2,238,016	$2,326,619	$2,398,993

In 1999, we issued an additional net $890,358,000 of additional inter-company subordinated debt to RCI and amended $100,000,000 of inter-company subordinated debt owing to RCI into $100,000,000 of inter-company deeply subordinated debt owing to RCI. We then converted $603,358,000 of outstanding inter-company subordinated debt owing to RCI into Class B Common Shares which were issued by us to RCI. As a result of all of the above, a total of $550,000,000 of inter-company subordinated debt owing to RCI was outstanding at December 31, 1999. During 2000, we issued net $82,100,000 of additional inter-company subordinated debt owing to RCI and converted the total outstanding $632,100,000 of inter-company subordinated debt owing to RCI into Class B Common Shares issued by us to RCI. During 2001, we issued net $485,600,000 of additional inter-company subordinated debt owing to RCI, all of which was repaid in 2002. We subsequently issued net $204,500,000 of additional inter-company subordinated debt owing to RCI in 2002. During the year ended December 31, 2003, we made a net repayment to RCI of $204,500,000 of inter-company subordinated debt, so that the ending balance at December 31, 2003 was nil. For a more complete discussion, see the section entitled “Description of Other Indebtedness — Inter-Company Debt” and Note 11 to our audited consolidated financial statements.

(14)	As a result of our adoption of new Canadian GAAP for hedge accounting, effective January 1, 2004, we no longer treat the impact of our cross-currency interest rate exchange agreements (swaps) as a component of long-term debt. For comparison purposes, all prior periods have been reclassified. Accordingly, our total debt and senior debt at each period end under Canadian and U.S. GAAP are presented at the balance sheet rate of exchange and do not include the effect of our swaps.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      This discussion should be read in conjunction with the audited consolidated financial statements and our unaudited interim consolidated financial statements, and the notes thereto. The financial information presented herein has been prepared on the basis of Canadian GAAP. Please refer to Note 23 to the audited consolidated financial statements and Note 12 to the unaudited interim consolidated financial statements for a summary of differences between Canadian and U.S. GAAP. This discussion, the audited consolidated financial statements and the notes thereto have been reclassified to reflect the retrospective application of Canadian Institute of Chartered Accountants Handbook Section 1100, “Generally Accepted Accounting Principles” and Emerging Issues Committee Abstract 142, “Revenue Arrangements with Multiple Deliverables”. The retrospective adoption of these pronouncements resulted in our presentation of a classified balance sheet and the reclassification of the change in non-cash working capital items related to PP&E from operating activities to additions to PP&E under investing activities. For a more complete discussion, see the section entitled “New Accounting Standards — GAAP Hierarchy”. The retrospective adoption of these pronouncements also resulted in the reclassification of certain revenue and expense items, which are detailed in the section entitled “New Accounting Standards — Revenue Recognition”. Long-term debt in this discussion and the unaudited interim consolidated financial statements included herein have been reclassified to exclude the effect of our cross-currency interest rate exchange agreements.

      Throughout this discussion, percentage changes are calculated using numbers rounded to the decimal to which they appear. Unless otherwise specified, all numbers included in this discussion are as at September 30, 2004. All dollar amounts are in Canadian dollars unless otherwise indicated.

Overview

Company

      We are Canada’s largest cable television company, serving approximately 2.25 million basic subscribers at September 30, 2004, representing approximately 29% of basic cable subscribers in Canada. At September 30, 2004, we provided digital cable services to approximately 627,000 households and Internet service to approximately 879,500 subscribers.

      We have highly-clustered and technologically advanced broadband networks in Ontario, New Brunswick and Newfoundland and Labrador. Our Ontario cable systems, which comprise approximately 90% of our approximately 2.25 million basic cable subscribers, are concentrated in and around three principal clusters: (i) the Greater Toronto Area, Canada’s largest metropolitan centre; (ii) Ottawa, the capital city of Canada, and (iii) the Guelph to London corridor in southern Ontario. Our New Brunswick and Newfoundland and Labrador cable systems in Atlantic Canada comprise the balance of our subscribers.

Products and Services

      Through our technologically advanced broadband networks, we offer a diverse range of services including analog and digital cable and residential and commercial Internet services.

      At September 30, 2004, more than 93% of our cable network has been upgraded to transmit 750 MHz of bandwidth and approximately 85% of our cable network has been upgraded to transmit 860 MHz of bandwidth. 96% of our cable network is capable of transmitting 550 MHz of bandwidth or greater. With 99% of our network having digital cable available, we have a highly-competitive offer which includes HDTV, VOD, SVOD, PVR and time-shifted programming, PPV movies and events as well as a significant line-up of digital, multicultural and sports programming.

      Our Internet services are available to over 96% of homes passed by our network. We offer up to four distinct tiers of Internet services under the Rogers Yahoo! brand, differentiated largely by modem settings. We also offer a wide range of data and Internet products to business customers.

      Recently, we have begun to offer multi-product bundles at discounted rates to existing and new customers. These bundles allow customers to choose from among a range of cable, Internet and Rogers Wireless products and services, subject to minimum purchase and term commitments.

      We also offer DVD, videocassette and video game sales and rentals through Rogers Video, Canada’s second largest chain of video stores. There were 288 Rogers Video stores at September 30, 2004. Many of these stores provide customers with the additional ability to purchase cable and wireless products and services, pay their cable television, Internet or Rogers Wireless bills and to pick up or return Rogers digital cable and Internet equipment.

Distribution Network

      In addition to the Rogers Video stores, as described above, we market our services through an extensive network of retail locations across our network footprint, including the Rogers Wireless independent dealer network, Rogers Wireless stores and kiosks, and major retail chains such as RadioShack Canada Inc., Future Shop Ltd. and Best Buy Canada Ltd. We also offer products and services and customer service on our e-business Web site, www.rogers.com.

Cable Networks

      Our cable networks in Ontario and New Brunswick, with few exceptions, are interconnected to regional head-ends, where analog and digital channel line-ups are assembled for distribution to customers and Internet traffic is aggregated and routed to and from customers, by inter-city fibre-optic rings. The fibre-optic interconnections allow our multiple Ontario and New Brunswick cable systems to function as a single cable network. Our remaining subscribers in Newfoundland and Labrador and New Brunswick are served by local head-ends. Our two regional head-ends in Toronto, Ontario and Moncton, New Brunswick provide the source for most television signals used in the cable systems.

      Our technology architecture is based on a three-tiered structure of primary hubs, optical nodes and co-axial distribution. The primary hubs, located in each region that we serve, are connected together by inter-city fibre-optic systems carrying television, Internet, network control and monitoring and administrative traffic. The fibre-optic systems are generally constructed as rings that allow signals to flow in and out of each primary hub through two paths, providing protection from a fibre cut or other disruption. These high-capacity fibre-optic networks deliver high performance and reliability and have substantial reserves for future growth in the form of dark fibre and unused optical wavelengths. Our primary hubs serve from 4,000 to 248,000 subscribers, with two of our primary hubs each serving over 200,000 subscribers.

      Optical fibre joins the primary hub to the optical nodes in the cable distribution plant. Final distribution to subscriber homes from optical nodes uses co-axial cable with two-way amplifiers to support on-demand television and Internet service. Co-axial cable capacity has been increased repeatedly by introducing more advanced amplifier technologies. We believe co-axial cable is the most cost-effective and widely deployed means of carrying two-way television and Internet services to residential subscribers.

      Groups of an average of 640 homes are served from each optical node in a cable architecture commonly referred to as fibre-to-the-feeder (FTTF). The FTTF plant provides bandwidth up to 750 MHz or 860 MHz, which includes 37 MHz of bandwidth used for “upstream” transmission from the subscribers’ premises to the primary hub. We believe the upstream bandwidth is sufficient to support multiple cable modem systems and data traffic from interactive digital set-top terminals for at least the near term future. When necessary, additional upstream capacity can be provided by reducing the number of homes served by each optical node. Fibre cable has been placed to permit a reduction of the average node size from 640 to 300 homes by installing additional optical transceiver modules and optical transmitters and return receivers in the head-ends and primary hubs.

      At September 30, 2004, more than 93% of our cable network has been upgraded to transmit 750 MHz of bandwidth and approximately 85% of our cable network has been upgraded to transmit 860 MHz of bandwidth. 96% of our cable network is capable of transmitting 550 MHz of bandwidth or greater. 99% of our network is digital cable available. Some smaller communities and rural areas continue to use more traditional two-way cable architectures with 2,000 subscribers per node and 600 MHz bandwidth. Overall, 96% of our total cable plant was two-way addressable at September 30, 2004 and 99% of the homes passed in our service areas had digital cable available.

      We believe that the 750/860 MHz FTTF architecture provides us with sufficient bandwidth for foreseeable growth in television, data and future services, a high quality picture, advanced two-way capability and increased reliability. In addition, our clustered network of cable systems served by regional head-ends facilitates our ability to rapidly introduce new services to subscribers with a lower capital cost.

Voice-Over-Cable Telephony Initiative

      We plan to deploy an advanced broadband IP multimedia network to support primary line voice-over-cable telephony and other new services across our cable service areas. The completion of the network and launch of these services, scheduled to occur no earlier than mid-2005, is dependent upon a regulatory environment supportive of competition, successful technical trials and suitable market conditions. This investment plan includes the capital costs required to deploy a scalable primary line quality digital voice-over-cable telephony service utilizing PacketCable and DOCSIS standards, including the costs associated with switching, transport, IP network redundancy, multi-hour network and customer premises powering, network status monitoring, customer premises equipment, information technologies and systems integration. We anticipate that we will initially invest approximately $200 million by the end of 2005, with approximately $100 to $120 million of the investment occurring in 2004. Once this initial platform is deployed, additional variable additions to PP&E associated with adding each voice-over-cable telephony service customer, which includes uninterruptible back-up powering at the home, are expected to be in the range of $300 to $340 per subscriber addition.

Our Strategy

      We seek to maximize our revenue, operating income, and return on invested capital by leveraging our technologically advanced cable network to meet the information, entertainment and communications needs of our subscribers, from basic cable television to advanced two-way cable services including digital cable, Internet access, PPV, VOD, SVOD, PVR and HDTV. The key elements of our strategy are as follows:

•	clustering of cable systems in and around metropolitan areas;

•	offering a wide selection of products and services;

•	maintaining technologically advanced cable networks;

•	continuing to focus on increased quality and reliability of service;

•	leveraging our relationships within the Rogers group of companies, which includes Rogers Wireless and Rogers Media, to provide bundled product and service offerings at attractive prices, in addition to implementing cross-selling and joint sales distribution initiatives as well as cost-reduction initiatives through infrastructure sharing;

•	continuing to develop brand awareness and to promote the “Rogers” brand as a symbol of quality, innovation and value and of a diversified Canadian media and communications company; and

•	deploying advanced IP capabilities to provide high quality digital primary line voice-over-cable telephony service.

Key Performance Indicators

      We measure the success of our strategies using a number of key performance indicators, which are outlined below. With the exception of revenue, the following key performance indicators are not measurements in accordance with Canadian or U.S. GAAP and should not be considered as an alternative to net income or any other measure of performance under Canadian or U.S. GAAP.

Revenue

      We derive the majority of our revenue from recurring monthly and transactional charges for fees in connection with cable and Internet services, as well as other transactional rentals and/or sales of PPV and VOD services, DVDs, videocassettes, video games and other products.

Subscriber Counts

      We determine the number of subscribers of our services based on active subscribers. A cable subscriber is represented by a dwelling unit. In the case of multiple units in one dwelling, such as an apartment building, each tenant with cable service, whether invoiced individually or having services included in his or her rent, is counted as one subscriber. Commercial or institutional units, such as hospitals or hotels, are considered to be one subscriber. When subscribers are deactivated either voluntarily or involuntarily for non-payment, they are considered to be deactivations in the period the services are discontinued.

      Effective in the third quarter of 2004, we modified the reporting of Internet subscribers to include only those subscribers with service installed, operating and on billing and to exclude those subscribers who have subscribed to the service but installation of the service was still pending. Historically we had included both those subscribers that had the service installed and those with installations pending. Prior period results for Internet subscribers and net additions have been conformed to this current presentation. The change had the impact of reducing total Internet subscribers by 29,800, 21,700, 14,100, 10,900, and 12,700 subscribers for the years ended 1999, 2000, 2001, 2002 and 2003, respectively.

Subscriber Churn

      Subscriber churn is calculated on a monthly basis. For any particular month, subscriber churn represents the number of subscribers deactivating in the month divided by the aggregate number of subscribers at the beginning of the month. When used or reported for a period greater than one month, subscriber churn represents the monthly average of the subscriber churn for the period.

Average Revenue per Subscriber

      The average revenue per subscriber (ARPU), is calculated on a monthly basis. For any particular month, ARPU represents monthly revenue divided by the average number of subscribers during the month. ARPU, when used in connection with a particular type of subscriber, represents monthly revenue generated from these subscribers divided by the average number of these subscribers during the month. When used or reported for a period greater than one month, ARPU represents the monthly average of the ARPU calculations for the period. We believe ARPU helps indicate whether we have been successful in attracting and retaining higher value subscribers.

Operating Expenses

      Operating expenses are segregated into four categories for assessing business performance:

•	cost of video store sales, which is composed of Rogers Video store merchandise and depreciation related to the acquisition of DVD, videocassette and game rental assets;

•	sales and marketing expenses, which include sales and retention-related advertising and customer communications as well as other acquisition costs such as sales support and commissions and costs of operating, advertising and promoting the Rogers Video store chain;

•	operating, general and administrative expenses, which include all other expenses incurred to operate the business on a day-to-day basis and service existing subscription relationships, including (a) the monthly contracted payments for the acquisition of programming paid directly to programming suppliers as well as to copyright collectives and the Canadian Programming Production funds; (b) Internet interconnectivity and usage charges and the cost of operating our Internet service;

(c) technical service expenses, which includes the costs of operating and maintaining our cable networks as well as certain customer service activities such as installations and repair; (d) customer care expenses, which include the costs associated with customer order-taking and billing inquiries; (e) community television expenses, which consist of the costs to operate a series of local community-based television stations in the communities served by our cable services, that has traditionally filled a unique and localized customer-oriented niche; (f) other general and administrative expenses; and (g) expenses related to the national management of the Rogers Video stores; and

•	management fees paid to RCI.

      In the cable industry in Canada, the demand for services, particularly Internet and digital services, continues to grow at a substantial rate and the variable costs, such as commissions for subscriber activations, as well as the fixed costs of acquiring new subscribers are significant. Fluctuations in the number of activations of new subscribers from period to period result in fluctuations in sales and marketing expenses.

Operating Profit and Operating Profit Margin

      We define operating profit as net income before depreciation and amortization, interest expense, income taxes and non-operating items, which include foreign exchange loss (gain), change in fair value of derivative instruments, loss on repayment of long-term debt, dividend income, writedown of investments, gains on the sales of subsidiaries and investments, and other income and the 2002 workforce reduction costs, as well as the 2000 and 2001 cable system integration and At Home termination costs. When we calculate operating profit for each of our cable and video segments, we exclude the impact of management fees. Operating profit is a standard measure used in the cable and communications industry to assist in understanding and comparing operating results and is often referred to by our competitors as earnings before interest, taxes, depreciation and amortization (EBITDA) or operating income before depreciation and amortization (OIBDA) We believe this is an important measure because it allows us to assess our ongoing businesses without the impact of depreciation or amortization expenses as well as non-operating factors. It is intended to indicate our ability to incur or service debt, invest in PP&E and allow us to compare our company to our competitors who have different capital or organizational structures. This measure is not a defined term under Canadian or U.S. GAAP.

      We calculate total operating profit margin after management fees by dividing operating profit by revenue. In the case of our cable segment operating profit margin, total cable operating profit before management fees is divided by total cable revenue, and for our video segment, video operating profit before management fees is divided by video revenue. This measure is not a defined term under Canadian or U.S. GAAP.

Additions to PP&E

      Additions to PP&E include those costs associated with acquiring and placing our PP&E into service. Because the cable and Internet business requires extensive and continual investment in new technologies and expansion of geographical reach and capacity, additions to PP&E are significant and management focuses continually on the planning, funding and management of these additions. We focus more on managing additions to PP&E than we do on managing depreciation and amortization expense because additions to PP&E impact our cash flow whereas depreciation and amortization are non-cash accounting measures required under Canadian or U.S. GAAP.

      PP&E expenditures included in the Consolidated Statement of Cash Flows are on a cash basis. The additions to PP&E based on the accrual basis represents PP&E that we actually took title to in the period. Accordingly, for purposes of comparing our PP&E outlays, we believe that additions to PP&E on the accrual basis best reflects our cost of PP&E in a period, and provides a more accurate determination for period-to-period comparisons. Our discussions of additions to PP&E as found in the sections titled “Additions to PP&E” is based on the accrual basis.

Seasonality

      Our subscriber additions and disconnections are subject to modest seasonal fluctuations which are largely attributable to movements of university and college students and individuals temporarily suspending service due to extended vacations. These fluctuations generally have a minimal impact on our financial results.

Recent Cable Industry Trends

Investment in Improved Cable Television Networks and Expanded Service Offerings

      In recent years, North American cable television companies have made substantial investments in the installation of fibre-optic cable and electronics in their respective networks and in the development of Internet and digital cable services. These investments have enabled cable television companies to offer expanded packages of analog and digital cable television services, including VOD, SVOD, PPV services, expanded analog and digital services, pay television packages, PVR, HDTV programming and multiple tiers of Internet services.

Increased Competition from Alternative Broadcasting Distribution Undertakings

      Canadian cable television systems generally face legal and illegal competition from several alternative multi-channel broadcasting distribution systems. See “Competition” below for a discussion of these various competitive forces.

Development of Cable Telephony Offerings

      Many of the larger cable system operators or Multiple System Operators (MSOs) in North America have deployed or announced the pending deployment of local telephony service offerings over all or portions of their cable systems. The MSOs utilize either traditional circuit switched technologies or newer soft switch-based voice over IP (VoIP) technologies to deploy local telephony. VoIP, when offered over a DOCSIS cable modem connection to an MSO’s network that is utilizing industry standard PacketCable certified components, enables an MSO to emulate, with the exception of network powering, the features, functionality and quality of service of traditional local telephone service. VoIP is increasingly being proven a reliable and scalable technology for enabling MSOs (and other next generation telecommunications carriers) to enter the local telephony services market.

Overview of Government Regulation and Regulatory Developments

Canadian Radio-television and Telecommunications Commission

      Canadian broadcasting operations, including our cable television systems, are licenced and regulated by the CRTC pursuant to the Broadcasting Act (Canada). Under the Broadcasting Act (Canada), the CRTC is responsible for regulating and supervising all aspects of the Canadian broadcasting system with a view to implementing certain broadcasting policy objectives enunciated in the Broadcasting Act (Canada). The CRTC is also responsible under the Telecommunications Act (Canada) for the regulation of telecommunications common carriers that provide Internet services.

Copyright Board of Canada

      The Copyright Board is a regulatory body established pursuant to the Copyright Act (Canada) to oversee the collective administration of copyrights in Canada and to establish the royalties payable for the use of certain copyrighted works. The Copyright Board is responsible for the review, consideration and approval of copyright tariff royalties payable to copyright collectives by Canadian broadcasting undertakings, including us.

Industry Canada

      The technical aspects of frequency-related operations of the cable television networks in Canada are subject to the licencing requirements and oversight of Industry Canada. Industry Canada may set technical standards for telecommunications under the Radiocommunication Act (Canada) and the Telecommunications Act (Canada).

Restrictions on Non-Canadian Ownership and Control

      Non-Canadians are permitted to own and control directly or indirectly up to 33 1/3% of the voting shares and 33 1/3% of the votes of a holding company that has a subsidiary operating company licenced under the Broadcasting Act (Canada). In addition, up to 20% of the voting shares and 20% of the votes of the operating licencee company may be owned and controlled directly or indirectly by non-Canadians. The chief executive officer and 80% of the members of the board of directors of the operating licencee must be resident Canadians. There are no restrictions on the number of non-voting shares that may be held by non-Canadians at either the holding company or licencee company level. The CRTC retains the discretion to determine as a question of fact whether a given licencee is controlled by non-Canadians.

      On May 10, 2001, the Minister of Canadian Heritage asked a Parliamentary Committee to conduct a review of the Broadcasting Act (Canada) and examine, among other things, the current restrictions on foreign ownership of companies licenced under the Broadcasting Act (Canada).

      In November 2002, the Minister of Industry initiated a review process of Canada’s current restrictions on foreign ownership of telecommunications carriers in Canada with a view towards the possible relaxation or elimination of such rules. We support and will participate in the review but cannot predict what, if any, changes might result from it. We have advocated the position that any such relaxation should apply equally to both telecommunications and cable television providers.

      In April 2003, the House of Commons Industry Committee released a report calling for the removal of foreign ownership restrictions for telecommunications carriers and broadcasting distribution undertakings. In June 2003, the House of Commons Heritage Committee released a report opposing the Industry Committee’s recommendation. The Cabinet responded to the Industry Committee report in September 2003 and to the Heritage Committee report in November 2003. Officials from the Industry and Heritage departments are seeking to reconcile the two positions. We support the recommendation as it pertains to the removal of foreign ownership restrictions for both telecommunications carriers and broadcasting distribution undertakings but cannot predict what, if any, changes might result.

Distribution of Digital Television Signals

      In November 2003, the CRTC released its policy framework for the distribution of digital television signals. Under the framework, we are required to distribute the digital signal of a Canadian broadcaster once the signal is available over the air. Both the analog and digital versions of a Canadian television signal are to be distributed until 85% of the subscribers have digital set-top boxes or digital receivers. In August 2004, the CRTC released its proposed policy framework for the licencing and distribution of high definition pay and specialty services. Under the proposed framework, we would be required to distribute the digital signal of an English language Canadian pay or specialty service which offers at least 50% of its programming in true high definition format (30% for French language services). Both the analog and digital versions of these services would be required to be distributed until 85% of the subscribers have digital set-top terminals or digital receivers. A decision on this procedure is expected at the end of 2005.

Basic Rate Increases

      On January 21, 2004, the CRTC renewed the licences of 22 specialty services. Three services were granted basic rate increases that came into effect on April 20, 2004. Depending on the system, the new rates could represent a basic fee increase of as much as $0.13 per subscriber per month or approximately $2.5 million in incremental wholesale fees, pro rated at $1.7 million in 2004.

      Further, on August 31, 2004, the CRTC granted a basic fee rate increase of $0.02 to Vision TV, which rate increase will come into effect on December 1, 2004.

Competition

      Canadian cable television systems generally face legal and illegal competition from several alternative multi-channel broadcasting distribution systems, including two Canadian direct broadcast satellite service providers, U.S. direct broadcast satellite service providers, terrestrially-based video service providers, satellite master antenna television, and multi-channel, multi-point distribution system, as well as from the direct reception by antenna of over-the-air local and regional broadcast television signals.

      In recent years, telephone companies have acquired licences to operate terrestrial broadcast distribution undertakings (BDUs). These companies include TELUS Corporation (TELUS), Saskatchewan Telecommunications (Sasktel), MTS Communications Inc. (MTS), Aliant Inc. (Aliant) and, as of November 2004, Bell Canada (Bell). We compete directly with Bell and TELUS in Ontario and with Aliant in New Brunswick and Newfoundland and Labrador. These telephone companies can deliver television service to residential homes and apartment buildings using digital subscriber line (DSL) technology. DSL technologies such as very high speed digital subscriber lines (VDSL) provide the ability to offer a complete array of standard definition, VOD and SVOD broadcast television services and may be able to provide HDTV. In particular, Bell has stated an initial objective to target MDUs with the VDSL product. Under the terms of its recently-granted license, Bell has until the fourth quarter of 2006 to commercially launch its terrestrial BDU which, we understand, will be targeted at single family dwellings. Our premium services, such as movie networks, U.S. superstations, pay-per-view and video on demand services, also compete to varying degrees with other communications and entertainment media, including home video, movie theatres and live theatre.

      Since their launch in 1997, the two DBS providers licenced by the CRTC to operate in Canada, Bell ExpressVu LLP and Star Choice Communications Inc., have become aggressive competitors to cable television systems in Canada. In addition, illegal access to U.S. DBS signals by individuals residing in Canada has become an increasing source of black and grey market competition for Canadian cable television systems. The “black market” refers to pirate DBS equipment Canadian residents illegally obtain and operate. This equipment enables them to decode, without paying a fee, programming services from U.S. DBS providers by defeating the conditional access technology of the systems that prevent unauthorized access. The “grey market” refers to U.S. DBS equipment that Canadian residents obtain and illegally bring into and operate in Canada. Such residents illegally give a false U.S. service address to the U.S. DBS providers, paying a fee to receive programming services not offered for sale in Canada. Unauthorized access by Canadian residents with pirate DBS equipment and theft of Canadian DTH services is another source of competition to Canadian cable companies. In April 2002, the Supreme Court of Canada issued a decision clarifying that the decoding of programming signals, except in accordance with the authorization of a licenced Canadian distributor, is prohibited in Canada. The decision led to increased criminal and civil enforcement activity against black and grey market satellite television dealers in Canada. However, on October 29, 2004, a Quebec court judge issued a further decision which held that those sections of the Radiocommunication Act (Canada) that prohibit the decoding of programming signals, except as authorized by a Canadian distributor, breach the right of freedom of expression contained in the Canadian Charter of Rights and Freedoms. The decision does not take effect until October 2006. It is expected that the federal government will appeal this decision. Until that time, however, the uncertainty created by this decision may lead to an overall decline in criminal or civil enforcement activity against black or grey market satellite television dealers.

      Our objective is to offer the fullest possible range of programming and services to our customers. In September 2001, we launched approximately 70 of the new Category 1 and Category 2 digital services licenced by the CRTC in 2000. Since that time, we have launched additional Category 2 and foreign digital services. We offer more third language digital services than any other Canadian distributor. In late 2001, we also launched a digital offering consisting of HDTV versions of the U.S. networks sourced from Detroit. In early 2002, we launched a digital time-shifting package that included distant Canadian conventional broadcast signals and a version of the U.S. networks sourced from Seattle. In March 2002, we began offering HDTV versions of selected pay and PPV programming. In 2003, we added HDTV versions of City TV Toronto, TSN, Rogers Sportsnet, Discovery and U.S. networks sourced from Seattle and Spokane and in 2004 we have added HDTV versions of CTV Toronto, Global, Omni 1 and Omni 2. We have a large and diverse, highly-competitive offering relative to Canadian service providers and other Canadian cable providers.

      Our Internet access services compete generally with a number of other ISPs, offering competing residential and commercial Internet access services. Many ISPs offer telephone dial-up Internet access services that provide significantly reduced bandwidth capabilities compared to broadband technologies such as cable modem or DSL. The Rogers Yahoo! Hi-Speed Internet Express and Internet Extreme services, where available, compete directly with Bell’s DSL Internet service in the Internet market in Ontario, and with the DSL Internet services of Aliant in some of our service areas in New Brunswick and Newfoundland and Labrador. In the majority of our service areas, we also offer less expensive Internet Lite and Internet Ultra-Lite services, each of which have lower modem speed settings than Internet Express or Internet Extreme. Our Internet Lite and Internet Ultra-Lite services compete against similar slower speed DSL services and, because of their reduced speed, compete more directly with dial-up services. See the “Business — Internet Services” section below for further discussion of these services.

      We have increasingly offered our services to customers at either a discounted price for taking multiple services or, more recently, in product bundles which are priced at a discount to the sum of the prices of the individual products if they were to be taken separately. We believe that such customer loyalty programs and multi-product bundling enables us to reduce individual product churn, to increase the average revenue received from our customers by selling multiple products to them, to lower the cost of customer acquisition and to better service our customers by offering a single bill and single points of customer service contact. Late in 2003, we and Rogers Wireless launched a combined bundle which offered combinations of our cable, Internet and wireless services. Our primary competitor, Bell, also markets similar product bundles at similar price points in competition with us. However, Bell’s practice of bundling telephone services with Internet and DTH service is currently under review by the CRTC.

      We face emerging competition from other utilities such as hydroelectric companies as these companies look to utilize their infrastructure to provide Internet and other services, such as VoIP, that may directly compete with our current and future service offerings. In addition, there are wireless technologies, such as WiFi and Wimax, that potentially could be deployed on a regional basis to provide wireless broadband Internet access to customers.

      Rogers Video competes with other DVD, videocassette and video game sales and rental store chains, such as Blockbuster Inc. and Wal-Mart Stores Inc., as well as individually owned and operated outlets and more recently online-based subscription rental services. Competition is principally based on location, price and availability of titles.

Intercompany and Related Party Transactions

      From time to time, we enter into agreements with RCI, RCI’s subsidiaries and other related parties that we believe are mutually advantageous to us and our affiliates.

      Our arrangements with RCI include a management services agreement under which we receive a range of management services, including strategic planning, financial and information technology services. We also maintain contractual relationships with RCI involving other cost sharing and services agreements. In late 2001, RCI began providing customer service call centre services thereby expanding the contractual relationships between the companies. In January 2003, RCI began managing the collection of our accounts receivable.

      We are also a party to agreements with Rogers Wireless and Rogers Media; subsidiaries of RCI. We have agreed to receive sales and distribution services from Rogers Wireless for certain of our products and services. We also distribute products and services of Rogers Wireless through Rogers Video. With Rogers Media, we purchase advertising and provide Rogers Media with advertising space on one of our cable channels.

      Rogers Wireless is presently carrying out development work to support the launch of our voice-over-cable telephony services. We reimburse Rogers Wireless for this work. We are also considering the terms upon which we may receive billing and other services from Rogers Wireless in connection with our launch of voice-over-cable telephony services.

      We are presently discussing with RCI the terms upon which we and Rogers Wireless may further outsource our information technology operations to RCI. We are also discussing with RCI and Rogers Wireless the terms upon which we may establish a business unit that would be responsible for marketing our products and services, and those of Rogers Wireless, to business customers.

      We monitor our intercompany and related party agreements to ensure that the agreements remain beneficial to us. We are continually evaluating the expansion of existing arrangements and entry into new contracts.

      See the section entitled “Certain Transactions and Relationships” below.

Critical Accounting Policies

      This Management’s Discussion and Analysis is made with reference to our consolidated financial statements and notes thereto, which have been prepared in accordance with Canadian GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements and the reported amount of revenues and expenses during the period. These estimates are based on management’s historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the reported amounts of revenues, expenses, assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

      We have identified the accounting policies outlined below as critical to our business operations and an understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout this Management’s Discussion and Analysis.

      The Audit Committee reviews our accounting policies. The Audit Committee also reviews all quarterly and annual filings and recommends adoption of our annual financial statements to our board of directors. For a detailed discussion on the application of these and other accounting policies which are reviewed by our Audit Committee, see Note 2 to the audited consolidated financial statements. In addition, a discussion of new accounting standards adopted by us in the nine months ended September 30, 2004 is discussed in the section “New Accounting Standards”.

Revenue Recognition

      We consider revenue to be earned as services are performed, provided that ultimate collection is reasonably assured. Our revenue is categorized into the following types:

•	installation revenue in connection with cable and Internet services are recorded as revenue to the extent of direct selling costs incurred;

•	monthly fees in connection with cable and Internet services are recorded as revenue on a pro rata basis over the month; and

•	revenue from PPV and VOD services, video rentals and other transactional sales of products are recorded as revenue as the services or products are provided.

      Unearned revenue includes subscriber deposits and amounts received from subscribers related to services to be provided in future periods.

      On January 1, 2004, we adopted new accounting standards regarding the timing of revenue recognition and the classification of certain items as revenue or expense. See the section entitled “New Accounting Standards — Revenue Recognition”.

Allowance for Doubtful Accounts

      A significant portion of our revenue is earned from selling on credit to business and consumer subscribers. The allowance for doubtful accounts, as disclosed on the consolidated balance sheet of the consolidated financial statements, is calculated by taking into account factors such as our historical collection and write-off experience, the number of days the subscriber is past due, and the status of a subscriber’s account with respect to whether or not the subscriber is continuing to receive service. As a result, fluctuations in the aging of subscriber accounts will directly impact the amount of bad debt expense. For example, events or circumstances that result in a deterioration in the aging of subscriber accounts will in turn increase the reported amount of bad debt expense. Conversely, as circumstances improve and subscriber accounts are brought current, the reported amount of bad debt expense will decline.

Subscriber Acquisition Costs

      We operate within a highly-competitive industry and generally incur significant costs to attract new cable and Internet subscribers. All sales and marketing expenditures related to subscriber acquisitions are expensed at the time of activation of the subscriber. A percentage of the subscriber acquisition costs is variable in nature and directly related to the acquisition of a subscriber.

Costs of Subscriber Retention

      In keeping with the practice of expensing costs related to the acquisition of new subscribers, costs related to subscriber retention are expensed in the period incurred. Increased retention activities in a given period will, in turn, increase expenses in the same period.

Capitalization of Direct Labour and Overhead

      As outlined in the recommendations of the Canadian Institute of Chartered Accountants (CICA) with respect to PP&E, capitalization of costs includes the consideration expended to acquire, construct, develop or better an item of PP&E and includes all costs directly attributable to those activities. The cost of an item of PP&E includes direct construction or software development costs, such as materials and labour, and overhead costs directly attributable to the construction or software development activity. The cost to enhance the service potential of an item of PP&E is considered a betterment. Service potential may be enhanced where there is an increase of the previously assessed physical output or service capacity, associated operating costs are lowered, the life or useful life is extended, or the quality of service is improved. Costs incurred in the maintenance of the service potential of an item of PP&E are expensed as incurred.

      We capitalize direct labour and direct overhead incurred to construct new assets and better existing assets. These costs are capitalized as they include the construction costs directly attributable to the acquisition, construction, development or betterment of our networks through either increased service capacity or lowered associated operating costs. Repairs and maintenance expenditures are charged to operating expenses as incurred. Although interest costs are permitted to be capitalized during construction, it is our policy not to capitalize interest.

      Amounts of direct labour and direct overhead that are capitalized fluctuate from year-to-year depending on the level of subscriber growth and new services or network expansion. In addition, the level of capitalization fluctuates depending on the proportion of internal labour versus external contractors used in construction projects.

      The percentage of direct labour capitalized in many cases is determined by the nature of activities in a specific department. For example, all labour and direct overhead of the construction department is capitalized due to the nature of the activity performed by those departments. In some cases, the amount of capitalization depends on the level of maintenance versus capital activity that a department performs. In these cases, an analysis of work activity is applied to determine this percentage allocation.

Depreciation Policies and Useful Lives

      We depreciate the cost of PP&E over the estimated useful service lives of the items. These estimates of useful lives involve considerable judgment. In determining these estimates, we take into account cable industry trends and company-specific factors, including changing technologies and expectations for the in-service period of these assets. On an annual basis, we reassess our existing estimates of useful lives to ensure they match the anticipated life of the technology from a revenue producing perspective. If technological change happens more quickly or in a different way than we have anticipated, we might have to shorten the estimated life of certain PP&E, which could result in a higher depreciation expense in future periods or an impairment charge to write down the value of PP&E.

Asset Impairment

      The valuations of all long-lived assets along with goodwill are subject to annual reviews for impairment.

      A two-step process determines impairment of long-lived assets. The first step determines when impairment must be measured and compares the carrying value to the sum of the undiscounted cash flows expected to result from their use and eventual disposition. If the carrying value exceeds this sum, a second step is performed, which measures the amount of the impairment as the difference between the carrying value of the long-lived asset and its fair value, calculated using quoted market price or discounted cash flows. An impaired asset is written down to its estimated fair value based on the information available at that time. Considerable management judgment is necessary to estimate cash flows. Assumptions used in estimating these cash flows are consistent with those used in internal forecasting and are compared for reasonability to forecasts prepared by external analysts. Significant changes in assumptions with respect to the competitive environment could result in impairment of these assets.

      In testing for impairment of goodwill, we conduct a two-step process. In the first step, the fair value of our reporting units is compared with the respective carrying value of their net assets. If the fair value exceeds the carrying value, no impairment is considered to have occurred. The second step is performed when the carrying value exceeds the fair value, in which case the implied fair value of the reporting unit’s goodwill is determined in the same manner as it would be determined in a business combination.

      We cannot predict whether an event that triggers an impairment will occur, when it will occur or how it will affect the asset values reported.

Accounting for Derivative Instruments

      Our cross-currency interest rate exchange agreements (swaps) are used to manage the cash flow risks associated with the fluctuations in foreign exchange rates relating to our U.S. dollar-denominated debt. We do not enter into such swaps for speculative purposes.

      Prior to January 1, 2004, we accounted for these swaps as hedges of the fluctuations in foreign exchange rates relating to approximately 81.1% of our U.S. dollar-denominated debt. Under hedge accounting, the foreign exchange gains and losses arising on the translation of the U.S. dollar-denominated debt at the end of each accounting period were hedged by the equal and offsetting foreign exchange gains and losses relating to the swaps which were designated as hedges.

      In November 2001, the CICA issued Accounting Guideline 13, “Hedging Relationships” (AcG-13), and in November 2002, it amended the effective date of the guideline. AcG-13 established new criteria for hedge accounting with application to all hedging relationships in effect on or after January 1, 2004. Effective, January 1, 2004, we determined that we would not account for our swaps as hedges for accounting purposes and consequently began to account for such swaps on a mark-to-market basis with resulting gains and losses recorded in or charged against income.

      We adjusted the carrying value of these instruments from $198.3 million at December 31, 2003 to the fair value of $267.8 million on January 1, 2004. The corresponding transitional loss of $69.5 million was deferred and amortized to income over the remaining life of the underlying debt instruments. Amortization for the six months ended June 30, 2004 totaled $3.8 million.

      This change resulted in the recognition in the Consolidated Statement of Income of an unrealized gain related to the change in fair value of the swaps of $39.8 million for the six months ended June 30, 2004. A loss of $54.8 million was also recognized for the six months ended June 30, 2004 related to the unrealized foreign exchange on the debt previously accounted for as being hedged.

      Effective July 1, 2004, we met the requirements for hedge accounting under AcG-13 for certain of our instruments, and consequently, on a prospective basis, began to treat approximately US$1,533.4 million notional amount of these swaps as hedges against foreign fluctuations on US$1,533.4 million of US dollar-denominated debt.

      A new transitional adjustment arising on the change from mark-to-mark accounting to hedge accounting was therefore calculated as at July 1, 2004 resulting in a deferred transitional gain of $20.9 million which will be amortized to income over the shorter of the remaining life of the debt and the term of the swaps. Amortization of this transition gain from July 1, 2004 to September 30, 2004 totaled $1.4 million.

      Certain other swaps will continue to not be accounted for as hedges as they do not meet the requirements for hedge accounting under AcG-13. Approximately US$50.0 million notional amount of exchange agreements will continue to be accounted for on a mark-to-market basis. The fair value of these exchange agreements of $8.4 million at September 30, 2004 was recorded in other long-term liabilities.

Contingencies

      We are subject to various claims and contingencies related to lawsuits, taxes and commitments under contractual and other commercial obligations. We recognize liabilities for contingencies when a loss is probable and capable of being estimated. Significant changes in assumptions as to the likelihood and estimates of the amount of a loss could result in the recognition of an additional liability.

Related Party Transactions

      All material related party transactions are reviewed by the Audit Committee of our Board of Directors.

      Refer to the section entitled “Certain Transactions and Relationships” below and to Note 17 to the consolidated financial statements for additional information on related party transactions.

New Accounting Standards Implemented in 2003

      In 2003, we adopted the following new accounting standards as a result of changes to Canadian GAAP:

Asset Retirement Obligations

      Under new Canadian and U.S. accounting standards, we are now required to record the fair value of the liability for an asset retirement obligation in the year in which it is incurred and when a reasonable estimate can be made. Fair value is defined as the amount at which that liability could be settled in a current transaction between willing parties.

      We reviewed our existing contracts and commitments to determine where such obligations exist and determined many of our contracts do not have any such asset retirement obligations. We then assessed what the estimated fair value of the obligations that exist would be and the probability that these would be incurred. We determined that fair value of the obligations was not significant. We will monitor contracts on an ongoing basis and when we determine that an obligation exists, we will record such obligations at their fair value.

Impairment of Long-Lived Assets

      On January 1, 2003, we prospectively adopted the new accounting pronouncement, “Impairment of Long-Lived Assets” which establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets held for use and harmonizes Canadian requirements with U.S. GAAP impairment provisions. Previously, under Canadian GAAP, the impairment of long-lived assets was measured as the difference between the carrying value of the asset and the future undiscounted net cash flows expected to be generated by the asset. Under the new pronouncement, as described above, this measurement is used to determine if impairment has occurred, and the amount of impairment is measured as the difference between the carrying value of the asset and its fair value, calculated using quoted market prices or discounted cash flows. The adoption had no impact on us because no impairment of long-lived assets had occurred at December 31, 2003.

New Accounting Standards Implemented in 2004

      In the nine months ended September 30, 2004, in addition to the change in accounting for derivative instruments, we adopted the following new accounting standards as a result of changes to Canadian GAAP, which are further described in the notes to the audited consolidated financial statements and the notes to the unaudited interim consolidated financial statements.

GAAP Hierarchy

      In June 2003, the CICA released Handbook Section 1100, “Generally Accepted Accounting Principles”. Previously, there had been no clear definition of the order of authority for sources of GAAP. This standard established standards for financial reporting in accordance with Canadian GAAP and applies to our 2004 fiscal year. This section also provides guidance on sources to consult when selecting accounting policies and appropriate disclosures when a matter is not dealt with explicitly in the primary sources of GAAP.

      We have reviewed this new standard, and as a result have adopted a classified balance sheet presentation since we believe the historical industry practice of a declassified balance sheet presentation is no longer appropriate.

      In addition, within our Consolidated Statement of Cash Flows, we have reclassified the change in non-cash working capital items related to PP&E to investing activities. This change had the impact of increasing (decreasing) our cash used in investing activities by ($11.4 million), $47.1 million and ($5.7 million) for the years ended December 31, 2001, 2002 and 2003, respectively, with a corresponding change in these periods to non-cash working capital items within operating activities. This change had the impact of increasing our cash used in investing activities by $26.2 million and $14.6 million in the nine months ended September 30, 2004 and 2003, respectively, with a corresponding change in both periods to non-cash working capital items within operating activities.

      With the adoption of these two changes, which are further described in the notes to the consolidated financial statements, we believe that our accounting policies and financial statements comply with this new standard.

Stock-Based Compensation

      Effective January 1, 2004, Canadian GAAP requires us to calculate the fair value of stock-based compensation awarded to employees and to expense the fair value over the vesting period of the stock options. In accordance with the transition rules, we determined the fair value of stock options granted to employees since January 1, 2002, using the Black-Scholes Option Pricing Model, and recorded an adjustment to opening retained earnings in the amount of $2.9 million, representing the expense for the 2002 and 2003 fiscal years. The offset to the retained earnings is an increase in contributed surplus. Stock based compensation expense related to stock options of $4.6 million has been recorded for the nine months ended September 30, 2004.

Revenue Recognition

      On January 1, 2004, we adopted new Canadian accounting standards, based on the CICA Emerging Issues Committee Abstract 142 issued in December 2003, regarding the timing of revenue recognition and the classification of certain items as revenue or expense.

      As a result of the adoption of these new accounting standards, the following changes to the recognition and the classification of revenue and expenses have been made:

•	Installation fee revenue from both new connects and re-connects are deferred and amortized over the estimated life of the subscriber which we have determined to be approximately four years based on churn, transfers of service and moves. Installation costs up to the amount of installation revenue earned from re-connects are also deferred and amortized over the estimated life of the subscriber. At September 30, 2004, the revenue deferred with respect to installations was $6.3 million and the related deferred re-connection costs were $4.1 million.

•	Gross proceeds from the sale of equipment are now classified as equipment revenue. Previously, these amounts were recorded as a reduction to sales expense.

•	Certain other recoveries from subscribers related to collections activities are now recorded in revenue rather than as a recovery of operating, general and administrative expenses.

      The effect of this adoption on our financial results is as follows:

						Nine Months Ended
	Year Ended December 31,					September 30,?

	1999	2000	2001	2002	2003	2003	2004

	(In thousands of dollars)
Operating revenue:
Prior to Adoption	$1,148,519	$1,291,161	$1,433,029	$1,596,401	$1,769,220	$1,298,573	$1,425,335
After Adoption	1,157,024	1,301,672	1,446,599	1,614,554	1,788,122	1,313,030	1,437,291
Sales and marketing expenses:
Prior to Adoption	118,229	133,617	159,119	193,645	206,843	147,866	188,411
After Adoption	118,229	133,617	159,119	192,085	205,068	146,793	185,920
Operating, general and administrative expenses:
Prior to Adoption	537,319	606,981	657,143	717,942	768,965	572,245	611,262
After Adoption	545,824	617,492	670,713	737,654	789,642	587,775	627,822

Alternative Acceptable Accounting Policies

      GAAP permits, in certain circumstances, alternative acceptable accounting policies. The two primary areas where we have a choice are: (1) the accounting for subscriber acquisition costs and (2) capitalized interest.

Accounting for Subscriber Acquisition Costs

      Subscriber acquisition costs are fully expensed in the period incurred. An alternative method would be to defer and amortize these costs over the expected life of the relationship with the subscriber. We have elected to expense these costs in the period they are incurred because we believe these costs reflect period costs that may or may not be recoverable depending on the length of the relationship with the subscriber. In addition, subscriber acquisition costs on a per subscriber acquired basis fluctuate based on the success of promotional activity and seasonality of the business. Accordingly, we believe these costs should be reflected as costs at the point in time that they are incurred.

Capitalized Interest

      Canadian GAAP permits, but does not require, the capitalization of interest expense as part of the cost of acquiring certain assets that require a period of time to prepare for their intended use. We do not capitalize interest as part of our additions to PP&E.

U.S. GAAP Differences

      We prepare our financial statements in accordance with Canadian GAAP. U.S. GAAP differs from Canadian GAAP in certain respects. The areas of principal differences and their impact on our consolidated financial statements are described in Note 23 to the 2003 audited consolidated financial statements and Note 12 to the unaudited interim consolidated financial statements. The significant differences include:

•	accounting for the gain on sale and exchange on certain cable television systems;

•	accounting for pre-operating costs;

•	accounting for interest capitalization and related depreciation impact;

•	accounting for changes in the fair value of financial instruments;

•	accounting for installation revenues and costs; and

•	accounting for stock-based compensation.

Accounting for the Gain on Sale and Exchange on Certain Cable Television Systems

      Under Canadian GAAP, the cash proceeds of a non-monetary exchange of cable assets in 2000 were recorded as a reduction in the carrying value of PP&E. Under U.S. GAAP, a portion of the cash proceeds received was recognized as a gain in the consolidated statement of income, which amounted to $40.3 million before income taxes.

      In addition, under Canadian GAAP the after tax gain arising on the sale of certain of our cable television systems in prior years was recorded as a reduction in the carrying value of goodwill acquired in a contemporaneous acquisition of certain cable television systems. Under U.S. GAAP, the gain was included in net income, net of related deferred income taxes.

      As a result of accounting for gains on sale and exchanges of certain cable television systems under U.S. GAAP, our consolidated loss for U.S. GAAP was increased by $4.0 million, $4.0 million and $7.6 million for the years ended December 31, 2003, 2002 and 2001, respectively, and $3.0 million for each of the nine months ended September 30, 2004 and September 30, 2003.

Accounting for Pre-Operating Costs

      Under Canadian GAAP, we defer the incremental costs relating to the development and pre-operating phases of new businesses and amortize these costs on a straight-line basis over periods up to five years. Under U.S. GAAP, these costs are expensed as incurred. As a result, under U.S. GAAP the consolidated loss for the years ended December 31, 2003, 2002 and 2001 was decreased by $7.9 million, $9.4 million and $0.7 million, respectively, and decreased by $5.2 million and $5.9 million for the nine months ended September 30, 2004 and 2003, respectively, largely representing the amortization of pre-operating costs under Canadian GAAP.

Accounting for Interest Capitalization and the Related Depreciation Impact

      U.S. GAAP requires capitalization of interest costs as part of the historical cost of acquiring certain qualifying assets that require a period of time to prepare for their intended use. This is not required under Canadian GAAP. The impact of capitalizing interest under U.S. GAAP is to decrease consolidated loss by $4.5 million, $6.7 million and $2.3 million for the years ended December 31, 2003, 2002 and 2001, respectively, and to decrease net loss by $3.0 million and $3.2 million for the nine months ended September 30, 2004 and 2003, respectively. The corresponding depreciation expense impact related to interest capitalized in previous years is to increase depreciation expense for the years ended December 31, 2003, 2002 and 2001 by $1.3 million, $1.4 million and $0.5 million, respectively, and to increase depreciation expense by $1.4 million and $1.0 million for the nine months ended September 30, 2004 and 2003, respectively.

Accounting for Changes in the Fair Value of Financial Instruments

      Under U.S. GAAP, the changes in the fair value of cross-currency interest rate exchange agreements and interest rate exchange agreements must be recorded as an adjustment to net income (loss). Accordingly, our consolidated loss under U.S. GAAP for the years ended December 31, 2003, 2002 and 2001 has been decreased (increased) by $(114.7) million, $41.7 million and $38.2 million, respectively. Further, our loss under U.S. GAAP for the year ended December 31, 2001 was increased by the cumulative transition adjustment of $34.6 million.

      For the period January 1, 2004 through June 30, 2004, for Canadian GAAP purposes, we did not account for our cross-currency interest rate exchange agreements as hedges of our U.S. dollar denominated debt. Instead during this period, we recorded the changes in fair value of our cross-currency interest rate exchange agreements within net income. In this respect, during this period our Canadian GAAP treatment of such exchange agreements did not differ from that under U.S. GAAP.

      Effective July 1, 2004, on a prospective basis, certain of our cross-currency interest rate exchange agreements were designated as hedges for Canadian GAAP purposes while others continued to be accounted for on a mark-to-market basis with changes in their fair value reflected in our Canadian GAAP net income. For U.S. GAAP purposes during this period, all of our cross-currency interest rate exchange agreements continued to be accounted for on a mark-to-market basis with changes in their fair value reflected in our U.S. GAAP net income. Accordingly, our net loss for the period under U.S. GAAP decreased relative to our Canadian GAAP net loss for the period by approximately $21.1 million for the nine months ended September 30, 2004.

Accounting for Installation Revenues and Costs

      Effective January 1, 2004, for Canadian GAAP purposes, we defer and amortize installation revenues for both new connects and re-connects over the customer relationship period. New connect installation costs are capitalized to property, plant and equipment and depreciated over the related useful lives consistent with our historical practice for both Canadian and U.S. GAAP. Re-connect installation costs are deferred only to the extent of re-connect installation revenues with any excess charged to expense. For U.S. GAAP purposes, installation fees are immediately recognized in income only to the extent of direct selling costs with any excess deferred and amortized over the customer relationship period. Installation costs for re-connects are expensed as incurred. For the nine months ended September 30, 2004, under U.S. GAAP, our installation revenue recognized would have been increased by $6.3 million and our installation costs charged against income would have increased by $4.1 million.

Accounting for Stock-Based Compensation

      Under Canadian GAAP, effective January 1, 2004, we adopted the fair value method of recognizing stock-based compensation expense. For U.S. GAAP purposes, we use the intrinsic value method to account for stock-based compensation. The compensation expense of $4.6 million we recognized under Canadian GAAP for the nine months ended September 30, 2004 would not be recognized under U.S. GAAP. The exercise price of stock options is equal to the market value of the underlying shares at the date of grant and therefore there is no expense under the intrinsic value method for U.S. GAAP purposes for the nine months ended September 30, 2004.

Operating and Financial Results

      For purposes of this discussion, revenue has been classified according to the following categories:

•	core cable, which includes revenue derived from:

•	analog cable service, consisting of basic cable service fees plus extended basic (or tier) service fees, and access fees for use of channel capacity by third and related parties and

•	digital cable service revenue, consisting of digital channel service fees, including premium and specialty service subscription fees, PPV service fees, VOD and revenue earned on the sale and rental of set-top terminals;

•	Internet, which includes service revenues from residential and commercial Internet access service and modem sale and rental fees; and

•	Rogers Video, which includes the sale and rental of DVDs, videocassettes and video games and the sale of confectionary, as well as commissions Rogers Video earns while acting as an agent to sell other Rogers’ services, such as wireless, Internet and digital cable.

      Internet service has essentially become another service that leverages the cable infrastructure and which, for the most part, shares the same physical infrastructure and sales, marketing and support resources as other core cable offerings. This, combined with our expanded bundling of cable television and Internet services, increasingly led to allocations of bundled revenues and network and operating costs between our core cable and Internet operations. As such, commencing January 1, 2003, reporting of the core cable and Internet segments of the cable segment were combined. We continue to provide separate statistical information on our Internet subscribers as we do for the digital cable subscriber subset of our core cable operations. In addition, we are continuing to report Internet revenues separate from those of core cable.

      Operating expenses are segregated into four categories for assessing business performance:

•	cost of Rogers Video store sales, which is composed of Rogers Video store merchandise and depreciation related to the acquisition of DVDs, videocassettes and game rental assets;

•	sales and marketing expenses, which include sales and retention-related advertising and customer communications as well as other customer acquisition costs such as sales support and commissions and costs of operating, advertising and promoting the Rogers Video store chain;

•	operating, general and administrative expenses which include all other expenses incurred to operate the business on a day-to-day basis and to service subscriber relationships, including:

•	the monthly contracted payments for the acquisition of programming paid directly to the programming suppliers as well as to copyright collectives and the Canadian Programming Production Funds;

•	Internet interconnectivity and usage charges and the cost of operating our Internet service;

•	technical service expenses, which includes the costs of operating and maintaining our cable networks as well as certain customer service activities such as installations and repair;

•	customer care expenses, which include the costs associated with customer order-taking and billing inquiries;

•	community television expenses, which consist of the costs to operate a series of local community-based television stations in the communities served by our cable services, that has traditionally filled a unique and localized customer-oriented niche;

•	other general and administrative expenses; and

•	expenses related to the national management of the Rogers Video stores; and

•	management fees paid to RCI.

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

Summarized Consolidated Financial Results

	Nine Months Ended September 30,

	2004	2003	% Chg

	(In millions of dollars,
	except per share data)
Operating revenue
Core cable(1)	$933.2	$878.5	6.2
Internet(1)	278.2	236.2	17.8

Total cable revenue	1,211.4	1,114.7	8.7
Video stores	228.3	200.8	13.7
Intercompany eliminations	(2.4)	(2.5)	—

Total operating revenue	1,437.3	1,313.0	9.5

Operating expenses(1)
Cost of video stores sales	105.9	91.7	15.5
Sales and marketing expenses(1)	186.0	146.8	26.7
Operating, general and administrative expenses(1)	630.2	590.2	6.8
Management fees	28.7	26.0	10.4
Intercompany eliminations	(2.4)	(2.5)	—

Total operating expense	948.4	852.2	11.3

Operating profit
Cable(2)	499.9	473.1	5.7
Video stores(2)	17.7	13.7	29.2
Management fees	(28.7)	(26.0)	10.4

Total operating profit(2)	488.9	460.8	6.1
Depreciation and amortization	348.4	363.4	(4.1)

Operating income	140.5	97.4	44.3
Interest expense	(181.8)	(180.6)	0.7
Foreign exchange gain (loss)	(49.7)	34.8	—
Loss on repayment of long-term debt	(18.0)	(5.9)	—
Writedown of investments	(0.5)	—	—
Change in the fair value of derivative instruments	37.1	—	—
Investment and other income (expense)	(0.4)	4.5	—
Income tax expense	(4.3)	(5.8)	(25.9)

Loss for the period	$(77.1)	$(55.6)	—

	Nine Months Ended September 30,

	2004	2003	% Chg

	(In millions of dollars,
	except per share data)
Loss per share, basic and diluted	$(0.35)	$(0.28)	—
Total assets	$3,725.2	$3,759.3	(0.9)
Total liabilities	$3,180.9	$2,989.4	6.4
Additions to PP&E	$344.6	$335.1	2.8
Cable operating profit margin(2)	41.3%	42.4%
Video stores operating profit margin(2)	7.8%	6.8%

Total operating profit margin(2)	34.0%	35.1%

(1)	As reclassified — See the “New Accounting Standards — Revenue Recognition” section.

(2)	As defined — See the “Key Performance Indicators and Non-GAAP Measures — Operating Profit” section. Operating profit margin is calculated by dividing operating profit by revenue, as follows:

	Nine Months Ended
	September 30,

	2004	2003

	(In millions of dollars)
Cable operating profit	$499.9	$473.1
Cable revenue	$1,211.4	$1,114.7
Cable operating profit margin	41.3%	42.4%
Video operating profit	$17.7	$13.7
Video revenue	$228.3	$200.8
Video operating profit margin	7.8%	6.8%
Total operating profit	$488.9	$460.8
Total revenue	$1,437.3	$1,313.0
Total operating profit margin	34.0%	35.1%

Operating Highlights and Significant Developments of the Nine Months Ended September 30, 2004

•	Total operating revenue increased 9.5%, driven by 6.2% growth in our core cable operations, 17.8% growth in our Internet services, and 13.7% growth in our Rogers Video store operations.

•	Total operating profit increased 6.1% in the nine months ended September 30, 2004 as compared to the corresponding period of 2003, with 5.7% growth in our combined cable and Internet operations and 29.2% growth at our Rogers Video stores. As described below, the operating profit growth reflects the impacts of the expensing of stock options, increases in pension expense, certain start-up costs associated with voice-over-cable telephony, and accounting changes related to revenue recognition.

•	We had growth in revenue generating units (RGUs) of 172,800 during the nine months ended September 30, 2004, driven by 101,700 net new Internet subscribers and 91,800 net new digital cable households, offset modestly by a net loss of 20,700 basic cable subscribers.

•	In February 2004 we, together with RCI, announced a plan for the deployment of an advanced broadband IP multimedia network to support voice-over-cable telephony and other new voice and data service across the Rogers Cable service areas, with initial service availability expected no earlier than mid-2005.

•	On February 23, 2004, we redeemed our $300.0 million aggregate principal amount of our 9.65% senior secured second priority debentures due 2014 at a redemption price of 104.825% of the aggregate principal amount, which together with the write-off of deferred financing costs, resulted in a loss on the repayment of $18.0 million.

•	On March 11, 2004, we completed a private placement in an aggregate principal amount of US$350.0 million 5.50% senior (secured) second priority notes, due 2014.

•	We launched “Rogers Hi-Speed Internet Extreme” service with a 5 Megabits per second (Mbps) modem setting. We further expanded our suite of Internet access products with the launch of Rogers Hi-Speed Internet Ultra-Lite service.

•	We announced an agreement with Yahoo! Inc. to provide co-branded Internet services to current and future customers of our Internet services. We launched our broadband Rogers Yahoo! Hi-Speed Internet services and completed the transition of our Ontario and New Brunswick Internet customer bases to the new platform. These broadband services include some or all of the following features: safety and security features with parental controls; an e-mail system with e-mail anti-virus; SpamGuard Plus; over 2 gigabytes of mail storage; Rogers Yahoo! Photos with unlimited storage; Rogers Yahoo! Messenger; Internet music and radio; and Rogers Yahoo! Games.

•	We recorded a loss of $77.1 million in the nine months ended September 30, 2004 compared to a loss of $55.6 million in the corresponding period in 2003, with the $21.5 million decline driven by the $84.5 million increase in the loss of foreign exchange related to our U.S. dollar denominated debt, a $12.1 million increase in the loss on repayment of long-term debt, offset by a $43.1 million increase in operating income and a $37.1 million gain on the change in the fair value of derivative instruments.

Cable Revenue and Subscribers

	Nine Months Ended September 30,

	2004	2003	Chg	% Chg

	(Subscriber statistics in
	thousands except ARPU)
Homes passed	3,270.1	3,195.1	75.0	2.3
Basic cable subscribers	2,248.8	2,260.9	(12.1)	(0.5)
Basic cable, net additions (losses)	(20.7)	(9.5)	(11.2)	—
Core cable ARPU $(1)	45.95	43.16	2.79	6.5
Internet subscribers(2)	879.5	736.5	143.0	19.4
Internet, net additions(2)	101.7	108.0	(6.3)	(5.8)
Internet (Residential) ARPU $(1)	36.67	37.74	(1.07)	(2.8)
Digital terminals in service	729.3	562.7	166.6	29.6
Digital terminals, net additions	115.6	106.6	9.0	8.4
Digital households	627.0	492.1	134.9	27.4
Digital households, net additions	91.8	90.6	1.2	1.3
VIP customers	698.9	637.7	61.2	9.6
VIP customers, net additions	37.3	44.7	(7.4)	(16.6)

(1)	As previously defined — see the “Key Performance Indicators — Average Revenue per Subscriber” section.

(2)	Effective in the third quarter of 2004, we modified the reporting of Internet subscribers to include only those subscribers with service installed, operating and on billing and to exclude those subscribers who have subscribed to the service but installation of the service was still pending. Historically we had included both those subscribers that had the service installed and those with installations pending. Prior period results for Internet subscribers and net additions have been conformed to this current presentation.

Core Cable Revenue

      Core cable revenue, which accounted for 64.9% of total revenues in the nine month period ended September 30, 2004, totalled $933.2 million, a $54.7 million or 6.2% increase over 2003. Analog cable service increased year-over-year by $28.7 million due to price increases in August 2003 and July 2004, with the remaining $26.0 million increase primarily attributable to increased penetration of our digital cable services.

      The increase in core cable ARPU to $45.95 from $43.16 reflects the growing penetration of our digital products, our continued up-selling of customers into more expensive programming packages, and pricing changes. Price increases on basic service in July 2004 and August 2003 contributed to an overall lift in ARPU despite the net reduction of 20,700 basic subscribers in the nine months ended September 30, 2004, which was associated with competitive activity and the impact of price increases. The popularity of our bundled offerings and our Rogers VIP Program has continued, with an additional 37,300 Rogers VIP members added so far during 2004, the majority of whom upgraded to more expensive tiers of service, bringing the Rogers VIP Program penetration of our basic cable subscriber base to 31.1%. We estimate that approximately 1 million customers now subscribe to two or more of our cable, Internet and wireless services and we expect this trend to continue as we continue to develop and advertise unique product bundles and provide for billing of multiple services on a single bill.

Internet Revenue

      The growth of $42.0 million, or 17.8%, in Internet revenue primarily reflects the 19.4% increase in the number of Internet subscribers. Average revenue per residential Internet subscriber per month for the nine month period ended September 30, 2004 was $36.67, a modest decrease from $37.74 for the corresponding 2003 period, due to increased discounts as well as an increase in the proportion of subscribers to our lower priced entry level Internet offerings. Year-over-year, the Internet subscriber base has grown by 143,000, resulting in 39.1% Internet penetration in our service areas of basic cable households, and 26.9% Internet penetration as a percentage of homes passed.

Video Revenue

      The $27.5 million, or 13.7%, increase in Rogers Video stores revenue reflects the combination of a 9.1% increase in same store revenues and an increase in the number of stores at September 30, 2004 to 288 compared to 276 at September 30, 2003. “Same stores” are stores that were open for a full year in both 2004 and 2003. The strong Rogers Video store sales results as compared to 2003 are attributable to an increase in the number of popular titles that were available in the quarter and higher average revenue per customer visit. At the end of September 2004, many of the Rogers Video stores were integrated stores that offered access to a wide variety of cable, Internet and Rogers Wireless products and services, in addition to the DVD and core video rental and sales offerings.

Cable and Video Operating Expenses

	Nine Months Ended
	September 30,

	2004	2003	%Chg

	(In millions of
	dollars)
Cable operating expenses:
Sales and marketing expenses(1)	$94.5	$61.6	53.4
Operating, general and administrative expenses(1)	617.1	580.0	6.4

Total cable operating expenses	711.6	641.6	10.9
Video stores operating expenses:
Cost of sales	105.9	91.7	15.5
Sales and marketing expenses	91.5	85.2	7.4
Operating, general and administrative expenses	13.1	10.2	28.4

Total video stores operating expenses	210.5	187.1	12.5
Management fees	28.7	26.0	10.4
Intercompany eliminations	(2.4)	(2.5)	—

Operating expenses	$948.4	$852.2	11.3

(1)	As reclassified — see the “New Accounting Standards — Revenue Recognition and Classification” section.

      Our cable sales and marketing expenses increased by $32.9 million, or 53.4%, in the nine month period ended September 30, 2004 compared to the same period in 2003. The launch of our new Rogers Yahoo! Hi-Speed Internet offering was supported with a significant marketing campaign. In addition, we are continuing to invest in awareness of our unique digital cable offerings, focusing on sports, movies, VOD and SVOD advantages versus satellite, as well as an increased sales and distribution presence in retail locations.

      The $37.1 million, or 6.4%, increase in cable operating, general and administrative expenses in the nine months ended September 30, 2004 compared to the same period in 2003 relates to: increased costs of programming associated with the growth in digital cable subscribers and the cost related to the deployment of digital set-top terminals, which total approximately $13.9 million; increased pension expense of $5.1 million; the impact of expensing stock options beginning in 2004 of $4.6 million; certain costs totalling $1.3 million that were expensed relating to the development of our voice-over-cable telephony offering; and increased costs directly related to servicing a growing base of Internet subscribers.

      The $14.2 million increase in cost of sales at the Rogers Video stores reflects the higher sales volumes as well as the increased number of store locations. The growth in store locations, from 276 stores at September 30, 2003 to 288 stores at September 30, 2004, was the primary driver of the increase in Rogers Video store sales and marketing expenses, which includes the cost of operating the stores. The modest $2.9 million increase in operating, general and administrative expenses for Rogers Video stores reflects increases in costs related to functions such as human resources and administration.

Operating Profit

      The 5.7% growth in total cable operating profit reflects the 8.7% revenue growth partially offset by the 10.9% increase in total cable operating expenses. The 29.2% increase in operating profit at the Rogers Video stores was due to increased same store revenues, operating efficiencies and improved margins on the rental and sale of products.

      The revenue and expense changes described above resulted in the cable operating margin declining year-over-year to 41.3% in the nine months ended September 30, 2004, compared to 42.4% in the corresponding period of 2003. The compression of our core cable operating margin resulted from our increase in sales and marketing expense as we supported the launch of a large array of new Internet and digital services, the expensing of stock options, increased pension expense, start-up costs associated with voice-over-cable telephony and accounting changes related to revenue recognition. Rogers Video operating margins increased to 7.8% in the nine month period ended September 30, 2004 from 6.8% in the corresponding period of the prior year, as described above.

Reconciliation of Operating Profit to Loss

      The items listed below represent the consolidated income and expense amounts that are required to reconcile operating profit with operating income and net income as defined under Canadian GAAP. The following section should be read in conjunction with the nine months ended September 30, 2004 unaudited interim consolidated financial statements for details of these amounts on a segment-by-segment basis and an understanding of intersegment eliminations on consolidation.

	Nine Months Ended September 30,

	2004	2003	Chg	% Chg

	(In millions of dollars)
Operating profit(1)	$488.9	$460.8	$28.1	6.1
Depreciation and amortization	(348.4)	(363.4)	15.0	(4.1)

Operating income	140.5	97.4	43.1	44.3
Interest expense	(181.8)	(180.6)	(1.2)	0.7
Foreign exchange gain (loss)	(49.7)	34.8	(84.5)	—
Change in the fair value of derivative instruments	37.1	—	37.1	—
Dividend income	—	4.5	(4.5)	—
Loss on repayment of long-term debt	(18.0)	(5.9)	(12.1)	—
Writedown of investments	(0.5)	—	(0.5)	—
Other expense	(0.4)	—	(0.4)	—
Income tax expense	(4.3)	(5.8)	1.5	—

Loss for the period	$(77.1)	$(55.6)	$21.5	—

(1)	As previously defined. See the “Key Performance Indicators and Non-GAAP Measures — Operating Profit” section.

Depreciation and Amortization Expense

      The $15.0 million decrease in depreciation and amortization expense in the nine months ended September 30, 2004 reflects the lower property, additions to PP&E over the last several periods.

Operating Income

      Operating income for the nine months ended September 30, 2004 increased to $140.5 million, an increase of $43.1 million, or 44.3%, from the $97.4 million earned in the corresponding period of 2003. The items to reconcile operating income to net income are described below.

Interest Expense

      Interest expense in the nine months ended September 30, 2004, was relatively unchanged as compared to the nine months ended September 2003 since the impact of modestly higher debt in the 2004 period was offset by lower interest rates on the fixed rate portion of the debt due to re-financing in 2004.

Foreign Exchange Gain (Loss)

      The foreign exchange loss of $49.7 million in the nine months ended September 30, 2004 arose primarily from the translation of our unhedged U.S. dollar-denominated debt during the first six months of 2004 as we discontinued accounting for our cross-currency interest rate exchange agreements as hedges for that period. During this period, the Canadian dollar weakened against the U.S. dollar. Effective July 1, 2004, we began accounting for certain cross-currency exchange agreements as hedges. See “Change in Fair Value of Derivative Instruments”.

Change in the Fair Value of Derivative Instruments

      Effective January 1, 2004, in accordance with AcG-13, we determined that we would not record our derivative instruments, including cross-currency interest rate exchange agreements, as effective hedges for accounting purposes and consequently began to account for such derivatives on a mark-to-market basis, with resulting gains or losses recorded in or charged against income. Accordingly, up to June 30, 2004, we recorded the change in fair value of our derivative instruments as either income or expense, depending on the change in the fair value of our cross-currency interest rate exchange agreements.

      Effective July 1, 2004, we met the requirements of AcG-13 to treat certain of our cross-currency interest rate exchange agreements as effective hedges for accounting purposes. Hedge accounting was applied prospectively beginning July 1, 2004. The exchange agreements not accounted for as hedges continue to be marked-to-market with their change in fair value each period recorded in or charged against income as appropriate.

      For the nine months ended September 30, 2004, the change in fair value of our cross-currency interest rate exchange agreements not accounted for as hedges resulted in a gain of $37.1 million.

Loss on Repayment of Long-Term Debt

      On February 23, 2004, we redeemed $300.0 million aggregate principal amount of our 9.65% senior secured second priority debentures due 2014 at a redemption price of 104.825% of the aggregate principal amount which, together with the write-off of deferred financing costs, resulted in a loss on the repayment of $18.0 million.

Writedown of Investments

      During the nine months ended September 30, 2004, we reviewed the carrying value of our investments and determined a write-down of $0.5 million was required.

Income Tax Expense

      Income taxes for the nine months ended September 30, 2004 and for the corresponding period in 2003 consisted primarily of current income tax expense relating to the Canadian Federal Large Corporations Tax.

Additions to PP&E

      The nature of the cable television business is such that the construction, rebuild and expansion of a cable system is highly capital-intensive. We categorize our additions to PP&E according to a standardized set of reporting categories that were developed and agreed to by the U.S. cable television industry and which facilitate comparisons of additions to PP&E between different cable companies. Under these industry definitions, our core cable additions to PP&E are classified into the following five categories:

•	customer premises equipment (CPE), which includes the equipment and the associated installation costs;

•	scaleable infrastructure, which includes non-CPE costs to meet business growth and to provide service enhancements, including many of the costs to date of our voice-over-cable telephony initiative;

•	line extensions, which includes network costs to enter new service areas;

•	upgrade and rebuild, which includes the costs to modify or replace existing coaxial cable, fibre optic network electronics; and

•	support capital, which includes the costs associated with the purchase, replacement or enhancement of non-network assets.

	Nine Months Ended
	September 30,

	2004	2003	% Chg

	(In millions of
	dollars)
Customer premises equipment	$143.8	$128.5	11.9
Scaleable infrastructure	76.5	44.8	70.8
Line extensions	36.6	33.9	8.0
Upgrade and rebuild	33.4	84.3	(60.4)
Support capital	45.6	37.8	20.6

Additions to core cable PP&E	335.9	329.3	2.0
Additions to Rogers Video stores PP&E	8.7	5.8	50.0

Additions to Rogers Cable PP&E	$344.6	$335.1	2.8

      The factors driving the 2.8% year-over-year increase in our additions to PP&E were spending on scaleable infrastructure which increased by $31.7 million, of which $21.2 million was related to spending on our voice-over-cable telephony initiative, an increase in customer premises equipment of $15.3 million related to the growth in digital terminals purchased in the nine months ended September 30, 2004 and the increased mix of higher priced PVR and HDTV digital terminals, and an increase in support capital of $7.8 million. These increases were offset by reduced spending on upgrades and rebuild of $50.9 million. As at September 30, 2004, more than 93% of our cable network was upgraded to transmit 750 MHz of bandwidth or greater, and approximately 85% of our cable network was upgraded to transmit 860 MHz of bandwidth, as compared to approximately 36% at 860 MHz at September 30, 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Summarized Consolidated Financial Results

	Year Ended December 31,

	2003	2002	% Chg

	(In millions of dollars
	except per share data)
Operating revenue
Core cable(1)	$1,186.4	$1,113.9	6.5
Internet	322.3	242.6	32.9

Total cable revenue(1)	1,508.7	1,356.5	11.2
Video stores	282.6	263.0	7.5
Intercompany eliminations	(3.2)	(4.9)	—

Total operating revenue	1,788.1	1,614.6	10.8

	Year Ended December 31,

	2003	2002	% Chg

	(In millions of dollars
	except per share data)
Operating expenses
Cost of video stores sales	$129.9	$121.3	7.1
Sales and marketing expenses(1)	205.1	192.1	6.8
Operating, general and administrative expenses(1)	792.8	742.7	6.8
Management fees	35.4	31.7	11.7
Intercompany eliminations	(3.2)	(4.9)	(34.7)

Total operating expense	1,160.0	1,082.9	7.1

Operating profit Cable(2)	639.8	541.9	18.1
Video stores(2)	23.7	21.5	10.2
Management fees	(35.4)	(31.7)	11.7

Total operating profit(2)	628.1	531.7	18.1
Workforce reduction costs	—	5.9	—
Depreciation and amortization	482.1	484.2	—

Operating income	146.0	41.6	251.0
Interest expense	240.7	213.3	12.8
Foreign exchange (gain) loss	(49.3)	3.1	—
Loss on repayment of long-term debt	5.9	20.9	—
Investment and other expense (income)	(4.0)	9.5	—
Income tax expense (reduction)	7.5	(146.4)	—

Loss for the year	$(54.8)	$(58.8)	(6.8)

Loss per share, basic and diluted	$(0.27)	$(0.29)	6.9
Total assets	$3,720.1	$3,806.8	(2.3)
Total liabilities	$3,049.4	$2,904.7	5.0
Additions to PP&E	$509.6	$650.9	(21.7)
Cable operating profit margin(2)	42.4%	40.0%
Video stores operating profit margin(2)	8.4%	8.2%

Total operating profit margin(1)(2)	35.1%	32.9%

(1)	As reclassified — See “Revenue Recognition — New Accounting Standards” section.

(2)	As defined in the “— Key Performance Indicators — Operating Profit and Operating Profit Margin” section. Operating profit margin is calculated by dividing operating profit by revenue as detailed below:

Cable operating profit margin — 2003	$639.8 divided by $1,508.7 = 42.4%
Cable operating profit margin — 2002	$541.9 divided by $1,356.5 = 40.0%
Video store operating profit margin — 2003	$23.7 divided by $282.6 = 8.4%
Video store operating profit margin — 2002	$21.5 divided by $263.0 = 8.2%
Total operating profit margin — 2003	$628.1 divided by $1,788.1 = 35.1%
Total operating profit margin — 2002	$531.7 divided by $1,614.6 = 32.9%

Operating Highlights and Significant Developments of 2003

•	Total revenues increased 10.8% and total operating profit increased 18.1% compared to 2002. Cable operating profit margin grew by 240 basis points year-over-year to 42.4%.

•	Basic subscriber levels were relatively flat, as compared to year end 2002.

•	Internet subscriber base increased by 23.8%, or 149,300 net new subscribers, and digital cable subscriber base increased by 33.3%, or 133,800 net new subscribers during the 2003 year.

•	The network rebuild project progressed further, increasing to 96% of our homes passed being two-way addressable, 99% of subscribers digital capable and more than 92% of the cable plant capable of transmitting 750 MHz of bandwidth or greater.

•	We continued to expand the availability of our VOD service, with availability reaching over 1.8 million homes by year end 2003, while continuing to expand the number of VOD contract agreements with various production studios to bring the total number of available titles to over 1,000.

•	We increased the throughput of our Internet service up to 3 Mbps, introduced our first PVR and launched nine new HDTV channels.

•	Seven new Rogers Video stores were added, raising the total number of Rogers Video stores to 279.

•	We issued US$350.0 million (Cdn. equivalent $470.4 million) 6.25% senior (secured) second priority notes due 2013. These funds were used by us to repay advances outstanding under our bank credit facility, intercompany debt owing to RCI and to redeem US$74.8 million aggregate principal amount of our 10% senior secured second priority debentures due 2007 at a redemption price of 105.0% of the aggregate principal amount, and for general corporate purposes.

•	We recorded a loss of $54.8 million in 2003 compared to a loss of $58.8 million in 2002. The primary reasons for the improvement were a $104.4 million increase in operating income combined with the recognition of $52.4 million of additional foreign exchange gains primarily resulting from the translation of the unhedged portion of U.S. dollar-denominated long-term debt as the Canadian dollar strengthened against the U.S. dollar, offset by a $27.4 million increase in interest expense and a $153.9 million increase in income tax expense as a $152.9 million future tax reduction was recognized in 2002.

Cable Revenue and Subscribers

	Year Ended December 31,

	2003	2002	Chg	% Chg

	(Subscriber statistics in
	thousands)
Homes passed(1)	3,215.4	3,103.2	112.2	3.6
Basic cable subscribers	2,269.4	2,270.4	(1.0)	—
Basic cable, net additions (losses)	(1.0)	(16.0)	15.0	93.8
Internet subscribers(2)	777.8	628.5	149.3	23.8
Internet, net additions(2)	149.3	163.8	(14.5)	(8.9)
Digital terminals in service	613.6	456.2	157.4	34.5
Digital terminals, net additions	157.4	142.1	15.3	10.8
Digital households	535.3	401.5	133.8	33.3
Digital households, net additions	133.8	129.4	4.4	3.4
VIP customers	661.6	593.0	68.6	11.6
VIP customers, net additions	68.6	95.5	(26.9)	(28.2)

(1)	Homes passed for 2003 include adjustments based on a periodic audit process to reflect, among other things, new homes constructed. An additional 32,000 homes, representing 28.7% of the increase, were identified in 2003.

(2)	Effective in the third quarter of 2004, we modified the reporting of Internet subscribers to include only those subscribers with service installed, operating and on billing and to exclude those subscribers who have subscribed to the service but installation of the service was still pending. Historically we had included both those subscribers that had the service installed and those with installations pending. Prior period results for Internet subscribers and net additions have been conformed to this current presentation.

Core Cable Revenue

      Core cable revenue, which accounted for 66.3% of total revenues in 2003, totalled $1,186.4 million, a $72.5 million, or 6.5%, increase over 2002. Analog service increased year-over-year by $32.2 million due to price increases in August 2003, offset partially by lower installation revenues. The remaining $40.3 million increase is primarily attributable to increased revenues related to the growing number of subscriptions to digital services and the rental of digital set-top terminal equipment.

      Core cable average monthly revenue per subscriber was $43.69 in 2003, an increase from $40.96 in 2002. We ended the 2003 year with 613,600 digital terminals in 535,300 households, increases of 34.5% and 33.3% over the prior year, respectively. At December 31, 2003, the penetration of digital households as a percentage of basic households was 23.6%, up from the December 31, 2002 penetration of 17.7%. The growth of digital cable subscribers, as well as of Internet subscribers as discussed below, was supported by continued healthy sales of a suite of bundled offers combining analog cable, digital cable and Internet that were launched during 2002. As of December 31, 2003, approximately 162,400 bundles had been sold, up significantly from the over 84,000 bundles that had been sold at the end of 2002. Late in 2003, we and Rogers Wireless jointly introduced Rogers’ first combined bundles which included both cable and wireless products.

      In our analog cable service, we offer three expanded analog channel groupings called tiers in addition to our basic cable offering. At December 31, 2003, 81.2% of basic cable service customers also subscribed to one or more tier services, compared to 81.9% at December 31, 2002. We ended the 2003 year with approximately 661,600 Rogers VIP customers.

Internet Revenue

      Internet revenue for 2003 was $322.3 million, representing growth of $79.7 million, or 32.9%, from 2002, and reflecting the significant increase in the number of subscribers. Average revenue per Internet subscriber per month for 2003 was $37.59, an increase from $37.06 for 2002, reflecting continued strong sales of the Internet product offering and sales of the higher priced business Internet offering, partially offset by customer additions to our lower priced Internet Lite product introduced during 2002. Year-over-year, the Internet subscriber base has grown by 149,300, or 23.8%, resulting in 34.3% Internet penetration of basic cable households, or 24.2% Internet penetration as a percentage of cable homes passed.

Video Revenue

      Rogers Video revenue grew by $19.6 million, or 7.5%, to $282.6 million for 2003 driven by a combination of the opening of 7 stores and a 4.4% increase in same store revenues. “Same stores” are stores that were open for a full year in both 2003 and 2002. At the end of 2003, many of the 279 Rogers Video stores were integrated Rogers Video stores that offered access to a wide variety of cable and wireless products and services in addition to the core video rental and sales offerings.

Cable and Video Operating Expenses

	Year Ended December 31,

	2003	2002	Chg	% Chg

	(In millions of dollars)
Cable operating expenses:
Sales and marketing expenses(1)	$89.2	$83.0	$6.2	7.5
Operating, general and administrative expenses(1)	779.7	731.6	48.1	6.6

Total cable operating expenses	868.9	814.6	54.3	6.7
Video stores operating expenses:
Cost of sales	129.9	121.3	8.6	7.1
Sales and marketing expenses	115.8	109.1	6.7	6.1
Operating, general and administrative expenses	13.2	11.1	2.1	18.9

Total video stores operating expenses	258.9	241.5	17.4	7.2
Management fees	35.4	31.7	3.7	11.7
Intercompany eliminations	(3.2)	(4.9)	1.7	—

Operating expenses	$1,160.0	$1,082.9	$77.1	7.1

(1)	As reclassified — see the “Revenue Recognition — New Accounting Standards” section.

      Total cable operating expenses of $868.9 million increased $54.3 million or 6.7% from $814.6 million in 2002. The year-over-year increase in our costs is directly attributable to the growth in Internet subscribers combined with increasing penetration of digital subscribers.

      Cable sales and marketing expense increased by $6.2 million or 7.5% in 2003 over 2002, primarily related to increases in commissions and advertising costs related to Internet and digital sales.

      Cable operating, general and administrative expenses increased by $48.1 million or 6.6% in 2003 over 2002. The increase related to increased costs of programming and Internet transit and e-mail costs associated with the growth in digital and Internet subscribers.

      Total video store cost of sales increased by 7.1% in 2003 over 2002, primarily as a result of the chains’ growth from 272 stores at December 31, 2002 to 279 stores at December 31, 2003 and the resultant increase in cost of sales related to the growth of the chain. Rogers Video sales and marketing costs, which include the cost of the stores, also increased by 6.1% in 2003 as compared to 2002 as a result of the increased number of stores. Operating, general and administrative expenses increased by 18.9% as we incurred higher costs related to functions such as information technology and human resources.

Operating Profit

      For 2003, consolidated operating profit grew by $96.4 million, or 18.1%, over the same period in 2002, from $531.7 million to $628.1 million. Cable operating profit increased by $97.9 million, or 18.1%, as the impact of higher revenues from price increases and the increase in digital and Internet penetration exceeded the increasing costs of supporting subscribers. Rogers Video operating profit increased by $2.2 million, or 10.2%, as revenue growth modestly outpaced cost growth relating to operating efficiencies and improved margins on the sale of products.

      The revenue and expense changes described above led to an increase in the cable operating margin from 40.0% in 2002 to 42.4% in 2003, reflecting the growth of Internet and the impact of cable rate increases, while video operating margins grew to 8.4% from 8.2% in the prior year.

Reconciliation of Operating Profit to Net Income (Loss)

      The items listed below represent the consolidated income and expense amounts that are required to reconcile operating profit with operating income and net income as defined under Canadian GAAP. The following section should be read in conjunction with Note 22 to our audited consolidated financial statements for details of these amounts on a segment-by-segment basis and an understanding of intersegment eliminations on consolidation.

	Year Ended
	December 31,

	2003	2002

	(In millions
	of dollars)
Operating profit(1)	$628.1	$531.7
Workforce reduction costs	—	5.9
Depreciation and amortization	482.1	484.2

Operating income	146.0	41.6
Interest expense	240.7	213.3
Foreign exchange (gain) loss	(49.3)	3.1
Loss on repayment of long-term debt	5.9	20.9
Writedown of investments	—	11.1
Dividend income	(4.5)	(5.4)
Other expense	0.5	3.8
Income tax expense (reduction)	7.5	(146.4)

Loss for the year	$(54.8)	$(58.8)

(1)	As defined — see the “Key Performance Indicators — Operating Profit and Operating Profit Margin” section.

Workforce reduction costs

      During the fourth quarter of 2002, we reduced our workforce by 187 employees in the technical service, network operations and engineering departments and incurred $5.9 million in costs, primarily related to severance and other termination benefits, associated with this reduction. In addition to these employee separations, we eliminated approximately 62 contract positions. Of this amount, $1.9 million was paid in fiscal 2002, with the balance of $4.0 million being paid in 2003.

Depreciation and Amortization Expense

      Depreciation and amortization expense in 2003 was $482.1 million, a decrease of $2.1 million from $484.2 million in the prior year. Increased depreciation expense, directly attributable to increased additions to PP&E and the resultant higher asset levels associated with PP&E spending over the past several years, was more than offset by declining amortization related to deferred costs. With the reduction of additions to PP&E in 2002 and 2003 from 2001 levels, the increases in depreciation expense are less significant than in previous years.

Operating Income

      Operating income as defined under Canadian GAAP increased to $146.0 million in 2003, an increase of $104.4 million from the $41.6 million earned in 2002. The items to reconcile operating income to net income are described below.

Interest Expense

      Interest expense in 2003 was $240.7 million, an increase of $27.4 million, or 12.8%, from $213.3 million in 2002. The increased interest expense is attributable to the higher level of long-term debt.

Foreign Exchange (Gain) Loss

      The Canadian dollar, in relation to the U.S. dollar, strengthened in 2003 continuing the trend experienced in 2002, and accordingly, we recorded a gain of $49.3 million (2002 — loss of $3.1 million) related to both realized and unrealized foreign exchange gains, primarily as a result of the translation of the unhedged portion of U.S. dollar-denominated long-term debt.

Loss on Repayment of Long-Term Debt

      During 2003, we redeemed an aggregate US$74.8 million principal amount of senior secured second priority debentures. We paid a prepayment premium of $5.1 million, and wrote off deferred financing costs of $0.8 million, resulting in a loss on the repayment of debt of $5.9 million.

      During 2002, we repurchased or redeemed approximately US$280.2 million principal amount of U.S. dollar-denominated long-term debt and incurred a net loss on these transactions of $20.9 million as described in Note 10((m)(i)) of the consolidated financial statements.

Write-down of Investments

      During 2002, we reviewed the carrying value of all investments and determined a writedown in the amount of $11.1 million related to one of our publicly traded investments was required. This writedown was required to bring the carrying value of the publicly traded investment in line with the December 31, 2002 quoted market value.

Income Tax Expense

      Income tax expense, which includes large corporations tax, is calculated under Canadian GAAP as outlined in Note 15 to the consolidated financial statements.

      During 2002, we completed an intercompany transaction with a wholly-owned subsidiary company of RCI resulting in the utilization of approximately $413.8 million of income tax loss carryforwards by us. For accounting purposes, a valuation allowance previously recorded against certain of these loss carryforwards in the amount of $124.6 million was no longer required as we met the more likely than not criterion of realizing the benefit of these future income assets. As required by GAAP, the valuation allowance for certain of these loss carryforwards was eliminated and recorded as a reduction of income tax expense in the consolidated statements of income.

Loss

      The loss for the 2003 year was $54.8 million or $0.27 per share on a basic and diluted basis compared to a loss of $58.8 million or $0.29 per share in 2002.

Additions to PP&E

      The nature of the cable television business is such that the construction, rebuild and expansion of a cable system is highly capital intensive. We categorize our additions to PP&E according to a standardized set of reporting categories that were developed and agreed to by U.S. cable television industry and enable easier comparisons between the additions to PP&E of the companies. Under these industry definitions, our core cable additions to PP&E fall into the following five categories:

•	customer premises equipment (CPE), which includes the equipment and the associated installation costs;

•	scaleable infrastructure, which includes non-CPE costs to meet business growth and to provide service enhancements;

•	line extensions, which includes network costs to enter new service areas;

•	upgrade and rebuild which includes the costs to modify or replace existing coax and fibre networks; and

•	support capital, which includes the costs associated with the replacement or enhancement of non-network assets.

	Year Ended December 31,

	2003	2002	% Chg

	(In millions of
	dollars)
Customer premises equipment	$181.6	$226.8	(19.9)
Scaleable infrastructure	80.1	90.0	(11.0)
Line extensions	49.4	54.6	(9.5)
Upgrade and rebuild	114.4	185.2	(38.2)
Support capital	71.0	86.3	(17.7)

Additions to core cable PP&E	496.5	642.9	(22.8)
Additions to Rogers Video stores PP&E	13.1	8.0	63.8

Additions to Rogers Cable PP&E	$509.6	$650.9	(21.7)

      For 2003, additions to PP&E decreased $141.3 million or 21.7% from 2002 to total $509.6 million. The significant factors driving the decline were the reduction in rebuild capital as the 750 MHz portion of the rebuild program was substantially completed in 2003 and the reductions in customer premise equipment spending driven by the declining cost of digital terminals and modems.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Summarized Consolidated Financial Results

	Year Ended December 31,

	2002	2001	% Chg

	(In millions of dollars,
	except per share data)
Operating revenue:
Core cable(1)	$1,113.9	$1,056.7	5.4
Internet	242.6	166.5	45.7

Total cable revenue(1)	1,356.5	1,223.2	10.9
Video stores	263.0	228.3	15.2
Intercompany eliminations	(4.9)	(4.9)	—

Total operating revenue	$1,614.6	$1,446.6	11.6

Operating expenses:
Cost of video stores sales	121.3	100.0	21.3
Sales and marketing expenses(1)	192.1	159.1	20.7
Operating, general and administrative expenses(1)	742.7	675.6	9.9
Management fees	31.7	28.8	10.1
Intercompany eliminations	(4.9)	(4.9)	—

Total operating expense	$1,082.9	$958.6	13.0

	Year Ended December 31,

	2002	2001	% Chg

	(In millions of dollars,
	except per share data)
Operating profit
Cable(2)	$541.9	$498.3	8.7
Video stores(2)	21.5	18.5	16.2
Management fees	(31.7)	(28.8)	10.1

Total operating profit	$531.7	$488.0	9.0
Other	5.9	60.4	—
Depreciation and amortization	484.2	433.8	11.6

Operating income (loss)	41.6	(6.2)	—
Interest expense	213.3	174.6	22.2
Loss on repayment of long-term debt	20.9	—	—
Other expense (income)	12.6	(39.4)	—
Income tax expense (reduction)	(146.4)	5.3

Loss for the year	$(58.8)	$(146.7)	59.9

Loss per share, basic and diluted	$(0.29)	$(0.82)	64.6
Total assets	$3,806.8	$3,661.7	4.0
Total liabilities	$2,904.7	$2,570.8	13.0
Additions to PP&E	$650.9	$749.7	(13.2)
Cable operating profit margin(1)(2)	40.0%	40.7%
Video stores operating profit margin(2)	8.2%	8.1%
Total operating profit margin(1)(2)	32.9%	33.7%

(1)	As reclassified — see the “Revenue Recognition — New Accounting Standards” section.

(2)	As defined in the “— Key Performance Indicators — Operating Profit and Operating Profit Margin” section. Operating profit margin is calculated by dividing operating profit by revenue as detailed below:

Cable operating profit margin — 2002	$541.9 divided by $1,356.5 = 40.0%
Cable operating profit margin — 2001	$498.3 divided by $1,223.2 = 40.7%
Video store operating profit margin — 2002	$21.5 divided by $263.0 = 8.2%
Video store operating profit margin — 2001	$18.5 divided by $228.3 = 8.1%
Total operating profit margin — 2002	$531.7 divided by $1,614.6 = 32.9%
Total operating profit margin — 2001	$488.0 divided by $1,446.6 = 33.7%

Operating Highlights and Significant Developments for 2002

•	Internet subscriber base increased by 35.2%, or over 163,000 net new Internet subscribers in 2002.

•	Net new digital cable television households increased by 47.6% from the opening position, an increase of more than 129,000 net new digital cable television households for 2002.

•	We applied for and received basic rate deregulation in all systems that were formerly basic cable rate regulated, leaving no systems rate regulated.

•	The transition of the Internet customer base from the At Home network to company-owned network and platforms was successfully completed.

•	The network rebuild progressed closer to completion, increasing to 94% of homes passed being two-way addressable, 98% of subscribers being digital capable, with at least 95% of the cable plant capable of transmitting 550 MHz of bandwidth or greater and 75% at 750/860 MHz.

•	VOD was launched commercially, covering an area of 530,000 homes passed in Central Toronto, complete with a library of over 400 titles.

•	We launched a suite of bundled offers, combining analog cable, digital cable and Internet, which contributed to faster growth and lower churn of Internet and digital cable products.

•	Twelve new Rogers Video stores were added, raising the total number of Rogers Video stores to 272.

•	We reduced our workforce by 187 employees and incurred $5.9 million in costs, primarily related to severance associated with this reduction.

•	We completed a $450.0 million notes offering in Canada and two U.S. notes offerings totalling US$550.0 million (approximately $860.1 million), and also executed an amended and restated $1,075.0 million bank credit facility, providing additional liquidity. Proceeds of these financings, together with $141.4 million from terminations of certain interest rate and cross-currency exchange agreements, were used to repurchase US$280.2 million in U.S. dollar-denominated debt, prepay our $300.0 million Floating Rate Note, repay outstanding bank debt and for general corporate purposes.

•	We recorded a loss of $58.8 million in 2002 compared to a loss of $146.7 million in 2001. The primary reasons for the improvement were a $47.8 million improvement in operating income combined with the recognition of $152.9 million of future income tax reductions.

Cable Revenue and Subscribers

	Year Ended December 31,

	2002	2001	Chg	%Chg

	(Subscriber statistics in
	thousands)
Homes passed(1)	3,103.2	3,041.2	62.0	2.0
Basic cable subscribers	2,270.4	2,286.4	(16.0)	(0.7)
Basic cable, net additions (losses)	(16.0)	(4.8)	(11.2)	—
Internet subscribers(2)	628.5	464.7	163.8	35.2
Internet, net additions(2)	163.8	174.1	(10.3)	(5.9)
Digital terminals in service	456.2	314.1	142.1	45.2
Digital terminals, net additions	142.1	113.0	29.1	25.8
Digital households	401.5	272.1	129.4	47.6
Digital households, net additions	129.4	100.0	29.4	29.4
VIP customers	593.0	497.5	95.5	19.2
VIP customers, net additions	95.5	138.1	(42.6)	(30.8)

(1)	Homes passed for 2001 has been updated from 2,981,500 to 3,041,200 to reflect the results of a periodic audit.

(2)	Effective in the third quarter of 2004, we modified the reporting of Internet subscribers to include only those subscribers with service installed, operating and on billing and to exclude those subscribers who have subscribed to the service but installation of the service was still pending. Historically we had included both those subscribers that had the service installed and those with installations pending. Prior period results for Internet subscribers and net additions have been conformed to this current presentation.

Core Cable Revenue

      Core cable revenue, which accounted for 69.0% of our total revenues in 2002, totalled $1,113.9 million, a $57.2 million, or 5.4%, increase over 2001. Analog cable service increased year-over-year by $23.4 million due partially to:

•	an average rate increase of $2.88 per subscriber to approximately 600,000 subscribers effective August 1, 2002;

•	an average rate increase of $1.78 per subscriber to approximately 260,000 subscribers effective in October 2002;

•	increases in tier pricing, offset by a $4.4 million year-over-year reduction in revenue due to the sale of our Alaska cable systems to General Communication, Inc. in November 2001; and

•	the impact from the year-over-year loss of approximately 16,000 basic cable subscribers.

      The remaining $38.2 million increase is primarily attributable to increased revenues related to digital services and rental and sale of equipment.

      Core cable average monthly revenue per subscriber was $40.96 in 2002, an increase from $38.59 in 2001. We ended the 2002 year with 456,200 digital terminals in 401,500 households, increases of 45.2% and 47.6% over the prior year, respectively. At December 31, 2002, the penetration of digital households as a percentage of basic households was 17.7%, up from the December 31, 2001 penetration of 11.9%. The growth of digital cable subscribers, as well of Internet subscribers as discussed below, was supported by the successful launch during the 2002 year of a suite of bundled offers combining analog cable, digital cable and Internet. More than 84,000 bundles have been sold since their introduction.

      In our analog cable service, we offer three expanded analog channel groupings called tiers in addition to our basic cable offering. At December 31, 2002, 81.9% of basic cable service customers also subscribed to one or more tier services, compared to 84.2% at December 31, 2001. We ended the 2002 year with approximately 593,000 Rogers VIP customers.

Internet Revenue

      Internet revenue for 2002 grew by $76.1 million, or 45.7%, from the same period in 2001, reflecting the significant increase in the number of subscribers. Average revenue per Internet subscriber per month for 2002 was $37.06, an increase from $36.20 for 2001, reflecting price increases implemented during the 2002 year on the core Internet product offering and sales of the higher priced business Internet offering, partially offset by customer additions to our lower priced Internet Lite product introduced during 2002. Year-over-year, the Internet subscriber base has grown by 163,800, or 35.2%, resulting in 27.7% penetration of Internet households as a percentage of basic subscribers and 20.3% penetration as a percentage of homes passed.

Video Revenue

      Rogers Video revenue grew by $34.7 million, or 15.2%, to $263.0 million for 2002 due to the opening of 12 stores and to a 4.9% increase in same store revenues. Same stores are stores that were open for a full year in both 2002 and 2001. At the end of 2002, many of the 272 Rogers Video stores were integrated Rogers Video stores that offered access to a wide variety of cable and wireless products and services in addition to the core video rental and sale offerings.

Cable and Video Operating Expenses

	Year Ended December 31,

	2002	2001	Chg	% Chg

	(In millions of dollars)
Cable operating expenses:
Sales and marketing expenses(1)	$83.0	$60.4	$22.6	37.4
Operating, general and administrative expenses(1)	731.6	664.5	67.1	10.1

Total cable operating expenses	814.6	724.9	89.7	12.4

Video stores operating expenses:
Cost of sales	121.3	100.0	21.3	21.3
Sales and marketing expenses	109.1	98.7	10.4	10.5
Operating, general and administrative expenses	11.1	11.1	—	—

Total video stores operating expenses	241.5	209.8	31.7	15.1

Management fees	31.7	28.8	2.9	10.1
Intercompany eliminations	(4.9)	(4.9)	—	—

Operating expenses	$1,082.9	$958.6	$124.3	13.0

(1)	As reclassified — see the “Revenue Recognition — New Accounting Standards” section.

      Consolidated operating expenses in 2002 increased by $124.3 million, or 13.0%, over 2001, with $89.7 million of the increase related to cable expenses and $31.7 million related to Rogers Video expenses with the remainder related to management fees. Costs for cable increased year-over-year due to:

•	programming costs associated with the increased subscriptions to digital programming;

•	sales and marketing costs related to these new digital programming offerings, product bundles introduced during the 2002 year and the costs associated with acquiring new Internet subscribers; and

•	increased customer service and network access costs.

      Rogers Video expenses in 2002 contributed to the remainder of the overall increase in expenses, and primarily reflect the initial and ongoing expenses associated with the opening of 12 new stores during the year.

Operating Profit

      For 2002, consolidated operating profit grew by $43.7 million or 9.0% over 2001, from $488.0 million to $531.7 million. Cable operating profit increased by $43.6 million, or 8.7%, as the impact of higher revenues from price increases and increased digital and Internet penetration exceeded the increasing costs of supporting subscribers and the loss of basic and tier subscribers over the year. Rogers Video operating profit increased by $3.0 million, or 16.2%, as revenue growth outpaced cost growth due primarily to related operating efficiencies and improved margins on the sale of products.

      The revenue and expense changes described above led to a modest decline in the cable operating margin from 40.7% in 2001 to 40.0% in 2002, reflecting the increased costs of subscriber acquisition and retention while the Rogers Video operating margins grew to 8.2% from 8.1%.

Reconciliation of Operating Profit to Net Income (Loss)

      The items listed below represent the consolidated income and expense amounts that are required to reconcile operating profit with operating income and net income as defined under Canadian GAAP. The following section should be read in conjunction with Note 22 to our consolidated financial statements for details of these amounts on a segment-by-segment basis and an understanding of intersegment eliminations on consolidation.

	Year Ended
	December 31,

	2002	2001

	(In millions of
	dollars)
Operating profit(1)	$531.7	$488.0
Other	5.9	60.4
Depreciation and amortization	484.2	433.8

Operating income (loss)	41.6	(6.2)
Interest expense	213.3	174.6
Foreign exchange loss	3.1	1.5
Loss on repayment of long-term debt	20.9	—
Gain on sale of subsidiary	—	(17.8)
Gain on sale of investments	—	(16.2)
Writedown of investments	11.1	26.0
Dividend income	(5.4)	(32.2)
Other expense (income)	3.8	(0.7)
Income tax expense (reduction)	(146.4)	5.3

Loss for the year	$(58.8)	$(146.7)

(1)	As defined — see the “Key Performance Indicators — Operating Profit and Operating Profit Margin” section.

Other

      During the fourth quarter of 2002, we reduced our workforce by 187 employees in the technical service, network operations and engineering departments and incurred $5.9 million in costs, primarily related to severance and other termination benefits associated with this reduction. Of this amount, $4.0 million had not been paid at December 31, 2002. In addition to these employee separations, we eliminated approximately 62 contract positions.

      The 2001 expense of $60.4 million consists of (i) $44.0 million related to the cost of transitioning Internet subscribers to our own network and terminating arrangements with At Home and (ii) cable systems integration costs of $16.4 million related to the integration of systems acquired on the exchange of certain Canadian cable television properties with Shaw as well as systems acquired with respect to the February 2001 acquisition of Cable Atlantic.

Depreciation and Amortization

      Depreciation and amortization in 2002 was $484.2 million, an increase of $50.4 million, or 11.6%, from $433.8 million in the prior year. Increased depreciation and amortization expense was primarily due to increased PP&E levels.

Interest Expense

      Interest expense increased from $174.6 million in 2001, to $213.3 million in 2002. Interest expense increased by approximately 22.2% with the increase attributable to the increase in long-term debt in 2002 compared to the previous year and also because a greater portion of our long-term debt was at fixed interest rates in 2002.

Foreign Exchange Loss

      Commencing January 1, 2002, we adopted the amended standards (CICA Handbook Section 1650) with respect to accounting for exchange gains or losses on translating long-term debt. Under this standard, long-term debt denominated in U.S. dollars is translated into Canadian dollars at the year-end rate of exchange. Exchange gains or losses on translating this long-term debt are recognized immediately on the statement of income, whereas previously, these gains or losses were deferred and amortized over the life of the long-term debt to which they related. As a result of this change, the 2001 results were restated as detailed in Note 2(g) of the consolidated financial statements.

Loss on Repayment of Long-Term Debt

      During the 2002 year, we repurchased or redeemed approximately US$280.2 million principal amount of U.S. dollar-denominated long-term debt and incurred a net loss on these transactions of $20.9 million as described in Note 10((m)(i)) of the consolidated financial statements.

Gain on Sale of Subsidiary and Investments

      In 2001, we sold our U.S. cable system, comprising Rogers American Cablesystems, Inc. and our operating subsidiary Rogers Cablesystems of Alaska, Inc., and recorded a gain of $17.8 million. We also sold shares of Terayon Communication Systems, Inc. and recorded a gain of $16.2 million.

Writedown of Investments

      During 2002, we reviewed the carrying value of all investments and determined a writedown in the amount of $11.1 million was required to bring the carrying value of our publicly traded investments to the December 31, 2002 quoted market value. Based on a review of investments in 2001, a writedown of $26.0 million was required with respect to a privately held investment to reflect the estimated fair value of this investment.

Income Tax Expense

      Income tax expense, which includes large corporations tax, and is calculated under Canadian GAAP as outlined in Note 15 to the consolidated financial statements.

      During 2002, we completed an intercompany transaction with a wholly-owned subsidiary company of RCI resulting in the utilization of approximately $413.8 million of income tax loss carryforwards by us. For accounting purposes, a valuation allowance previously recorded against certain of these loss carryforwards in the amount of $124.6 million was no longer required as we met the more likely than not criterion of realizing the benefit of these future income assets. As required by GAAP, the valuation allowance for certain of these loss carryforwards was eliminated and recorded as a reduction of income tax expense in the consolidated statements of income.

Loss

      The loss for the 2002 year was $58.8 million or $0.29 per share on a basic and diluted basis compared to a loss of $146.7 million or $0.82 per share in 2001.

Employees

      Remuneration represents a material portion of our expenses. At September 30, 2004, we had approximately 5,690 full-time equivalent employees 2,500 of which were employed by Rogers Video), an increase of 170 employees from the 5,300 at December 31, 2002. The increase in employees is entirely attributable to growth at the Rogers Video stores as we opened new stores and continued to focus on sales of both cable and wireless services and products in addition to our traditional video rental and sales business.

      Total remuneration paid to employees (both full and part-time) in the nine months ended September 30, 2004 was approximately $192.0 million, an increase of $17.5 million or 10.0% from $174.5 million in the prior year.

Liquidity and Capital Resources

Operations

      Cash generated from operations before changes in non-cash operating items, which is calculated by adding back all non-cash items such as depreciation and amortization to the loss for the period, increased to $349.7 million in the nine month period ended September 30, 2004 from $325.4 million in the corresponding period of 2003. This $24.3 million increase is mainly the result of the $28.1 million increase in operating profit.

      Taking into account the changes in non-cash operating items for the nine months ended September 30, 2004, cash generated from operations increased by $29.8 million to $361.4 million compared to $331.6 million in the corresponding period of 2003.

      Cash flow from operations of $361.4 million together with funds generated from financing activities comprised of $455.4 million of net proceeds received from the issuance of our 5.50% Senior (Secured) Second Priority Notes due 2014, less financing costs incurred and proceeds on the sale of PP&E of $1.6 million, resulted in total net funds raised in the nine month period ended September 30, 2003 of approximately $818.4 million.

      Net funds used during the nine months ended September 30, 2004 totalled approximately $818.3 million, the details of which include:

•	funding of additions to PP&E, net of changes in non-cash working capital of $370.9 million;

•	funding of the net repayment of $36.0 million of advances under the bank credit facility;

•	funding of additions to video rental inventory of $42.1 million;

•	funding of capital distributions to RCI of $54.0 million;

•	funding of the $314.5 million redemption, including a redemption premium of $14.5 million, of our $300.0 million 9.65% senior secured second priority debentures due 2014; and

•	funding of $0.8 million of pre-operating costs in voice-over-cable telephony.

      Taking into account the cash deficiency of $17.0 million at the beginning of the period, the cash deficiency at the end of the period was $16.9 million.

      We expect to continue to incur significant additions to PP&E. In 2004, excluding the voice-over-cable telephony initiative, we expect to incur additions to PP&E of between $440.0 million and $475.0 million primarily relating to the purchase and placement of CPE associated with new digital and Internet subscribers, the upgrading of certain portions of our network and scalable infrastructure, the extension of our network into newly constructed areas and buildings, as well as for information technology and other general capital initiatives, including the forced movement of the plant associated with municipal and other improvement projects. In 2004, we anticipate investments of between $100 million and $120 million associated with the deployment of an advanced IP multimedia network to support primary line voice-over-cable telephony and other new services across our cable service areas as discussed in the section entitled “Overview — Voice-Over-Cable Telephony Initiative” above.

Financing

      Our long-term financial instruments are described in Note 10 to the audited consolidated financial statements. Financing activity is outlined below.

      As at December 31, 2003, our required repayments on all long-term debt in the next five years totals $827.5 million, excluding an aggregate $33.7 million effect of cross-currency interest rate exchange agreements. In 2004, required repayments total $0.7 million. In 2005, required repayments total $376.8 million, which represents the repayment of our 10% senior (secured) second priority notes due 2005. In 2007, required repayments total $450.0 million, consisting of the repayment of our 7.60% Senior (Secured) Second Priority Notes due 2007. In 2008, there are no required repayments.

      Our amended and restated bank credit facility, which was established in January 2002, is composed of two tranches (1) the $600 million tranche A that matures on January 2, 2009 and (2) the $475 million tranche B that reduces by 25% annually on each of January 2, 2006, 2007, 2008 and 2009. In September 2003, we amended our bank credit facility to eliminate the possibility of earlier than scheduled maturity of tranche B and availability on a $400.0 million portion of tranche B has been reserved to repay our senior secured second priority notes due 2005. The $400.0 million reserved amount will be reduced by an amount equal to any repayment of the notes due 2005, made from time to time from any source including tranche B and, as a result, an amount equal to such repayments become available to us under tranche B.

      On February 23, 2004, we redeemed the $300.0 million aggregate principal amount of our 9.65% senior secured second priority debentures due 2014 at a redemption price of 104.825% of the aggregate principal amount, which together with the write-off of deferred financing costs, resulted in a loss on the repayment of $18.0 million.

      On March 11, 2004, we completed a private placement in an aggregate principal amount of US$350.0 million 5.50% senior (secured) second priority notes due 2014.

      The terms of our bank credit facility generally impose the most restrictive limitations on our operations and activities as compared to our debt instruments. The most significant of these restrictions are debt incurrence and maintenance tests based upon certain ratios of debt to operating profit. We are currently in compliance with all of the covenants under our respective debt instruments and expect to remain in compliance with all of these covenants. Based upon our most restrictive covenants at September 30, 2004, we could have borrowed approximately $1.53 billion, of which $1.075 billion could have been borrowed under our bank credit facility, including $400.0 million available under tranche B of our bank credit facility for the repayment of debt maturing in 2005.

      On September 20, 2004, Rogers Wireless announced an agreement with Microcell, Canada’s fourth largest wireless communications provider, to make an all cash tender offer of $35.00 per share to acquire Microcell. Rogers Wireless completed the acquisition on November 12, 2004. Rogers Wireless has expended approximately $1.6 billion in connection with its acquisition of Microcell, including the repayment of Microcell’s bank debt and swap obligations, and including prepayment penalties, investment banking advisory fees and other related costs, net of Microcell’s cash on hand. The funding for this acquisition is comprised of: utilization of Rogers Wireless’ cash on hand, drawdowns under Rogers Wireless’ committed $700.0 million amended bank credit facility, and proceeds from a bridge loan from RCI of up to $900.0 million, of which $850.0 million has been drawn. The bridge loan has a term of up to two years from November 9, 2004 and was made on a subordinated unsecured basis. The loan bears interest at 6% per annum and is prepayable in whole or in part without penalty. RCI funded the $850.0 million drawdown on the bridge loan using cash on hand, cash received from Rogers Media in the form of a repayment of an intercompany advance made to Rogers Media by RCI, and cash received from us in the form of a distribution of $660.0 million, as a return of capital, which distribution occurred on November 9, 2004, and of which $650.0 million was borrowed under our bank credit facility.

      We anticipate generating a net cash shortfall in 2004 and 2005. We believe we will have sufficient capital resources to satisfy our cash funding requirements in 2004 and 2005, including the $660.0 million distributed to RCI as a return of capital, taking into account the issuance of the old notes and the application of the net proceeds from the issuance of the old notes, cash from operations, the amount that is available under our $1.075 billion bank credit facility and intercompany advances from RCI.

      On September 13, 2004, RCI acquired all of AWE’s shares of Rogers Wireless. In connection with the financing of the acquisition, all of the shares of our capital stock were pledged by RCI to secure a bridge loan.

      On April 28, 2004, following the decision by AWE to explore the sale of its 34% stake in Rogers Wireless, Standard & Poor’s placed the ratings on all of the Rogers companies on “Credit Watch with negative implications”. On November 8, 2004, the debt ratings for our senior secured and subordinated debt were downgraded from BBB- with a negative outlook to BB+ stable and BB- with a negative outlook to B+, respectively.

      On September 13, 2004, the ratings of RCI, Rogers Wireless and Rogers Cable were put under review for possible downgrade by Moody’s Investor Services following the announcement of the agreement for RCI to purchase AWE’s 34% stake in Rogers Wireless. On November 12, 2004, Moody’s lowered our senior secured debt rating to Ba3 from Ba2 and lowered our subordinated debt rating to B2 from Ba3.

      We do not have any off-balance sheet arrangements other than the cross-currency interest rate exchange agreements described below.

Interest Rate and Foreign Exchange Management

      We use derivative financial instruments to manage our risks from fluctuations in foreign exchange and interest rates. These instruments include cross-currency interest rate exchange agreements, foreign exchange forward contracts and, from time to time, foreign exchange option agreements. All such agreements are used for risk management purposes only and are designated as a hedge of specific debt instruments. In order to minimize the risk of counterparty default under these agreements, we assess the creditworthiness of these counterparties. At September 30, 2004, all of our counterparties to these agreements are financial institutions with a Standard & Poor’s rating (or other equivalent) ranging from A+ to AA.

      Because our operating profit is almost exclusively denominated in Canadian dollars, the incurrence of U.S. dollar-denominated debt has caused substantial foreign exchange exposure. We have established a target of hedging at least 50% of our foreign exchange exposure through the use of instruments outlined above. At September 30, 2004 and December 31, 2003, we had U.S. dollar-denominated long-term debt of US$1,655.2 and US$1,305.2 million, respectively. At September 30, 2004 and December 31, 2003, US$1,583.4 and US$1,058.4 million, or 95.7% and 81.1% respectively, was hedged with cross-currency interest rate exchange agreements at an average exchange rate of $1.4234 to US$1.00 and $1.4798 to US$1.00, respectively. U.S. dollar-denominated debt increased by US$350.0 million during the nine months ended September 30, 2004 due to the issuance in March of the 5.50% senior (secured) second priority notes due 2014. The percent of U.S. dollar-denominated debt hedged increased to 95.7% during the nine months ended September 30, 2004, due to the establishment of an aggregate of US$525.0 million notional amount of new cross-currency interest rate exchange agreements.

      The cross-currency interest rate exchange agreements have the effect of converting on September 30, 2004 and December 31, 2003 the interest rate on US$1,583.4 million and US$1,058.4 million of long-term debt from an average U.S. dollar fixed interest rate of 7.55% per annum and 8.44% per annum, respectively, to a weighted average Canadian dollar fixed interest rate of 8.50% per annum and 9.40% per annum, respectively, on $2,253.8 million and $1,566.2 million, respectively. Including the effect of our cross-currency interest rate agreements, total long-term debt at fixed interest rates at September 30, 2004 was $2,795.2 million, or 100% of total long-term debt. Our effective weighted average interest rate on all long-term debt as at September 30, 2004, including the effect of the interest rate and cross-currency exchange agreements, was 8.51% per annum.

      We will continue to monitor our hedged position with respect to interest rate and foreign exchange fluctuations and, depending upon market conditions and other factors, may adjust our hedged position with respect to foreign exchange fluctuations or interest rates in the future, unwinding certain existing hedges or by entering into new cross-currency interest rate exchange agreements or by using other hedging instruments.

      The following table summarizes the economic effect as of September 30, 2004 of changes in the foreign exchange rate on the unhedged portion of our U.S. dollar-denominated debt and the resulting change in the principal carrying amount of debt, interest expense and earnings per share based on a full year impact.

	Change in		Earnings
	Debt Principal	Change in Interest	Per
Change in Cdn$ vs. US$(1)	Amounts	Expense	Share(2)

	($ millions)	($ millions)
$0.01	$0.7	$0.1	$0.004
0.03	2.2	0.2	0.011
0.05	3.6	0.4	0.018
0.10	7.2	0.8	0.036

(1)	Canadian equivalent of unhedged U.S. dollar-denominated debt if U.S. dollar costs an additional Canadian cent.

(2)	Assumes no income tax effect. Based on the number of shares outstanding as of September 30, 2004.

      At September 30, 2004, interest expense would not have changed if there was a 1% increase in the interest rate on the portion of long-term debt that is not at fixed interest rates since all long-term debt was at fixed interest rates.

Dividends and Distributions

      During 2003, we distributed $72.0 million as a return of capital to RCI. In January 2004, RCI directed us to establish, and we adopted, a distribution policy to distribute $6.0 million of cash per month to RCI on a regular basis beginning in January 2004. During the nine months ended September 30, 2004, we distributed $54.0 million to RCI under this distribution policy. These amounts were recorded as a reduction in the stated capital of our Class B common shares. These distributions were permitted under all agreements governing our outstanding indebtedness.

      On November 9, 2004, we distributed $660.0 million to RCI as a return of capital.

      We paid dividends on the First Preferred Shares of $4.5 million, $5.4 million, $32.2 million, $39.4 million and $35.5 million in the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively, and paid dividends on our Class A and Class B Common Shares of nil, $57.6 million, nil, nil and $263.8 million (nil, U.S.$36.5 million, nil, nil and U.S.$182.7 million) in the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively. These dividends were paid to RCI and a wholly-owned subsidiary of RCI.

      In 2002, in a series of transactions with a wholly-owned subsidiary of RCI, we were able to utilize tax losses of $413.8 million, the benefit of which had previously been recorded at a value of $124.6 million. For accounting purposes, the utilization of these losses has been recorded as a distribution. See Note 6(b)(ii) to the audited consolidated financial statements.

Commitments and Contractual Obligations

Contractual Obligations

      Our material obligations under firm contractual arrangements, including commitments for future payments under long-term debt arrangements, capital lease obligations and operating lease arrangements are summarized below as at December 31, 2003, and are further discussed in Notes 10 and 19 of the audited consolidated financial statements. There have been no significant changes to our material contractual obligations since December 31, 2003.

	Payments Due by Periods

	Less Than			More Than
	1 Year	1-3 Years	3-5 Years	5 Years	Total

	(In thousands dollars)
Long-term Debt(1)	$—	$376,777	$450,000	$1,646,074	$2,472,851
Capital Lease	682	—	—	—	682
Operating Leases	68,512	122,165	93,141	100,434	384,252
Purchase Obligations(2)	9,757	571	54	—	10,382
Other Long-Term Liabilities reflected on the Balance Sheet under GAAP	—	—	—	—	—

Total	$78,951	$499,513	$543,195	$1,746,508	$2,868,167

(1)	The table above does not include the aggregate amount of the old Cdn$ 7.25% senior (secured) second priority notes due 2011 or the old US$ 6.75% senior (secured) second priority notes due 2015 or the Notes offered for exchange in this prospectus. Additionally, as discussed in the section entitled “Liquidity and Capital Resources”, the table above does not reflect the $660.0 million paid by us to RCI as a return of capital. Of this payment, $650 million was funded by drawing down our bank credit facilities.

(2)	Purchase obligations consist of agreements to purchase goods and services that are enforceable and legally binding and that specify all significant terms including fixed or minimum quantities to be purchased, price provisions and timing of the transaction. In addition, we incur expenditures for other items that are volume-dependant. Based on our approximately 2.25 million basic cable subscribers as of September 30, 2004, we estimate that our total payment obligation to programming suppliers in 2004 will be approximately $390.0 million, including amounts payable to the copyright collectives and the Canadian programming production funds. We estimate that Rogers Video will spend approximately $62.0 million in 2004 on the acquisition of DVDs, videocassettes and video games (as well as non-rental merchandise) for rental or sale in Rogers Video stores. In addition, we expect to pay an additional amount of approximately $24.0 million in 2004 to movie studios as part of our revenue-sharing arrangements with those studios.

Additional Information

      Additional information relating to us, including a discussion of our most recent quarterly results, may be found on SEDAR at www.sedar.com.

BUSINESS

General

      We are Canada’s largest cable television company, serving approximately 2.25 million basic cable subscribers at September 30, 2004, representing approximately 29% of basic cable subscribers in Canada. At September 30, 2004, we provided digital cable services to 627,000 households and Internet service to approximately 879,500 subscribers.

      We have highly-clustered and technologically advanced broadband networks in Ontario, New Brunswick and Newfoundland and Labrador. Our Ontario cable systems, which comprise approximately 90% of our approximately 2.25 million basic cable subscribers, are concentrated in and around three principal clusters: (i) the Greater Toronto Area, Canada’s largest metropolitan centre; (ii) Ottawa, the capital city of Canada; and (iii) the Guelph to London corridor in southern Ontario. Our New Brunswick and Newfoundland and Labrador cable systems in Atlantic Canada comprise the balance of our subscribers.

      Through our technologically advanced broadband networks, we offer a diverse range of services, including analog and digital cable television services and residential and commercial Internet services. We also offer DVD, videocassette and video game sales and rentals through Rogers Video, Canada’s second largest chain of video stores. There were 288 Rogers Video stores at September 30, 2004, many of which provide customers with the additional ability to purchase cable and wireless products and services, to pay their cable television, Internet or Rogers Wireless bills and to pick up or return Rogers digital cable and Internet equipment.

      Our cable systems in Ontario and New Brunswick, with a few exceptions, are interconnected to regional head-ends by inter-city fibre-optic rings. The fibre interconnections allow our multiple Ontario and New Brunswick cable systems to function as a single cable network. Our remaining subscribers in Newfoundland and Labrador and New Brunswick are served by local head-ends. Our two regional head-ends in Toronto, Ontario and Moncton, New Brunswick provide the source for most television signals used in the cable systems. At September 30, 2004, 99% of the homes passed in our service areas had digital cable available and 96% of our homes passed were two-way addressable. At September 30, 2004, more than 93% of our cable network has been upgraded to transmit 750 MHz of bandwidth and approximately 85% of our cable network has been upgraded to transmit 860 MHz of bandwidth. 96% of our cable network is capable of transmitting 550 MHz of bandwidth or greater. 99% of our network is digital cable available.

      Our analog cable service consists of basic and tiered analog cable television service, typically comprising 31 channels of basic programming services and a choice of three additional tiers comprised of up to 30 additional channels. Our digital cable service allows subscribers to augment their analog services with a wide selection of digital programming services, selecting from digital programming services individually, in pre-set theme packages or in customer selected packages. In addition, digital cable service generally provides subscribers with a platform to select our advanced cable services, such as time-shifting, PVR, HDTV, VOD and SVOD. Our VOD service was launched in August 2002 and now covers approximately 2.9 million homes in Ontario. We currently have a library of over 2,000 titles. Our digital cable service also provides additional features, including a detailed interactive programming guide, interactive PPV, VOD and SVOD ordering, parental control features and 40 channels of digital CD quality music. At September 30, 2004, we had 729,300 digital terminals in 627,000 households, representing a penetration rate of 27.9% of our basic cable households.

      We are marketing multi-product bundles to existing and new customers, enabling us to reduce individual product churn, increase the average revenue received from our customers by selling multiple products to them, lower the cost of customer acquisition and create a single point of customer service contact. These multi-product bundles, known as “Rogers Better Choice Bundles”, provide our subscribers with a percentage discount over a two year committed term. The Rogers Better Choice Bundles currently include cable, Internet, Rogers Wireless and wireline long distance products and service options.

Overview of Canadian Cable Television Industry

      Cable television service has been available in Canada for approximately 50 years, with the country’s first cable systems established in Vancouver (British Columbia), London (Ontario) and Montreal (Quebec). The following table summarizes the Canadian cable television industry over the last five years:

	As of August 31,

	1999	2000	2001	2002	2003

Television households (millions)	11.4	11.6	11.6	11.8	11.9
Total homes passed by cable (millions)	10.4	10.5	10.6	11.2	11.6
Total homes passed by cable as a percentage of television households	91.2%	90.5%	91.4%	94.9%	97.5%
Total basic cable subscribers (millions)	8.4	8.3	8.2	7.9	7.8
Basic cable subscribers as a percentage of total homes passed by cable	80.8%	79.0%	77.4%	70.5%	67.2%

Source: Canadian Cable Telecommunications Association.

      The Canadian cable television industry is regulated at the federal level, primarily by the CRTC. Canadian cable companies operate under licences issued by the CRTC. See the section entitled “Business — Governmental Regulation”.

      There were approximately 1,985 licenced cable television systems in Canada serving approximately 7.8 million cable television subscribers as of August 31, 2003. Approximately 500 of these licenced cable television systems are owned and operated by the four largest Canadian cable companies serving approximately 6.6 million basic cable subscribers as of August 31, 2003, representing approximately 85% of the total Canadian cable subscribers. The following table provides a summary of the four largest Canadian cable television companies and the provinces in which each company provides service.

As of August 31, 2003

	Basic Cable
	Subscribers
Company	(millions)	% of Total	Provinces Served

Rogers Cable	2.3	29.5%	Ontario (Greater Toronto, Ottawa and the Guelph to London corridor), New Brunswick and Newfoundland and Labrador
Shaw	2.1	26.9%	British Columbia (greater Vancouver), Alberta (Calgary and Edmonton), Saskatchewan, Manitoba (Winnipeg) and Ontario (Thunder Bay and Sault Ste. Marie)
Vidéotron	1.4	17.9%	Quebec
Cogeco Cable	0.8	10.3%	Ontario (Hamilton and surrounding area) and Quebec

Source: Company reports of Shaw Communications Inc., Quebecor Inc., and Cogeco Cable.

Business Strategy

      We seek to maximize our revenue, operating income and return on invested capital by leveraging our technologically advanced cable network to meet the information, entertainment and communications needs of our subscribers, from basic cable television to advanced two-way cable services, including digital cable, Internet access, PPV services, VOD, SVOD, PVR and HDTV. The key elements of our strategy are as follows:

Geographically Concentrating and Clustering Cable Systems

      Clustering allows us to maximize operating efficiencies through centralized billing and the sharing of general management, customer service, marketing and technical support. In addition, clustering of cable systems in major metropolitan areas improves the economics that allow us to develop and launch new services, such as digital cable and Internet services, and spread the capital and operating costs associated with such services over a large subscriber base. Accordingly, clustering allows us to more rapidly and effectively deploy new products and services, enhancing our ability to increase both subscribers and revenues. Finally, concentrating our cable systems in a geographic area is designed to result in a higher quality and more reliable cable system.

      We actively pursue the acquisition and development of cable television systems in communities that are within close proximity to our existing systems in order to increase our revenues and maximize economies of scale and operating efficiencies. We believe that the most cost effective and reliable method of providing our subscribers with both the highest quality entertainment services and the earliest availability of new services is to cluster and interconnect our cable television systems.

      As a part of this clustering strategy, during 2000, we entered into an agreement with Shaw to exchange certain cable television and Internet assets effective November 1, 2000. We exchanged our cable television and Internet assets in Vancouver and the surrounding region of southwestern British Columbia, with approximately 623,000 basic cable subscribers, for Shaw’s cable television and Internet assets in southern Ontario and New Brunswick, with approximately 601,000 basic cable subscribers. As a result, all of our cable systems are now located in eastern Canada, with approximately 90% of our basic cable subscribers clustered in Ontario.

Offering a Wide Selection of Individual and Bundled Products and Services

      We believe that offering a wide variety of products and services enables us to preserve our existing subscriber base, increase revenue generated from each subscriber, increase subscriber satisfaction and reduce subscriber deactivations. The clustering and interconnection of our cable systems and the maintenance of our technologically advanced cable network allow us to accelerate the introduction of new and advanced cable services, such as digital cable service and Internet service. Our ability to offer digital cable service allows us to offer a more extensive array of products and services than those available from analog cable service. Digital cable technology allows us to offer a greater number of digital channels, expanded PPV service, premium, specialty and multicultural channels, time-shifting, PVR, VOD, SVOD, HDTV and digital music channels. Our VOD service was launched in August 2002 and now covers 2.9 million homes in Ontario. We currently have a library of over 2,000 titles. In addition, we provide our subscribers with greater choice and flexibility by offering our digital specialty channels individually, in pre-set theme packages or in customer-selected packages of 5, 10, 15, 20 or 30 channels.

      Further, we believe that offering multi-product bundles will assist us in preserving our existing customer base, increasing revenue on a per-subscriber basis through product up-sell and increase customer satisfaction through improved value perception.

Maintaining Technologically Advanced Cable Networks

      We believe that we are among the leaders in the deployment of cable network technology in North America, making substantial investments in the installation of fibre optic cable and the interconnection of our cable systems in order to have the capacity necessary to offer our subscribers a wide array of cable products and services. At September 30, 2004, more than 93% of our cable network has been upgraded to transmit 750 MHz of bandwidth and approximately 85% of our cable network has been upgraded to transmit 860 MHz of bandwidth. 96% of our cable network is capable of transmitting 550 MHz of bandwidth or greater. 99% of our network is digital cable available. We believe that our network capacity will be sufficient to support multiple cable modem systems as well as data and video traffic from interactive digital set-top terminals for at least the near term future. We also believe that our network architecture provides us with significant advantages, including more bandwidth for advanced products and services, improved picture quality, increased reliability and reduced maintenance.

Increasing Quality and Reliability of Service

      We continue to focus on ways to increase the quality of service that we provide to our subscribers, by improving technical service, enhancing customer support, increasing product quality and providing service with greater reliability. For example, we are focusing on methods to improve the quality of our cable installation procedures in order to minimize maintenance costs and service interruptions. We are also taking steps to improve our customer service experience through efforts to provide more comprehensive customer service functions through our call centres as well as through our existing distribution network and our website. We believe that quality control measures not only reduce subscriber deactivations, but lower our overall costs by eliminating expenses attributable to corrective action such as installation repair. In addition, we intend to improve operating efficiencies through direct cost reductions, wherever possible.

Leveraging our Relationships within the Rogers Group of Companies

      We work with the Rogers group of companies to identify areas where we can combine products, services and resources to reduce subscriber deactivations, improve operating efficiencies and maximize revenue. For example, we have leveraged our relationship with the Rogers group of companies to provide bundled product and service offerings to our subscribers at attractive prices, including through the Rogers VIP Program and the Rogers Better Choice Bundles Program. The Rogers VIP Program is a partnered discount program offered to our subscribers who take the full suite of basic and tier products along with extra outlets. Rogers VIP Program members are currently entitled to discounts on cable service, Internet service, Rogers Video rentals, Rogers Wireless services, Rogers Media products and The Shopping Channel purchases, as well as discounts on products of third party promotion partners, such as RadioShack Canada Inc. At September 30, 2004, there were approximately 698,900 Rogers VIP Program members. The Rogers VIP Program has been a key factor in the continued growth of our extended analog tier cable service penetration levels and, more importantly, in the retention of our existing subscribers. In 2002, we introduced bundles of pre-set packages of analog, digital and Internet products packaged together at a discounted price. Most bundle customers also participate in the Rogers VIP Program benefits. The bundles were modified in late 2003 to include an option for Rogers Wireless in combination with cable and/or Internet services. Most recently, we introduced Rogers Better Choice Bundles that allow customers to create their own customized packages of Rogers Cable and Rogers Wireless products and services, again at a discounted price, along with the ability to add on a wireline long distance service offering, subject to minimum purchase and term commitments.

      We are also working with Wireless to provide common customer support for our subscribers. We and Wireless have common call centres for subscribers of Wireless and Rogers Cable services. Common call centres enable us to offer our common subscribers a single point of contact and facilitate our efforts to conduct cross-promotional campaigns to a larger target base. In addition, in conjunction with Wireless, we offer our common subscribers the option of receiving a common bill both for wireless telecommunications, cable television and Internet services. We believe that common billing provides subscribers with a level of convenience that increases customer satisfaction rates and, as a result, further reduces deactivations. See “Certain Transactions and Relationships” for further detail.

Continuing to Develop Brand Awareness

      We have taken significant steps to promote the “Rogers” brand as a symbol of a diversified communications company that delivers products and services ranging from cable television and Internet services to wireless services and magazine publications. We believe that a strong brand representing a diversified portfolio of products and services will allow us to take advantage of the benefits afforded by our association with the Rogers group of companies. For example, we are able to take advantage of cross-selling opportunities to bundle products and services. We believe that our ability to promote a wide array of products and services provides us with a distinct advantage over many of our competitors, promotes consumer loyalty and offers a channel to increase the revenue generated by each subscriber. In addition, we believe that consumers that have a positive experience with a particular Rogers product are more likely to translate that experience into a preference for additional Rogers products and services, including cable service.

      Since we believe that these opportunities are bolstered by a strong Rogers brand, we have taken a number of steps to promote brand awareness. We utilize our Rogers Video stores as a vehicle to promote to consumers a wide variety of Rogers products and services, including cable and wireless services. We actively promote a unified Rogers website, www.rogers.com, where consumers are able to access information regarding all of the Rogers products and services, order products and services, pay cable and wireless bills and sign-up for electronic bill presentment. We also engage in a variety of community service activities, including charity sponsorships, providing local community access channels and employee volunteer programs, all under the banner of our Rogers brand. We believe that these measures have bolstered the recognition of the Rogers brand and, accordingly, have allowed us to more effectively promote our cable products and services.

Deploying Advanced Internet Capabilities to Develop High Quality Voice-Over-Cable Telephony Service

      In February 2004, we announced, together with RCI, an initiative to deploy an advanced broadband IP multimedia network to support primary line voice-over-cable telephony and other new services across our cable service areas. In order to augment our service offerings, we plan to provide Canadian consumers in our cable service areas with access to a high quality telephone service with the functionality that they expect today. In addition, we currently plan to expand our voice-over-cable telephony services over time to include new VoIP-based telephony features not available on traditional networks. We expect that investing in a broadband IP multimedia network also will serve as the foundation for the deployment of other new advanced IP services, such as broadband gaming and interactive video services.

Network

      Our cable networks in Ontario and New Brunswick, with few exceptions, are interconnected to regional head-ends by inter-city fibre-optic rings. The fibre-optic interconnections allow our multiple Ontario and New Brunswick cable systems to function as a single cable network. Our remaining subscribers in Newfoundland and Labrador and New Brunswick are served by local head-ends. Our regional head-ends in Toronto, Ontario and Moncton, New Brunswick provide the source for most television signals used in the cable systems.

      Our technology architecture is based on a three-tiered structure of primary hubs, optical nodes and co-axial cable distribution. The primary hubs, located in each region that we serve, are connected together by inter-city fibre-optic systems carrying television, Internet, network control and monitoring and administrative traffic. The fibre-optic systems are constructed as rings that generally allow signals to flow in and out of each primary hub through two paths, providing protection from a fibre cut or other disruption. The high-capacity fibre-optic networks deliver high performance and reliability and have substantial reserves for future growth in the form of dark fibre and unused optical wavelengths. Our primary hubs serve from 4,000 to 248,000 subscribers, with two of our primary hubs each serving over 200,000 subscribers.

      Optical fibre joins the primary hub to the optical nodes in the cable distribution plant. Final distribution to subscriber homes from optical nodes uses co-axial cable with two-way amplifiers to support on-demand television and Internet service. Co-axial cable capacity has been increased repeatedly by introducing more advanced amplifier technologies. We believe co-axial cable remains the most cost-effective and widely deployed means of carrying two-way television and Internet services to residential subscribers.

      Groups of an average of 640 homes are served from each optical node in FTTF architecture. The FTTF plant provides bandwidth up to 750 MHz or 860 MHz, which includes 37 MHz of bandwidth used for “upstream” transmission from the subscribers’ premises to the primary hub. The upstream bandwidth is projected to be sufficient to support multiple cable modem systems and data traffic from interactive digital set-top terminals for at least the near term future. When necessary, additional upstream capacity can be provided by reducing the number of homes served by each optical node. Fibre cable has been placed to permit a reduction of the average node size from 640 to 300 homes by installing additional optical transceiver modules and optical transmitters and return receivers in the head-ends and primary hubs.

      At September 30, 2004, more than 93% of our cable network has been upgraded to transmit 750 MHz of bandwidth and approximately 85% of our cable network has been upgraded to transmit 860 MHz of bandwidth. 96% of our cable network is capable of transmitting 550 MHz of bandwidth or greater. 99% of our network is digital cable available. Some smaller communities and rural areas continue to use more traditional two-way cable architectures with 2,000 subscribers per node and 600 MHz bandwidth. Overall, 96% of our total cable plant was capable of transmitting 550 MHz of bandwidth or greater and was two-way addressable at September 30, 2004.

      We believe that the 750/860 MHz FTTF architecture provides us with sufficient bandwidth for foreseeable growth in television, data and future services, a high quality picture, advanced two-way capability and increased reliability. In addition, our clustered network of cable systems served by regional head-ends facilitates our ability to rapidly introduce new services to subscribers with a lower capital cost.

Products and Services

      We offer a broad range of products and services, which we customarily classify into three operating revenue sources:

•	core cable services;

•	Internet services; and

•	video stores operations.

      Core cable services consists of analog and digital cable services. Revenue from core cable services accounted for 66.3% and 64.9%, respectively, of our consolidated revenues for the year ended December 31, 2003 and the nine month period ended September 30, 2004. Internet services consists of providing e-mail and Internet access to residential and commercial subscribers through our cable network, and generated 18.0% and 19.4%, respectively, of our consolidated revenues for the year ended December 31, 2003 and the nine month period ended September 30, 2004. Our video stores operations segment consists of our 288 Rogers Video stores which offer DVD, videocassette and video game sales and rentals and Rogers Wireless products and services. Revenues from our Rogers Video operations generated 15.7% and 15.7%, respectively of our consolidated revenues for the year ended December 31, 2003 and the nine month period ended September 30, 2004.

      We, together with RCI, announced an initiative in February 2004, for the deployment of voice-over-cable telephony services. These primary line digital telephone offerings will deliver high-quality voice service over our IP based multimedia network. These services will provide customers with popular calling features such as directory assistance, call waiting and caller ID.

Core Cable Services

      Analog Cable Service. Our analog cable service provides subscribers with basic analog cable programming and the option to expand their basic cable service with tiers of additional programming in analog format.

•	Basic Cable Service — All of our cable television subscribers, including our digital cable subscribers, subscribe to basic cable service for access to traditional programming. Basic cable service can be accessed through a normal cable-ready television set without the need for an additional set-top terminal. Basic cable service typically consists of approximately 31 channels comprised of Canadian services, including affiliates of the major Canadian networks, United States networks (ABC, NBC, CBS, PBS and Fox), a community access channel, a television home shopping channel (The Shopping Channel, operated by Rogers Media), Canadian specialty programming services (such as CBC Newsworld, CTV NewsNet and YTV) and a non-programming service channel. The subscriber pays a monthly fee for service; these rates were recently deregulated by the CRTC. See the section entitled “Business — Governmental Regulation”.

•	Tier Service — We also offer our basic cable subscribers an extended tier cable service which, in most areas, provides subscribers with a choice of up to three tiers of additional specialty channels, which in most areas are comprised from ten United States specialty services (including CNN, TBS, A&E, CNN Headline News and The Golf Channel) and 20 Canadian specialty services (including Showcase, Bravo!, Life Network and The Comedy Network). Tier service can be accessed through a normal cable-ready television set without the need for an additional set-top terminal. Tier subscribers pay a monthly fee that reflects the rate for basic cable service, plus a fee for additional services offered with the selected tier or tiers. See the section entitled “Business — Governmental Regulation”.

      Digital Cable Service. Digital cable is based on digital compression and encryption technology, which enables us to substantially increase the number of channels our cable systems can carry. Digital compression technology converts up to 12 analog signals into a digital format and compresses these signals into the bandwidth normally occupied by one analog signal. Encryption allows us to protect video signals that are distributed by digital technology from unauthorized access. All digital cable subscribers rent or, in some cases, purchase a digital set-top terminal that allows them to access our various digital cable offerings. The digital set-top terminal features a detailed interactive program guide that allows subscribers to navigate between channels, identify the current program, identify additional programming on any channel, obtain a synopsis of current and future programs and use a parental control option to block certain programming. The digital set-top terminal also allows subscribers to access 40 channels of digital CD quality music in a number of different musical genres. At September 30, 2004, we had deployed 729,300 digital set-top terminals in 627,000 households.

      Digital cable service provides subscribers with greater programming diversity, better picture quality of digital channels, improved reliability and enhanced service features. The expanded capacity afforded by digital cable allows subscribers to augment their analog services with a greater number of channels and programming choices through our specialty, multicultural, premium and PPV service selections. In addition, digital cable service provides subscribers with a platform to select our advanced cable services, such as HDTV, as well as time-shifting, PVR, VOD and SVOD services. We currently have a library of over 2,000 VOD titles. In August 2004, we introduced an all digital channel line up to certain of our service areas. All analog channels will now be digitized to offer digital quality picture and sound to customers who have a Rogers digital cable set-top terminal or PVR terminal. With the all digital lineup, Rogers Digital cable customers will be able to view all of Rogers Cable’s programming in 100% digital format, while at the same time retaining the ability to watch analog channels on any cable outlet in the house without the need for extra digital set top terminals. The following describes our digital cable service offerings:

•	Specialty Service Channels — Digital cable subscribers are able to select from more than 60 specialty channels that are not available on analog cable, such as Animal Planet, BBC Canada, The

Biography Channel, MSNBC and Tech TV. Our selection of specialty channels includes news, sports, movies, family and other special interest programming. Subscribers can select from our selection of specialty channels by ordering pre-set theme packages of channels, such as sports, movies or family packs. Alternatively, subscribers may select specialty channels on an individual basis or create their own package of 5, 10, 15, 20 or 30 specialty channels.

•	Time-shifting — Through time-shifting, we broadcast certain programming selections from up to four different time zones, providing digital cable subscribers with more opportunities to view programs on time-shifted offerings. For example, programming on a broadcast network with a scheduled start time is delivered from a variety of time zones, so that subscribers can select from a number of scheduled times to view a particular program. We currently offer up to 38 channels of time-shifted programming service to our digital cable subscribers.

•	Multicultural Services — We also offer our digital cable subscribers a number of foreign language programming choices, including programming in Cantonese, Mandarin, Greek, Portuguese and Arabic. We are currently the leading provider of foreign language programming in Canada, offering more foreign language channel offerings than any other Canadian television provider. Our subscribers select from our multicultural service offerings on an individual basis.

•	Premium Service — Digital cable subscribers can also select from our two premium service offerings. Our digital premium service provides subscribers with two movie services which have been multiplexed into seven channels, together with four superstations, including WGN (Chicago), KTLA (Los Angeles), WPIX (New York) and WSBK (Boston). Subscribers may also select from several adult content offerings as a premium service. Subscribers pay an additional monthly fee for premium service channels.

•	Pay-Per-View — PPV allows subscribers to select and pay for individual movies, sports and other entertainment events, including concerts and boxing. Digital cable subscribers can order PPV programming directly through the set-top terminal with their remote control. We offer our digital cable subscribers up to 48 PPV channels, which typically consist of 12 PPV offerings, each with four different start times.

•	High-Definition Television — HDTV provides television service with approximately five times the resolution of current analog television broadcasting and with digital sound quality. Accordingly, HDTV provides subscribers with enhanced picture quality and audio presentation. HDTV is available to those subscribers living in certain of our network areas, with an HDTV ready television set and an HDTV set-top terminal, which is available for rent or purchase. We currently offer up to 22 channels of HDTV programming.

•	Video-on-Demand — VOD service enables digital cable subscribers to rent from a library of movies, documentaries and other programming through their digital set-top box. Our digital cable subscribers are able to rent their VOD selections for a period of 24 hours, which they are then able to watch at their convenience with full stop, rewind, fast forward, pause and replay functionality during that period. Our VOD service was launched in August 2002 and now covers 2.9 million homes in Ontario. Our subscribers pay for VOD service primarily on a per-selection basis, although we also offer some free content designed to attract users to the services. We currently also offer subscription access to certain VOD programming, i.e., SVOD. We currently have a library of over 2,000 VOD titles.

•	Personal Video Recorder and High-Definition PVR — We offer an advanced digital set-top box with PVR service, plus an HDTV set-top box with PVR service, to our customers on a rental or purchased basis. A PVR is capable of recording up to 50 hours of programming, and an HD PVR is capable of recording up to 100 hours of standard definition or 20 hours of high definition programming, to enable subscribers to view at their convenience. The PVR offers full VCR functionality of pause, rewind and fast forward. The PVR has a dual tuner which allows for recording and/or viewing of multiple channels.

•	Premium Sports Content — We offer four sports PPV packages, which allow subscribers to pay a fixed fee for extensive sports coverage for a particular season. We offer a National Football League season package through the NFL Sunday Ticket package in our licenced areas, a National Hockey League season package through the NHL Center Ice package, NASCAR racing package through a NASCAR In Car package and a Major League Baseball season package through the MLB Extra Innings package. We also offer a package that in addition to offering the four sports offerings also includes NCAA football and basketball for a monthly fee.

Internet Services

      The use of computers, on-line services and the Internet has increased significantly over the last few years. We believe that the market for Internet service and the revenue opportunities of Internet-related services will continue to grow. We are taking advantage of these opportunities by providing Internet access and work-at-home services to residential and commercial subscribers through our Internet access network. At September 30, 2004, we had 879,500 Internet subscribers.

      Residential Internet Service. We provide our Internet service to our residential subscribers via cable modems connected to personal computers. By utilizing our hybrid fibre co-axial cable network, we are able to deliver access to the Internet at speeds significantly faster than traditional dial-up modems, capitalizing on the substantial capacity of our network.

      Rogers began offering its Internet access services in 1998. In June 2004, we launched with Yahoo! Inc. our co-branded broadband Internet service, Rogers Yahoo! Hi-Speed Internet. We currently offer up to four tiers of Internet service. These tiers are all branded “Rogers Yahoo! Hi-Speed” and are called Internet Ultra-Lite, Internet Lite, Internet Express and Internet Extreme. The tiers are largely differentiated on modem setting, ranging from 64 kbps to 5 Mbps.

      Due to increasing Internet usage by our customers, the network costs associated with delivering the services are rising. As a result, we are considering customized service packages to better reflect individual levels of Internet usage by our customers.

      Commercial Internet Service. Under the brand “Rogers Business Solutions”, we offer a wide range of data and Internet products to small and medium business customers. In addition, agreements have been signed with large enterprise customers to begin providing corporate Internet services. We also offer virtual private network (VPN) products, allowing employees to work from home. We also are currently deploying multi-location services, such as point of sale and backhaul connectivity for large corporate customers.

      Bundled Services. In May 2002, we introduced bundles of pre-set packages of analog, digital and Internet products packaged together at a discounted price. Most bundle customers also participate in the Rogers VIP Program benefits. The bundles were modified in late 2003 to include an option for Rogers Wireless in combination with cable and/or Internet services. The Rogers VIP Program is a partnered discount program offered to our subscribers who take the full suite of basic and tier products along with extra outlets. Rogers VIP Program members are currently entitled to discounts on cable service, Internet service, Rogers Video rentals, Rogers Wireless services, Rogers Media products and The Shopping Channel purchases, as well as discounts on products of third party promotion partners, such as RadioShack Canada Inc. At September 30, 2004, there were approximately 698,900 Rogers VIP Program members. The Rogers VIP Program has been a key factor in the continued growth of our extended analog tier cable service penetration levels and, more importantly, in the retention of our existing subscribers. Most recently, we introduced Rogers Better Choice Bundles that allow customers to create their own customized packages of Rogers Cable and/or Rogers Wireless products and services, again at a discounted price, along with the ability to add on a wireline long distance service offering, subject to minimum purchase and term commitments.

Rogers Video Stores

      We own and operate Rogers Video, Canada’s second largest chain of video stores, providing DVD, videocassette and video game sales and rentals. There were 288 Rogers Video stores at September 30, 2004, with many stores located in our licenced cable television system areas in order to take advantage of the brand awareness generated by our Rogers cable service.

      Rogers Video enables us to provide customer and promotional support for our cable products and services and also functions as a retail outlet for Rogers Wireless. Our video stores provide our subscribers with locations to purchase our cable and Rogers Wireless’ products and services and to pick up and return cable TV and Internet equipment. At selected retail outlets, we also provide customers with demonstrations of our services, such as HDTV, PVR, VOD, SVOD and Internet. In addition, many of our Rogers Video stores provide subscribers with the ability to pay their cable television, Internet or Wireless bills in real-time and on-line.

Voice-Over-Cable Telephony

      We plan to deploy an advanced broadband IP multimedia network to support primary line voice-over-cable telephony and other new services across our cable service areas. The completion of the investment and launch of this product, scheduled to occur no earlier than mid-2005, is dependent upon a regulatory environment supportive of competition, successful technical trials and suitable market conditions. This investment plan includes the capital costs required to deploy a scalable primary line quality digital voice-over-cable telephony service utilizing PacketCable and DOCSIS standards, including the costs associated with switching, transport, IP network redundancy, multi-hour network and customer premises powering, network status monitoring, customer premises equipment, information technologies and systems integration. We anticipate that we will initially invest approximately $200 million by the end of 2005, with approximately $100 to $120 million of the investment occurring in 2004. Once this initial platform is deployed, additional variable additions to PP&E associated with adding each voice-over-cable telephony service customer, which includes uninterruptible back-up powering at the home, are expected to be in the range of $300 to $340 per subscriber addition.

Marketing and Sales

Marketing and Sales Strategy

      Our marketing strategy is focused on maintaining our subscriber base and leveraging our relationship with existing subscribers by offering them additional products and services. In order to maintain subscribers, we focus on designing product and service offerings that are priced and promoted specifically to meet the demands of our market segments. In order to increase revenues, we focus on promotional techniques to upgrade and expand the product and service offerings selected by our subscribers, such as encouraging subscribers to upgrade from basic to digital service, encouraging basic subscribers to subscribe to tier service, encouraging digital cable subscribers to use PPV, VOD and SVOD services, encouraging our cable subscribers to subscribe to Internet service and encouraging lower tiered Internet subscribers to upgrade to higher tiers of service. In addition, we focus on building and maintaining mutually beneficial relationships with the developers and managers of new construction properties and existing MDUs.

      We conduct a significant portion of our sales activities through our customer service call centres. Our call centre operators are trained to offer and promote additional services to our existing subscribers when they call to discuss matters relating to their existing service. In addition, we currently share call centres with Wireless, and a significant number of our customer service representatives are trained to handle both Wireless and Rogers Cable subscribers and offer our services to Wireless subscribers when they make customer service calls. We find that we have been able to successfully leverage our relationship with customers of other Rogers companies, such as Rogers Wireless, to successfully market our products and services.

      We have taken a number of steps to enhance consumer recognition of the Rogers brand and have developed marketing strategies to leverage our brand name. For example, our Rogers Video stores, located in areas in which we offer cable services, are capable of introducing consumers to our digital cable products and services by offering in-store demonstrations of services, such as HDTV, PVR, VOD, SVOD and Internet service, and are able to provide a number of customer service functions such as bill payment. An important part of our strategy is to encourage the purchase of multiple products through the marketing and sale of various bundles. By encouraging single product customers to purchase incremental products or services from Rogers Cable, we can strengthen the overall customer relationship while simultaneously increasing subscriber revenue, reducing cost of acquisition per service and reducing, over the long term, customer churn. Finally, our Internet site for the Rogers group of companies offers a forum for consumers to obtain information about our products and services and to subscribe for cable service.

Marketing Initiatives

      Our marketing efforts are tailored to each of the following market segments, with promotional activities that are designed to most effectively generate sales from the different segments.

      Basic Cable Service. Given the high penetration of basic cable service in our network area, our marketing efforts with respect to basic cable service concentrate on door-to-door sales, telemarketing and direct mail services to promote the value and convenience of our basic cable service. In addition, we are able to promote our basic cable service through our call centres to Wireless subscribers and through the Internet site for the Rogers group of companies.

      Tier Service. We primarily promote our tier service through targeted up-sell campaigns aimed at existing basic cable customers, as well as campaigns directed at new customers. Our primary promotional vehicles are the Rogers VIP Program and the Rogers Better Choice Bundles program. The Rogers VIP Program rewards those customers who subscribe to all three tiers of programming and extra-outlets with, among other things, the free rental of a digital set-top box. Customers of the Rogers VIP Program also receive discounts on products and services from Rogers Video, Rogers Media and The Shopping Channel, as well as discounts from third-party promotion partners such as RadioShack Canada Inc. As of September 30, 2004, there were approximately 698,900 Rogers VIP program members.

      Digital Cable Service. Our promotional campaigns for digital cable service focus on the wide variety and number of news, sports, movie, family and other specialty channels available through digital cable, which are competitive with the number offered by satellite providers. We also promote our digital cable service, which includes our specialty, multicultural and premium channels, by offering digital cable subscribers a variety of service packages. In addition, we also promote our HDTV, time-shifting, PVR, VOD and SVOD offerings. For example, digital cable subscribers can select from our digital programming services individually, in pre-set theme packages, which include a series of program offerings based on certain sports or movie genre themes, or in customer-selected packages of 5, 10, 15, 20 or 30 channels.

      In order to promote our digital service, as well as our selection of programming packages, we engage in television, radio and print advertising, telemarketing and direct mail campaigns, as well as promotions through our Internet site. For example, consumers who subscribe for digital service through our Internet site currently receive rebates and free previews of specialty channels. We also contact our existing subscribers to promote additional services, or promote these services through our call centres when subscribers make customer service calls. Many of our promotional campaigns offer price discounts on certain programming options. Increasingly, we promote our digital products through our Rogers Video stores, allowing consumers to get information about, and subscribe for, digital products and to pickup or return digital set-top terminals. We also promote and sell our digital set-top terminals in the retail locations of certain third parties.

      Residential Internet Service. We engage in television, radio and print advertising, telemarketing and direct mail campaigns to promote our residential Internet services, as well as through our call centres. The majority of our resident Internet customers purchase both Internet and cable television services from us however we also market our Internet services to consumers who are not subscribers to our cable services.

      We also have been able to market our residential Internet service through an extensive national network of over 500 retail locations. Under arrangements with retail outlets such as Future Shop Ltd., Best Buy Canada Ltd., RadioShack Canada Inc. and a variety of computer specialty stores, as well as through our network of Rogers Video stores and certain Rogers Wireless stores and dealers, subscribers are able to obtain information regarding our residential Internet service, receive in-store demonstrations and subscribe for service. We generally pay our retail partners a fixed commission for each sale made, and pricing for service is set by Rogers.

      Multi-Product Bundles. Our multi-product bundles compete directly with those offered by the local telephone service providers. In addition to using our call centres, we engage in television, radio and print advertising, telemarketing and direct mail campaigns in the promotion of our multi-product bundles.

      Commercial Internet Service. Rogers Business Solutions markets its commercial services by creating bundles and product solutions tailored for the business market. We combine Internet, cable television services and wireless products in bundles and unified billing and service options. In addition, we partner with outside vendors to supply web-hosting, domain name registration and specific data applications, such as point of sale, reporting and inventory, under the Rogers Business Solutions brand.

      Rogers Video. We market Rogers Video through traditional marketing channels, from radio, television and print advertising to joint promotional activities with other consumer product companies. In addition, the recent growth in the rentals of DVDs and video games has provided us with additional product promotion vehicles, allowing us to market our extensive inventory and selection of DVD, videocassette and video game titles.

      We also market our Rogers Video stores through cross-promotion with the other products and services offered by the Rogers group of companies. These promotions encourage consumers to visit our stores and increase the likelihood of return visits. We also promote our Rogers Video stores through call centre recordings, inserts and advertisements in Rogers Media magazines and through the Internet site for the Rogers group of companies.

Competition

Cable Television Service

      Canadian cable television systems generally face legal and illegal competition from several alternative multi-channel broadcasting distribution systems, including two Canadian direct broadcast satellite service providers, U.S. direct broadcast satellite service providers, terrestrially-based video service providers, satellite master antenna television, and multi-channel, multi-point distribution system, as well as from the direct reception by antenna of over-the-air local and regional broadcast television signals.

      In recent years, telephone companies have acquired licences to operate terrestrial broadcast distribution undertakings (BDUs). These companies include TELUS Corporation (TELUS), Saskatchewan Telecommunications (Sasktel), MTS Communications Inc. (MTS), Aliant Inc. (Aliant) and, as of November 2004, Bell. We compete directly with Bell and TELUS in Ontario and with Aliant in New Brunswick and Newfoundland and Labrador. These telephone companies can deliver television service to residential homes and apartment buildings using digital subscriber line (DSL) technology. DSL technologies such as very high speed digital subscriber lines (VDSL) provide the ability to offer a complete array of standard definition, VOD and SVOD broadcast television services and may be able to provide HDTV. In particular, Bell has stated an initial objective to target MDUs with the VDSL product. Under the terms of its recently-granted license, Bell has until the fourth quarter of 2006 to commercially launch its terrestrial BDU which, we understand, will be targeted at single family dwellings. Our premium services, such as movie networks, U.S. superstations, pay-per-view and video on demand services, also compete to varying degrees with other communications and entertainment media, including home video, movie theatres and live theatre.

      Since their launch in 1997, the two DBS providers licenced by the CRTC to operate in Canada, Bell ExpressVu LLP and Star Choice Communications Inc., have become aggressive competitors to cable television systems in Canada. In addition, illegal access to U.S. DBS signals by individuals residing in

Canada has become an increasing source of black and grey market competition for Canadian cable television systems. The “black market” refers to pirate DBS equipment Canadian residents illegally obtain and operate. This equipment enables them to decode, without paying a fee, programming services from U.S. DBS providers by defeating the conditional access technology of the systems that prevent unauthorized access. The “grey market” refers to U.S. DBS equipment that Canadian residents obtain and illegally bring into and operate in Canada. Such residents illegally give a false U.S. service address to the U.S. DBS providers, paying a fee to receive programming services not offered for sale in Canada. Unauthorized access by Canadian residents with pirate DBS equipment and theft of Canadian DTH services is another source of competition to Canadian cable companies. In April 2002, the Supreme Court of Canada issued a decision clarifying that the decoding of programming signals, except in accordance with the authorization of a licenced Canadian distributor, is prohibited in Canada. The decision led to increased criminal and civil enforcement activity against black and grey market satellite television dealers in Canada. However, on October 29, 2004, a Quebec court judge issued a further decision which held that those sections of the Radiocommunication Act (Canada) that prohibit the decoding of programming signals, except as authorized by a Canadian distributor, breach the right of freedom of expression contained in the Canadian Charter of Rights and Freedoms. The decision does not take effect until October 2006. It is expected that the federal government will appeal this decision. Until that time, however, the uncertainty created by this decision may lead to an overall decline in criminal or civil enforcement activity against black or grey market satellite television dealers.

      Our objective is to offer the fullest possible range of programming and services to our customers. In September 2001, we launched approximately 70 of the new Category 1 and Category 2 digital services licenced by the CRTC in 2000. Since that time, we have launched additional Category 2 and foreign digital services. We offer more third language digital services than any other Canadian distributor. In late 2001, we also launched a digital offering consisting of HDTV versions of the U.S. networks sourced from Detroit. In early 2002, we launched a digital time-shifting package that included distant Canadian conventional broadcast signals and a version of the U.S. networks sourced from Seattle. In March 2002, we began offering HDTV versions of selected pay and PPV programming. In 2003, we added HDTV versions of City TV Toronto, TSN, Rogers Sportsnet, Discovery and U.S. networks sourced from Seattle and Spokane and in 2004 we have added HDTV versions of CTV Toronto, Global, Omni 1 and Omni 2. We have a large and diverse, highly-competitive offering relative to Canadian service providers and other Canadian cable providers.

Internet Service

      Our Internet access services compete generally with a number of other ISPs, offering competing residential and commercial Internet access services. Many ISPs offer telephone dial-up Internet access services that provide significantly reduced bandwidth capabilities compared to broadband technologies such as cable modem or DSL. The Rogers Yahoo! Hi-Speed Internet Express and Internet Extreme services, where available, compete directly with Bell’s DSL Internet service in the Internet market in Ontario, and with the DSL Internet services of Aliant in some of our service areas in New Brunswick and Newfoundland and Labrador. In the majority of our service areas, we also offer less expensive Internet Lite and Internet Ultra-Lite services, each of which have lower modem speed settings than Internet Express or Internet Extreme. Our Internet Lite and Internet Ultra-Lite services compete against similar slower speed DSL services and, because of their reduced speed, compete more directly with dial-up services. See the section entitled “Business — Internet Services” for further discussion of these services.

      We have increasingly offered our services to customers at either a discounted price for taking multiple services or, more recently, in product bundles which are priced at a discount to the sum of the prices of the individual products if they were to be taken separately. We believe that such customer loyalty programs and multi-product bundling enables us to reduce individual product churn, to increase the average revenue received from our customers by selling multiple products to them, to lower the cost of customer acquisition and to better service our customers by offering a single bill and single points of customer service contact. Late in 2003, we and Rogers Wireless launched a combined bundle which offered combinations of our cable, Internet and wireless services. Our primary competitor, Bell, also markets similar product bundles at similar price points in competition with us. However, Bell’s practice of bundling telephone services with Internet and DTH service is currently under review by the CRTC.

      We face emerging competition from other utilities such as hydroelectric companies as these companies look to utilize their infrastructure to provide Internet and other services, such as VoIP, that may directly compete with our current and future service offerings. In addition, there are wireless technologies, such as WiFi and Wimax, that potentially could be deployed on a regional basis to provide wireless broadband Internet access to customers.

Rogers Video Stores

      Rogers Video competes with other DVD, videocassette and video game sales and rental store chains, such as Blockbuster Inc. and Wal-Mart Stores Inc., as well as individually owned and operated outlets and more recently online-based subscription rental services. Competition is principally based on location, price and availability of titles.

Governmental Regulation

Canadian Radio-television and Telecommunications Commission

      Under the Broadcasting Act (Canada), the CRTC is responsible for regulating and supervising all aspects of the Canadian broadcasting system with a view to implementing certain broadcasting policy objectives enunciated in the Broadcasting Act (Canada). Our cable television systems are subject to licencing and regulation by the CRTC under the Broadcasting Act (Canada). On December 7, 2001, the CRTC issued an exemption order that exempted those Class 3 systems, serving less than 2,000 subscribers and operating their own local head-ends, from the requirement to hold a broadcasting licence. Seventy-five of our Class 3 systems in Newfoundland and Labrador and New Brunswick have been exempted from licencing under this order. These cable systems, however, must continue to comply with a number of criteria, such as the carriage of local and regional television signals and the continued compliance with Canadian ownership and control requirements, which are contained in the exemption order. On June 14, 2004, the CRTC approved an exemption order for cable systems serving fewer than 6,000 subscribers and operating their own local head-ends. On August 30, 2004, four of our cable television systems in Newfoundland and Labrador and New Brunswick became licence exempt under this new order.

      The CRTC is also responsible under the Telecommunications Act (Canada) for the regulation of telecommunication common carriers, which include cable television distributors when their cable distribution systems are used to provide telecommunications services, such as third-party access to Internet services.

      We are required to provide access to our competitors to our inside wire in single wired MDUs. In 2002, the CRTC approved a cost-based lease rate for such use in MDUs based on existing wiring.

Industry Canada

      Industry Canada administers the Radiocommunication Act (Canada) and certain aspects of the Telecommunications Act (Canada) and establishes technical requirements and performance standards for cable television systems, as well as other areas of broadcasting and telecommunications.

Restrictions on Non-Canadian Ownership and Control

      The legal requirements relating to Canadian ownership and control of cable television undertakings are embodied in a statutory order from the Governor in Council to the CRTC, issued pursuant to authority contained in the Broadcasting Act (Canada). Under this order, non-Canadians are permitted to own and control, directly or indirectly, up to 33 1/3% of the voting shares and 33 1/3% of the votes of a holding company which has a subsidiary operating company licenced under the Broadcasting Act (Canada). In addition, up to 20% of the voting shares and 20% of the votes of the operating licencee company may be owned and controlled, directly or indirectly, by non-Canadians. The chief executive officer and 80% of the members of the board of directors of the licencee operating company must be Canadian. In addition, where the holding company is less than 80% Canadian-owned, the holding company and its directors are prohibited from exercising any control or influence over the programming decisions of a subsidiary licencee operating company. There are no restrictions on the number of non-voting shares that may be held by non-Canadians at either the holding company or licencee operating company level. However, the CRTC retains the discretion under this order to determine, as a question of fact, whether a given licencee is controlled by non-Canadians. Our articles give our board of directors the authority to restrict the issue, transfer and voting of our voting shares and the transfer of non-voting shares for the purpose of ensuring that we and our subsidiaries remain qualified to hold or obtain licences to carry on any cable television, broadcasting or telecommunications businesses.

      On May 10, 2001, the Minister of Canadian Heritage asked a Parliamentary Committee to conduct a review of the Broadcasting Act (Canada) and examine, among other things, the current restrictions on foreign ownership of companies licenced under the Broadcasting Act (Canada).

      In November 2002, the Minister of Industry initiated a review process of Canada’s current restrictions on foreign ownership of telecommunications carriers in Canada with a view towards the possible relaxation or elimination of such rules. We support and will participate in the review but cannot predict what, if any, changes might result from it. We have advocated the position that any such relaxation should apply equally to both telecommunications and cable television providers.

      In April 2003, the House of Commons Industry Committee released a report calling for the removal of foreign ownership restrictions for telecommunications carriers and broadcasting distribution undertakings. In June 2003, the House of Commons Heritage Committee released a report opposing the Industry Committee’s recommendation. The Cabinet responded to the Industry Committee report in September 2003 and to the Heritage Committee report in November 2003. Officials from the Industry and Heritage departments are seeking to reconcile the two positions. We support the recommendation as it pertains to the removal of foreign ownership restrictions for both telecommunications carriers and broadcasting distribution undertakings but cannot predict what, if any, changes might result.

Licencing

      The CRTC is empowered under the Broadcasting Act (Canada) to issue licences to operate cable television systems. The licence gives the cable television operator the right, but not the exclusive right, to provide cable television services in its licenced service area. In 1995, the CRTC began to implement a policy of promoting competition in the delivery of broadcasting services to subscribers and has therefore licenced a number of DTH satellite, MMDS, telephone companies and competitive cable television providers to operate within the authorized service areas of incumbent cable licencees.

      The CRTC has taken a number of initiatives to ensure that a competitive broadcasting distribution market develops. On April 1, 1999, the CRTC issued a letter to all incumbent cable licencees, including our company, setting out the new marketing rules that apply to those licencees in cases where a customer has chosen to subscribe to a service provided by a competitive distribution operator. These “winback” rules provide that an incumbent cable licencee is prohibited from contacting a customer who has cancelled their cable service through the use of an agent for a period of 90 days following the cancellation. These rules also prohibit us from offering discounts or other inducements not generally offered to the public where a customer personally initiates contact with the cable licencee for the purpose of canceling service. This restriction is in effect for 90 days following the date of cancellation. In October 2002, the Canadian cable industry filed an application with the CRTC seeking the elimination of the winback rules due to changing circumstances in the competitive marketplace. On August 13, 2004, the CRTC removed the application of the winback rules to single family homes but retained them for multiple dwelling units (MDUs). In addition, the CRTC imposed a new “no communications” rule for MDUs which prohibits cable licencees from contacting residents of an MDU for ninety days after a new entrant signs an access agreement with the MDU.

      In addition to the cable systems that have been exempted from licencing, we hold separate licences for 76 cable systems. These licences have generally been issued for terms of up to five years. In 2004, the majority of these licences were renewed for a one-year period. The remaining licences also expire in 2005 and are renewable. We have never failed to obtain a licence renewal for our cable systems.

      The CRTC imposes restrictions on the transfer of ownership and control of cable licences. Pursuant to regulations promulgated by the CRTC, a holder of a cable licence must obtain the prior approval of the CRTC with respect to any act, agreement or transaction that directly or indirectly results in a material change of ownership or effective control of the licencee or of a person that has, directly or indirectly, effective control of the licencee. CRTC approval is contingent upon the purchaser demonstrating that the transfer is in the public interest.

Canadian Content

      The CRTC regulations govern the types of Canadian and non-Canadian programming services that can be distributed by cable television systems as well as other distributors of video programming. In general, each cable television system is required to distribute all of the Canadian programming services that the CRTC has determined are appropriate for the market it serves, which include local television stations, specialty channels, pay television channels, one PPV service and Category 1 digital services, but which do not include Category 2 digital services and VOD services.

      The CRTC has determined that it would not be in the interest of the Canadian broadcasting system to permit cable systems to distribute non-Canadian pay television movie channels and specialty programming services that could be considered directly competitive with licenced Canadian pay television and specialty services. For that reason, pay movie channels and certain specialty programming services originating in the United States, such as HBO, Showtime, Cinemax, The Disney Channel, ESPN and Nickelodeon, are not approved for cable distribution in Canada. However, the CRTC has identified a list of non-Canadian specialty services, including certain United States originated satellite services and United States superstations, that are permitted carriage on cable television systems on a discretionary, user-pay basis. These include: Spike TV, The Learning Channel, A&E, CNN, CNN Headline News, CNBC/Financial News Network, WTBS, KTLA, WGN, WSBK and WPIX. The CRTC requires that non-Canadian satellite services be sold to Canadian cable television subscribers in discretionary packages with Canadian pay television services or with Canadian specialty services. Each non-Canadian specialty service must be linked with one Canadian specialty service or up to five non-Canadian specialty services may be linked with one Canadian pay television service. The CRTC also requires that a majority of the video channels and a majority of the audio channels received by a subscriber are devoted to the distribution of Canadian programming services.

Cable Ownership of Analog Canadian Pay and Specialty Services

      On June 7, 2001, the CRTC announced a change in its policy on cable ownership of analog pay and specialty services to allow cable companies, and their related entities, to purchase equity interests, including controlling interests, in these services. The CRTC’s prohibition on cable ownership of analog specialty and pay services stemmed from both the historic position of cable operators as gatekeepers for the delivery of discretionary services to subscribers as well as capacity issues. In recent years, structural changes have occurred within the industry to alleviate these concerns. Major convergence trends have resulted in vertically-integrated providers, such as BCE/Bell ExpressVu, competing against cable operators. The CRTC noted that in Canada and internationally, increased competition has prompted media companies to seek entry into new markets and, often, to become more vertically integrated, to compensate for erosion of market share in their traditional areas of business.

Digital Cable Services

      The CRTC has licenced 21 digital Category 1 Canadian specialty services for mandatory digital carriage by distribution undertakings that offer programming services to the public using digital technology.

More than 270 digital Category 2 Canadian specialty services have been licenced without guaranteed distribution rights. Distribution undertakings must ensure that a majority of services received by subscribers digitally is Canadian. Distribution undertakings are permitted to hold equity interests in new digital services. However, the CRTC requires a distribution undertaking to distribute five non-affiliated digital Category 2 services for each affiliated digital Category 2 service that it distributes. Distribution undertakings are also subject to a general obligation to market and package all digital services on an equitable basis.

      The CRTC has also imposed new distribution requirements on Class 1 and 2 cable distribution undertakings that use digital distribution technology to deliver programming services to subscribers. Class 1 and 2 cable distribution undertakings using high capacity digital technology (more than 750 MHz) are required to offer all Canadian English- and French-language specialty services (other than Category 2 services) in analog or digital mode. Other Class 1 and 2 cable distribution undertakings are required to distribute one minority official language Canadian specialty service for every ten majority official language services that are distributed by the undertaking.

Rate Regulation

      As of December 31, 2002, we were basic-rate deregulated in all of our Class 1 systems. Under the Broadcasting Distribution Regulations, which came into force on January 1, 1998, our basic rates may be deregulated in a Class 1 system when two conditions are met: (1) there is evidence that 30% or more of the households in our licenced service area have access to the basic service of another broadcasting distribution undertaking and (2) we have lost 5% or more of our subscribers to competitive broadcasting distribution undertakings. The CRTC has, however, retained the authority to disallow a proposal by a Class 1 system to deregulate basic rates if it determines, within 60 days of receiving the proposal, that deregulation is not in the public interest. The CRTC has advised in a public notice that the first of these conditions was satisfied in all licenced cable areas on August 31, 1997. Two of our Class 1 systems serving St. Thomas and Woodstock, Ontario received CRTC approval to deregulate basic rates on October 4, 2001. Our proposal to deregulate basic rates in three of our Class 1 systems, one serving Ottawa and two serving London, Ontario became effective on February 1, 2002. Our proposal to deregulate basic rates in 12 of our Class 1 systems in Ontario, serving the Greater Toronto Area, Guelph, Kitchener and Georgian Bay became effective on April 1, 2002. Throughout the rest of 2002, we submitted evidence to the CRTC that resulted in deregulation of our basic rates in all of our remaining Class 1 systems.

      The CRTC continues to regulate the fees, on a cost recovery basis, that we charge for the connection of subscriber drop cables to a subscriber’s home. However, fees charged to subscribers for:

•	the incremental rate charged for discretionary services over basic cable service rates,

•	the rental of set-top terminals and

•	pay television services, including PPV and VOD programming are all unregulated.

Financial Contributions for the Creation and Production of Canadian Programming

      Under the Broadcasting Distribution Regulations, all Class 1 and 2 terrestrial broadcast distribution undertakings, or BDUs, and DTH satellite operators are required to contribute not less than 5% of their gross revenues to the production of Canadian programming. For DTH satellite operators, the full 5% must be contributed to certain qualified production funds. Class 1 BDUs with 20,000 or more subscribers must contribute at least 3% to qualified production funds, while the remaining 2% may be satisfied by funding the operation of community channels. For Class 1 BDUs with less than 20,000 subscribers and Class 2 BDUs with less than 6,000 subscribers, the entire 5% requirement may be satisfied by funding the operation of community channels. We meet all of our minimum contribution level requirements by contributing to various qualified production funds and by funding our various community channels. In October 2002, the CRTC amended its community channel policy. Under this policy licencees that operate a French- and an English-language community channel in a single Class 1 system may apply to retain an additional 2% of their gross revenues to fund community channel operations. We successfully applied to retain an additional 2% of our gross revenues in our Ottawa, Ontario and Moncton, New Brunswick cable systems in 2003.

Copyright

      The Copyright Act (Canada) provides for the payment by cable television operators of a royalty fee in respect of the retransmission of distant radio and television broadcast signals (defined as over-the-air television signals originating more than a minimum specified distance from a cable operator’s licenced area). The amounts raised from these royalty fees are paid to copyright collectives representing the owners of the copyright in television programming, including producers, broadcasters and major league sports organizations, as well as authors, composers and publishers of the music in these programs. The level of these compulsory royalty fees, which are subject to the approval of the Copyright Board, is currently $0.70 per month per premise, in respect of distant television signal retransmission, for cable systems with more than 6,000 subscribers. The copyright collectives have applied to increase the royalty fee, in respect of the retransmission of distant television signals, to $1.00 per month per premise for the 2004 to 2008 calendar years.

      On February 16, 2001, the Copyright Board approved performing rights royalties that are payable in respect of the cable transmission of the music component of non-broadcast television services, such as the Canadian pay television and specialty services and U.S. cable networks offered by us. These royalties are payable in relation to the 1996 to 2000 calendar years. Pursuant to the tariffs approved by the Copyright Board, cable television operators must pay a monthly royalty based on the number of premises that they serve in respect of Canadian specialty services. The royalty rates that we were required to pay for the music component of these specialty services did not exceed $0.155 per month, per premise. The royalty rates that we were required to pay for the music component of Canadian pay television services and U.S. cable networks was an amount equal to 2.1% of the monthly affiliation payments payable to these services in 1996, and 1.8% of the monthly affiliation payments payable to these services in the 1997-2000 tariff period. The Copyright Board approved a new royalty rate in respect of the 2001, 2002 and 2003 calendar years in March 2004. The royalty rate is equal to 1.9% of the gross revenues of Canadian pay and specialty services and foreign cable networks. We are compensated from the various pay television and specialty services and foreign cable networks that we distribute for 50% of the royalties payable under these tariffs.

Telecommunications Activities

      On January 30, 1996, the CRTC concluded that the provision of non-programming services by us and other operators comes within the scope of the Telecommunications Act (Canada). The rates charged for the distribution of most non-programming services are not regulated. We are currently required to file and receive approval for tariffs for Internet access service for third party Internet service providers. We have filed an application with the CRTC for forbearance from this tariff requirement insofar as it applies to the business market segment. We expect the CRTC to examine our application in 2005.

      The CRTC has forborne from regulating certain other non-programming services, such as retail Internet services and security services. The CRTC has approved cost-based rates for our Internet access service. Certain of these rates are currently under review by the CRTC.

Access to Support Structures and Municipal Rights of Way

      Under the Telecommunications Act (Canada), if we are unable to obtain rights of way on any highway or other public place for the construction of transmission lines on terms acceptable to us, we may apply to the CRTC to obtain permission to construct transmission lines on terms set by the CRTC.

      We require access to support structures and municipal rights of way in order to deploy facilities. Where access to municipal rights of way cannot be secured, we apply to the CRTC to obtain a right of access under the Telecommunications Act (Canada). However, the Supreme Court of Canada ruled in

2003 that the CRTC does not have the jurisdiction to establish the terms and conditions of access to the poles of hydroelectric companies. As a result of this decision, the Canadian Cable Telecommunications Association filed an application with the Ontario Energy Board (OEB) asking it to set a pole rate for all hydroelectric distributors in Ontario. The OEB accepted jurisdiction over this matter and held a hearing in Fall 2004. We expect a decision from the OEB in 2005. In New Brunswick, where there is currently no similar regulatory authority, we have received notifications from the electric distributors that they will be seeking a rate increase for the poles that they own. As a result, the costs of obtaining access to support structures of hydroelectric companies in each of our cable service areas could be substantially increased and could adversely affect our operating costs.

      In January 2001, the CRTC issued a decision concerning the appropriate terms and conditions, including rates, of access to municipal property in the city of Vancouver. As part of its decision, the CRTC limited the fees charged by the city of Vancouver for access to the recovery of the causal costs to the city of granting access to municipal property. Although the terms of the decision are limited to the specific dispute before the CRTC, the basic principles set out in the decision are expected to apply generally. A number of municipalities appealed the decision of the CRTC to the Federal Court of Canada, which denied the appeal. The municipalities sought leave to appeal the matter to the Supreme Court of Canada, and that leave to appeal was recently denied.

Employees

      At September 30, 2004, we had approximately 5,690 full-time equivalent employees, of which approximately 2,500 were employed by Rogers Video. All of our employees are employed in Canada. Of these employees, 660 are subject to collective agreements with terms expiring over a period ranging from March 2005 to August 2009.

Properties

      In most instances, we own the assets essential to our operations. Our major fixed assets are co-axial and fibre-optic cables, set-top terminals and cable modems, electronic transmission, receiving, processing, digitizing and distributing equipment, IP routers, data storage servers and network management equipment, microwave equipment and antennae; and radio and television broadcasting equipment (including television cameras and television production facilities). The operating systems and software related to these assets are either owned by us or are used under licence.

      We generally lease various distribution facilities from third parties, including space on utility poles and underground ducts for the placement of some of our cable system and roof rights. We either own or lease land for the placement of our hub sites and head-ends and space for other portions of our distribution system.

      We either own or lease our offices from third parties and, in certain instances, from RCI and Rogers Wireless. All except one of our Rogers Video store locations are leased from third parties. We own our service vehicles, data processing facilities and test equipment. Substantially all of our assets, with certain exceptions, are subject to various security interests in favour of the trustee under the deed of trust.

      We own or have licenced various brands and trademarks used in our businesses. Various of our trade names and properties are protected by trademark copyright. Our intellectual property, including our trade names, brands, properties and customer lists, is important to our operations.

      Environmental protection requirements applicable to our operations are not expected to have a significant effect on our additions to PP&E, earnings or competitive position in the current or future fiscal years.

Legal Proceedings

      There exist certain legal actions against us arising in the ordinary course of our business, none of which is expected to have a material adverse effect on our consolidated financial position.

MANAGEMENT

Directors and Executive Officers

      Set forth below is a list of our directors and executive officers as of the date of this prospectus.

Name	Position

Edward S. Rogers, O.C.(2)	Director and Chairman
H. Garfield Emerson, Q.C., ICD.D	Vice-Chairman
Edward Rogers(2)	President and Chief Executive Officer
Michael A. Adams	Executive Vice-President and Chief Operating Officer
Robert J. Barker	Senior Vice-President, National Cable Operations
Donald W. Huff	Senior Vice-President, Finance
John Munro	Senior Vice-President, Chief Marketing Officer
Paul V. Nielsen	Senior Vice-President, Sales and Distribution
Dermot J.A. O’Carroll	Senior Vice-President, Engineering & Network Operations
Thomas M. Vari	Senior Vice-President and Chief Information Officer
Charles W. van der Lee	President and Chief Executive Officer, Rogers Video
Pamela J. Dinsmore	Vice-President, Regulatory
Colette Watson	Vice-President, External Relations
Kenneth G. Engelhart	Vice-President, Regulatory Law
M. Lorraine Daly	Vice-President, Treasurer
Alan D. Horn	Vice-President
Philip B. Lind, C.M	Vice-President
David P. Miller	Vice-President, General Counsel and Secretary
E. Jennifer Warren	Vice-President, Assistant General Counsel
Ronald D. Besse(1)	Director
Thomas I. Hull	Director
J. Christopher C. Wansbrough(1)	Director
Colin D. Watson(1)	Director

(1)	Denotes member of the Audit Committee.

(2)	Edward Rogers is the son of Edward S. Rogers, O.C.

      Edward S. Rogers, O.C. has served as Chairman of our Board of Directors since 1999 and has been President, Chief Executive Officer and a director of RCI since 1979. From February 2003 to May 2003, Mr. Rogers served as a director and Vice-Chairman of Rogers Cable. Mr. Rogers also serves as a director of Rogers Wireless, Rogers Media, Rogers Telecommunications Limited, Cable Television Laboratories, Inc. and the Canadian Cable Telecommunications Association. Mr. Rogers was appointed an Officer of the Order of Canada in 1990 and inducted into the Canadian Business Hall of Fame in 1994. In 2002, Mr. Rogers was inducted into the U.S. Cable Hall of Fame.

      H. Garfield Emerson, Q.C., ICD.D. was appointed non-executive Vice-Chairman in 2001 and served as a Director from March 2000 to May 2004. Mr. Emerson has also served as non-executive Chairman of the board of directors of RCI since 1993 and has been a director of RCI since 1989. Mr. Emerson is the National Chairman and a senior partner in the law firm of Fasken Martineau DuMoulin LLP. Mr. Emerson is also a director of the Canada Deposit Insurance Corporation, CAE Inc., Wittington Investments, Limited, Rogers Wireless, Rogers Telecommunications Limited and Sunnybrook & Women’s College Health Sciences Centre. From 1990 to 2001, Mr. Emerson served as President and Chief Executive Officer of N M Rothschild & Sons Canada Limited, an investment banking firm.

      Edward Rogers served as our director from June 2003 until May 2004 and has served as a director of RCI since May 1997. Mr. Rogers also serves as a director of Futureway Communications Inc. Mr. Rogers was appointed our President and Co-Chief Executive Officer in February 2003 and became President and Chief Executive Officer in June 2003. From 1998 to 2000, Mr. Rogers served as our Vice-President and General Manager, Greater Toronto Area. From 2000 to February 2003, Mr. Rogers served as Senior Vice-President, Planning and Strategy for RCI.

      Michael A. Adams became our Executive Vice President and Chief Operating Officer, effective April 20, 2004. Prior to his appointment with us, Mr. Adams held several senior executive positions with RCN Corporation since 1997, most recently serving as Chief Strategy Officer. Mr. Adams formerly served as a director of Commonwealth Telephone, RCN, Megacable, S.A. de C.V. (a Mexican cable television company) and Megacable Communicacione de Mexico S.A. (a local telecommunications provider based in Mexico City).

      Robert J. Barker was appointed our Senior Vice-President, National Cable Operations in 1999. From 1988 to 1999, Mr. Barker was Vice-President and General Manager, English Canada for Cogeco Cable Inc., a cable television company.

      Donald W. Huff has been our Senior Vice-President, Finance since 2002. From 1996 to 2000, Mr. Huff served as Corporate Controller. From 2000 to 2002 Mr. Huff served as Vice-President, Controller. Mr. Huff has been associated with us since 1990.

      John Munro was appointed our Senior Vice-President and Chief Marketing Officer in July 2004. From August 2003 to July 2004, Mr. Munro served as our Vice-President, Marketing. From 2000 until August 2003, Mr. Munro served as Vice-President, Marketing of Rogers Video. Prior to joining us in 2000, Mr. Munro was President of 360 Data Base Marketing and First Event and Sponsorship Marketing.

      Paul V. Nielsen has been our Senior Vice-President, Sales and Distribution since 2003, prior to which he served as our Vice-President and General Manager, Rogers Business Solutions. From 2000 to 2001, Mr. Nielsen served as Vice-President, Small & Medium Enterprise for Bell Canada.

      Dermot J.A. O’Carroll has been our Senior Vice-President, Engineering & Network Operations since 1999. Mr. O’Carroll has been associated with us since 1995.

      Thomas M. Vari was appointed our Senior Vice-President and Chief Information Officer in February 2004, prior to which Mr. Vari served as our Vice-President, IT and Chief Information Officer since 1998. From 1995 to 1998, Mr. Vari was our Director IT, Digital Project.

      Charles W. van der Lee has been our President and Chief Executive Officer of Rogers Video since 1998 and President and Chief Operating Officer of Rogers Video from 1992 to 1998.

      Pamela J. Dinsmore has served as our Vice-President, Regulatory since 1997. Ms. Dinsmore has been associated with us since 1995.

      Colette Watson was appointed our Vice-President, External Relations in 2001. Since March 2001, Ms. Watson has been on secondment to the Cable Public Affairs Channel (CPAC), a national public affairs television channel. Ms. Watson has been associated with us since 1990.

      Kenneth G. Engelhart has been our Vice-President, Regulatory Law since 1998. Mr. Engelhart has also served as Vice-President, Regulatory Law of RCI since 1992 and has been associated with RCI since 1990.

      M. Lorraine Daly has been our Vice-President, Treasurer since 1989. Ms. Daly has served as Vice-President and Treasurer of Rogers Wireless since 1991 and has also served as Vice-President, Treasurer of RCI since 1989 and has been associated with RCI since 1987.

      Alan D. Horn has served as a Vice-President since 1996. Mr. Horn has served as Vice-President, Finance and Chief Financial Officer of RCI since 1996, prior to which Mr. Horn served as Vice-President, Administration of RCI.

      Philip B. Lind, C.M. has been a Vice-President since 1997. Mr. Lind has also served as Vice-Chairman of RCI since 1991, as a director of RCI since 1979 and has been associated with RCI since 1969. Mr. Lind also serves as a director of a number of other companies, including Brascan Corporation, Canadian General Tower Limited, Council for Business and the Arts, The Outdoor Life Network, and the Power Plant (a contemporary art gallery).

      David P. Miller has been our Vice-President, General Counsel and Secretary since 1991 and Vice-President, General Counsel since 1988. Mr. Miller has served as Vice-President and General Counsel of RCI since 1987 and as Secretary of RCI since 2002. Mr. Miller has also served as Vice-President, General Counsel and Secretary of Rogers Wireless since 1991.

      E. Jennifer Warren was appointed our Vice-President, Assistant General Counsel during 2001. Ms. Warren has served as Vice-President and Assistant General Counsel of RCI since 2000. Ms. Warren served as Legal Counsel of RCI from 1996 to 2000.

      Ronald D. Besse has served as one of our directors since October 2004 and as a director of RCI since June 1984. Mr. Besse was formerly Chairman, President and Chief Executive Officer of Gage Learning Corporation (an educational publisher). Mr. Besse is also a director of CML Healthcare Inc., C.I. Fund Management, Inc. and Luxembourg Cambridge Holding Group. Mr. Besse is a member of the Chief Executives’ Organization, World Presidents’ Organization, and is a past president of the Canadian Book Publishers’ Council.

      Thomas I. Hull has served as one of our directors since May 2004. Mr. Hull has been Chairman and Chief Executive Officer of The Hull Group of Companies (insurance) since 1954. Mr. Hull is also a director of Rogers Wireless, RCI and Rogers Telecommunications Limited. Mr. Hull is a life member of the Canadian Association of Insurance and Financial Advisors and is a past president of the Life Underwriters’ Association of Toronto.

      J. Christopher C. Wansbrough has served as one of our directors since February 2002. Mr. Wansbrough has served as a director of RCI since 1982, as a director of Rogers Wireless since May 2003 and as Chairman of Rogers Telecommunications Limited since December 1997. Mr. Wansbrough served as President of National Trust Company from 1984 to 1986, Vice Chairman from 1986 to 1991 and Chairman of the Board of OMERS Realty Corporation from 1989 to 1997. Mr. Wansbrough also serves as a director of RCI, Rogers Media, Rogers Wireless and United Corporations Ltd. Other affiliations include Chairman of the Board of the R.S. McLaughlin Foundation and the Independent Order of Foresters.

      Colin D. Watson has served as one of our directors since 2000. Mr. Watson was appointed President and Chief Executive Officer of Vector Aerospace Corporation, an aviation services firm, in November 2003. Mr. Watson served as Vice-Chairman of Spar Aerospace Limited, an aviation services firm, from January 2000 until January 2002. From 1996 to 1999, Mr. Watson served as President and Chief Executive Officer of Spar Aerospace Limited and from 1999 to 2000, as its Vice-Chairman and Chief Executive Officer. Prior to 1996, Mr. Watson was our President and Chief Executive Officer. Mr. Watson also serves as a director of a number of other companies, including Vector Aerospace Corporation, Cygnal Technologies Corp., B Split II Corporation, Kasten Chase Applied Research Limited, NorthStar Aerospace, OnX Incorporated, Great Lakes Carbon Income Fund and Louisiana-Pacific Corporation.

      Our Board of Directors currently has 5 directors. Each director is elected by RCI, our sole shareholder, to serve until a successor director is elected or appointed. Executive officers are appointed annually and serve at the discretion of our Board of Directors.

      Our Board of Directors has established an Audit Committee which consists of three directors who are appointed annually by our Board of Directors. A majority of the members of the Audit Committee are not officers or employees of us or any of our affiliates. The Audit Committee is responsible for the engagement of our independent auditors and for the review with them of the scope and timing of their audit services and any other services they are asked to perform, their report on our accounts following completion of the audit and our policies and procedures with respect to internal accounting and financial controls. A majority of the members of the Audit Committee must be Canadian residents.

      The Board of Directors may also establish other committees from time to time to assist in the discharge of its responsibilities.

Compensation of Executive Officers and Directors

      The following table shows the aggregate amount of cash compensation we paid to our directors and executive officers as a group for services in all capacities provided to us and our subsidiaries for the year ended December 31, 2003.

	Directors’ Fees(1)(2)	Salaries & Bonuses	Total

Executive Officers (including one director)	$—	$6,091,376	$6,091,376
Directors (not employees)	89,500	—	89,500

Total	$89,500	$6,091,376	$6,180,876

(1)	In 2003, directors were compensated for their services with an annual retainer of $15,000 and with meeting fees of $1,000 per meeting attended. The meeting fees were increased to $1,250 per meeting attended for directors traveling more than 100 km but less than 1,000 km to the meeting and $2,000 per meeting for directors traveling more than 1,000 km to the meeting. A director who acted as chairman of a committee of our Board of Directors was paid an additional annual retainer of $5,000 and received committee meeting fees of $1,500 per committee meeting attended. Directors’ fees are not paid to directors who are also our employees or executive officers.

(2)	The services of Messrs. Rogers, Emerson, Engelhart, Horn, Lind and Miller and of Ms. Daly and Ms. Warren, in their capacities as officers, and Mr. Rogers in his capacity as a director, are not paid for by us. Their services are provided pursuant to the management services agreement between RCI and us. See the section entitled “Certain Transactions and Relationships — Management Services Agreement”.

      To encourage the directors to align their interests with shareholders, we implemented a Directors’ Deferred Share Unit Plan (the DDSU Plan). Under the DDSU Plan, non-employee directors may receive all or a percentage of their total directors’ fees in the form of Directors’ Deferred Share Units (DDSUs), each of which has a value equal to the market value of a Class B Non-Voting Share of RCI at the commencement of the relevant fiscal quarter. A DDSU is a bookkeeping entry credited to the account of an individual director, which cannot be converted to cash until the director ceases to be a member of the Board of Directors and the boards of directors of our subsidiaries. The value of a DDSU, when converted to cash, will be equivalent to the market value of a Class B Non-Voting Share of RCI at the time the conversion takes place. DDSUs will attract dividends in the form of additional DDSUs at the same rate as dividends on Class B Non-Voting Shares of RCI.

      In October 2002, our Board of Directors passed a resolution requiring each non-employee director to acquire direct or indirect beneficial ownership of 4,000 of any combination of Class A Voting Shares of RCI, Class B Non-Voting Shares of RCI and DDSUs during the term of his or her service as a director of our Board.

      From time to time, the directors are granted options to participate in the stock option plans of RCI. Non-employee directors may receive all or a percentage of such stock options in the form of DDSUs.

      All of our directors are entitled, after ten years of service, to a retiring allowance on retirement from our Board of Directors in an amount equal to $15,000 plus $2,000 per year of service as our director.

Directors’ and Officers’ Liability Insurance

      Through coverage obtained by our parent, RCI, we have the benefit of insurance policies for ourselves and our directors and officers against liability incurred by them in the performance of their duties as our directors and officers. The approximate amount of the premiums allocated to us in respect of these policies on account of directors’ and officers’ liability for us and our affiliates was $533,000 for the 12 month period ended December 31, 2003. The aggregate amount of coverage under the policies in 2003 is the sum of US$50,000,000 in respect of any one policy period. By the current terms of the policy, in circumstances where a director or officer has a claim against us in respect of a loss covered by the policies, arising out of a suit or suits brought in Canada, we may claim for 100% of the loss over and above US$500,000 and in circumstances where a director or officer has a claim against us in respect of a loss covered by the policy arising out of a suit or suits brought in the United States of America, we may claim for 100% of the loss over and above US$1,000,000. In addition, where a director or officer has a claim against the insurers in respect of a loss covered by the policies, the director or officer may claim on the policy for 100% of the loss with no deductible applicable under the policies.

Executive Compensation

      The following table sets forth all compensation earned during the last three fiscal years by the Chief Executive Officer and our four most highly compensated executive officers, other than the Chief Executive Officer, who served as executive officers at the end of 2003. We refer to these executive officers as the “Named Executive Officers”.

Summary Compensation Table

					Long-term
					Compensation
					Awards
		Annual Compensation			Securities
					Under
				Other Annual	Options/SARs	All Other
		Salary	Bonus	Compensation	Granted	Compensation

Name and Principal Position	Year	($)	($)	($)(1)	(#)	($)(2)
Edward Rogers(3)	2003	418,173	568,080	—	532,600	1,701
President and	2002	225,000	174,600	—	—	765
Chief Executive Officer	2001	225,000	112,500	—	13,500	765
John H. Tory(4)	2003	572,000	886,205	15,447	—	1,871
Former Chairman and	2002	550,000	566,843	16,847	—	1,871
Co-Chief Executive Officer	2001	550,000	454,250	14,825	250,000	1,871
Robert Barker	2003	258,000	244,274	2,370	32,900	878
Senior Vice President,	2002	250,000	115,706	3,184	—	851
National Cable Operations	2001	249,135	106,045	—	—	851
Dean MacDonald(5)	2003	387,000	378,720	—	400,000	1,134
Executive Vice President and	2002	315,000	157,500	—	—	1,072
Chief Operating Officer	2001	249,923	168,875	—	18,900	1,072
Dermot O’Carroll(6)	2003	253,000	300,500	1,084	32,300	861
Senior Vice President,	2002	226,600	522,821	1,834	—	771
Engineering & Network Operations	2001	226,092	115,150	16,488	—	771
Charles van der Lee(6)	2003	287,000	380,935	1,087	36,500	976
President & Chief Executive	2002	265,000	347,973	3,548	—	902
Officer, Rogers Video	2001	264,654	362,633	16,543	—	902

(1)	The value of perquisites and benefits for each Named Executive Officer does not exceed the lesser of $50,000 and 10% of the total of the annual salary and bonus and is not reported herein. The amounts quoted in this column represent the taxable benefits on interest free loans.

(2)	The amounts quoted in this column represent premiums paid by us for group term life insurance for each officer.

(3)	Mr. Rogers was appointed President and Co-Chief Executive Officer in February 2003 and became President and Chief Executive Officer in June 2003.

(4)	Mr. Tory resigned as an executive officer effective May 30, 2003 but continued in the employment of our company providing advisory services until December 31, 2003. See the section entitled “Management — Employment Contracts”.

(5)	Mr. MacDonald left our company at the end of March 2004.

(6)	The bonuses paid to Messrs. O’Carroll and van der Lee include a special bonus in furtherance of our retention arrangements.

Stock Options and SAR Grants

      The following table sets forth individual grants of stock options by us during the last financial year to the Named Executive Officers.

Option/ SAR(1) Grants during the Year Ended December 31, 2003

				Market Value of
	Securities	% of Total		Securities
	Under	Options/SARs		Underlying
	Options/SARs	Granted to	Exercise or	Options/SARs on
	Granted	Employees in	Base Price	the Date of Grant
Name	(#)(2)	Financial Year	($/Security)	($/Security)	Expiration Date

Edward Rogers	500,000	11.92%	$20.88	$20.88	June 19, 2013
	32,600	0.78%	$17.37	$17.37	April 22, 2013
	18,000	0.43%	$17.37	$17.37	April 22, 2013
Robert Barker	14,900	0.36%	$20.84	$20.84	November 12, 2013
Dean MacDonald	400,000	9.54%	$13.17	$13.17	March 5, 2013
	17,700	0.42%	$17.37	$17.37	April 22, 2013
Dermot O’Carroll	14,600	0.35%	$20.84	$20.84	November 12, 2013
	20,000	0.48%	$17.37	$17.37	April 22, 2013
Charles van der Lee	16,500	0.39%	$20.84	$20.84	November 12, 2013

(1)	We did not grant any stock appreciation rights (SARs) to the Named Executive Officers during 2003.

(2)	Two stock option grants were issued during 2003.

      The following table sets forth each exercise of options during the last financial year by the Named Executive Officers.

Aggregate Option/ SAR Exercises during the Year Ended December 31, 2003 and Financial Year-End Option/ SAR Values

					Value of Unexercised
			Unexercised		in-the-Money
			Options/SARs at		Options/SARs at
	Securities	Aggregate	December 31, 2003		December 31, 2003
	Acquired on	Value	Exercisable/		(1) Exercisable/
Name	Exercise (#)	Realized ($)	Unexercisable (#)		Unexercisable ($)

Edward Rogers	—	—	161,250/569,350	(1)	481,186/359,422
John H. Tory	200,000	2,982,623	900,000/150,000	(1)	6,020,000/ —
Robert Barker	—	—	160,000/72,900	(1)	— /78,910
Dean MacDonald	—	—	46,950/421,950	(1)	— /3,268,000
Dermot O’Carroll	—	—	61,350/41,050	(1)	198,675/77,569
Charles van der Lee	43,750	514,667	91,850/45,250	(1)	641,150/87,650
	751	653	1,253/500	(2)	5,311/2,122

(1)	These amounts represent options granted between 1994 and 2003 for Class B Non-Voting Shares of RCI at exercise prices ranging from $6.29 to $36.35 per share.

(2)	These amounts represent convertible preferred shares of RCI issued in 1994 pursuant to the 1991 Management Convertible Preferred Share Plan in the case of Mr. van der Lee, with a conversion price of $17.10 per Class B Non-Voting Share of RCI. An amount equal to the purchase price for shares acquired under the 1991 Plan is provided by us (or an affiliate) to the designated employee by an interest-free loan, repayable in installments over a ten-year period. The shares purchased by the employee are pledged as security for the loan.

(3)	The closing price of Class B Non-Voting Shares of RCI on the Toronto Stock Exchange on December 31, 2003 was $21.34.

Pension Plans

      Our employees participate in the RCI pension plans. We record our participation in the RCI pension plans as if we had a defined contribution plan. For the year ended December 31, 2003, and the nine months ended September 30, 2004 we made required contributions to the plans of $4.5 million and $8.1 million respectively, resulting in pension expense of the same amount. The RCI pension plans cover participants across the Rogers group of companies. The value of the accrued pension benefit obligations and the net assets in the RCI pension plans available to provide for these benefits for all Rogers group employees, at market, were $368.2 million and $336.1 million, at the measurement date of September 30, 2003. In addition, we recorded expense of $0.3 million for the nine months ended September 30, 2004, related to supplemental executive retirement plans that are unfunded.

      The Named Executive Officers are members of the RCI defined benefit plan which credits annual pension, payable at age 65, of 2% of career average earnings for each year of credited service, except that earnings for years before 1997 are replaced by 1997 earnings. The pension benefits for all officers under the RCI defined benefit plan are limited to maximum amounts of $1,722.22 per year of service prior to January 1, 2004 and $1,833.33 per year of service after December 31, 2003, multiplied by years of credited service. Remuneration for pension purposes is defined as the total of salary and commissions not including overtime, bonuses or other special payments. The pensions are payable monthly for the lifetime of the Named Executive Officers and a maximum of 60 monthly payments are guaranteed. The expected years of service at normal retirement date and the estimated annual pensions (based on current levels of remuneration), including the benefits under the supplemental retirement plans described below, are:

	Projected	Estimated
Executive Officers	Service	Benefit

Edward Rogers(1)	38 years	$334,500
John H. Tory	N/A	$15,400
Robert Barker(2)	13 years	$67,000
Dean MacDonald(3)	23 years	$42,700
Dermot O’Carroll	19 years	$34,200
Charles van der Lee	28 years	$50,100

(1)	In conjunction with his pension, Mr. Rogers has a supplemental plan, which will pay an amount equal to 2% of career average earnings for each year of credited service. In addition, if Mr. Rogers should die after attaining the age of 55 and prior to having attained the age of 65, we will pay a death benefit of $1 million, payable in ten equal annual installments of $100,000 each.

(2)	In conjunction with his pension, Mr. Barker has a supplemental plan effective the first day of his employment with us. Both plans combined will pay an amount equal to 2% of the average of the last five years base salary multiplied by the number of years of service.

(3)	Mr. MacDonald left our company at the end of March 2004.

Employment Contracts

      Mr. Tory had an employment contract with us. This contract encompassed the compensation arrangements noted in this section. Mr. Tory resigned as an executive officer effective May 30, 2003 but continued in the employment of our company providing advisory services until December 31, 2003. During the period ending December 31, 2004, Mr. Tory has agreed that he will not be involved in the cable television or other programming distribution undertaking business, Internet access business, or any other business which competes with our business in our licenced territories.

      Mr. Barker has a contract that provides that if his employment is terminated by us, other than for cause, he will receive an amount equal to 12 months salary, his benefits (except disability benefits) will continue for a period of 12 months, and stock options granted to him by us will continue to vest during the 12 month period. Mr. Barker is prohibited from competing with us during the 12 month period. Mr. MacDonald had a contract on essentially the same terms as those described for Mr. Barker. Mr. MacDonald left our company at the end of March 2004.

      Mr. O’Carroll’s contract provides that if his employment is terminated by us, other than for cause, he will be entitled to receive payments equal to his salary for a period of up to 24 months.

      Mr. van der Lee’s employment contract provides that if his employment is terminated by us, other than for cause, he will be entitled to monthly payments of salary for a period of up to 24 months. Mr. van der Lee will also be entitled to receive his target bonus for the year and his benefits (except disability benefits), will continue during the period in which he is receiving the monthly payments of salary. If there is a change of control of us, Mr. van der Lee may elect to resign and would be entitled to the same compensation and benefits as if his employment had been terminated by us.

Indebtedness of Directors and Executive Officers

      All indebtedness described below was incurred prior to July 30, 2002, the date the United States Sarbanes-Oxley Act of 2002 came into effect. In compliance with that legislation, no new personal loans to directors or executive officers were made or arranged, and no existing personal loans were renewed or modified, after July 30, 2002.

      As of December 31, 2003 the aggregate indebtedness owed to us or any subsidiary by our present or former directors, officers and employees or of those of any subsidiary in connection with the purchase of securities of RCI totalled $197,647.

      The following table sets forth the details of loans made by or outstanding to us during the years ended December 31, 2002 and 2003 to our present or former directors, executive officers or senior officers and associates of such persons in connection with the purchase of securities of RCI.

Table of Indebtedness of Directors, Executive Officers

and Senior Officers Under Securities Purchase Programs

Financially
Assisted
Securities
Purchases
		Largest Amount		During the
	Involvement of	Outstanding During the	Amount Outstanding	Financial
Name and	Corporation or	Financial Year Ended	as at	Year Ended	Security for
Principal Position	Subsidiary(1)	December 31, 2003	December 31, 2003	December 31, 2003	Indebtedness

Charles van der Lee	Loan from	$42,818	$29,976	—	RCI Convertible
	Corporation				Preferred Shares

(1)	This loan is non-interest bearing and is repayable over ten years with mandatory repayments of 5% on the first to sixth anniversaries of the loan, 10% on the seventh and eighth anniversaries, 15% on the ninth anniversary and 35% on the tenth anniversary. At any time Mr. van der Lee may prepay an amount equal to 10% of the principal amount for each complete year the loan has been outstanding less any mandatory repayments.

      As of December 31, 2003 the aggregate indebtedness to us of all present or former officers, directors and employees that was not entered into in connection with the purchase of securities was $1,594,849.

Table of Indebtedness of Directors, Executive Officers

and Senior Officers Other Than Under Securities Purchase Programs

Largest Amount
	Involvement of	Outstanding During the	Amount Outstanding
Name and	Corporation or	Financial Year Ended	as at
Principal Position	Subsidiary	December 31, 2003	December 31, 2003

John H. Tory(1)	Loan from	$475,000	—
Corporation

(1)	The non-interest bearing loan to Mr. Tory was made to provide assistance in purchasing a residence and was owed to RCI. This loan has been repaid.

Employee Share Accumulation and Restricted Share Unit Plans

Employee Share Accumulation Plan

      Effective in the first quarter of 2004, we launched an employee share accumulation program that allows employees to voluntarily participate in a share purchase program. Under the terms of the program our employees can contribute a specified percentage of their regular earnings through payroll deductions. The designated administrator of the plan then purchases Class B Non-Voting shares of RCI in the open market on behalf of the employee.

      At the end of each quarter we make a contribution of 25% of the employee’s contribution in the quarter. The administrator then uses this amount to purchase additional shares of RCI on behalf of the employee, as outlined above.

      We record our contribution as compensation expense which amounted to $0.3 million for the nine months ended September 30, 2004.

Restricted Share Unit Plan

      Effective March 10, 2004, RCI established the 2004 Restricted Share Unit Plan which enables employees, officers and directors of RCI and participating companies, including Rogers Cable, to participate in the growth and development of RCI by providing such persons with the opportunity, through Restricted Share Units, to acquire a proprietary interest in RCI. Under the terms of the plan, Restricted Share Units are issued to the participant and the units issued vest over a period not to exceed three years from the grant date.

      On the vesting date, RCI shall redeem all of the participants Restricted Share Units in cash or by issuing one Class B Share for each Restricted Share Unit. RCI has reserved 2,344,591 Class B Shares for issuance under this plan.

      As at September 30, 2004, 50,916 Restricted Share Units were outstanding related to Units issued on April 20, 2004 to one of our employees. These Restricted Share Units vest at the end of three years from the grant date. We record compensation expense equally over the vesting period taking into account fluctuations in the market price of the Class B Shares. Compensation expense for the nine months ended September 30, 2004 related to these Restricted Share Units was $0.2 million.

PRINCIPAL SHAREHOLDER

      As of September 30, 2004, the only person or company who holds any of our voting shares is RCI. The following table contains information with respect to the holdings of RCI of our securities.

		Number of
Name and Jurisdiction	Designation of Class	Securities Owned

Rogers Communications Inc	Class A Common Shares	100,000,000
(British Columbia)	Class B Common Shares	118,166,003
	Fourth Preferred Shares	306,904
	Seventh Preferred Shares	151,800

      To our knowledge, the only person or company beneficially owning, directly or indirectly, or exercising control or direction over, more than 10% of the outstanding voting shares of RCI is Edward S. Rogers, O.C., the President and Chief Executive Officer and a director of RCI and a director and the Chairman of Rogers Cable Inc., and certain companies owned or controlled by him and trusts for the benefit of Mr. Rogers and his family.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

      We have entered into a number of inter-company agreements with RCI, our parent company, and its other subsidiaries. These agreements govern the management, commercial and cost-sharing arrangements that we have with RCI and its other subsidiaries, including Rogers Wireless.

      We monitor our intercompany and related party agreements to ensure the agreements remain beneficial to us. We are continually evaluating the expansion of existing arrangements and the entry into new agreements. Our agreements with the Rogers group of companies have historically focused on areas of operations in which joint or combined services provide efficiencies of scale or other synergies. For example, beginning in late 2001, RCI began managing the customer call centre operations of both our company and Rogers Wireless, with a goal of improving productivity, increasing service levels and reducing cost.

      More recently, our arrangements with RCI and its other subsidiaries are increasingly focusing on sales and marketing activities. In February 2004, our board of directors approved two additional arrangements between Rogers Wireless and us:

•	Distribution — We will receive management services from Rogers Wireless in connection with the distribution of our products and services through retail outlets and dealer channels. Rogers Wireless will also manage our e-commerce relationships and also will manage other distribution relationships for us if mutually agreed by Rogers Wireless and us.

•	Rogers Business Services — Rogers Wireless will establish a division, Rogers Business Solutions, that will provide a single point of contact to offer the full range of our products and services, along with the Rogers Wireless products and services, to small and medium businesses and, in the case of telecommunication virtual private network services, to corporate business accounts and employees.

      The definitive terms and conditions of the agreements between Rogers Wireless and us relating to these arrangements will be subject to the approval of the audit committee of our board of directors.

      In addition, we continue to look for other operations and activities that we can share or jointly operate with other companies within the Rogers group. Specifically, we are considering the expansion of inter-company arrangements relating to sales and marketing activities as well as other arrangements that may result in greater integration with other companies within the Rogers group. We are also presently considering with RCI the terms upon which we and Rogers Wireless may further outsource our information technology operations to RCI. We also receive billing services from Rogers Wireless in connection with the resale of long distance telephone service as part of our bundles. We are also considering the terms upon which we may receive billing and other services from Rogers Wireless in connection with our launch of voice-over-cable telephony services. Rogers Wireless is presently carrying out development work to support the launch of our voice-over-cable telephony services. We reimburse Rogers Wireless for this work. If Rogers Telecom assumes responsibility for providing voice-over-cable telephony services, we will enter into an agreement with Rogers Telecom relating to, among other things, the use of our network. In the future, market conditions may require us to further strengthen our arrangements to better coordinate and integrate our sales and marketing and operational activities with our affiliated companies. Any new arrangements will be entered into only if we believe such arrangements are in our best interests.

Arrangements with Affiliated Companies

      Management Services Agreement. We have entered into a management services agreement with RCI under which RCI provides executive, administrative, financial, strategic planning, information technology and various additional services to us. Those services relate to, among other things, assistance with tax advice, Canadian regulatory matters, financial advice (including the preparation of business plans and financial projections and the evaluation of additions to PP&E proposals), treasury services, service on our board of directors and on committees of our board of directors and advice and assistance on relationships with employee groups, internal audits, purchasing and legal services. In return for these services, we have agreed to pay RCI a fee equal to 2% of our actual consolidated gross revenue. We have also agreed to reimburse RCI for all out-of-pocket expenses incurred in respect of additional services not specifically covered by the management services agreement provided to us.

      Call Centres. We are a party to an agreement with RCI pursuant to which RCI provides customer service functions through its call centres. We pay RCI commissions for new subscriptions, products and service options purchased by subscribers through the call centres. We reimburse RCI for the cost of providing these services based on the actual costs incurred. We are not obligated to pay additional amounts and may receive a refund if costs, based on actual call volume multiplied by an agreed upon cost per call rate, are higher than actual costs. In addition, we own the assets used in the provision of services. This is a month to month agreement and is terminable upon ninety days notice.

      Invoicing of Common Customers. Pursuant to an agreement with Rogers Wireless, Rogers Wireless provides invoicing and subscriber account collection services for common subscribers who elect to receive a consolidated invoice. Rogers Wireless is compensated for costs of bad debts, billing costs and services and other determinable costs, by purchasing receivables from us at a discount. The discount is based on actual costs incurred for the services provided and is reviewed periodically. The agreement is for a one-year term.

      Accounts Receivable. RCI manages our subscriber account collection activities. We are responsible, however, for the costs incurred in the collection and handling of our accounts.

      Real Estate. We lease, at market rates, office space from Rogers Wireless.

      Wireless Services. We receive wireless services from Rogers Wireless. The fees we pay for such services are based on actual usage at market rates.

      Distribution of Our Products and Services. Rogers Wireless has agreed to provide us with retail field support and to represent us in the promotion and sales of our business products and services. Under the retail field support agreement, Rogers Wireless pays retail sales representatives for achieving sales targets for cable products and services, and we reimburse Rogers Wireless for such payments.

      Distribution of Rogers Wireless’ Products and Services. We have entered into an agreement with Rogers Wireless for the sale of Rogers Wireless’ products and services through our Rogers Video retail outlets. We receive commissions equivalent to amounts Rogers Wireless pays to third-party distributors for new subscriptions.

      Transmission Facilities. We have entered into agreements with Rogers Wireless to share the construction and operating cost of certain co-located fibre-optic transmission and microwave facilities. The costs of those facilities are allocated based on usage or ownership as applicable. Since there are significant fixed costs associated with these transmission links, we have achieved economies of scale by sharing these facilities with Rogers Wireless, resulting in reduced capital costs. In addition, we pay Rogers Wireless for the use of its data, circuits, data transmission and links. The cost of these services are allocated based on usage.

      Advertising. We advertise our products and services through radio stations and other media outlets owned by Rogers Media. We receive a discount from the customary rates of Rogers Media. Rogers Media also has agreed to compensate us for the placement of advertising on one of our channels.

      Other Cost Sharing and Services Agreements. We have entered into other cost sharing and services agreements with RCI and its subsidiaries in the areas of accounting, purchasing, human resources, real estate administration, accounts payable processing, remittance processing, payroll processing, e-commerce, the RCI data centre and other common services and activities. Generally, these services are provided to us and other RCI subsidiaries by RCI and have renewable terms of one year and may be terminated by either party on 30 to 90 days notice. To the extent that RCI incurs expenses and makes additions to PP&E, these costs are typically reimbursed by us, on a cost recovery basis, in accordance with the services provided on our behalf by RCI.

Summary of Charges from (to) Related Parties

      The following table provides a summary of all significant charges from (to) related parties, which have been accounted for at exchange amounts:

				Nine Months Ended
	Year Ended December 31,			September 30,

	2003	2002	2001	2004	2003

	(In thousands of dollars)
RCI:
Management fees	$35,385	$31,745	$28,781	$28,746	$25,972
Interest on notes payable	2,867	4,687	12,036	—	2,858
Interest related to capital leases	265	300	318	21	186
Cost of shared operating expenses	84,375	85,604	25,238	61,569	60,046
Additions to PP&E(1)	13,473	10,906	21,238	9,287	4,395
RCIL:
Dividends earned	(4,488)	(5,447)	(32,228)	—	(4,488)
Dividends paid	4,488	5,447	32,228	—	4,488
Rogers Wireless:
Wireless equipment and services for resale	14,926	10,116	3,800	12,182	9,343
Subscriber activation commissions and customer service	(9,511)	(8,817)	(381)	(14,643)	(6,941)
Rent expense	3,516	3,587	3,552	3,034	2,779
Wireless services	2,355	2,214	2,131	2,398	1,782
Consolidated billing services	1,499	655	—	2,886	1,015
Transmission facilities purchased	(440)	(440)	(442)	(1,042)	(330)
Additions to PP&E	—	—	—	1,011	—
Rogers Media:
Access fees	(5,771)	(5,534)	(4,885)	(4,478)	(4,320)
Advertising and production costs	2,910	3,000	2,679	1,639	2,243
Sales commissions	872	646	349	815	594
Programming fees	18,488	17,303	16,277	15,567	13,594
Production expense	—	—	—	(22)	—
Other:
Programming fees paid to related broadcasters	18,967	16,949	13,559	14,420	12,057

	$184,176	$172,921	$124,250	$133,390	$125,273

(1)	Cost of PP&E primarily related to expenditures on information technology infrastructure and call centre technologies.

      We entered into certain transactions with companies, the partners or senior officers of which are directors of our company or RCI. During the years ended December 31, 2003, 2002 and 2001, total amounts paid by us to these related parties for legal services and commissions paid on premiums for insurance coverage aggregated $0.8 million, $1.9 million and $3.4 million, respectively, and for interest charges and telecommunications services aggregated $4.0 million, nil and nil, respectively. During the nine months ended September 30, 2004 and 2003, the total amounts paid by us to these related parties aggregated to $0.3 million and $0.3 million, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

Bank Credit Facility

      Effective January 31, 2002, we entered into an amended and restated bank credit facility with a group of financial institutions that provides for a total credit facility of up to $1,075 million. This bank credit facility replaced our previous bank credit facility. In September 2003, we amended this bank credit facility to eliminate the possibility of earlier than scheduled maturity of the tranche B credit facility and established a carve-out as described in the reduction schedule shown below. The following summary describes certain provisions of the bank credit facility as set out in the second amended and restated loan agreement as of January 31, 2002 for the bank credit facility, although the following summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the loan agreement.

      The bank credit facility provides for two separate facilities: (1) a $600.0 million senior secured revolving credit facility, which we refer to as the “tranche A credit facility” and which will mature on January 2, 2009, and (2) a $475.0 million senior secured reducing/revolving credit facility, which we refer to as the “tranche B credit facility”. Subject to the following paragraph, the tranche B bank credit facility is available on a revolving/reducing basis, with the original amount of credit available under the tranche B credit facility scheduled to reduce as follows:

Percentage Reduction
Date of Reduction	of Original
on each January 2,	Commitment Amount

2006	25%
2007	25%
2008	25%
2009	25%

      Of the $475.0 million availability under the tranche B credit facility, $400.0 million is reserved to repay the aggregate amount of our senior secured second priority notes due 2005 that is outstanding from time to time. When all or any portion of these notes is repaid from time to time from any source, including the tranche B credit facility, the $400.0 million reserved amount is reduced by an amount equal to the repayment and such amount of the tranche B credit facility becomes fully available to us.

      The interest rates charged for borrowings under the bank credit facility are based on the ratio of our consolidated total debt to annualized operating cash flow. The interest rate increases as this ratio increases. Borrowings under the tranche A credit facility bear interest at a rate equal to, at our option, (1) the bank’s prime rate or base rate plus the applicable margin of 0% to 1.75% per year or (2) the London inter-bank offered rate or the bankers’ acceptance rate plus the applicable margin of 0.875% to 2.75% per year. Borrowings under the tranche B credit facility bear interest at a rate equal to, at our option, (1) the bank’s prime rate or base rate plus the applicable margin of 0% to 2.25% per year or (2) the London inter-bank offered rate or the bankers’ acceptance rate plus the applicable margin of 1.0% to 3.25% per year. The lenders under the bank credit facility are paid stand-by fees on the unutilized commitments under each of the tranche A credit facility and tranche B credit facility ranging from 25% to 35% of the applicable margin for the London inter-bank offered rate or the bankers’ acceptance rate for each facility as described above, with the stand-by fee decreasing as the level of unutilized commitments decreases.

      Our obligations under the bank credit facility are secured by a bond issued by us under a deed of trust and pledged to the agent bank for itself and for the other bank lenders as security for the satisfaction of these obligations. RCCI has assumed, as co-obligor, our obligations under the deed of trust, including under the bond. This bond ranks equally with the bonds that secure our other senior secured debt, including the bonds that secure the old notes, and that will secure our obligations under the Notes. However, pursuant to the terms of an inter-creditor agreement and the terms of the indentures governing our existing senior secured second priority securities, the proceeds of any enforcement of the security under the deed of trust will be applied first to repay any of our obligations under the tranche A credit facility and any other debt that ranks equally under the deed of trust with outstanding debt under the tranche A credit facility. All additional proceeds will then be applied pro rata to repay all of our other obligations secured by senior bonds.

      The bank credit facility contains covenants that restrict our ability to, among other things:

•	incur additional debt;

•	create liens;

•	pay dividends or make other restricted payments;

•	make asset sales;

•	enter into transactions with affiliates;

•	make investments; and

•	merge, amalgamate or consolidate with any other person.

      The bank credit facility also requires us to comply with a number of financial ratios on a quarterly basis and provides for various events of default, including, among other things:

•	a default in the payment of interest or principal;

•	a breach of any term, condition or covenant that is not cured within 30 days after receipt of notice of the breach, or the breach of any financial covenant that is not cured within 15 days after receipt of notice of the breach;

•	an acceleration of, or default on payment of, our other indebtedness or certain indebtedness of our subsidiaries in excess of $25.0 million;

•	the rendering of any final judgment against us our any of our restricted subsidiaries in an amount in excess of $25.0 million which remains in effect for more than 30 days;

•	a change in control of us; and

•	various events relating to the bankruptcy or insolvency of us or any of our restricted subsidiaries.

      As discussed under the section entitled “Use of Proceeds”, on November 9, 2004, we borrowed $650.0 million under our bank credit facility. At September 30, 2004, there was no outstanding indebtedness under our bank credit facility.

Existing Senior Secured Second Priority Securities

      In 1995, we issued US$450.0 million aggregate principal amount of 10% senior secured second priority notes due 2005. The 10% senior secured second priority notes due 2005 were issued pursuant to an indenture dated as of March 20, 1995, among us, certain subsidiary guarantors and Chemical Bank (now JPMorgan Chase Bank, N.A.), as trustee, as supplemented by a first supplemental indenture dated as of May 29, 1996 and by a second supplemental indenture dated as of December 31, 2003, pursuant to which RCCI became a co-obligor, jointly and severally liable with us, of the 10% senior secured second priority notes due 2005.

      In February 2002, we issued $450.0 million aggregate principal amount of 7.60% senior (secured) second priority notes due 2007. The 7.60% senior (secured) second priority notes due 2007 were issued pursuant to an indenture dated as of February 5, 2002, among us and CIBC Mellon Trust Company, as trustee, as supplemented by a first supplemental indenture dated as of December 31, 2003, pursuant to which RCCI became a co-obligor, jointly and severally liable with us, of the 7.60% senior (secured) second priority notes due 2007.

      In April 2002, we issued US$350.0 million aggregate principal amount of 7.875% senior (secured) second priority notes due 2012 and US$200.0 million aggregate principal amount of 8.750% senior (secured) second priority debentures due 2032. The 7.875% senior (secured) second priority notes due

2012 were issued pursuant to an indenture dated April 30, 2002 between us and JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank), as trustee, as supplemented by a first supplemental indenture dated as of December 31, 2003, pursuant to which RCCI became a co-obligor, jointly and severally liable with us, of the 7.875% senior (secured) second priority notes due 2012. The 8.750% senior (secured) second priority debentures due 2032 were issued pursuant to an indenture dated April 30, 2002 between us and JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank), as trustee, as supplemented by a first supplemental indenture dated as of December 31, 2003, pursuant to which RCCI became a co-obligor, jointly and severally liable with us, of the 8.750% senior (secured) second priority notes due 2032.

      In June 2003, we issued US$350.0 million aggregate principal amount of 6.25% senior (secured) second priority notes due 2013. The 6.25% senior (secured) second priority notes due 2013 were issued pursuant to an indenture dated as of June 19, 2003, among us and JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank), as trustee, as supplemented by a first supplemental indenture dated as of December 31, 2003, pursuant to which RCCI became a co-obligor, jointly and severally liable with us, of the 6.25% senior (secured) second priority notes due 2013.

      In March 2004, we issued US$350.0 million aggregate principal amount of 5.50% senior (secured) second priority notes due 2014. The 5.50% senior (secured) second priority notes due 2014 were issued pursuant to an indenture dated as of March 11, 2004, among us and JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank), as trustee.

      At September 30, 2004, we had US$291.5 million outstanding under the 10% senior secured second priority notes due 2005, $450.0 million outstanding under the 7.60% senior (secured) second priority notes due 2007, US$350.0 million outstanding under the 7.875% senior (secured) second priority notes due 2012, US$350.0 million outstanding under the 6.25% senior (secured) second priority notes due 2013, US$350.0 million outstanding under the 5.50% senior (secured) second priority notes due 2014 and US$200.0 million outstanding under the 8.750% senior (secured) second priority debentures due 2032.

      The 10% senior secured second priority notes due 2005, the 7.60% senior (secured) second priority notes due 2007, the 7.875% senior (secured) second priority notes due 2012, the 6.25% senior (secured) second priority notes due 2013, the 5.50% senior (secured) second priority notes due 2014 and the 8.750% senior (secured) second priority debentures due 2032 are referred to in this prospectus as the “existing senior secured second priority securities”.

      The existing senior secured second priority securities are senior secured obligations and rank equally with all of our other senior debt, including debt outstanding under our bank credit facility and the Notes. The existing senior secured second priority securities are secured by senior bonds issued under the deed of trust in the same manner and to the same extent as the Notes. However, pursuant to the terms of an inter-creditor agreement and the terms of the indentures governing our existing senior secured second priority securities, the proceeds of any enforcement of the security under the deed of trust will be applied first to repay any of our obligations under the tranche A credit facility of our bank credit facility and any other debt that ranks equally under the deed of trust with outstanding debt under the tranche A credit facility. All additional proceeds will then be applied pro rata to repay all of our other obligations secured by senior bonds.

      The existing senior secured second priority securities are guaranteed on a secured basis by RCCI, which has pledged all its assets to secure our obligations under the senior bonds issued under the deed of trust, in each case subject to certain exceptions and prior liens.

      Interest on the existing senior secured second priority securities is payable semiannually on:

•	March 15 and September 15 of each year with respect to the 10% senior secured second priority notes due 2005;

•	February 6 and August 6 of each year with respect to the 7.60% senior (secured) second priority notes due 2007;

•	May 1 and November 1 of each year with respect to the 7.875% senior (secured) second priority notes due 2012;

•	June 15 and December 15 of each year with respect to 6.25% senior (secured) second priority notes due 2013;

•	March 15 and September 15 of each year with respect to 5.50% senior (secured) second priority notes due 2014; and

•	May 1 and November 1 of each year with respect to the 8.750% senior (secured) second priority debentures due 2032.

      The 10% senior secured second priority notes due 2005 bear interest at a rate of 10% per year and mature on March 15, 2005. The 7.60% senior (secured) second priority notes due 2007 bear interest at a rate of 7.60% per year and mature on February 6, 2007. The 7.875% senior (secured) second priority notes due 2012 bear interest at a rate of 7.875% per year and mature on May 1, 2012. The 6.25% senior (secured) second priority notes due 2013 bear interest at a rate of 6.25% per year and mature on June 15, 2013. The 5.50% senior (secured) second priority notes bear interest at a rate of 5.50% and mature on March 15, 2014. The 8.750% senior (secured) second priority debentures bear interest at a rate of 8.750% per year and mature on May 1, 2032.

      The 10% senior secured second priority notes due 2005 are not redeemable at our option prior to maturity, except in certain circumstances as set forth in the respective indentures. The 7.60% senior (secured) second priority notes due 2007, the 7.875% senior (secured) second priority notes due 2012, the 6.25% senior (secured) second priority notes due 2013, the 5.50% senior (secured) second priority notes due 2014 and the 8.750% senior (secured) second priority debentures due 2032 are redeemable at our option, in whole or in part, at any time on not fewer than 30 nor more than 60 days’ prior notice. Such securities are redeemable at the redemption prices set forth in the respective indentures, plus accrued interest to the date of redemption.

      If we experience a change in control, we will be obligated, subject to certain conditions, to offer to purchase all of the outstanding existing senior secured second priority securities, other than the 7.60% senior (secured) second priority notes due 2007, the 7.875% senior (secured) second priority notes due 2012, the 6.25% senior (secured) second priority notes due 2013, the 5.50% senior (secured) second priority notes due 2014 and the 8.750% senior (secured) second priority debentures due 2032, at a purchase price of 101% of the principal amount of such securities plus accrued interest to the date of purchase. In addition, in the case of the 7.875% senior (secured) second priority notes due 2012, the 6.25% senior (secured) second priority notes due 2013, the 5.50% senior (secured) second priority notes due 2014 and the 8.750% senior (secured) second priority debentures due 2032, if we experience a change in control and two of the three rating agencies stipulated in the various indentures governing such securities downgrade such securities in the manner set forth in those indentures, we will be obligated, subject to certain conditions, to offer to purchase such securities at a purchase price of 101% of the principal amount thereof plus accrued interest to the date of purchase. Under the indentures pursuant to which the 7.60% senior (secured) second priority notes due 2007, the 7.875% senior (secured) second priority notes due 2012, the 6.25% senior (secured) second priority notes due 2013, the 5.50% senior (secured) second priority notes due 2014 and the 8.750% senior (secured) second priority debentures due 2032 were issued, securities are downgraded if two of the following three rating agencies — Standard & Poor’s, Moody’s and Fitch IBCA — either rate the securities below an investment grade rating or, if the securities are not so rated, two of the three rating agencies decrease the rating for the securities by one or more rating levels. Under the indentures pursuant to which the existing senior secured second priority securities were issued, a “change in control” is deemed to occur on the first day on which the family of Edward S. Rogers and RCI collectively cease, directly or indirectly, to have the power to control voting securities representing a majority of the total voting power of all of our classes of capital stock.

      The indentures pursuant to which the existing senior secured second priority securities were issued, excluding the 5.50% senior (secured) second priority notes due 2014, contain covenants that restrict our ability to, among other things:

•	incur additional debt;

•	create liens;

•	pay dividends or make other restricted payments;

•	make asset sales;

•	enter into transactions with affiliates;

•	make investments; and

•	merge, amalgamate or consolidate with, or sell substantially all of our assets to, any other person.

      The indenture pursuant to which the 5.50% senior (secured) second priority notes due 2014 were issued does not contain restrictions on our ability to: incur additional debt; pay dividends or make other restricted payments; make asset sales; enter into transactions with affiliates; and make investments. The indenture does contain restrictions, among other things, on our ability to create liens and merge or consolidate with any other person. In addition, in the event that we have no other outstanding indebtedness that is secured by the collateral securing such senior secured notes and such senior secured notes have an investment grade rating from two rating agencies, then we may at our option permanently release the collateral for such senior secured notes. If we release the collateral, such notes will be senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness.

      The indentures pursuant to which the existing senior secured second priority securities were issued provide for various events of default, including, among other things:

•	a default in the payment of interest or principal;

•	a breach of any covenant that is not cured within 60 days after receipt of notice of the breach;

•	an acceleration of, or default on payment of, our other indebtedness or certain indebtedness of our restricted subsidiaries in excess of $20.0 million (in our most restrictive indentures);

•	the rendering of any final judgment against us our any of our restricted subsidiaries in an amount in excess of $20.0 million (in our most restrictive indentures) which remains in effect for more than 60 days;

•	a change in control of us; and

•	various events relating to the bankruptcy or insolvency of our company or one of our restricted subsidiaries.

      The foregoing summary describes certain provisions of the indentures pursuant to which the existing senior secured second priority securities were issued and the terms of the notes. The foregoing summary does not purport to be complete and is subject to and is qualified in its entirety by reference to each of the respective indentures.

Existing Senior Subordinated Guaranteed Debentures

      In 1995, we issued US$125.0 million aggregate principal amount of 11% senior subordinated guaranteed debentures due 2015. The 11% senior subordinated guaranteed debentures due 2015 were issued pursuant to an indenture dated as of November 30, 1995, among us, certain subsidiary guarantors and Chemical Bank, as trustee, as supplemented by a first supplemental indenture dated as of December 31, 2003, pursuant to which RCCI became a co-obligor, jointly and severally liable with us, of the 11% senior subordinated guaranteed debentures due 2015. At September 30, 2004, we had US$113.7 million outstanding under the 11% subordinated guaranteed debentures due 2015. We refer to the 11% subordinated guaranteed debentures due 2015 in this prospectus as the “existing senior subordinated guaranteed debentures”.

      The existing senior subordinated guaranteed debentures are senior subordinated unsecured obligations and are subordinated in right of payment to all of our existing and future senior debt, including debt under our bank credit facility, the existing senior secured second priority securities and the Notes. The existing senior subordinated guaranteed debentures are unconditionally guaranteed on a senior unsecured basis by RCCI.

      The existing senior subordinated guaranteed debentures bear interest at a rate of 11% per year payable semiannually on June 1 and December 1 of each year and mature on December 1, 2015. The existing senior subordinated guaranteed debentures are redeemable at our option, in whole or in part, at any time on or after December 1, 2005 at the redemption prices set forth in the indenture pursuant to which the existing senior subordinated guaranteed debentures were issued, plus accrued interest to the date of redemption.

      If we experience a change in control, we will be obligated, subject to certain conditions, to offer to purchase all of the outstanding existing senior subordinated guaranteed debentures at a purchase price of 101% of the principal amount of the securities plus accrued interest to the date of purchase. Under the indenture pursuant to which the existing senior subordinated guaranteed debentures were issued, a “change in control” is deemed to occur on the first day on which the family of Edward S. Rogers and RCI collectively cease, directly or indirectly, to have the power to control voting securities representing a majority of the total voting power of all of our classes of capital stock.

      The indentures pursuant to which the existing senior subordinated guaranteed debentures were issued contain covenants and events of default that are substantially similar to those contained in the indentures governing the existing senior secured second priority securities (excluding the indenture governing the 5.50% senior (secured) second priority notes due 2014 as discussed above).

      The foregoing summary describes certain provisions of the indenture pursuant to which the existing senior subordinated guaranteed debentures were issued and the terms of the notes. The foregoing summary does not purport to be complete and is subject to and is qualified in its entirety by reference to such indenture.

Inter-Company Debt

      The terms of certain of our outstanding indebtedness permit us to have outstanding debt to RCI and its affiliates under certain circumstances and subject to certain conditions. This debt may be “inter-company subordinated debt” or “inter-company deeply subordinated debt” and may be interest bearing or non-interest bearing and payable on demand or otherwise.

      Inter-company subordinated debt is unsecured and ranks junior to debt issued under our bank credit facility, as well as to the existing senior secured second priority securities, the existing senior subordinated guaranteed debentures and the Notes. We may make payments of principal or interest on inter-company subordinated debt as long as there is no event of default under our debt instruments. Inter-company subordinated debt is generally included in debt for purposes of financial covenant calculations under the terms of the bank credit facility, the existing senior secured second priority securities and the existing senior subordinated guaranteed debentures.

      Inter-company deeply subordinated debt is unsecured and also ranks junior to debt issued under our bank credit facility, as well as to the existing senior secured second priority securities, the existing senior subordinated guaranteed debentures and the Notes. Inter-company deeply subordinated debt is not treated as debt for purposes of financial covenant calculations as all payments on inter-company deeply subordinated debt are restricted payments, generally treated in the same manner as dividends on our capital stock.

DESCRIPTION OF NOTES

      Each of the old Cdn$ 7.25% senior (secured) second priority notes due 2011 and old US$ 6.75% senior (secured) second priority notes due 2015 were issued under separate indentures dated as of November 30, 2004 (each an “Indenture” and, collectively, the “Indentures”), between Rogers Cable and JPMorgan Chase Bank, N.A. as trustee (the “Trustee”) and each of the new Cdn$ 7.25% senior (secured) second priority notes due 2011 (the “2011 Notes”) and US$ 6.75% senior (secured second priority notes due 2015 (the “2015 Notes”) will be issued under the same indentures as the corresponding old notes. The terms of the Notes will be registered under the Securities Act and will be issued free from any covenant requiring registration, including terms providing for an increase in the interest rate on the old notes upon a failure to file or have declared effective an exchange offer registration statement or to consummate the exchange offer by certain dates. Upon the effectiveness of the Registration Statement, of which this prospectus forms a part, the Indenture governing that series of Notes will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following summary of material terms of the Indentures does not purport to be complete, and where reference is made to particular provisions of the Indentures, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The definitions of capitalized terms used in the following summary are set forth below under the subsection entitled “— Certain Definitions”. Capitalized terms that are used in this section but not otherwise defined in this section have the meanings assigned to them in each of the Indentures and such definitions are incorporated herein by reference. Section references herein are to sections of each of the Indentures. As used in this Description of Notes, “Rogers Cable” means Rogers Cable Inc. and its successors under each of the Indentures, but not any of its subsidiaries and “RCCI” means Rogers Cable Communications Inc.

General

      The 2011 Notes will mature on December 15, 2011 and the 2015 Notes will mature on March 15, 2015. Each series of the Notes will be senior obligations of Rogers Cable secured as described below. Each Note will bear interest at the applicable rate set forth on the cover page hereof from and including November 30, 2004 or from the most recent interest payment date to which interest has been paid. Interest on the 2011 Notes is payable semiannually on June 15 and December 15 of each year, beginning on June 15, 2005, to the person in whose name the 2011 Notes (or any predecessor 2011 Note) is registered at the close of business on the June 1 or December 1 next preceding such interest payment date. Interest on the 2015 Notes is payable semiannually on March 15 and September 15 of each year, beginning on March 15, 2005, to the person in whose name the 2015 Notes (or any predecessor 2015 Note) is registered at the close of business on the March 1 or September 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      Rogers Cable may from time to time without notice to, or the consent of, the Holders of the Notes, create and issue additional Notes under each of the Indentures, equal in rank to the Notes under that Indenture in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new Notes or except for the first payment of interest following the issue date of the new Notes) so that the new Notes may be consolidated and form a single series with the other Notes issued under the same Indenture and have the same terms as to status, redemption or otherwise as the other Notes issued under the same Indenture, as applicable. In the event that additional Notes are issued, Rogers Cable will prepare a new offering memorandum or prospectus.

      Principal of and interest on the 2015 Notes and, if applicable, the Change in Control Purchase Price in relation to the 2015 Notes will be paid in United States dollars. Principal of and interest on the 2011 Notes and, if applicable, the Change in Control Purchase Price in relation to the 2011 Notes will be paid in Canadian dollars. Principal of and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of Rogers Cable in The City of New York (which initially will be the Institutional Trust Services office of the Trustee, JPMorgan Chase Bank, N.A., 4 New York Plaza, 15th Floor, New York, New York 10004), or at such other office or agency of Rogers Cable, in The City of New York or elsewhere, as may be maintained for such purpose, provided, however, that payment of interest on the Notes may be made at the option of Rogers Cable by check mailed to the person entitled thereto as shown on the Security Register; provided further that all payments of the principal (and premium, if any) and interest on the Notes, the Holders of which have given wire transfer instructions to the Company or its agent at least 10 business days prior to the applicable payment date and hold at least US$1,000,000 in principal amount of 2015 Notes or $1,000,000 in principal amount of 2011 Notes, will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders in such instructions. Any such wire transfer instructions received by the Company or its agent shall remain in effect until revoked by such holder. Notwithstanding the foregoing, the final payment of principal shall be payable only upon surrender of the Note to the Paying Agent. See the sections entitled “— Depositary Procedures for 2015 Notes” and “— Depositary Procedures for 2011 Notes” for further details.

      The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof for the 2011 Notes and denominations of US$1,000 or any integral multiple thereof for the 2015 Notes. No service charge will be made for any registration of transfer or exchange or redemption of Notes, except for certain taxes or other governmental charges that may be imposed in connection with any registration of transfer or exchange.

      The Notes will not be entitled to the benefit of any sinking fund.

      In the event that (a) the Exchange Offer Registration Statement has not been declared effective on or prior to the 210th day following the date of original issue of the old notes, or (b) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 240th day following the date of original issue of the old notes, the rate per annum at which the old notes bear interest will be increased temporarily. See the section entitled “Exchange Offer; Registration Rights”.

      All old notes of each series are treated as a single class of securities under the Indenture applicable to that series.

Ranking

      The Notes will be senior obligations of Rogers Cable and will rank pari passu with all other existing and future senior indebtedness of Rogers Cable, including Rogers Cable’s indebtedness under our bank credit facility and the Existing Senior Secured Second Priority Securities, and will rank senior to all existing and future subordinated indebtedness of Rogers Cable, including indebtedness under the Existing Senior Subordinated Guaranteed Debentures. However, in the event of the enforcement of the security under the Deed of Trust, the Notes will be second in right of payment to certain of our other senior secured indebtedness. See the subsection entitled “— Prior Security Interests to the Security for the Notes”.

Security

      Each series of Notes initially will be secured by a Trust Bond issued by Rogers Cable and pledged to the Trustee pursuant to a Pledge Agreement between Rogers Cable and the Trustee. Each Trust Bond is, in turn, secured by security interests in substantially all the assets of Rogers Cable and RCCI, subject to certain exceptions and prior liens, pursuant to the Deed of Trust and related documents. Rogers Cable’s obligations under the Deed of Trust Bonds are guaranteed by RCCI and will be guaranteed by any other future Restricted Subsidiary. RCCI has pledged and any other future Restricted Subsidiary will pledge, substantially all of its assets, subject to certain exceptions and prior liens, to secure its respective guarantee under the Deed of Trust. See the section entitled “Description of Collateral for the Notes”.

      In the event that (i) on a pro forma basis giving effect to the release of the security for any series of Notes and any other Debt of Rogers Cable with similar release provisions, (A) no Debt of Rogers Cable would be outstanding and (B) there would be no availability to Rogers Cable under any bank credit facilities or operating credit facilities or swap agreements, in the case of each of (A) and (B) that is or are secured by a Lien of the Pledge Agreement or any Collateral Document or any other Lien on the Deed of Trust Collateral relating to such series of Notes, (ii) the ratings assigned to such series of Notes by at least two of the three Rating Agencies are Investment Grade Ratings, (iii) no Default or Event of Default has occurred and is continuing under the Indenture applicable to such series of Notes and (iv) RCCI or, if a Successor Entity exists, such Successor Entity shall either (A) assume as co-obligor, by supplemental indenture, all of the obligations of Rogers Cable under such series of Notes and the applicable Indenture or (B) guarantee the obligations of Rogers Cable under such series of Notes and the applicable Indenture on a senior unsecured basis then, without the consent of the Holders of the Notes of such series, Rogers Cable may permanently release the collateral securing the Notes of such series and the Notes of such series will thereafter be senior unsecured obligations of Rogers Cable and subject to the covenants described below under the subsection entitled “— Certain Covenants as Senior Unsecured Notes”. Rogers Cable shall notify the Rating Agencies and the Trustee of its intention to exercise its option to release the collateral at least 45 days prior to the proposed date of such release (the “Release Date”). If on the proposed Release Date each of the conditions specified above has been satisfied and Rogers Cable has not been notified by at least two of the three Rating Agencies that the ratings assigned to such series of Notes will be downgraded as a result of the release of the security such that the ratings assigned to such series of Notes will be below Investment Grade, then Rogers Cable may permanently terminate the Liens of any Pledge Agreement or any Collateral Document and any other Lien on the Deed of Trust Collateral relating to such series of Notes.

Prior Security Interests to the Security for the Notes

      The proceeds of any enforcement of the security under the Deed of Trust and any proceeds of the liquidation, dissolution and winding up of Rogers Cable or any Restricted Subsidiary prior to the Release Date will be applied first to repay any obligations of Rogers Cable under the tranche A credit facility of any bank credit facility and any other Tranche A-Type Debt. All additional proceeds will be applied pro rata to repay all other obligations of Rogers Cable secured by Deed of Trust Bonds, including the Notes, debt under the tranche B credit facility of any bank credit facility, the Existing Senior Secured Second Priority Securities and certain interest rate and currency swaps.

      At September 30, 2004, on an adjusted basis to give effect to the $660.0 million distributed to RCI as a return of capital on November 9, 2004, the issuance of the old notes and the application of the net proceeds from the issuance of the old notes as described under the section entitled “Use of Proceeds”, we would have had $137.7 million outstanding under the tranche A credit facility of our bank credit facility and $3,065.6 million of senior secured debt outstanding.

      Under each of the Indentures, Rogers Cable may in the future create Tranche A-Type Debt, provided that (i) the aggregate amount committed under the tranche A credit facility of any bank credit facility plus the aggregate amount of all outstanding or committed Tranche A-Type Debt may not exceed $600.0 million and (ii) the ratio of all such debt to Rogers Cable’s Annualized Operating Cash Flow for the most recent fiscal quarter prior to the creation of such Tranche A-Type Debt may not exceed 3.0 to 1.

Optional Redemption

      The Notes will be redeemable, in whole or in part, at the option of Rogers Cable at any time at a redemption price equal to the greater of:

(1) 100% of the principal amount of the Notes, and

(2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (not including any portion of the payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Canada Bond Rate plus 50 basis points for the 2011 Notes, and at the Adjusted Treasury Rate plus 50 basis points for the 2015 Notes, plus, in each case, accrued interest thereon to the date of redemption.

      “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

      “Canada Bond Rate” means, with respect to any redemption date, the rate per annum equal to the average of the yields determined by three Canadian Reference Dealers selected by Rogers Cable as being the semiannual equivalent yield to maturity on the third business day prior to such redemption date which a non-callable Government of Canada Bond would carry if issued in Canadian dollars in Canada at 100% of its principal amount at such date having a maturity comparable to the remaining term of the 2011 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2011 Notes.

      “Canadian Reference Dealer” means each of the following, or their successors, BMO Nesbitt Burns Inc., CIBC World Markets Inc., RBC Dominion Securities Inc., Scotia Capital Inc. and TD Securities Inc.

      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the series of Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt of comparable maturity to the remaining term of the series of Notes being redeemed.

      “Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for the redemption date.

      “Quotation Agent” means Citigroup Global Markets Inc. or such other Reference Treasury Dealer appointed by Rogers Cable.

      “Reference Treasury Dealer” means (1) Citigroup Global Markets Inc. or its successor; provided, however, that if it shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Rogers Cable shall substitute for it another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by Rogers Cable.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Reference Treasury Dealer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed.

      Unless Rogers Cable defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

      In the case of a partial redemption of Notes of either series, selection of Notes from such series for redemption will be made on a pro rata basis. If any Note is redeemed in part, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed; provided that no Note in an aggregate principal amount of $1,000 or less in the case of the 2011 Notes, or US$1,000 or less in the case of the 2015 Notes, shall be redeemed in part. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Redemption Upon Changes in Withholding Taxes

      Each series of Notes will also be subject to redemption as a whole, but not in part, at the option of Rogers Cable at any time, on not less than 30 nor more than 60 days’ prior written notice, at 100% of the principal amount, together with accrued interest thereon to the redemption date, in the event Rogers Cable has become or would become obligated to pay, on the next date on which any amount would be payable with respect to such series of Notes, any Additional Amounts with respect to such series of Notes as a result of a change in the laws (including any regulations promulgated thereunder) or treaties of Canada (or any political subdivision or taxing authority thereof or therein), or any change in any official position regarding the application or interpretation of such laws, rulings, treaties or regulations, which change is announced or becomes effective on or after November 19, 2004. See the subsection entitled “— Additional Amounts”.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in each of the Indentures. Reference is made to the applicable Indenture for the full definition of all such terms.

      “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Annualized Operating Cash Flow” means, for any fiscal quarter, the Operating Cash Flow for such fiscal quarter multiplied by four.

      “Attributable Debt” means, as of the date of its determination, the present value (discounted semiannually at the interest rate implicit in the terms of the lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rates (such as those based on sales), provided, however, that in the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, Attributable Debt shall mean the lesser of the present value of (i) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (ii) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

      “bank credit facility” means any credit agreement or working capital facility among Rogers Cable and/or its Subsidiaries and one or more lenders, as such credit agreement or working capital facility may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified (including with other lenders) from time to time, regardless of whether any other credit agreement or working capital facility or any portion thereof was outstanding or in effect at the time of such amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplement or modification.

      “Capital Lease Obligation” means, with respect to any Person, an obligation incurred or assumed in the ordinary course of business under or in connection with any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease.

      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or equivalents (however designated) of such Person’s capital stock whether now outstanding or issued after the date of the applicable Indenture, including, without limitation, all common stock and preferred stock.

      “Collateral Documents” in relation to each Indenture, means, collectively, the Trust Bond issued in respect of the obligations thereunder and the Pledge Agreement in respect of such Trust Bond, the Deed of Trust, the Inter-Creditor Agreement and each other agreement or instrument executed and delivered pursuant to or in connection with any thereof or which otherwise contains a guarantee of, or grants a Lien to secure, such Trust Bond or any guarantee thereof.

      “Commission” means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the applicable Indenture such Commission is not existing and performing the duties now assigned to it under the U.S. Trust Indenture Act of 1939, then the body performing such duties at such time.

      “Consolidated Net Tangible Assets” means the Consolidated Tangible Assets of any Person, less such Person’s current liabilities.

      “Consolidated Tangible Assets” means the Tangible Assets of any Person after eliminating inter-company items, determined on a Consolidated basis in accordance with GAAP including appropriate deductions for any minority interest in Tangible Assets of such Person’s Restricted Subsidiaries.

      “Consolidation” means the consolidation of the accounts of the Restricted Subsidiaries with those of Rogers Cable, if and to the extent the accounts of each such Restricted Subsidiary would normally be consolidated with those of Rogers Cable, all in accordance with GAAP; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary. For purposes of clarification, it is understood that the accounts of Rogers Cable or any Restricted Subsidiary include the accounts of any partnership, the beneficial interests in which are controlled (in accordance with GAAP) by Rogers Cable or any such Restricted Subsidiary. The term “Consolidated” has a correlative meaning.

      “Debt” means, with respect to any Person, without duplication and (except as provided in clause (i) below) without regard to any interest component thereof (whether actual or imputed) that is not due and payable:

(i) money borrowed (including, without limitation, by way of overdraft) or indebtedness represented by notes payable and drafts accepted representing extensions of credit;

(ii) the face amount of any drafts of a corporation in Canadian dollars and accepted by a Canadian lender for discount in Canada;

(iii) all obligations (whether or not with respect to the borrowing of money) which are evidenced by bonds, debentures, notes or other similar instruments or not so evidenced but which would be considered to be indebtedness for borrowed money in accordance with GAAP;

(iv) all liabilities upon which interest charges are customarily paid by such Person;

(v) shares of Disqualified Stock not held by Rogers Cable or a wholly-owned Restricted Subsidiary;

(vi) Capital Lease Obligations and Purchase Money Obligations, determined in each case in accordance with GAAP; and

(vii) any guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business) in any manner of any part or all of an obligation included in clauses (i) through (vi) above;

provided that “Debt” shall not include (A) trade payables and accrued liabilities which are current liabilities incurred in the ordinary course of business, (B) Inter-Company Deeply Subordinated Debt and (C) except as otherwise expressly provided in the applicable Indenture, Inter-Company Subordinated Debt.

      “Deed of Trust” means the Restated Deed of Trust and Mortgage dated as of January 31, 1995, as supplemented by the First Supplemental Deed of Trust and Mortgage dated as of December 31, 2003,

among Rogers Cable, RCCI and the Deed Trustee as in effect on the date hereof and as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

      “Deed of Trust Bonds” means, collectively, the Trust Bonds and any other bonds from time to time issued and outstanding under the Deed of Trust.

      “Deed of Trust Collateral” means, collectively, all of the property and assets that are intended from time to time to secure the Deed of Trust Bonds or any guarantee thereof pursuant to the applicable Collateral Documents.

      “Deed Trustee” means National Trust Company, a trust company subsisting under the laws of the Province of Ontario, Canada and its successors and assigns, as trustee under the Deed of Trust.

      “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

      “Deferred Management Fees” means, for any period, any Management Fees that were payable during any prior period, the payment of which was not effected when due.

      “Disqualified Stock” means any Capital Stock of Rogers Cable or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes for cash or securities constituting Debt; provided that shares of Preferred Stock of Rogers Cable or any Restricted Subsidiary that are issued with the benefit of provisions requiring a change in control offer to be made for such shares in the event of a change in control of Rogers Cable or such Restricted Subsidiary, which provisions have substantially the same effect as the relevant provisions of the applicable Indenture described under the subsection entitled “— Change in Control”, shall not be deemed to be “Disqualified Stock” solely by virtue of such provisions. For purposes of this definition, the term “Debt” includes Inter-Company Subordinated Debt.

      “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and as in force at the date as of which the Indenture is executed.

      “Excluded Assets” means (i) all Existing Excluded Assets; (ii) all assets of any Person other than Rogers Cable or a Restricted Subsidiary; (iii) Investments in the Capital Stock of an Unrestricted Subsidiary held by Rogers Cable or a Restricted Subsidiary; (iv) any Investment by Rogers Cable or a Restricted Subsidiary to the extent paid for with cash or other property that constitutes Excluded Assets or Excluded Securities, so long as at the time of acquisition thereof and after giving effect thereto there exists no Default or Event of Default; and (v) proceeds of the sale of any Excluded Assets or Excluded Securities received by Rogers Cable or any Restricted Subsidiary from a Person other than Rogers Cable or a Restricted Subsidiary.

      “Excluded Securities” means any Debt, Preferred Stock or Common Stock issued by Rogers Cable, or any Debt or Preferred Stock issued by any Restricted Subsidiary, in either case to an Affiliate thereof other than Rogers Cable or a Restricted Subsidiary; provided that, at all times, such Excluded Securities shall:

(i) in the case of Debt not owed to Rogers Cable or a Restricted Subsidiary, constitute Inter-Company Deeply Subordinated Debt;

(ii) in the case of Debt, not be guaranteed by Rogers Cable or any Restricted Subsidiary unless such guarantee shall constitute Inter-Company Deeply Subordinated Debt;

(iii) in the case of Debt, not be secured by any assets or property of Rogers Cable or any Restricted Subsidiary;

(iv) provide by its terms that interest or dividends thereon shall be payable only to the extent that, after giving effect to any such payment, no Default or Event of Default shall have occurred and be continuing; and

(v) provide by its terms that no payment (other than payments in the form of Excluded Securities) on account of principal (at maturity, by operation of sinking fund or mandatory redemption or otherwise) or other payment on account of redemption, repurchase, retirement or acquisition of such Excluded Security shall be permitted until the earlier of (x) the final Stated Maturity of the Notes or (y) the date on which all principal of and interest on Notes shall have been duly paid or provided for in full.

      “Existing Excluded Assets” means (i) all assets of 969056 Ontario Limited, Rogers Cablesystems Investments Inc. and Solv Signals Limited, (ii) the shares of Capital Stock of 969056 Ontario Limited, Rogers Cablesystems Investments Inc. and Solv Signals Limited, owned directly or indirectly by Rogers Cable and in each case as such shares may be subdivided, consolidated or reclassified, and including any additional shares of any such issues received as a stock dividend on such shares and (iii) the proceeds of the sale of any assets or shares referred to in the foregoing clause (i) or (ii) received by Rogers Cable or any Restricted Subsidiary from a Person other than Rogers Cable or a Restricted Subsidiary.

      “Existing Senior Secured Second Priority Securities” means securities evidencing indebtedness under Rogers Cable’s 10% senior secured second priority notes due 2005, 7.60% senior (secured) second priority notes due 2007, 7.875% senior (secured) second priority notes due 2012, 6.25% senior (secured) second priority notes due 2013, 5.500% senior (secured) second priority notes due 2014 and 8.750% senior (secured) second priority debentures due 2032.

      “Existing Senior Subordinated Guaranteed Debentures” means securities evidencing indebtedness under Rogers Cable’s 11% senior subordinated guaranteed debentures due 2015.

      “Fifth Anniversary” means the fifth anniversary of the date of the original issuance of the Notes.

      “Fitch IBCA” means Fitch IBCA or any successor to the rating agency business thereof.

      “Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles, in effect in Canada, as applied from time to time by Rogers Cable in the preparation of its consolidated financial statements.

      “Inter-Company Deeply Subordinated Debt” means all indebtedness of Rogers Cable or any of the Restricted Subsidiaries (except from one to the other) for money borrowed from Rogers Entities under which payments by Rogers Cable or such Restricted Subsidiary, as the case may be, with respect thereto are subordinated to the Notes in the manner and to the extent set forth in Exhibit A to the applicable Indenture and in respect of which the agreement or instrument evidencing such indebtedness contains or incorporates by reference the provisions of Exhibit A to the applicable Indenture for the benefit of the Trustee and the Holders of the Notes.

      “Inter-Company Subordinated Debt” means all indebtedness of Rogers Cable or any of the Restricted Subsidiaries (except from one to the other) for money borrowed from Rogers Entities and under which payments by Rogers Cable or such Restricted Subsidiary, as the case may be, with respect thereto are subordinated to the Notes in the manner and to the extent set forth in Exhibit B to the applicable Indenture and in respect of which the agreement or instrument evidencing such indebtedness contains or incorporates by reference the provisions of Exhibit B to the applicable Indenture for the benefit of the Trustee and the Holders of the Notes.

      “Inter-Creditor Agreement” means the amended and restated inter-creditor agreement dated as of August 1, 1992, among Rogers Cable, certain of its subsidiaries and the lender parties thereto, to which RCCI became a party as of December 31, 2003.

      “Investment” means (i) directly or indirectly, any advance, loan or capital contribution to, the purchase of any stock, bonds, notes, debentures or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or making of any investment in any Person, (ii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary and (iii) the transfer of any assets or properties from Rogers Cable or a Restricted Subsidiary to any Unrestricted Subsidiary, other than the transfer of assets or properties made in the ordinary course of business. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

      “Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P, Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by Fitch IBCA.

      “Lien” means any mortgage, charge, pledge, lien, privilege, security interest, hypothecation and transfer, lease of real property or other encumbrance upon or with respect to any property of any kind of Rogers Cable or any of the Restricted Subsidiaries, real or personal, moveable or immoveable, now owned or hereafter acquired.

      “Management Fees” means any amounts payable by Rogers Cable or any Restricted Subsidiary in respect of management or similar services.

      “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

      “Net Tangible Assets” means the Tangible Assets of any Person, less such Person’s current liabilities.

      “Operating Cash Flow” means, for any period, all as determined on a Consolidated basis in accordance with GAAP, (i) the net income or loss of Rogers Cable and its Restricted Subsidiaries for such period, adjusted, to the extent included in calculating such net income or loss, by excluding (a) any gain or loss attributable to the sale, conversion or other disposition of assets other than in the ordinary course of business, (b) any gains resulting from the write-up of assets and any loss resulting from the write-down of assets, (c) any gain or loss on the repurchase or redemption of any securities (including in connection with the early retirement or defeasance of any Debt), (d) any foreign exchange gain or loss, (e) any other extraordinary, non-recurring or unusual items incurred by Rogers Cable or any Restricted Subsidiary and (f) all income or losses of Unrestricted Subsidiaries and Persons (other than Subsidiaries) accounted for by Rogers Cable using the equity method of accounting, except to the extent of cash dividends, cash interest or other cash distributions received directly or indirectly from any such Unrestricted Subsidiary or Person, plus (ii) all amounts deducted in making the calculation pursuant to clause (i) for interest expense and other financing costs, depreciation and amortization, all Management Fees and all income taxes, whether or not deferred, applicable to such period, less (iii) the aggregate amount of Management Fees (including Deferred Management Fees) actually paid in such period. For purposes of clarification, the components of “Operating Cash Flow” listed above shall be determined by including the accounts of Rogers Cable, any Restricted Subsidiary and any partnership, the beneficial interests in which are controlled (in accordance with GAAP) by Rogers Cable or any such Restricted Subsidiary.

      For purposes of calculating Operating Cash Flow for the fiscal quarter most recently completed prior to any date on which an action is taken that requires a calculation of the Superior Debt to Annualized Operating Cash Flow Ratio, (1) any Person that is a Restricted Subsidiary on such date (or would become a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) shall be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter, (2) any Person that is not a Restricted Subsidiary on such date (or would cease to be a Restricted Subsidiary in connection with the transaction that requires the determination of such ratio) shall be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter and (3) if Rogers Cable or any Restricted Subsidiary shall have in any manner acquired or disposed of any operating business during or subsequent to the most recently completed fiscal quarter, such calculation shall be made on a pro forma basis on the assumption that such acquisition or disposition had been completed on the first day of such completed fiscal quarter.

      “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, or any other entity.

      “Pledge Agreement” means, in respect of each Trust Bond, the agreement between Rogers Cable and the Trustee, dated November 30, 2004, pursuant to which Rogers Cable has pledged the Trust Bond to and in favor of the Trustee for and on behalf of the Trustee and each of the Holders under the applicable Indenture.

      “Principal Property” means, as of any date of determination, any cable system and equipment related to operating and monitoring any cable system and any equipment related to distributing and offering any of the products and services offered by Rogers Cable and any of its Restricted Subsidiaries and any land, land improvements, building and associated laboratory and office constituting a manufacturing, development, warehouse, service, office or operating facility owned by or leased to Rogers Cable or a Restricted Subsidiary, located within Canada and having an acquisition cost plus capitalized improvements in excess of 0.25% of Consolidated Net Tangible Assets as of such date of determination, other than any such property (i) which our Board of Directors determines is not of material importance to Rogers Cable and its Restricted Subsidiaries taken as a whole, (ii) which is not used in the ordinary course of business or (iii) in which the interest of Rogers Cable and all its Subsidiaries does not exceed 50%.

      “Purchase Money Obligations” means, with respect to any Person, obligations, other than Capital Lease Obligations, incurred or assumed in the ordinary course of business in connection with the purchase of property to be used in the business of such Person.

      “Rating Agencies” means S&P, Moody’s and Fitch IBCA, and each of such Rating Agencies is referred to individually as a “Rating Agency”.

      “Rating Date” means the date which is 90 days prior to the earlier of (i) a Change in Control and (ii) public notice of the occurrence of a Change in Control or of the intention of Rogers Cable to effect a Change in Control.

      “Rating Decline” means the occurrence of the following on, or within 90 days after, the date of public notice of the occurrence of a Change in Control or of the intention by Rogers Cable to effect a Change in Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies): (a) in the event the Notes of a particular series are assigned an Investment Grade Rating by at least two of the three Rating Agencies on the Rating Date, the rating of such series of Notes by at least two of the three Rating Agencies shall be below an Investment Grade Rating; or (b) in the event such series of Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on the Rating Date, the rating of such series of Notes by at least two of the three Rating Agencies shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

      “RCI” means Rogers Communications Inc., a corporation continued under the laws of the Province of British Columbia, and its successors and assigns.

      “Registration Rights Agreement” means each agreement among Rogers Cable and the Initial Purchasers in respect of each series of the old notes dated the date of the Indentures, as described under “Exchange Offer; Registration Rights”.

      “Release Guarantor” means any Person who provides a guarantee of the obligations of Rogers Cable under the Notes of a particular series and the applicable Indenture in order to satisfy the condition for the release of the collateral securing such series of Notes, and its successors and assigns.

      “Restricted Subsidiary” means (a) prior to the Release Date, any Subsidiary that is a restricted subsidiary under the Deed of Trust, and includes any Unrestricted Subsidiary or other Person, in either case, that becomes a Restricted Subsidiary in accordance with the “Restricted Subsidiaries” covenant for the Notes of a particular series and excludes any Person (including any of the foregoing), that ceases to be a Restricted Subsidiary in accordance with the “Restricted Subsidiaries” covenant for the Notes or

(b) on or after the Release Date, any Subsidiary of Rogers Cable other than an Unrestricted Subsidiary. As of the date of this prospectus, RCCI is the only Restricted Subsidiary of Rogers Cable.

      “Rogers Entities” means RCI and its Affiliates.

      “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

      “Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by Rogers Cable or any Restricted Subsidiary of any Principal Property (whether such Principal Property is now owned or hereafter acquired) that has been or is to be sold or transferred by us or such Restricted Subsidiary to such Person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (ii) leases between Rogers Cable and a Restricted Subsidiary or between Restricted Subsidiaries and (iii) leases of Principal Property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property which will result in such property becoming Principal Property), or the commencement of commercial operation of such Principal Property.

      “Secured Debt” means:

•	Debt of Rogers Cable or any Restricted Subsidiary secured by any Lien upon any Principal Property or the stock or Debt of a Restricted Subsidiary; or

•	any conditional sale or other title retention agreement covering any Principal Property or Restricted Subsidiary;

but does not include any Debt secured by any Lien or any conditional sale or other title retention agreement:

•	incurred or entered into on or after the Release Date to finance the acquisition, improvement or construction of such property and either secured by Purchase Money Obligations or Liens placed on such property within 180 days of acquisition, improvement or construction and securing Debt not to exceed $50.0 million at any time outstanding;

•	on Principal Property or the stock or Debt of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or Debt;

•	owing to Rogers Cable or any other Restricted Subsidiary; and

•	existing at the time a corporation becomes a Restricted Subsidiary;

each of the foregoing being referred to as “Exempted Secured Debt”.

      “Subsidiary” means any firm, partnership, corporation or other legal entity in which Rogers Cable, Rogers Cable and one or more Subsidiaries, or one or more Subsidiaries owns, directly or indirectly, a majority of the Voting Shares or has, directly or indirectly, the right to elect a majority of the board of directors, if it is a corporation, or the right to make or control its management decisions, if it is some other Person.

      “Successor Entity” means (i) any entity that RCCI has amalgamated or consolidated with or merged with or into or (ii) any other Person to whom RCCI has conveyed, transferred, leased or otherwise disposed of its properties and assets substantially as an entirety, by liquidation, winding-up or otherwise (in one transaction or a series of related transactions) or such further successor or transferee.

      “Tangible Assets” means, at any date, the gross book value as shown by the accounting books and records of any Person of all its property both real and personal, less (i) the net book value of all its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles, (ii) unamortized Debt discount and expenses, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and

(iv) all other proper reserves which in accordance with GAAP should be provided in connection with the business conducted by such Person.

      “Tranche A-Type Debt” means any Debt of Rogers Cable secured by the pledge of a Deed of Trust Bond, which ranks in right of payment, as among Senior Secured Bondholders (as defined in the Deed of Trust), prior to or pari passu with Debt under the tranche A credit facility under any bank credit facility, whether or not any Debt under any tranche A credit facility exists at the time of creation of such Tranche A-Type Debt.

      “Trust Bond” means a senior secured bond in the principal amount of $350.0 million in respect of the 2011 Notes, and a senior secured bond in the principal amount of US$560.0 million in respect of the 2015 Notes, each issued by Rogers Cable, with RCCI as co-obligor under the Deed of Trust, and pledged to and in favor of the Trustee for and on behalf of the Trustee and each of the Holders of the Notes of a particular series pursuant to a Pledge Agreement.

      “Unrestricted Subsidiary” means (a) prior to the Release Date, any Subsidiary that is not a Restricted Subsidiary and includes any Restricted Subsidiary that becomes an Unrestricted Subsidiary in accordance with the “Restricted Subsidiaries” covenant for the Notes of a particular series or (b) on or after the Release Date, (i) any Subsidiary of Rogers Cable that at the time of determination shall be designated an Unrestricted Subsidiary in accordance with the “Restricted Subsidiaries” covenant and (ii) any Subsidiary of an Unrestricted Subsidiary.

      “Voting Shares” means any Capital Stock having voting power under ordinary circumstances to vote in the election of a majority of the directors of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Change in Control

      Under each of the Indentures, a Change in Control Triggering Event is deemed to occur upon both a Change in Control and a Rating Decline with respect to the series of Notes issued pursuant to that Indenture.

      A “Change in Control” means (i) any transaction (including an amalgamation, merger or consolidation or the sale of Capital Stock of Rogers Cable) the result of which is that any Person or group of Persons (as the term “group” is used in Rule 13d-5 under the Exchange Act), other than Members of the Rogers Family or RCI or a Person or group controlled by one or more of the Members of the Rogers Family or RCI, acquires, directly or indirectly, more than 50% of the total voting power of all classes of Voting Shares of Rogers Cable or (ii) any transaction (including an amalgamation, merger or consolidation or the sale of Capital Stock of Rogers Cable) the result of which is that any Person or group, other than (A) Members of the Rogers Family or RCI or a Person or group controlled by one or more of the Members of the Rogers Family or RCI or (B) for so long as the only primary beneficiaries of a Qualifying Trust established under the last will and testament of Edward S. Rogers are one or more Individuals or Additional Spouses, any Person designated by the trustees of such Qualifying Trust to exercise voting rights attaching to the shares held by such trustees, has elected to the Board of Directors of Rogers Cable such number of its or their nominees so that such nominees so elected shall constitute a majority of the number of the directors comprising the Board of Directors of Rogers Cable; provided that to the extent that one or more regulatory approvals are required for any of the transactions or circumstances described in clauses (i) or (ii) above to become effective under applicable law, such transactions or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law. The Indenture provides that, notwithstanding anything to the contrary, a “Change in Control” will not occur so long as either Members of the Rogers Family or RCI control the Voting Shares of, or elect directors to the Board of Directors of, Rogers Cable as and to the extent provided in the preceding sentence.

      The occurrence of any Change in Control Triggering Event will constitute an Event of Default under each of the Indentures. Under each Indenture, such Event of Default may be cured if, (i) within 20 business days after the occurrence of the Change in Control Triggering Event, Rogers Cable notifies the Trustee in writing of such event and an offer is made to all Holders of the Notes of the series governed thereby to purchase all outstanding Notes properly tendered (a “Change in Control Offer”) at a purchase price (the “Change in Control Purchase Price”) equal to 101% of the principal amount thereof plus any accrued and unpaid interest to the Change in Control Purchase Date (as defined below) and (ii) on the date that is 40 business days after the occurrence of the Change in Control (the “Change in Control Purchase Date”) all Notes properly tendered into the Change in Control Offer are purchased.

      In order to effect such Change in Control Offer, Rogers Cable shall, within 20 business days after the occurrence of the Change in Control Triggering Event, notify the Trustee, who shall mail to each Holder of Notes of the affected series a copy of the Change in Control Offer, which shall state, among other things, the procedures that Holders of Notes must follow to accept the Change in Control Offer. In the event of a Change in Control Offer, Rogers Cable shall comply with all applicable tender offer rules including Rule 14e-1 under the Exchange Act, to the extent applicable.

      The Event of Default arising upon a Change in Control Triggering Event will also be cured if a third party makes the Change in Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change in Control Offer to be made by Rogers Cable, including the obligations of Rogers Cable described under the subsection entitled “— Additional Amounts”, and purchases all outstanding Notes properly tendered under such Change in Control Offer. The failure of Rogers Cable (or the third party, in the case of a Change in Control Offer made by a third party) to make or consummate the Change in Control Offer or pay the Change in Control Purchase Price on the Change in Control Purchase Date will give the Trustee and the Holders of Notes of the affected series the rights described under the subsection entitled “— Events of Default”.

      An Event of Default arising from a Change in Control Triggering Event may only be waived with the consent of the Holders of all outstanding Notes of such series.

      “Member of the Rogers Family” means Edward S. Rogers who was born on May 27, 1933, such individual being referred to as “Edward S. Rogers”, his spouse, his widow, his issue (including adoptees adopted prior to their age of majority and their issue), any half-sister of Edward S. Rogers, the issue of any such half-sister and any trust in which any one or more of the foregoing individuals (“Individuals”) or the spouse of the issue (whether surviving or not) of Edward S. Rogers or his half-sister (“Additional Spouses”) have a beneficial interest (a “Qualifying Trust”) but, in the case of a Qualifying Trust, the voting rights of securities of Rogers Cable controlled, directly or indirectly, by the Qualifying Trust shall be included in the computation of the voting rights held by Members of the Rogers Family only to the extent that it is reasonable to regard such securities as being held, directly or indirectly, for the benefit of Individuals and Additional Spouses.

      Our bank credit facility, the Existing Senior Secured Second Priority Securities and the Existing Senior Subordinated Guaranteed Debentures also contain similar provisions regarding changes in control. See “Description of Other Indebtedness”. In the event of a change in control, the total debt under our bank credit facility, the Existing Senior Secured Second Priority Securities, the Existing Senior Subordinated Guaranteed Debentures and the Notes could become due and payable.

Certain Covenants as to Senior Secured Second Priority Notes

      Until such time as the collateral securing a series of the Notes is released, Rogers Cable and its Restricted Subsidiaries will be subject, in relation to that series, to the covenants described below under the subsections entitled “— Limitation on Liens”, “— Restricted Subsidiaries” and “— Provision of Financial Information” and the “Mergers, Amalgamations and Sales of Assets by Rogers Cable” covenant.

      Limitation on Liens. Prior to the Release Date, Rogers Cable will not, and will not permit any Restricted Subsidiary to, create, affirm, incur, or suffer to exist any Lien of any kind upon any of its property or assets now owned or hereafter acquired, other than:

(i) Liens on Excluded Assets;

(ii) Liens securing Debt under Capital Lease Obligations and/or Purchase Money Obligations not exceeding at any time an aggregate amount equal to 10% of Rogers Cable’s Consolidated Tangible Assets; provided that no assets or property of Rogers Cable or any Restricted Subsidiary (other than the property acquired in connection with such Capital Lease Obligation or Purchase Money Obligation) are subject to any Lien securing such Debt;

(iii) Liens securing Debt of a Person outstanding on the date such Person becomes a Restricted Subsidiary, provided that such Liens (A) were not incurred in contemplation of such Person becoming a Restricted Subsidiary and (B) are not applicable to Rogers Cable or any other Restricted Subsidiary, or the properties or assets of Rogers Cable or any other Restricted Subsidiary;

(iv) Liens on property or assets acquired by Rogers Cable or any Restricted Subsidiary from another Person which are existing at the time of such acquisition, provided that such Liens (1) were not incurred in contemplation of the acquisition of such property or assets and (2) are applicable only to such property or assets;

(v) Liens on the property and assets of Rogers Cable or any Restricted Subsidiary provided or granted to the Deed Trustee pursuant to the Deed of Trust, including, for greater certainty, Liens securing Debt (and other related obligations) under any bank credit facility, provided that (1) such Debt was incurred in compliance with the provisions of the applicable Indenture, (2) such Liens are limited to a pledge of Deed of Trust Bonds and (3) the aggregate amount of Debt committed under the tranche A credit facility of any bank credit facility plus the aggregate amount of all outstanding or committed Tranche A-Type Debt (collectively, “Superior Debt”) does not exceed $600.0 million;

(vi) Liens securing Debt (and other related obligations) if (A) such Debt was incurred in compliance with the provisions of the applicable Indenture, (B) such Liens are limited to a pledge of a Deed of Trust Bond and (C) if such Debt is Tranche A-Type Debt then immediately prior thereto, and immediately thereafter and after giving effect thereto, (x) no Default or Event of Default shall exist, (y) the aggregate amount of Superior Debt does not exceed $600.0 million and (z) the ratio of Superior Debt to Rogers Cable’s Annualized Operating Cash Flow for the most recently completed fiscal quarter of Rogers Cable does not exceed 3.0 to 1;

(vii) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases or deposits of cash or bonds or other direct obligations of the United States, Canada or any Canadian province to secure surety or appeal bonds or deposits as security for contested taxes or import duties or for the payment of rents;

(viii) Liens imposed by law, such as carriers, warehousemen’s, and mechanics’ liens or other liens arising out of judgments or awards with respect to which an appeal or other proceeding for review is being prosecuted (and as to which any foreclosure or other enforcement proceeding shall have been effectively stayed);

(ix) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings (and as to which foreclosure or other enforcement proceedings shall have been effectively stayed);

(x) Liens in favor of issuers of surety bonds issued in the ordinary course of business;

(xi) minor survey exceptions, minor encumbrances, easements or reservations of or rights of others for rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of the Person incurring them or the ownership of its properties which were not incurred in connection with Debt or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person;

(xii) Liens in favor of Bell Canada under any partial system agreement or related agreement providing for the construction and installation by Bell Canada of cables, attachments, connectors, support structures, closures and other equipment in accordance with the plans and specifications of Rogers Cable or any Restricted Subsidiary and the lease by Bell Canada of such equipment to Rogers Cable or any Restricted Subsidiary in accordance with tariffs published by Bell Canada from time to time as approved by regulatory authorities, the absence of which would materially and adversely affect Rogers Cable and its Restricted Subsidiaries considered as a whole;

(xiii) any other Lien existing on the date of the applicable Indenture; and

(xiv) Liens, other than Liens incurred pursuant to the foregoing clauses (i) to (xiii), securing or otherwise in respect of up to $20.0 million aggregate amount of obligations of Rogers Cable or any Restricted Subsidiary at any time outstanding.

      Restricted Subsidiaries. (a) The Board of Directors of Rogers Cable may designate any Restricted Subsidiary or any Person that is to become a Subsidiary as an Unrestricted Subsidiary, or Rogers Cable or any Restricted Subsidiary may transfer any assets or properties to an Unrestricted Subsidiary, if (i) prior to and immediately after such designation, no Default or Event of Default shall have occurred and be continuing; (ii) such Subsidiary or Person, together with all other Unrestricted Subsidiaries, shall not in the aggregate have Net Tangible Assets greater than 15% of Rogers Cable’s Consolidated Net Tangible Assets, and (iii) prior to the Release Date, such Restricted Subsidiary becomes an unrestricted subsidiary under the Deed of Trust; provided, however, that for the purposes of this “Restricted Subsidiaries” covenant, (1) Rogers Cable’s Consolidated Net Tangible Assets shall also include the aggregate Net Tangible Assets of such Subsidiary or Person and all other Unrestricted Subsidiaries and (2) Excluded Assets shall be excluded from the calculation of Net Tangible Assets and Consolidated Net Tangible Assets.

      (b) The Board of Directors of Rogers Cable may not designate (1) any Unrestricted Subsidiary as a Restricted Subsidiary or (2) prior to the Release Date, any Person that is to become a Subsidiary as a Restricted Subsidiary, unless:

(i) such Unrestricted Subsidiary or such Person is incorporated or organized in Canada or a Province or territory thereof, or in the United States or any State thereof or the District of Columbia;

(ii) immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing; and

(iii) prior to the Release Date, such Unrestricted Subsidiary or such Person becomes a restricted subsidiary under the Deed of Trust.

      (c) Nothing in this “Restricted Subsidiaries” covenant shall restrict or limit Rogers Cable or any Restricted Subsidiary from transferring any asset that is an Excluded Asset to any Unrestricted Subsidiary or any Person that is to become an Unrestricted Subsidiary.

      Provision of Financial Information. (a) Rogers Cable shall supply without cost to each Holder of the Notes, and file with the Trustee within 30 days after Rogers Cable is required to file the same with the Commission, copies of the annual reports and quarterly reports and of the information, documents and other reports which Rogers Cable may be required to file with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.

      (b) If Rogers Cable is not required to file with the Commission such reports and other information, Rogers Cable shall furnish without cost to each Holder of the Notes and file with the Trustee (i) within 110 days after the end of each fiscal year, audited year-end financial statements prepared in accordance with GAAP and substantially in the form prescribed by applicable Canadian regulatory authorities for Canadian public reporting companies (whether or not Rogers Cable is a public reporting company at the time), (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, unaudited quarterly financial statements prepared in accordance with GAAP and substantially in the form prescribed by applicable Canadian regulatory authorities for Canadian public reporting companies (whether or not Rogers Cable is a public reporting company at the time). Rogers Cable shall also make such reports available to prospective purchasers of the Notes, securities analysts and broker-dealers upon their request.

Certain Covenants as to Senior Unsecured Notes

      If the collateral securing a series of the Notes is released, such series of Notes will be senior unsecured obligations of Rogers Cable. In such circumstances, Rogers Cable and its Subsidiaries will be subject only to the covenants described below under the subsections entitled “— Limitation on Secured Debt”, “— Limitation on Sale and Leaseback Transactions” and “— Limitation on Restricted Subsidiary Debt”, the covenants described above under the subsections entitled “— Restricted Subsidiaries” and “— Provision of Financial Information” and the “Mergers, Amalgamations and Sales of Assets by Rogers Cable” covenant.

      Limitation on Secured Debt. On or after the Release Date, Rogers Cable will not, and Rogers Cable will not permit any of its Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Debt unless and for so long as Rogers Cable secures the Notes of such series equally and ratably with (or prior to) such Secured Debt. However, Rogers Cable may incur Secured Debt without securing such Notes if, immediately after incurring the Secured Debt, the aggregate amount of all Secured Debt plus the aggregate amount of the Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions would not exceed 15% of Rogers Cable’s Consolidated Net Tangible Assets. The aggregate amount of all Secured Debt in the preceding sentence excludes Secured Debt which is secured equally and ratably with the Notes of such series and Secured Debt that is being repaid concurrently. Any Lien which is granted to secure Notes under this covenant shall be discharged at the same time as the discharge of the Lien securing the Secured Debt that gave rise to the obligation to secure the Notes under this covenant.

      Limitation on Sale and Leaseback Transactions. On or after the Release Date, Rogers Cable will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless either (a) immediately thereafter, the sum of (1) the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into by Rogers Cable or a Restricted Subsidiary on or after the Release Date (or, in the case of a Restricted Subsidiary, the date on which it became a Restricted Subsidiary, if on or after the Release Date) and (2) the aggregate amount of all Secured Debt, excluding Secured Debt which is secured equally and ratably with the Notes of such series, would not exceed 15% of Rogers Cable’s Consolidated Net Tangible Assets or (b) an amount equal to the greater of the net proceeds to Rogers Cable or a Restricted Subsidiary from such sale and the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction, is used within 180 days to retire Debt of Rogers Cable or a Restricted Subsidiary, provided that such retirement of Debt complies with all other conditions of the Indenture and, provided further that, in no event shall Rogers Cable be required on or prior to the Fifth Anniversary to retire Notes of either series pursuant to this covenant that, have an aggregate principal amount in excess of 25% of the original aggregate principal amount of the Notes of such series, and provided further that, promptly after the Fifth Anniversary, Rogers Cable will retire the Notes of either series that would have been retired under this covenant but for the foregoing proviso. However, Debt which is subordinate to the Notes or which is owed to Rogers Cable or a Restricted Subsidiary may not be retired.

      Limitation on Restricted Subsidiary Debt. On or after the Release Date, Rogers Cable will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Debt (other than Debt to the extent that the Notes of such series are secured equally and ratably with (or prior to) such Debt), unless (1) the obligations of Rogers Cable under the Notes of such series are guaranteed (which guarantee may be on an unsecured basis) by such Restricted Subsidiary such that the claim of the

Holders of the Notes of such series under such guarantee ranks prior to or pari passu with such Debt or (2) after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, the sum of (without duplication) (x) the aggregate principal amount of Debt (other than Exempted Secured Debt) of all Restricted Subsidiaries, (y) the then outstanding principal amount of Secured Debt of Rogers Cable (not on a Consolidated basis) and (z) Attributable Debt relating to then outstanding Sale and Leaseback Transactions, would not exceed 15% of Consolidated Net Tangible Assets; provided, however, that this restriction will not apply to, and there will be excluded from, any calculation hereunder, (A) Debt owing by a Restricted Subsidiary to Rogers Cable or to another Restricted Subsidiary and (B) Debt secured by Liens that would otherwise be permitted under clauses (i) and (vii) to (xiii) of the “Limitation on Liens” covenant for the Notes of such series; and provided, further, that this restriction will not prohibit the incurrence of Debt in connection with any extension, renewal or replacement (including successive extensions, renewals or replacements), in whole or in part, of any Debt of the Restricted Subsidiaries (provided that the principal amount of such Debt immediately prior to such extension, renewal or replacement is not increased).

Mergers, Amalgamations and Sales of Assets by Rogers Cable

      Rogers Cable may not amalgamate or consolidate with or merge with or into any other Person or convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person by liquidation, winding-up or otherwise (in one transaction or a series of related transactions) unless: (a) either (1) Rogers Cable shall be the continuing corporation or (2) the Person (if other than Rogers Cable) formed by such amalgamation or consolidation or into which Rogers Cable is merged or the Person which acquires by conveyance, transfer, lease or other disposition the properties and assets of Rogers Cable substantially as an entirety (i) shall be a corporation, partnership or trust organized and validly existing under (A) the laws of the United States or any State thereof or the District of Columbia or (B) the federal laws of Canada or the laws of any Province thereof, and (ii) shall expressly assume, by a supplemental indenture with respect to each Indenture, all of the obligations of Rogers Cable under the Notes, such Indentures and, prior to the Release Date, the applicable Collateral Documents; and (b) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of Rogers Cable or a Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing. In the event that a Release Guarantor exists, such Release Guarantor shall, in addition to Rogers Cable, be bound by a covenant with the same terms as this “Mergers, Amalgamations and Sales of Assets by Rogers Cable” covenant, with appropriate revisions to reflect the name and the obligations of the Release Guarantor.

      In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which Rogers Cable is not the continuing corporation, the successor Person formed or remaining will succeed to, and be substituted for, and may exercise every right and power of, Rogers Cable under the applicable Indenture, and thereafter Rogers Cable will, except in the case of a lease, be discharged from all obligations and covenants under the applicable Indenture and the Notes.

      If, as a result of any such transaction, any of Rogers Cable’s properties or assets or any properties or assets of any Subsidiary of Rogers Cable becomes subject to a Lien, then, unless such Lien could be created pursuant to the Indentures’ provisions described under the “Limitation on Liens” covenant or the “Limitation on Secured Debt” covenant above (as applicable) without equally and ratably securing the Notes, Rogers Cable, simultaneously with or prior to such transaction, will cause the Notes to be secured equally and ratably with or prior to the Debt secured by such Lien.

Events of Default

      An Event of Default will occur with respect to each series of Notes pursuant to the applicable Indenture if:

(a) there shall be a failure to pay when due the principal of (or the redemption price of) any of the Notes of such series; or

(b) there shall be a failure to pay any interest or any Additional Amounts on any of the Notes of such series for 30 days after the date when due; or

(c) Rogers Cable or any Restricted Subsidiary shall fail to perform or observe any other covenant or warranty contained in the applicable Indenture or any applicable Collateral Document for a period of 60 days after written notice of such failure shall have been given to Rogers Cable by the Trustee or to Rogers Cable and the Trustee by the Holders of 25% in aggregate principal amount of the outstanding Notes of the applicable series; or

(d)(i) there shall have occurred one or more defaults of Rogers Cable or any Restricted Subsidiary in the payment of the principal of or premium on any Debt aggregating $25.0 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall continue after any applicable grace period and have not been cured or waived or (ii) there shall occur and be continuing any acceleration of the maturity of any Debt aggregating $25.0 million or more and, in any case referred to in the foregoing clause (i) the Debt has not been paid or in any case referred to in the foregoing clause (ii), such acceleration has not been rescinded or annulled, in each case within 10 days of such nonpayment or acceleration; or

(e) any judgments or orders aggregating $25.0 million or more rendered against Rogers Cable or any Restricted Subsidiary remain unsatisfied and unstayed for 60 consecutive days; or

(f) certain events of bankruptcy, insolvency or reorganization affecting Rogers Cable or any Restricted Subsidiary shall occur; or

(g) prior to the Release Date, any Collateral Document in relation to any series of Notes shall, at any time, cease to be in full force and effect for any reason (other than the termination thereof pursuant to the applicable Indenture or the satisfaction in full of all obligations under the applicable Indenture and discharge of the applicable Indenture) or shall be declared invalid or unenforceable; or if Rogers Cable or any Restricted Subsidiary shall assert, in any pleading filed in a court of competent jurisdiction, that any such Collateral Document is invalid or unenforceable; or

(h) prior to the Release Date, there shall have occurred one or more defaults of Rogers Cable in payment on demand of any principal or interest owing under or secured by any Deed of Trust Bond; or

(i) a Change in Control Triggering Event shall occur; or

(j) prior to the Release Date, the whole or substantially the whole of the Specifically Mortgaged Property or of the Mortgaged Property (as such terms are defined in the Deed of Trust) shall be taken by exercise of certain powers referred to in the Deed of Trust or shall be sold or otherwise disposed of in anticipation thereof.

      If an Event of Default (other than an Event of Default specified in clause (f) or (i) above) shall occur and be continuing under an Indenture or an Event of Default specified in clause (i) above shall occur and be continuing under an Indenture and Rogers Cable (or a third party) shall fail to make a Change in Control Offer or to purchase the Notes properly tendered in response to the Change in Control Offer at the times and in the manner specified in such Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes of the applicable series may declare the principal of all Notes of such series due and payable. If an Event of Default specified in clause (f) above occurs and is continuing under an Indenture, then the principal of all the Notes of the affected series shall become due and payable without any declaration or other act on the part of the Trustee or any Holder.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes of the applicable series, by written notice to Rogers Cable and the Trustee, may rescind and annul such declaration and its consequences if (a) Rogers Cable has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture governing such series of Notes and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes of such series, (iii) the principal of (and premium, if any, on) any Notes of such series that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes of such series, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes of such series; and (b) all Events of Default, other than the nonpayment of principal of the Notes of such series which have become due solely by such declaration of acceleration, have been cured or waived.

      Each of the Indentures contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the Holders of Notes of the applicable series before proceeding to exercise any right or power under such Indenture at the request of such Holders. Each of the Indentures provides that the Holders of a majority in aggregate principal amount of outstanding Notes of the applicable series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

      During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under each of the Indentures and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

      Rogers Cable will be required to furnish to the Trustee annually a statement as to any default by Rogers Cable in the performance and observance of its obligations under each of the Indentures.

Defeasance and Covenant Defeasance of Indenture

      Rogers Cable may, at its option, and at any time, elect to have the obligations of Rogers Cable discharged with respect to all outstanding Notes of either series (“defeasance”). Such defeasance means that Rogers Cable shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes of such series and to have satisfied its other obligations under the applicable Indenture, except for (i) the rights of Holders of outstanding Notes of such series to receive payments in respect of the principal of (and premium, if any) and interest on the Notes when such payments are due, (ii) Rogers Cable’s obligations under such Indenture with respect to the Notes relating to the issuance of temporary Notes, the registration, transfer and exchange of Notes, the replacement of mutilated, destroyed, lost or stolen Notes, the payment of Additional Amounts, the maintenance of any office or agency in the City of New York, the holding of money for security payments in trust and statements as to compliance with such Indenture, (iii) its obligations under such Indenture in connection with the rights, powers, trusts, duties and immunities of the Trustee, (iv) the defeasance provisions of such Indenture and (v) Rogers Cable’s right of redemption in the event of Additional Amounts becoming payable under certain circumstances. In addition, Rogers Cable may, at its option and at any time, elect to be released from its obligations with respect to certain of its covenants under either of the Indentures (including those described under the subsection entitled “— Certain Covenants as Senior Secured Second Priority Notes” and “— Certain Covenants as Senior Unsecured Notes” (“covenant defeasance”) and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the series of Notes under such Indenture. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under the subsection entitled “— Events of Default” will no longer constitute Events of Default with respect to the Notes of such series.

      In order to exercise either defeasance or covenant defeasance, (i) Rogers Cable must irrevocably deposit with the Trustee, in trust, (a) for the benefit of the Holders of 2015 Notes, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof or (b) for the benefit of Holders of 2011 Notes, cash in Canadian dollars, in each case in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest on the outstanding Notes of such series on the Stated Maturity (or Redemption Date, if applicable) of such principal (and premium, if any) or installment of interest; (ii) in the case of defeasance, Rogers Cable shall have delivered to the Trustee an Opinion of Counsel in the United States stating that (x) Rogers Cable has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the date of the applicable Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, Rogers Cable shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that the Holders of the outstanding Notes of such series will not recognize income, gains or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) in the case of defeasance or covenant defeasance, Rogers Cable shall have delivered to the Trustee an Opinion of Counsel in Canada to the effect that Holders of the outstanding Notes of such series will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax (including withholding tax) purposes as a result of such defeasance or covenant defeasance, as applicable, and will be subject to Canadian federal or provincial income tax and other tax (including withholding tax) on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as applicable, had not occurred (which condition may not be waived by any Holder or the Trustee); and (v) Rogers Cable must comply with certain other conditions.

Additional Amounts

      All payments made by Rogers Cable under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Taxes”), unless Rogers Cable is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If Rogers Cable is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, Rogers Cable will pay as interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder of such Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a Holder of Notes (an “Excluded Holder”) (i) with which Rogers Cable does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, (ii) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the acquisition or mere holding of Notes or the receipt of payments thereunder or the enforcement of rights with respect to the Collateral Documents, (iii) if the Notes are presented for payment more than 15 days after the date on which such payment or such Notes became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to such Additional Amounts had the Notes been presented on the last day of such 15-day period) or (iv) to the extent that such withholding is imposed on a payment to a Holder who is an individual pursuant to European Union Directive 2003/48/EC on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive. Rogers Cable will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. Upon the written request of a Holder of Notes, Rogers Cable will furnish, as soon as reasonably practicable, to such Holder of Notes certified copies of tax receipts evidencing such payment by Rogers Cable. Rogers Cable will indemnify and hold harmless each Holder of Notes (other than to the extent the Holder is an Excluded Holder) and, upon written request of any Holder of Notes (other than to the extent the Holder is an Excluded Holder), reimburse such Holder for the amount of (i) any such Taxes so levied or imposed and paid by such Holder as a result of any failure of Rogers Cable to withhold, deduct or remit to the relevant tax authority, on a timely basis, the full amounts required under applicable law; and (ii) any such Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (i), so that the net amount received by such Holder after such reimbursement would not be less than the net amount such Holder would have received if such taxes on such reimbursement had not been imposed.

      At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if Rogers Cable will be obligated to pay Additional Amounts with respect to such payment, Rogers Cable will deliver to the Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable, stating the amounts so payable and setting forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders of Notes on the payment date. Whenever in the Indentures there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, Change in Control Purchase Price, interest or any other amount payable under or with respect to any Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

      For a discussion of the exemption from Canadian withholding taxes that should be applicable to payments under or with respect to the Notes, see the section entitled “Income Tax Consequences — Canadian Federal Income Tax Consequences”.

      In the event that Rogers Cable has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the Notes of either series, any Additional Amounts as a result of certain changes affecting Canadian withholding tax laws, Rogers Cable may redeem all, but not less than all, the Notes of such series at any time at 100% of the principal amount, together with accrued interest thereon to the redemption date. See the subsection entitled “— Redemption Upon Changes in Withholding Taxes”.

Modification and Waiver

      Modifications and amendments of each of the Indentures and each Pledge Agreement relating to the Notes may be entered into by Rogers Cable and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of outstanding Notes of the applicable series; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note of such series affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any such Note, or reduce the principal amount thereof or the rate of interest thereon, or reduce the redemption price thereof, or change the coin or currency in which any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change in Control Purchase Price; (iii) reduce the percentage in principal amount of outstanding Notes of such series the consent of whose Holders is necessary to amend or waive compliance with certain provisions of the applicable Indenture or to waive certain defaults; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of Holders of outstanding Notes of such series or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes of such series the consent of whose Holders is required for such actions or to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the Holder of each Note of such series affected thereby; or (v) permit the creation of any Lien (other than the Lien of the Pledge Agreement) on the applicable Trust Bond or terminate the Lien of the Pledge Agreement as to any part thereof.

      The Holders of a majority in aggregate principal amount of the outstanding Notes of either series may waive compliance with certain restrictive covenants and provisions of the Indenture governing such series of Notes.

      Modifications and amendments of the Collateral Documents in relation to any series of Notes, other than a Pledge Agreement, may be approved by Rogers Cable and the Trustee with the consent of Holders of not less than a majority in aggregate principal amount of outstanding Notes of such series; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note of such series (i) modify certain provisions of the Deed of Trust (including provisions relating to the ranking of the Deed of Trust Bonds, requirements for actions of holders of Deed of Trust Bonds and the rights of holders of Deed of Trust Bonds following an event of default under the Deed of Trust); (ii) modify any provisions of the Inter-Creditor Agreement except as permitted under each Indenture; or (iii) except as permitted under each Indenture and by the Deed of Trust, permit the creation of any Lien ranking prior to or on a parity with the Lien securing the applicable Trust Bond or any guarantee thereof or terminate such Lien as to any part of the Deed of Trust Collateral.

      Notwithstanding the foregoing, Rogers Cable, the Restricted Subsidiaries and the Trustee, without the consent of any Holder, may modify and amend each of the Indentures and the applicable Collateral Documents to terminate the Lien of the Pledge Agreement and any other Lien on the Deed of Trust Collateral if all of the conditions listed in the second paragraph under the subsection entitled “— Security” have been satisfied.

Form, Denomination, Book-Entry Procedures and Transfer

      The 2015 Notes. The old US$ 6.75% senior (secured) second priority notes due 2015 were offered and sold to Qualified Institutional Buyers in reliance on Rule 144A (“Rule 144A 2015 Notes”). The old US$ 6.75% senior (secured) second priority notes due 2015 were also offered and sold in offshore transactions in reliance on Regulation S (“Regulation S 2015 Notes”).

      Rule 144A 2015 Notes initially are represented by one or more notes in registered, global form (collectively, the “2015 Restricted Global Notes”). The 2015 Restricted Global Notes were deposited on issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Rule 144A 2015 Notes (including beneficial interests in the 2015 Restricted Global Notes) will be subject to certain restrictions on transfer set forth therein and in each of the Indentures and will bear a restrictive legend as described under “Notices to Investors”.

      The Regulation S 2015 Notes initially are represented by one or more notes in global form (collectively, the “2015 Regulation S Global Notes”). The 2015 Regulation S Global Notes were registered in the name of a nominee of DTC and deposited with the Trustee as custodian for DTC for credit to Euroclear, as operator of the Euroclear System, and Clearstream, Luxembourg, for credit to the respective beneficial owners thereof in accordance with the rules thereof.

      Each 2015 Restricted Global Note and 2015 Regulation S Global Note (collectively, the “2015 Global Notes”) is held by DTC on behalf of its account holders. Except as set forth below, the 2015 Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the 2015 Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See the subsection entitled “— Exchange of Book-Entry 2015 Notes for Certificated 2015 Notes”. Beneficial interests in the 2015 Restricted Global Notes may not be exchanged for beneficial interests in the 2015 Regulation S Global Notes or vice versa except in accordance with the transfer and certification requirements described below under the subsection entitled “— Exchanges between 2015 Regulation S Global Notes and 2015 Restricted Global Notes”.

      The 2011 Notes. The old Cdn$ 7.25% senior (secured) second priority notes due 2011 were offered and sold to Qualified Institutional Buyers in reliance on Rule 144A (“Rule 144A 2011 Notes”). The old

Cdn$ 7.25% senior (secured) second priority notes due 2011 were also offered and sold in offshore transactions in reliance on Regulation S (“Regulation S 2011 Notes”).

      Rule 144A 2011 Notes initially are represented by one or more notes in registered, global form (collectively, the “2011 Restricted Global Notes”). The 2011 Restricted Global Notes were deposited with a common depositary (the “Common Depositary”) for Euroclear and Clearstream, Luxembourg and registered in the name of the Common Depositary or its nominee, for credit to the respective beneficial owners thereof in accordance with the rules thereof. Rule 144A 2011 Notes (including beneficial interests in the 2011 Restricted Global Notes) will be subject to certain restrictions on transfer set forth therein and in the applicable Indenture and will bear a restrictive legend as described under “Notices to Investors”.

      The Regulation S 2011 Notes initially are represented by one or more notes in global form (collectively, the “2011 Regulation S Global Notes”). The 2011 Regulation S Global Notes were deposited with the Common Depositary for Euroclear and Clearstream, Luxembourg and registered in the name of the Common Depositary or its nominee, for credit to the respective beneficial owners thereof in accordance with the rules thereof.

      Each 2011 Restricted Global Note and 2011 Regulation S Global Note (collectively, the “2011 Global Notes”) is held by Euroclear and Clearstream, Luxembourg on behalf of its account holders. Except as set forth below, the 2011 Global Notes may be transferred, in whole and not in part, only to another nominee of Euroclear or Clearstream, Luxembourg or to a successor of Euroclear or Clearstream, Luxembourg or its nominee. Beneficial interests in the 2011 Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See the subsection entitled “— Exchange of Book-Entry 2011 Notes for Certificated 2011 Notes”. Beneficial interests in the 2011 Restricted Global Notes may not be exchanged for beneficial interests in the 2011 Regulation S Global Notes or vice versa except in accordance with the transfer and certification requirements described below under the subsection entitled “— Exchanges between 2011 Regulation S Global Notes and 2011 Restricted Global Notes”.

Depositary Procedures for 2015 Notes

      DTC has advised Rogers Cable that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including Citigroup Global Markets Inc.), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised Rogers Cable that, pursuant to procedures established by it, (i) upon deposit of the 2015 Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with the respective principal amount of the individual beneficial interests represented by such 2015 Global Notes and (ii) ownership of such interests in the 2015 Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the 2015 Global Notes).

      Investors in the 2015 Restricted Global Notes may hold their interests therein directly through DTC if they are Participants in such system, or indirectly through organizations (including Euroclear and Clearstream, Luxembourg) that are Participants in such system. Investors in the 2015 Regulation S Global Notes may hold their interests therein through Euroclear or Clearstream, Luxembourg, if they are participants in such systems, or indirectly through organizations that are participants in such systems, or through organizations other than Euroclear and Clearstream, Luxembourg that are Participants in the DTC system. Euroclear and Clearstream, Luxembourg will hold interests in the 2015 Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream, Luxembourg. The depositories, in turn, will hold such interests in the 2015 Regulation S Global Notes in customers’ securities accounts in the depositories’ names on the books of DTC. All interests in a 2015 Global Note, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such system. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a 2015 Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a 2015 Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see the subsections entitled “— Exchange of Book-Entry 2015 Notes for Certificated 2015 Notes” and “— Exchanges between Regulation S 2015 Notes and Rule 144A 2015 Notes”.

      Except as described below, owners of interests in the 2015 Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the applicable Indenture for any purpose.

      Payments in respect of 2015 Global Notes registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the applicable Indenture. Under the terms of the applicable Indenture, the Trustee will treat the persons in whose names the 2015 Notes, including the 2015 Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the 2015 Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the 2015 Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised Rogers Cable that its current practice, upon receipt of any payment in respect of securities such as the 2015 Notes, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of the 2015 Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Rogers Cable. Neither Rogers Cable nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the 2015 Notes, and Rogers Cable and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Except for trades involving only Euroclear and Clearstream, Luxembourg participants, interests in the 2015 Global Notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the 2015 Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary or take action to effect final settlement on its behalf by delivering or receiving interests in the relevant 2015 Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

      Because of the time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a 2015 Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interest in a 2015 Global Note by or through a Euroclear or Clearstream, Luxembourg participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

      DTC has advised Rogers Cable that it will take any action permitted to be taken by a holder of 2015 Notes only at the direction of one or more Participants to whose account with DTC interests in the 2015 Global Notes are credited and only in respect to such portion of the principal amount of the 2015 Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the applicable Indenture, DTC reserves the right to exchange the 2015 Global Notes for legended 2015 Notes in certificated form and to distribute such 2015 Notes to its Participants.

      The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that Rogers Cable believes to be reliable, but Rogers Cable takes no responsibility for the accuracy thereof.

      Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interest in the 2015 Regulation S Global Notes and in the 2015 Restricted Global Notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Rogers Cable nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchanges between 2015 Regulation S Global Notes and 2015 Restricted Global Notes

      Beneficial interests in the 2015 Restricted Global Notes may be transferred to a person who takes delivery in the form of an interest in the 2015 Regulation S Global Notes, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 under the Securities Act (if available).

      Until and including the 40th day after the later of the commencement of the offering of the old US$ 6.75% senior (secured) second priority notes due 2015 and the original issue date of the old US$ 6.75% senior (secured) second priority notes due 2015 (such period, the “Restricted Period”), beneficial interests in the 2015 Regulation S Global Note may be held only through Euroclear or

Clearstream, Luxembourg, unless delivery is made through the 2015 Restricted Global Note in accordance with the certification requirements described below.

      Prior to the expiration of the Restricted Period, a beneficial interest in the 2015 Regulation S Global Note may be transferred to a person who takes delivery in the form of an interest in the 2015 Restricted Global Note only upon receipt by the Trustee of a written certification from the transferor (in the form provided in the Indenture) to the effect that such transfer is being made to a person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such person and each such account is a Qualified Institutional Buyer, in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. After the expiration of the Restricted Period, such certification requirement will no longer apply to such transfers. Any beneficial interest in the 2015 Regulation S Global Note that is transferred to a person who takes delivery in the form of an interest in the 2015 Restricted Global Note will, upon transfer, cease to be an interest in the 2015 Regulation S Global Note and will become an interest in the 2015 Restricted Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in the 2015 Restricted Global Note for as long as it retains such an interest.

      A beneficial interest in a 2015 Regulation S Note may be transferred to a person who takes delivery in the form of a 2015 Restricted Global Note without any certification.

      Transfers involving an exchange of a beneficial interest in 2015 Regulation S Global Notes for a beneficial interest in the 2015 Restricted Global Notes or vice versa, will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/ Withdraw at Custodian (“DWAC”) system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the 2015 Regulation S Global Notes and a corresponding increase in the principal amount of the 2015 Restricted Global Notes or vice versa, as applicable.

      Any beneficial interest in one of the 2015 Global Notes that is transferred to a person who takes delivery in the form of an interest in the other 2015 Global Notes will, upon transfer, cease to be an interest in such 2015 Global Note and will become an interest in the other 2015 Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to a beneficial interest in such other 2015 Global Note for so long as it remains such an interest.

Exchange of Book-Entry 2015 Notes for Certificated 2015 Notes

      A beneficial interest in a 2015 Global Note may not be exchanged for a 2015 Note in certificated form unless (i) DTC (x) notifies Rogers Cable that it is unwilling or unable to continue as Depositary for such 2015 Global Notes or (y) has ceased to be a clearing agency registered under the Exchange Act, and in either case Rogers Cable thereupon fails to appoint a successor Depositary, (ii) Rogers Cable, at its option, notifies the Trustee in writing that it elects to cause the issuance of the 2015 Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default with respect to the 2015 Notes. In all cases, certificated 2015 Notes delivered in exchange for any 2015 Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures) provided, however, that DTC has advised Rogers Cable that, under its current practices, it would notify its Participants of a request from Rogers Cable to cause the issuance of the 2015 Notes in certificated form, but will only withdraw beneficial interests from the 2015 Global Notes at the request of each Participant. Any certificated 2015 Notes issued in exchange for an interest in a 2015 Global Note will bear the legend restricting transfers that is borne by such 2015 Global Note. Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the applicable security registrar to reflect a decrease in the principal amount of the relevant 2015 Global Note.

Depositary Procedures for 2011 Notes

      Euroclear and Clearstream, Luxembourg have advised Rogers Cable that each holds securities for its account holders and facilitates the clearance and settlement of securities transactions by electronic book-entry transfer between its respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

      Euroclear and Clearstream, Luxembourg each provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

      Account holders in both Euroclear and Clearstream, Luxembourg are world-wide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations (collectively, the “Euroclear and Clearstream Participants”). Indirect access of both Euroclear and Clearstream, Luxembourg is available to other institutions (collectively, the “Euroclear and Clearstream Indirect Participants”) that clear through or maintain a custodial relationship with an account holder of either system.

      An account holder’s overall contractual relations with either Euroclear or Clearstream, Luxembourg are governed by the respective rules and operating procedures of Euroclear or Clearstream, Luxembourg and any applicable laws. Both Euroclear and Clearstream, Luxembourg act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

      Upon the issuance of the 2011 Global Notes, the Common Depositary will credit, on its internal system, the respective principal amount to the beneficial interests represented by such global note to the accounts of Euroclear and Clearstream, Luxembourg. Euroclear and Clearstream, Luxembourg will credit, on their internal systems, the respective principal amounts of the individual beneficial interests in such global notes to the accounts of Euroclear and Clearstream Participants. Ownership of beneficial interests in the 2011 Global Notes will be limited to Euroclear and Clearstream Participants or Euroclear and Clearstream Indirect Participants. Ownership of beneficial interests in 2011 Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear or Clearstream, Luxembourg or their nominees (with respect to interests of Euroclear and Clearstream Participants) and the records of Euroclear and Clearstream Participants (with respect to interests of persons other than Euroclear and Clearstream Participants).

      Investors in the 2011 Global Notes may hold their interests therein directly through Euroclear or Clearstream, Luxembourg, if they are Euroclear and Clearstream Participants, or indirectly through organizations that are Euroclear and Clearstream Participants. Euroclear and Clearstream, Luxembourg, will hold interests in the 2011 Global Notes on behalf of Euroclear and Clearstream Participants through customers’ securities accounts in their respective names on the books of the Common Depositary. The laws of some jurisdictions, including certain states of the United States, require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a 2011 Global Note to such persons will be limited to that extent. Because Euroclear and Clearstream, Luxembourg can act only on behalf of Euroclear and Clearstream Participants, which in turn act on behalf of Euroclear and Clearstream Indirect Participants and certain banks, the ability of a person having beneficial interests in a 2011 Global Note to pledge such interests to persons or entities that do not participate in the Euroclear or Clearstream, Luxembourg system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the 2011 Notes, see the subsections entitled “Exchange of Book-Entry 2011 Notes for Certificated 2011 Notes” and “Exchanges between 2011 Regulation S Global Notes and 2011 Restricted Global Notes”.

      Except as described below, owners of interests in the 2011 Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the applicable Indenture for any purpose.

      Payments in respect of such 2011 Global Notes registered in the name of the Common Depositary or its nominee will be payable to the Common Depositary or its nominee in its capacity as the registered holder under the applicable Indenture. Under the terms of the Indenture governing the 2011 Notes, the Trustee and the Paying Agent will treat the persons in whose names the 2011 Notes, including the 2011 Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Trustee, the Paying Agent, or any agent thereof has or will have any responsibility or liability for (i) any aspect of the records of Euroclear or Clearstream, Luxembourg or any Euroclear and Clearstream Participant’s or Euroclear and Clearstream Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the 2011 Global Notes, or for maintaining, supervising or reviewing any of Euroclear or Clearstream, Luxembourg’s records or any Euroclear and Clearstream Participant’s or Euroclear and Clearstream Indirect Participant’s records relating to the beneficial ownership interests in the 2011 Global Notes or (ii) any other matter relating to the actions and practices of Euroclear or Clearstream, Luxembourg or any of its Euroclear and Clearstream Participants or Euroclear and Clearstream Indirect Participants. The Common Depositary has advised Rogers Cable that its current practice, upon receipt of any payment in respect of securities such as the 2011 Global Notes, is to credit the accounts of Euroclear and Clearstream, Luxembourg who then credit the accounts of the relevant Euroclear and Clearstream Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Common Depositary unless the Common Depositary has reason to believe it will not receive payment on such payment date. Payments by the Euroclear and Clearstream Participants and the Euroclear and Clearstream Indirect Participants to the beneficial owners of the 2011 Notes will be governed by standing instructions and customary practices and will be the responsibility of the Euroclear and Clearstream Participants or the Euroclear and Clearstream Indirect Participants and will not be the responsibility of the Common Depositary, the Trustee, the Paying Agent or Rogers Cable. None of Rogers Cable, the Paying Agent, or the Trustee will be liable for any delay by the Common Depositary or any of the Euroclear and Clearstream Participants in identifying the beneficial owners of the 2011 Notes, and Rogers Cable, the Trustee, and the Paying Agent may conclusively rely on and will be protected in relying on instructions from the Common Depositary or its nominee for all purposes.

      Transfers between Euroclear and Clearstream Participants will be effected in accordance with Euroclear and Clearstream, Luxembourg’s rules, and will be settled in immediately available funds.

      Euroclear and Clearstream, Luxembourg have advised Rogers Cable that they will take any action permitted to be taken by a holder of 2011 Notes only at the direction of one or more Euroclear and Clearstream Participants to whose account with Euroclear or Clearstream, Luxembourg interests in the 2011 Global Notes are credited and only in respect to such portion of the principal amount of the 2011 Notes as to which such Euroclear and Clearstreams Participant or Euroclear and Clearstream Participants has or have given such direction. However, if there is an Event of Default under the applicable Indenture, Euroclear and Clearstream, Luxembourg reserve the right to exchange the 2011 Global Notes for legended 2011 Notes in certificated form and to distribute such 2011 Notes to its Euroclear and Clearstream Participants.

      The information in this section concerning Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that Rogers Cable believes to be reliable, but Rogers Cable takes no responsibility for the accuracy thereof.

      Although Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interest in the 2011 Regulation S Global Notes and in the 2011 Restricted Global Notes among Euroclear and Clearstream Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of

Rogers Cable, the Trustee, or the Paying Agent will have any responsibility for the performance by the Common Depositary, Euroclear or Clearstream, Luxembourg or their respective Euroclear and Clearstream Participants or Euroclear Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchanges between 2011 Regulation S Global Notes and 2011 Restricted Global Notes

      Beneficial interests in the 2011 Restricted Global Notes may be transferred to a person who takes delivery in the form of an interest in the 2011 Regulation S Global Notes, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the applicable Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 under the Securities Act (if available).

      Until and including the 40th day after the later of the commencement of the offering of the old Cdn$ 7.25% senior (secured) second priority notes due 2011 and the original issue date of the old Cdn$ 7.25% senior (secured) second priority notes due 2011 (such period, the “Restricted Period”), a beneficial interest in a 2011 Regulation S Global Note may be transferred to a person who takes delivery in the form of an interest in the 2011 Restricted Global Note only upon receipt by the Trustee of a written certification from the transferor (in the form provided in the Indenture) to the effect that such transfer is being made to a person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such person and each such account is a Qualified Institutional Buyer, in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. After the expiration of the Restricted Period, such certification requirement will no longer apply to such transfers. Any beneficial interest in the 2011 Regulation S Global Note that is transferred to a person who takes delivery in the form of an interest in the 2011 Restricted Global Note will, upon transfer, cease to be an interest in the 2011 Regulation S Global Note and will become an interest in the 2011 Restricted Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in the 2011 Restricted Global Note for as long as it retains such an interest.

      A beneficial interest in a 2011 Regulation S Global Note may be transferred to a person who takes delivery in the form of a 2011 Restricted Global Note without any certification.

      Any beneficial interest in one of the 2011 Global Notes that is transferred to a person who takes delivery in the form of an interest in the other 2011 Global Notes will, upon transfer, cease to be an interest in such 2011 Global Note and will become an interest in the other 2011 Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other 2011 Global Note for so long as it remains such an interest.

Exchange of Book-Entry 2011 Notes for Certificated 2011 Notes

      A beneficial interest in a 2011 Global Note may not be exchanged for a security in certificated form unless (i) Euroclear or Clearstream, Luxembourg notifies Rogers Cable that it is unwilling or unable to continue as clearing agency for such 2011 Global Notes or (ii) the Common Depositary notifies Rogers Cable that it is unwilling or unable to continue as Common Depositary and a successor Common Depositary is not appointed or (iii) there shall have occurred and be continuing an Event of Default with respect to the 2011 Notes. In all cases, certificated 2011 Notes delivered in exchange for any 2011 Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Common Depositary, Euroclear or Clearstream, Luxembourg (in accordance with their customary procedures). Any certificated 2011 Notes issued in exchange for an interest in a 2011 Global Note will bear the legend restricting transfers that is borne by such 2011 Global Note.

Concerning the Trustee

      JPMorgan Chase Bank, N.A. is the Trustee under each of the Indentures. JPMorgan Chase Bank, N.A. also acts as trustee under the indentures governing Rogers Cable’s other U.S. dollar-denominated debt securities and under several indentures of RCI and an affiliate of RCI.

Governing Law

      Each of the Indentures is and the Notes will be governed by and construed in accordance with the laws of the State of New York. Each Pledge Agreement is governed by the laws of the Province of Ontario, Canada and the federal laws of Canada applicable therein.

Enforceability of Judgments

      Since substantially all of the assets of Rogers Cable are outside the United States, any judgment obtained in the United States against Rogers Cable, including judgments with respect to the payment of principal, redemption price or Change in Control Purchase Price on the Notes, may not be collectible within the United States.

      Rogers Cable has been informed by its Canadian counsel, Torys LLP, that the laws of the provinces of Ontario, New Brunswick and Newfoundland and Labrador and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the provinces of Ontario, New Brunswick and Newfoundland and Labrador (a “Canadian Court”) on any final and conclusive judgment in personam of any federal or state court located in the Borough of Manhattan in The City of New York (“New York Court”) that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain if (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by a Canadian Court (and submission by Rogers Cable in the Indenture to the jurisdiction of the New York Court will be sufficient for the purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the provinces of Ontario, New Brunswick and Newfoundland and Labrador and the federal laws of Canada applicable therein, as the case may be; (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; and (iv) the action to enforce such judgment is commenced within the applicable limitation period under the laws of such relevant province, which commences to run from the date of that judgment. In the opinion of such counsel, a Canadian Court would not avoid enforcement of judgments of a New York Court respecting the Indenture or the Notes on the basis of public policy, as that term is understood under the laws of the provinces of Ontario, New Brunswick and Newfoundland and Labrador and the federal laws of Canada applicable therein.

Consent to Jurisdiction and Service

      Each of the Indentures provides that Rogers Cable will appoint CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its agent for service of process in any suit, action or proceeding with respect to such Indenture or the Notes issued thereunder and for actions brought under federal or state securities laws brought in any federal or state court located in the Borough of Manhattan in The City of New York and submits to such jurisdiction.

Ratings

      The Notes have been assigned a rating of BB+ by S&P and a rating of Ba3 by Moody’s. Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities. Ratings for debt instruments range from AAA, in the case of S&P, or Aaa in the case of Moody’s, which represent the highest quality of securities rated, to D, in the case of S&P, and C, in the case of Moody’s, which represent the lowest quality of securities rated.

      The credit ratings accorded to the Notes by the Rating Agencies are not recommendations to purchase, hold or sell the Notes inasmuch as such ratings do not comment as to market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a Rating Agency in the future if in its judgment circumstances so warrant.

DESCRIPTION OF COLLATERAL FOR NOTES

General

      Each series of the Notes will be secured by a Trust Bond issued by Rogers Cable Inc. under the Deed of Trust and pledged to the Trustee by Rogers Cable Inc. as security for the satisfaction of Rogers Cable Inc.’s liabilities and obligations under the Notes and the Indenture in respect of those Notes. As used in this “Description of Collateral for Notes”, “Rogers Cable Inc.” means Rogers Cable Inc. and its successors under the Indentures, but not its subsidiaries. Capitalized terms that are used in this section but not otherwise defined in this section have the meanings assigned to them in the section entitled “Description of Notes”.

      In Canada, corporations commonly secure obligations by granting fixed and floating charges on their assets. These charges create security interests similar to those granted by corporations in the United States. Each Trust Bond is secured by fixed and floating charges which provide the Deed Trustee with a security interest in substantially all the assets of Rogers Cable Inc. and Rogers Cable Communications Inc., subject to certain exceptions and prior liens described below. These security interests include charges on all of the outstanding capital stock of Rogers Cable Communications Inc., a “Designated Subsidiary” of Rogers Cable Inc. under the Deed of Trust and will include charges on the capital stock of any other future “Designated Subsidiary” of Rogers Cable Inc. under the Deed of Trust. Each Restricted Subsidiary under the Indentures will be required to be a Designated Subsidiary under the Deed of Trust. Accordingly, in this “Description of Collateral for Notes” the term “Restricted Subsidiary” will be used to refer to both a Restricted Subsidiary under the Indentures and a Designated Subsidiary under the Deed of Trust.

      On December 31, 2003, Rogers Cable Communications Inc. became a co-obligor, jointly and severally liable with Rogers Cable Inc. of bonds issued under the Deed of Trust and, in doing so, granted a lien over substantially all of its assets to secure its obligations as co-obligor under the Deed of Trust. In addition, Rogers Cable Inc.’s obligations under the Trust Bonds are guaranteed by Rogers Cable Communications Inc. and will be guaranteed by any other future Restricted Subsidiaries. Rogers Cable Communications Inc. has pledged, and each future Restricted Subsidiary will pledge, substantially all its assets, subject to certain exceptions and prior liens, to secure its respective guarantee. The proceeds of any enforcement of the security under the Deed of Trust will be subject to the priority described under the section entitled “— Classes of Bonds and Ranking”.

Classes of Bonds and Ranking

      The Deed of Trust provides for the issuance of (i) senior bonds (Senior Secured Bonds) and (ii) subordinated bonds (Deferred Payment Bonds). Senior Secured Bonds and Deferred Payment Bonds are collectively referred to herein as the “Deed of Trust Bonds”. Prior to the date of the issuance of the Trust Bonds securing the Notes, Senior Secured Bonds have been issued to secure the obligations of Rogers Cable Inc. under our bank credit facility and of Rogers Cable Inc. and Rogers Cable Communications Inc. under the existing senior secured second priority securities. Rogers Cable Inc. has secured all of its existing, and may secure certain of its future, obligations arising from time to time in connection with interest rate and currency exchange agreements entered into or guaranteed by Rogers Cable Inc. (Swaps) by the issue of Senior Secured Bonds.

      Each Trust Bond is a Senior Secured Bond. The Senior Secured Bonds rank pari passu with each other and are equally and ratably secured under the Deed of Trust according to the aggregate amount of indebtedness, liabilities and obligations of Rogers Cable Inc. for which such Senior Secured Bonds are pledged as security. However, pursuant to the terms of an inter-creditor agreement and the terms of the indentures governing our existing senior secured second priority securities, the proceeds of any enforcement of the security under the Deed of Trust, and any proceeds of the liquidation, dissolution or winding up of Rogers Cable Inc., Rogers Cable Communications Inc. or any other future Restricted Subsidiary, will be applied first to repay any obligations of Rogers Cable Inc. under the tranche A credit facility of our bank credit facility, and any other debt that ranks pari passu with outstanding debt under the tranche A credit facility (Tranche A-Type Debt). All additional proceeds will be applied pro rata to repay all other obligations of Rogers Cable Inc. secured by other Senior Secured Bonds, including the Notes, the existing senior secured second priority securities, debt under the tranche B credit facility of our bank credit facility and the Swaps.

      Under the Indentures, Rogers Cable Inc. may in the future create Tranche A-Type Debt, provided that (1) the aggregate amount committed under the tranche A credit facility of any bank credit facility plus the aggregate amount of all outstanding or committed Tranche A-Type Debt may not exceed $600.0 million and (2) the ratio of all such debt to our annualized operating cash flow for the most recent fiscal quarter prior to the creation of such Tranche A-Type Debt may not exceed 3.0 to 1.0.

      In the event that Rogers Cable has no Debt outstanding that is secured by any Bond issued under the Deed of Trust, debt under a tranche A credit facility and Tranche A-Type Debt, if any, would rank pari passu with the other senior indebtedness of Rogers Cable, including the Notes.

Voting Rights

      A holder of a Senior Secured Bond is entitled to voting rights under the Deed of Trust according to the greater of (i) the aggregate principal amount of debt of Rogers Cable Inc. outstanding at the time secured by such Senior Secured Bond and (ii) the maximum aggregate principal amount of credit which such holder is obliged to make available to Rogers Cable Inc. (including all amounts of debt of Rogers Cable Inc. outstanding at such time) at the time secured by such Senior Secured Bond (such greater amount, the “Available Commitment”).

      The holders of the Senior Secured Bonds securing the Swaps have agreed, however, that they will not have voting rights under the Deed of Trust unless no other Senior Secured Bonds are outstanding (other than a Related Corporation Bond (as defined in the Deed of Trust) or a Senior Secured Bond issued to secure Swaps).

      The following table illustrates the voting rights of holders of Senior Secured Bonds issued under the Deed of Trust at September 30, 2004, after the issuance of the old notes and the application of the net proceeds from the issuance of the old notes as described under the section entitled “Use of Proceeds”.

		Voting
	Available Commitment	Rights

Lenders under the bank credit facility	Cdn$1,075.0 million	27.8%
Holders of 10% senior secured second priority notes due 2005	US$291.5 million	9.0	%(1)
Holders of 7.60% senior (secured) second priority notes due 2007	Cdn$450.0 million	11.6%
Holders of 7.875% senior (secured) second priority notes due 2012	US$350.0 million	10.8	%(1)
Holders of 6.25% senior (secured) second priority notes due 2013	US$350.0 million	10.8	%(1)
Holders of 5.50% senior (secured) second priority notes due 2014	US$350.0 million	10.8	%(1)
Holders of 8.750% senior (secured) second priority debentures due 2032	US$200.0 million	6.1	%(1)
2011 Notes	Cdn$175.0 million	4.5%
2015 Notes	US$280.0 million	8.6	%(1)
Total		100.0%

(1)	Assumes such U.S. dollar denominated debt is translated into Canadian dollars based on the noon rate of exchange as reported by the Federal Reserve Bank of New York on November 19, 2004 of US$1.00 = Cdn$1.1928.

      Voting rights under the Deed of Trust are generally exercised pursuant to Bondholders’ Resolutions and Unanimous Bondholders’ Resolutions. A Bondholders’ Resolution is an instrument approving, requesting or consenting to certain actions by the Deed Trustee, which is approved by the holders of

Senior Secured Bonds representing at least two-thirds of the aggregate Available Commitments or is adopted by holders of Senior Secured Bonds representing at least two-thirds of the aggregate Available Commitments that are present or represented at a meeting. A Unanimous Bondholders’ Resolution is an instrument approving, requesting or consenting to certain actions by the Deed Trustee, which is approved by the holders of Senior Secured Bonds representing all of the Available Commitments or is adopted by holders of Senior Secured Bonds representing all of the Available Commitments that are present or represented at a meeting. As stated above, the holders of Senior Secured Bonds securing the Swaps will not, except in the limited circumstance described, have any voting rights under the Deed of Trust.

      If a default in payment of any principal or interest owing under or secured by a Deed of Trust Bond has occurred, any holder of a Senior Secured Bond may require the Deed Trustee to proceed to enforce the liens securing the Deed of Trust Bonds. Holders of Senior Secured Bonds may, by Bondholders’ Resolution, waive a default (other than a default in payment under a Senior Secured Bond) under the Deed of Trust and direct and control enforcement actions by the Deed Trustee. A Bondholders’ Resolution is also necessary under the Deed of Trust in order to, among other things, (i) approve the issuance of additional Deed of Trust Bonds, (ii) authorize the Deed Trustee to refrain from enforcing any covenant of Rogers Cable Inc. or Rogers Cable Communications Inc., (iii) authorize the removal of the Deed Trustee, (iv) authorize modifications and alterations to certain provisions of the Deed of Trust that do not require a Unanimous Bondholders’ Resolution, (v) authorize application or release of the expropriation proceeds, insurance proceeds and certain other proceeds of the security received by the Deed Trustee (provided that under the Pledge Agreement by which the Trust Bond is pledged to the Trustee, if such proceeds are released to the Trustee, they must be repaid to the Deed Trustee unless an Event of Default under the Indenture shall have occurred and be continuing), (vi) authorize the reorganization or amalgamation of Rogers Cable Inc. or Rogers Cable Communications Inc. (unless otherwise permitted without a Bondholders’ Resolution) and (vii) approve certain matters relating to the guarantee and security therefor required to be given to the Deed Trustee by a Restricted Subsidiary. Certain actions are subject to Unanimous Bondholders’ Resolutions and thus may not be undertaken without the affirmative vote of the holder of the Trust Bond. See the subsection entitled “— Modification and Governing Law”.

Issuance of Additional Deed of Trust Bonds

      Deed of Trust Bonds may be issued under the Deed of Trust only by way of pledge as security for the indebtedness, liabilities and obligations of Rogers Cable Inc. specified in the applicable pledge instrument. Rogers Cable Inc. may issue additional Deed of Trust Bonds under the Deed of Trust only if authorized by a Bondholders’ Resolution. Under each of the Indentures, the Trustee is required to vote in favour of the issuance of additional Deed of Trust Bonds if the debt to be secured thereby is permitted under that Indenture and each other financing instrument secured by Deed of Trust Bonds.

Security

      The Deed of Trust Bonds are secured by fixed and floating charges in favour of the Deed Trustee on substantially all of the assets of Rogers Cable Inc. and Rogers Cable Communications Inc., including the outstanding stock of Rogers Cable Communications Inc. The fixed and floating charges are subject to certain exceptions and prior liens as described below. Rogers Cable Inc.’s obligations under the Deed of Trust Bonds also are guaranteed by Rogers Cable Communications Inc. and will be guaranteed by any other future Restricted Subsidiaries. Rogers Cable Communications Inc. has pledged, and any other future Restricted Subsidiary will pledge, substantially all its assets, subject to certain exceptions and prior liens, to secure its respective guarantee.

      Rogers Cable Inc., Rogers Cable Communications Inc. and any other future Restricted Subsidiary may, until the Deed Trustee has become bound to enforce its security under the Deed of Trust and subject to any applicable restrictions under the relevant Indenture or other financing arrangements, dispose of, encumber or otherwise deal with the assets subject to these charges.

      The security interests under the Deed of Trust are subject to certain exceptions and prior liens. The exceptions to these security interests include certain excluded assets and any proceeds thereof, and any investments made with such excluded assets and any proceeds of any such investments, which we define in the “Description of Notes” section as “Excluded Assets”. At the date hereof, the Excluded Assets consist of the shares and assets of our Unrestricted Subsidiaries, which are listed below. In addition, under relevant Canadian law, it is uncertain whether Rogers Cable Inc.’s or Rogers Cable Communications Inc.’s cable television licences may be made subject to a charge under the Deed of Trust.

      Under the Deed of Trust, if either Rogers Cable Inc. or Rogers Cable Communications Inc. wishes to designate a subsidiary as a Restricted Subsidiary, it must grant the Deed Trustee a pledge of all of the issued and outstanding shares of such subsidiary owned by Rogers Cable Inc., Rogers Cable Communications Inc. or any other future Restricted Subsidiary and such Subsidiary must provide a guarantee of the obligations of Rogers Cable Inc. under the Deed of Trust Bonds secured by substantially all its assets. Although the guarantee by Rogers Cable Communications Inc. of Rogers Cable Inc.’s obligations under the Senior Secured Bonds, including the Trust Bond, are not limited, the ability of any other future Restricted Subsidiary to guarantee the Deed of Trust Bonds may be limited by the statute under which such Restricted Subsidiary is subsisting. A subsidiary that is a Restricted Subsidiary ceases to have that status only if approved by a Unanimous Bondholders’ Resolution. Currently, the only Restricted Subsidiary under the Deed of Trust is Rogers Cable Communications Inc. Currently, Rogers Cable Inc.’s Unrestricted Subsidiaries are 969056 Ontario Limited, Rogers Cablesystems Investments Inc. and Solv Signals Limited.

Event of Default Under Deed of Trust

      Failure by Rogers Cable Inc. or Rogers Cable Communications Inc. to satisfy a demand for payment under a Trust Bond would constitute an event of default under the Deed of Trust. Although each Trust Bond is stated to be payable on demand, the Trustee may not demand payment of the Trust Bond unless or until an Event of Default under the related Indenture (other than an Event of Default arising as a result of a Change in Control Triggering Event) occurs and is continuing or an Event of Default arising as a result of a Change in Control Triggering Event occurs and is continuing and Rogers Cable Inc. fails to make a Change in Control Offer or to purchase the Notes properly tendered and relating to that Indenture into the Change in Control Offer at the times and in the manner specified in that Indenture.

      Upon the occurrence of an event of default under the Deed of Trust, the Deed Trustee must, if so required in writing by any Senior Secured Bondholder, proceed to enforce the liens under the Deed of Trust by any or all of the following procedures: (a) entry and possession in accordance with the Deed of Trust, (b) the appointment of a receiver in accordance with the Deed of Trust, (c) sale of all or any part of the security under the Deed of Trust, (d) lease or sublease of all or any part of the security, (e) proceeding in a court of competent jurisdiction for the appointment of a receiver or for sale of all or any part of the security or foreclosure and (f) any other remedy or proceeding authorized by the Deed of Trust or by law. Upon receipt by the Deed Trustee of such a written request to realize upon the security, the Deed Trustee is required to give notice thereof to all of the holders of the Deed of Trust Bonds. If the Deed Trustee has been instructed to enforce the liens securing the Deed of Trust Bonds, only the Senior Secured Bondholders who have demanded payment of their Senior Secured Bonds may, acting unanimously, instruct the Deed Trustee to cease enforcement.

      If any holder of a Senior Secured Bond requests the Deed Trustee to proceed to realize upon the security granted pursuant to the Deed of Trust, one or more of the holders of Senior Secured Bonds may initiate proceedings in any court of competent jurisdiction seeking an order appointing a receiver to take possession of such security granted pursuant to the Deed of Trust unless such holder rescinds such request. No holder of a Senior Secured Bond is otherwise entitled to proceed directly against Rogers Cable Inc. or Rogers Cable Communications Inc. or any other future Restricted Subsidiary unless the Deed Trustee, having become obligated to proceed, fails to do so.

      Except as may be required by law or by the order of a court, the proceeds from any realization of the security granted pursuant to the Deed of Trust will be applied in the following order: (a) firstly, if the Deed Trustee deems it in the interests of the holders of the Deed of Trust Bonds, to pay prior ranking liens on the charged assets, (b) secondly, to pay all amounts due to the Deed Trustee, (c) thirdly, to pay all amounts due on the Senior Secured Bonds, pro rata, first, for principal, then for interest, including interest on overdue interest, and then for all other amounts owing thereunder (provided that the proceeds will be applied first to repay obligations under the tranche A credit facility under our bank credit facility and any other Tranche A-Type Debt), (d) fourthly, to pay all amounts due on the Deferred Payment Bonds and (e) fifthly, to pay any surplus to Rogers Cable Inc. or its assigns. In determining the ratable and proportionate amounts due on the Senior Secured Bonds, the amounts due on U.S. dollar denominated Senior Secured Bonds will be calculated by applying the spot rate of exchange used by a specified Canadian chartered bank at its main branch in Toronto on the second banking day prior to the date of payment.

Modification and Governing Law

      The Deed of Trust provides that modifications or alterations thereto and to the Deed of Trust Bonds may be made if authorized by a Bondholders’ Resolution. However, a Unanimous Bondholders’ Resolution is required in order to amend or otherwise vary, among other things (a) the definitions of “Bondholders’ Resolution”, “Event of Default”, “Permitted Lien” and “Unanimous Bondholders’ Resolution” set out in the Deed of Trust, (b) any power exercisable by written direction of a Senior Secured Bondholder, (c) any Senior Secured Bond, including the Trust Bonds, (d) any guarantee of Deed of Trust Bonds and security therefor granted to the Deed Trustee, (e) any security granted to the Deed Trustee by Rogers Cable Inc., (f) any provision of the Deed of Trust which expressly requires a Unanimous Bondholders’ Resolution, (g) the ranking of the Deed of Trust Bonds, (h) provisions of the Deed of Trust concerning application of the proceeds from realization on the security and (i) provisions of the Deed of Trust which enable a bondholder in certain circumstances to seek judicial remedies upon an event of default. In addition, no modification or alteration may be made to any of the Deed of Trust Bonds that materially adversely affects the rights of the holders of Deferred Payment Bonds relative to the rights of the holders of Senior Secured Bonds without the approval, by unanimous resolution, of the holders of Deferred Payment Bonds.

      The Deed of Trust and the Deed of Trust Bonds, including the Trust Bonds, are governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

EXCHANGE OFFER; REGISTRATION RIGHTS

      We have entered into registration rights agreements, with respect to the old notes of each series, with the initial purchasers, under each of which we have agreed, for the benefit of the holders of the old notes of that particular series, to use commercially reasonable efforts, at our cost, to:

•	no later than 150 days after the date of original issuance of the old notes, file an exchange offer registration statement with the SEC with respect to a registered offer to exchange the old notes of that series for exchange Notes having terms substantially identical in all material respects to, and evidencing the same indebtedness as, the old notes of that series, except that, among other things, the exchange notes will not contain terms with respect to transfer restrictions; and

•	cause the exchange offer registration statement relating to that series to be declared effective under the Securities Act not later than 210 days after the date of original issuance of the old notes.

      Upon the effectiveness of the exchange offer registration statement relating to a particular series of Notes, we will offer the exchange notes in exchange for surrender of the old notes of each series. We will keep the exchange offer open for not less than 30 days (or longer if required by applicable laws) after the date of notice of the exchange offer is mailed to the holders of the old notes of that series. For each old note of a particular series surrendered to us pursuant to the exchange offer, the holder of the old note of that series will receive an exchange Note having a principal amount equal to that of the surrendered old note and evidencing the same indebtedness as the surrendered old note. Interest on each exchange Note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange thereof or, if no interest has been paid on the old note surrendered, from the date of its original issue. Under existing SEC interpretations as set forth in some letters issued by the SEC known as “no-action” letters, the exchange Notes would be freely transferable by holders without further registration under the Securities Act only if the holder acquires the exchange Notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in the distribution of the exchange Notes. This does not apply, however, to a holder who is an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

      Any holder of the old notes of a particular series using the exchange offer to participate in a distribution of the exchange Notes cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired old notes directly from us, but not as a result of market making activities or other trading activities. Consequently, the holder must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

      Each broker-dealer that receives exchange notes for its own account in exchange for old notes of a particular series, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange Notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreements with the initial purchasers relating to each series of Notes, we are required to allow broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes.

      Each holder of old notes of a particular series who wishes to exchange those old notes for exchange Notes in the exchange offer will be required to represent to us that, among other things:

•	the exchange Notes to be received in the exchange offer will be acquired in the ordinary course of business of the person receiving the exchange Notes;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such new Notes; and

•	neither the holder nor any such other person is our “affiliate” as defined in Rule 405 under the Securities Act.

      If the holder is a broker-dealer that will receive exchange Notes for its own account in exchange for old notes of a particular series issued in this offering, it will acknowledge that it acquired such old notes as the result of market making activities or other trading activities and it will deliver a prospectus in connection with any resale of such exchange Notes.

      Under the registration rights agreements relating to each series of old notes with the initial purchasers, we have agreed to use commercially reasonable efforts to file with the SEC one or more shelf registration statements to cover resales of the old notes of that series issued in this offering in the event that:

•	applicable interpretations of the staff of the SEC or the Canadian securities regulatory authorities do not permit us to effect the exchange offer;

•	for any other reason the exchange offer registration statement relating to that series of old notes is not declared effective within 210 days after the date of the original issuance of the old notes or the exchange offer relating to that series of old notes is not consummated within 240 days after the original issuance of such old notes;

•	following the consummation of the exchange offer relating to that series of old notes, any initial purchaser claims with respect to old notes of that series that, pursuant to applicable law, such initial purchaser was not permitted to exchange in the exchange offer; or

•	any holder of old notes of that series, other than an initial purchaser, is not eligible to participate in the exchange offer or does not receive exchange Notes that are freely tradeable in the United States in the exchange offer other than by reason of the holder being an affiliate of ours.

      If we are obligated, we will, at our cost, file one or more shelf registration statements, as promptly as practicable after becoming so obligated and use commercially reasonable efforts to cause each shelf registration statement to be declared effective under the Securities Act. We will use commercially reasonable efforts to keep each shelf registration statement effective until two years after its effective date or until one year after its effective date if the shelf registration statement is filed at the request of an initial purchaser. We will, in the event one or more shelf registration statements are filed, among other things, provide to each holder for whom a shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the old notes of the applicable series or the exchange Notes, as the case may be. A holder selling old notes or exchange Notes pursuant to a shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the relevant registration rights agreement which are applicable to that holder, including certain indemnification obligations.

      If, in relation to any series of old notes:

•	on or prior to the 150th day following the date of original issuance of such old notes, neither the exchange offer registration statement relating to that series nor a shelf registration statement relating to that series has been filed with the SEC;

•	on or prior to the 210th day following the date of original issuance of such old notes, neither the exchange offer registration statement relating to that series nor a shelf registration statement relating to that series has been declared effective; or

•	on or prior to the 240th day following the date of original issuance of such old notes, neither the exchange offer relating to that series has been consummated nor a shelf registration statement relating to that series has been declared effective;

each event referred to in the above clauses being a registration default, the stated interest on the old notes of that series will be increased by 0.25% per annum, provided that the aggregate increase in the interest rate shall in no event exceed 0.25% per annum. Upon the cure of any such registration default, the interest rate will be reduced to the stated interest rate. The summary herein of provisions of the registration rights agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreements, copies of which are available upon request.

INCOME TAX CONSEQUENCES

      Purchasers of the Notes should consult their own tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign (including Canadian) tax laws to which they may be subject.

Canadian Federal Income Tax Consequences

      This section summarizes the material Canadian tax consequences to holders of Notes. It represents the views of our tax counsel, Torys LLP. This section applies to you if you are not, and are not deemed to be, a resident of Canada.

      The discussion is limited in the following ways:

•	The discussion only covers you if you bought your old notes in the initial offering and exchange them pursuant to this exchange offer.

•	The discussion does not apply to you if you use or hold, or are deemed to use or hold, the Notes in carrying on a business in Canada.

•	The discussion does not apply to you if you are a non-resident insurer who carries on business in Canada and elsewhere.

•	The discussion is based on current law and administrative practice of the Canadian taxation authorities.

•	The discussion does not cover provincial, territorial or foreign law.

•	The discussion is of a general nature only. We suggest that you consult your own tax advisor about the consequences of holding the Notes in your particular situation.

      A holder of Notes will not be subject to Canadian withholding tax in respect of interest, principal or premium paid or credited on the Notes by us provided the holder deals with us at arm’s length within the meaning of the Canadian Income Tax Act at the time of such payment or credit. For purposes of the Canadian Income Tax Act, related persons, as defined therein, are deemed not to deal with each other at arm’s length and it is a question of fact whether persons not related to each other deal with each other at arm’s length.

      No other tax on income, including taxable capital gains, is payable under the Canadian Income Tax Act in respect of the holding, redemption or disposition of the Notes, or any interest or premium received on the Notes by a holder.

U.S. Federal Income Tax Consequences

General

      This section summarizes the material U.S. federal income tax consequences of the exchange offer to holders of Notes. It represents the views of our tax counsel, Cravath, Swaine & Moore LLP. However, the discussion is limited in the following ways:

•	The discussion only covers you if you bought your old notes in the initial offering and exchange them pursuant to this exchange offer.

•	The discussion only covers you if you hold your Notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Notes, such as if you are a tax-exempt entity, insurance company or financial institution, you hold the Notes as a hedge against, or the Notes are hedged against, currency risk or as part of a straddle or conversion transaction, or your functional currency is not the U.S. dollar. We suggest that you consult your tax advisor about the consequences of holding Notes in your particular situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the Notes, possibly with retrospective effect.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the Internal Revenue Service (IRS) on the tax consequences of owning the Notes. As a result, the IRS could disagree with portions of this discussion.

      If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Notes, we suggest that you consult your tax advisor.

      We suggest that you consult your tax advisor about the tax consequences of exchanging the notes in your particular situation.

Exchange of Notes

      The exchange of notes pursuant to this exchange offer will not constitute a taxable event for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by a U.S. holder upon receipt of a Note. The holding period and tax basis of a Note will be the same as the holding period and tax basis, immediately before the exchange, in the note so exchanged.

European Union Tax Reporting and Withholding

      The Council of the European Union approved, on June 3, 2003, Council Directive 2003/48/ EC regarding the taxation of savings income. Under the Directive, if a paying agent for interest on a debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state will be required to provide information (including the identity of the recipient) to authorities of the latter member state. “Paying agent” is defined broadly for this purpose and generally includes any agent of either the payor or payee. This requirement is subject to the right of Belgium, Luxembourg and Austria to opt instead to withhold tax on the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years).

      The Council agreed on July 19, 2004, in Council Directive 2004/587/EC, that the 2003 Directive will become effective on July 1, 2005. However, this effective date is contingent on certain non-members of the European Union (Switzerland, Liechtenstein, Andorra, Monaco and San Marino), as well as dependent and associated territories of the United Kingdom and the Netherlands, adopting equivalent measures, including the option to apply withholding taxes, effective on the same date. There is no assurance that all such non-members and territories will satisfy this condition. As a result, the effective date of the 2003 Directive may be delayed, and no assurance can be given concerning whether or on what date the 2003 Directive will become effective.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives new Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new Notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that to the extent any broker-dealer participates in the exchange offer, we will use our reasonable best efforts to maintain the effectiveness of the registration statement on Form F-4 filed in connection with the exchange offer for a period of 180 days following the completion of the exchange offer.

      We will not receive any proceeds from any sales of the new Notes by broker-dealers. The new Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new Notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or at negotiated prices. Any resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the new Notes. Any broker-dealer that resells the new Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of new Notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed to pay the expenses incident to the exchange offer, other than commission or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of old notes, and will indemnify the holders of the new Notes (including any broker-dealers) against related liabilities, including liabilities under the Securities Act.

      The new Notes have not been and will not be qualified for sale under the securities laws of any province or territory of Canada, except pursuant to prospectus and registration exemptions.

LEGAL MATTERS

      Legal matters in connection with the exchange offer will be passed upon for us by Torys LLP, Toronto, with respect to matters of Canadian law and by Cravath, Swaine & Moore LLP, New York, with respect to matters of U.S. law.

EXPERTS

      Our consolidated balance sheets as at December 31, 2003 and 2002 and our consolidated statements of income, deficit and cash flows for the three years ended December 31, 2003, have been included in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere in this prospectus and upon their authority as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Rogers Cable Inc.

      We have audited the accompanying consolidated balance sheets of Rogers Cable Inc. and subsidiaries (the “Company”) as of December 31, 2003 and 2002 and the related consolidated statements of income, deficit and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with Canadian generally accepted accounting principles.

      As described in Note 2(f) to the consolidated financial statements, the Company adopted the provisions of CICA Handbook Section 3062, Goodwill and Other Intangible Assets on January 1, 2002.

      Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 23 to the consolidated financial statements.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada

January 28, 2004, except as to Note 24(c), which is as of March 11, 2004, Notes 24(d) and (e), which are as of October 19, 2004, Notes 20(b) and 24(f) and (g), which are as of November 12, 2004, and Note 24(h), which is as of November 30, 2004.

ROGERS CABLE INC.

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2003

	(In thousands of Canadian
	dollars)
ASSETS
Current assets
Accounts receivable net of allowance for doubtful accounts of $10,120 at December 31, 2002 and $8,338 at December 31, 2003	$91,616	$86,229
Cash and cash equivalents	3,696	—
Other current assets (note 8)	73,904	67,855

	169,216	154,084
Property, plant and equipment (note 4)	2,556,847	2,595,761
Goodwill (note 5(a))	926,445	926,445
Intangible assets (note 5(b))	1,040	520
Investments (note 6)	100,799	799
Deferred charges (note 7)	50,063	41,529
Other long-term assets	2,368	949

	$3,806,778	$3,720,087

LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities
Current liabilities
Bank advances, arising from outstanding cheques	$—	$16,975
Accounts payable and accrued liabilities	288,143	317,463
Current portion of long-term debt (note 10)	2,854	682
Notes payable to Rogers Communications Inc. (note 11)	204,500	—
Due to parent and affiliated companies (note 17(a))	23,783	10,782
Unearned revenue	35,256	32,305

	554,536	378,207
Long-term debt (note 10)	2,350,201	2,671,170

	2,904,737	3,049,377
Shareholder’s equity (note 12)	902,041	670,710

	$3,806,778	$3,720,087

Commitments (note 19)
Contingent liabilities (note 20)
Guarantees (note 21)
Canadian and United States accounting policy differences (note 23)
Subsequent events (notes 20(b) and 24)

See accompanying notes to consolidated financial statements.

ROGERS CABLE INC.

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,

	2001	2002	2003

	(In thousands of Canadian dollars
	except per share amounts)
Operating revenue (notes 22(b)and 24(e))	$1,446,599	$1,614,554	$1,788,122
Cost of video store sales	99,962	121,335	129,938
Sales and marketing expenses (note 24(e))	159,119	192,085	205,068
Operating, general and administrative expenses (note 24(e))	670,713	737,654	789,642
Management fees (note 17(b)(i))	28,781	31,745	35,385
Workforce reduction (note 13)	—	5,850	—
Cable system integration and At Home termination costs (note 14)	60,436	—	—
Depreciation and amortization	433,829	484,224	482,050

Operating income (loss)	(6,241)	41,661	146,039

Interest:
Long-term debt	162,590	208,645	237,803
Notes payable to Rogers Communications Inc. (note 11)	12,036	4,687	2,867

	174,626	213,332	240,670

	(180,867)	(171,671)	(94,631)
Dividend income from affiliated company (note 6(b)(i))	32,228	5,447	4,488
Write-down of investments (note 6(a)(ii) and 6(c))	(26,000)	(11,136)	—
Gain on sale of a subsidiary (note 3(b))	17,807	—	—
Gain on sale of an investment (note 6(a)(i))	16,195	—	—
Loss on repayment of long-term debt (note 10(m))	—	(20,880)	(5,945)
Foreign exchange gain (loss) (note 2(g))	(1,452)	(3,090)	49,302
Other income (expense)	698	(3,887)	(516)

Loss before income taxes	(141,391)	(205,217)	(47,302)

Income tax expense (reduction) (note 15):
Current	5,314	6,515	7,541
Future	—	(152,902)	—

	5,314	(146,387)	7,541

Loss for the year	$(146,705)	$(58,830)	$(54,843)

Basic and diluted loss per share (note 16)	$(0.82)	$(0.29)	$(0.27)

See accompanying notes to consolidated financial statements.

ROGERS CABLE INC.

CONSOLIDATED STATEMENTS OF DEFICIT

	Years Ended December 31,

	2001	2002	2003

	(In thousands of Canadian dollars)
Deficit, beginning of year:
As previously reported	$(1,449,690)	$(1,640,234)	$(1,894,412)
Adjustment related to change in accounting for foreign currency translation (note 2(g))	(19,312)	(7,701)	—

As restated	(1,469,002)	(1,647,935)	(1,894,412)
Loss for the year	(146,705)	(58,830)	(54,843)
Dividends on preferred shares	(32,228)	(5,447)	(4,488)
Dividends on common shares	—	(57,600)	—
Distribution to 610829 British Columbia Ltd. (note 6(b)(ii))	—	(124,600)	—

Deficit, end of year	$(1,647,935)	$(1,894,412)	$(1,953,743)

See accompanying notes to consolidated financial statements.

ROGERS CABLE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2001	2002	2003

	(In thousands of Canadian dollars)
Cash provided by (used in):
Operating activities:
Loss for the year	$(146,705)	$(58,830)	$(54,843)
Adjustments to reconcile the loss to net cash flows from operating activities:
Depreciation and amortization	466,592	540,749	542,466
Future income taxes	—	(152,902)	—
Unrealized foreign exchange loss (gain)	1,452	(1,162)	(46,219)
Loss on sale of property, plant and equipment	—	1,560	183
Loss on repayment of long-term debt (note 10(m))	—	20,880	5,945
Write-down of investments (note 6(a)(ii) and(c))	26,000	11,136	—
Equity loss in At Home Canada, net	244	—	—
Gain on sale of a subsidiary and an investment (notes 3(b) and 6(a)(i))	(34,002)	—	—

	313,581	361,431	447,532
Change in non-cash operating items (notes 9(a) and 24(e)(i))	27,122	(8,117)	19,387

	340,703	353,314	466,919

Financing activities:
Issue of long-term debt	515,500	2,282,130	815,367
Repayment of long-term debt	(519,519)	(1,674,078)	(450,352)
Premium on early repayment of long-term debt (note 10(m))	—	(21,773)	(5,073)
Proceeds on termination of cross-currency interest rate exchange agreements (note 10(m)(i))	—	141,380	—
Issue of capital stock (note 12 (a)(ii))	—	57,602	—
Issue of notes payable to Rogers Communications Inc. (note 11)	981,000	216,500	24,000
Repayment of notes payable to Rogers Communications Inc. (note 11)	(495,400)	(497,600)	(228,500)
Dividends paid	(32,228)	(63,047)	(4,488)
Capital distribution to Rogers Communications Inc. (note 12(b)(i))	—	—	(72,000)

	449,353	441,114	78,954

Investing activities:
Additions to property, plant and equipment	(749,747)	(650,871)	(509,562)
Change in non-cash working capital items related to property, plant and equipment (note 24(e)(i))	11,352	(47,045)	5,673
Proceeds on sale of property, plant and equipment	—	4,296	2,110
Additions to video rental inventory	(36,880)	(59,304)	(58,544)
Additions to deferred charges	(5,910)	(29,381)	(6,221)
Acquisition of Rogers Cable Atlantic Inc. (note 3(a))	(88,856)	—	—
Proceeds on sale of a subsidiary (note 3(b))	29,366	—	—
Proceeds on sale of an investment (note 6(a)(i))	16,195	—	—

	(824,480)	(782,305)	(566,544)

Increase (decrease) in cash and cash equivalents	(34,424)	12,123	(20,671)
Cash and cash equivalents (deficiency), beginning of year	25,997	(8,427)	3,696

Cash and cash equivalents (deficiency), end of year	$(8,427)	$3,696	$(16,975)

Cash and cash equivalents (deficiency) are defined as cash and short-term deposits, which have an original maturity of less than 90 days, less bank advances.

For supplemental cash flow information and disclosure of non-cash transactions, see note 9.

See accompanying notes to consolidated financial statements.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

1.	Nature of the Business:

      Rogers Cable Inc. (“RCAB”) is a wholly owned subsidiary of Rogers Communications Inc. (“RCI”). RCAB owns and operates cable television systems, a chain of video stores, and provides Internet access service through its cable network. RCAB and its subsidiary companies are collectively referred to herein as the “Company”.

      On December 31, 2003, the Company executed a corporate reorganization that involved the transfer of substantially all of the assets of the Company to a wholly owned subsidiary, Rogers Cable Communications Inc. (“RCCI”). As part of the reorganization, the Company’s subsidiaries, Rogers Cablesystems Ontario Limited, Rogers Ottawa Limited/ Limitée, Rogers Cable Atlantic Inc. and Rogers Cablesystems Georgian Bay Limited, amalgamated with and continued as RCCI. As a result of the reorganization, the Company, through RCCI, continues to conduct all of the operations and provide all of the services described above.

2.	Significant Accounting Policies:

(a)	Basis of Presentation:

      The consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and, except as outlined in note 23, are, in all material respects, in accordance with United States GAAP. The consolidated financial statements include the accounts of RCAB and its subsidiary companies. Intercompany transactions and balances are eliminated on consolidation.

      Other investments are recorded at cost and are written down when there is evidence that a decline in value that is other than temporary has occurred.

(b)	Property, Plant and Equipment:

      Property, plant and equipment (“PP&E”) are recorded at purchase cost. During construction of new cable areas or during the rebuilding or upgrading of cable television systems, direct costs plus a portion of applicable overhead costs are capitalized. Repairs and maintenance expenditures are charged to operating expense as incurred.

      The cost of the initial subscriber installation is capitalized. Costs of all other connections and disconnections are expensed.

(c)	Depreciation:

      PP&E and video rental inventory are depreciated annually over their estimated useful lives as follows:

Asset	Basis	Rate

Buildings	Diminishing balance	5%
Towers and headends	Straight line	10%
Distribution cable and subscriber drops	Straight line	6 2/3%-10%
Converters, modems and set-top terminals	Straight line	20%-33 1/3%
Programming and other equipment	Diminishing balance	Mainly 20% and 30%
Computer equipment	Straight line	25%
Leasehold improvements	Straight line	Over term of lease
Other equipment	Diminishing balance	20%-30%
Video rental inventory	Diminishing balance	6 months

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

      Depreciation expense for video rental inventory is charged to operating expenses and amounted to $32.2 million, $56.5 million and $60.4 million in the years ended December 31, 2001, 2002 and 2003, respectively.

(d)	Asset Retirement Obligations:

      Effective January 1, 2003, the Company retroactively adopted The Canadian Institute of Chartered Accountants’ (“CICA”) Handbook Section 3110, “Asset Retirement Obligations”, which harmonizes Canadian GAAP with U.S. Financial Accounting Standards Board’s (“FASB”) Statement No. 143, “Accounting for Asset Retirement Obligations”. The standard provides guidance for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of a tangible long-lived asset that result from acquisition, construction, development or normal operations.

      The standard requires the Company to record the fair value of a liability for an asset retirement obligation in the year in which it is incurred and when a reasonable estimate of fair value can be made. The standard describes the fair value of a liability for an asset retirement obligation as the amount at which that liability could be settled in a current transaction between willing parties, that is, other than in a forced or liquidation transaction. The Company is subsequently required to allocate that asset retirement cost to expense using a systematic and rational method over the asset’s useful life.

      The adoption of this standard had no material impact on the Company’s financial position, results of operations or cash flows.

(e)	Long-lived Assets:

      Effective January 1, 2003, the Company adopted CICA Handbook Section 3063, “Impairment of Long-Lived Assets”. Long-lived assets, including PP&E and intangible assets with finite useful lives, are amortized over their useful lives. The Company reviews long-lived assets for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of a group of assets is less than its carrying amount, it is considered to be impaired. An impairment loss is measured as the amount by which the carrying amount of the group of assets exceeds its fair value. At December 31, 2003, no such impairment had occurred.

      For the year ended December 31, 2002, the Company’s policy was to review the recoverability of PP&E annually or more frequently if events or circumstances indicated that the carrying amount may not be recoverable. Recoverability was measured by comparing the carrying amounts of a group of assets to future undiscounted net cash flows expected to be generated by that group of assets. As at December 31, 2002, no impairment in the carrying amount had occurred. Intangible assets with definite lives were tested for impairment by comparing their book values with the undiscounted cash flow expected to be received from their use. At December 31, 2002, no impairment had occurred.

(f)	Goodwill and Other Intangible Assets:

(i) Goodwill:

      Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the tangible and intangible assets acquired, less liabilities assumed, based on their fair values. When the Company enters into a business combination, the purchase method of

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

accounting is used. Goodwill is assigned as of the date of the business combination to reporting units that are expected to benefit from the business combination.

      Goodwill is not amortized but instead is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit, including goodwill, is compared with its fair value. When the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired and the second step of the impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case, the implied fair value of the reporting unit’s goodwill, determined in the same manner as the value of goodwill is determined in a business combination, is compared with its carrying amount to measure the amount of the impairment loss, if any.

      For the year ended December 31, 2001, goodwill was amortized over a period of 40 years on a straight-line basis from the date of acquisition. On January 1, 2002, the Company discontinued amortization of all existing goodwill on a prospective basis.

      The following table presents the effect on the December 31, 2001 consolidated statement of income as though the Company had retroactively adopted the change in accounting policy of not amortizing goodwill:

Year Ended
December 31, 2001

Loss for the year, as reported	$(146,705)
Amortization of goodwill	25,518

Loss for the year before amortization of goodwill	$(121,187)

Basic and diluted loss per share, as reported	$(0.82)
Amortization of goodwill	0.12

Basic and diluted loss per share for the year before amortization of goodwill	$(0.70)

(ii) Intangible Assets:

      Intangible assets acquired in a business combination are recorded at their fair values, and all intangible assets are tested for impairment annually or more frequently when events or changes in circumstances indicate that their carrying amounts may not be recoverable. Intangible assets with determinable lives are amortized over their estimated useful lives, and are tested for impairment as described in note 2(e). An impaired loss on indefinite life intangible assets is required when the carrying amount of the asset exceeds the fair value.

      The Company has tested goodwill and intangible assets for impairment at December 31, 2002 and 2003, and determined no impairment in the carrying value of these assets existed.

(g)	Foreign Currency Translation:

      Long-term debt denominated in U.S. dollars is translated into Canadian dollars at the period-end rate of exchange. The effect of cross-currency interest rate exchange agreements is shown separately in note 10. Exchange gains or losses on translating long-term debt are recognized in the consolidated statements of income. In 2003, foreign exchange gains related to the translation of long-term debt totalled $46.2 million (2002 — $1.2 million gain, 2001 — $1.5 million loss).

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

      Until December 31, 2001, foreign exchange gains and losses on long-term monetary items had been deferred and amortized over the life of the item. Upon adoption of the amended standard on January 1, 2002, the consolidated statement of income was restated for the year ended December 31, 2001 to recognize foreign exchange losses by the following amounts:

      Consolidated statement of income:

2001

Loss for the year, as previously reported	$(158,316)
Decrease in amortization expense	13,063
Increase in foreign exchange loss	(1,452)

Loss for the year, as restated	$(146,705)

Basic and diluted loss per share for the year, as previously reported	$(0.87)
Restatement, as a result of change in accounting policy for foreign exchange translation	0.05

Basic and diluted loss per share for the year, as restated	$(0.82)

      The effect of the adoption of the amended standard was to decrease the Company’s loss for the year ended December 31, 2001 by approximately $11.6 million ($0.05 per share) and to increase the Company’s loss for the year ended December 31, 2002 by approximately $9.6 million ($0.04 per share).

(h)	Deferred Charges:

      The costs of obtaining bank and other debt financing are deferred and amortized on a straight-line basis over the effective life of the debt to which they relate.

      During the development and pre-operating phases of new products and businesses, related incremental costs are deferred and amortized on a straight-line basis over periods up to five years.

(i)	Inventories:

      Inventories are valued at the lower of cost, on a first-in, first-out basis, and net realizable value. Video rental inventory, which includes videocassettes, DVDs and video games, is depreciated to a pre-determined residual value. The residual value of the video rental inventory is recorded as a charge to operating expense on the sale of the video rental inventory. Depreciation of video rental inventory is charged to operating expense on a diminishing-balance basis over a six-month period.

(j)	Pension Benefits:

      Substantially all of the Company’s employees are provided defined benefit pensions through the RCI Pension Plan. The Company accounts for its participation in the RCI Pension Plan as a defined contribution plan and, accordingly, pension expense for the year is recognized for the contributions required to be made to the RCI Pension Plan during the year. For the year ended December 31, 2003, contributions of $4.5 million were required (2002 and 2001 — nil), resulting in pension expense of the same amount. The Company does not provide its employees with post-retirement benefits other than pensions.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

(k)	Income Taxes:

      Future income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized. Income tax expense is the sum of the Company’s provision for current income taxes and the difference between opening and ending balances of future income tax assets and liabilities.

(l)	Financial Instruments:

      The Company uses derivative financial instruments to manage risks from fluctuations in exchange rates and interest rates. These instruments include cross-currency interest rate exchange agreements, interest rate exchange agreements, foreign exchange forward contracts and, from time to time, foreign exchange option agreements. All such instruments are only used for risk management purposes and are designated as hedges of specific debt instruments. The Company accounts for these financial instruments as hedges and, as a result, the carrying values of the financial instruments are not adjusted to reflect their current fair value. The net receipts or payments arising from financial instruments relating to interest are recognized in interest expense on an accrual basis. Upon redesignation or amendment of a derivative financial instrument, the carrying value of the instrument is adjusted to fair value. If the related debt instrument that was hedged has been repaid, then the gain or loss is recorded as a component of the gain or loss on repayment of the debt. Otherwise, the gain or loss is deferred and amortized over the remaining life of the original debt instrument.

      These instruments, which have been entered into by the Company to hedge exposure to interest rate risk and foreign exchange risk, are periodically examined by the Company to ensure that the instruments are highly effective at reducing or modifying interest rate or foreign exchange risk associated with the hedged item. For those instruments that do not meet the above criteria, variations in their fair value are marked-to-market on a current basis in the Company’s consolidated statements of income.

(m)	Revenue Recognition:

      The Company earns revenue from several sources. The principal sources of revenue to the Company and recognition of these revenues for financial statement purposes are as follows:

(i) Installation revenues in connection with cable and Internet services are recorded as revenue to the extent of direct selling costs incurred.

(ii) Monthly fees in connection with cable and Internet services are recorded as revenue on a pro rata basis over the month.

(iii) Revenue from pay-per-view and video-on-demand services, video rentals and other transactional sales of products are recorded as revenue as the services or products are provided.

      Unearned revenue includes subscriber deposits and amounts received from subscribers related to services and subscriptions to be provided in future periods.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

(n)	Subscriber Acquisition Costs:

      The Company expenses commissions and equipment subsidies related to the acquisition of new cable and Internet subscribers upon activation. Sales and marketing and other associated costs related to the acquisition of new cable and Internet subscribers are expensed as incurred.

(o)	Stock-based Compensation:

      RCI has a stock option plan for its employees and directors, including those of the Company. All stock options issued under this plan have an exercise price equal to the fair market value of the underlying RCI Class B Non-Voting shares on the date of grant. As a result, the Company records no compensation expense on the grant of options to the Company’s employees under the plan. The Company discloses the pro forma effect of accounting for these awards under the fair value-based method (note 12(c)).

      The Company accounts for all stock-based payments to non-employees and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments using the fair value-based method.

      RCI has an employee share purchase plan in which the Company participates. Under the terms of the plan, participating employees with the Company at the end of the term of the plan, which is usually one year, receive a bonus based on a percentage of their purchase. Compensation expense is recognized in connection with the employee share purchase plan to the extent of the bonus provided to employees from the market price of the Class B Non-Voting shares of RCI on the date of issue. Consideration paid by employees on the exercise of stock options or the purchase of shares is recorded as share capital and contributed surplus in RCI. The employee share purchase plan is more fully described in note 12(d).

      The Company has a directors’ deferred share unit plan, under which directors of the Company are entitled to elect to receive their remuneration in deferred share units. Upon departure as a director, these deferred share units are redeemed by the Company at the then current RCI Class B Non-Voting shares’ market price. Compensation expense is recognized in the amount of the directors’ remuneration as their services are rendered. The related accrued liability is adjusted to the market price of the RCI Class B Non-Voting shares at each balance sheet date and the related adjustment is recorded in operating income. At December 31, 2003, a total of 1,601 (2002 — 1,421) deferred share units were outstanding.

(p)	Earnings Per Share:

      The Company uses the treasury stock method for calculating diluted earnings per share. The diluted earnings per share calculation considers the impact of potentially dilutive instruments.

(q)	Guarantees:

      Effective January 1, 2003, the Company adopted CICA Accounting Guideline 14, “Disclosure of Guarantees” (“AcG-14”) (note 21), which requires a guarantor to disclose significant information about certain types of guarantees that it has provided, including certain types of indemnities and indirect guarantees of indebtedness to others, without regard to the likelihood of whether it will have to make any payments under the guarantees. The disclosure required by AcG-14 is in addition to the existing disclosure required for contingencies.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

(r)	Use of Estimates:

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results could differ from those estimates.

      Key areas of estimation, where management has made difficult, complex or subjective judgments, often as a result of matters that are inherently uncertain, are the provision for bad debts, the ability to use income tax loss carryforwards and other future tax assets, capitalization of labour and overhead, useful lives of depreciable assets, asset retirement obligations, and the recoverability of PP&E, goodwill and intangible assets. In addition, the Company has investments some of which have experienced declines in market valuation. Significant changes in the assumptions, including those with respect to future business plans and cash flows, could change the recorded amounts by a material amount. In addition, continuing declines in market valuations could result in impairment of these investments.

(s)	Recent Canadian Accounting Pronouncements:

(i) Revenue Arrangements with Multiple Deliverables:

      In December 2003, the Emerging Issues Committee issued Abstract 142, “Revenue Arrangements with Multiple Deliverables”, which the Company will apply prospectively beginning January 1, 2004. This Abstract is consistent with the U.S. standard with the same title, and addresses both when and how an arrangement involving multiple deliverables should be divided into separate units of accounting and how the arrangement’s consideration should be allocated among separate units. See note 24(e) for the impact of the adoption of this standard.

(ii) Hedging Relationships:

      In November 2001, the CICA issued Accounting Guideline 13, “Hedging Relationships” (“AcG-13”), and in November 2002, the CICA amended the effective date of the guideline. AcG-13 establishes new criteria for hedge accounting and will apply to all hedging relationships in effect on or after January 1, 2004. Effective January 1, 2004, the Company will re-assess all hedging relationships to determine whether the criteria are met or not and will apply the new guidance on a prospective basis. To qualify for hedge accounting, the hedging relationship must be appropriately documented at the inception of the hedge and there must be reasonable assurance, both at the inception and throughout the term of the hedge, that the hedging relationship will be effective. Effectiveness requires a high correlation of changes in fair values or cash flows between the hedged item and the hedging item. The Company is currently determining the impact of the guideline.

(iii) Stock-based Compensation:

      In 2003, the CICA amended Handbook Section 3870, “Stock-based Compensation and other Stock-based Payments”, to require the recording of compensation expense on the granting of all stock-based compensation awards, including stock options to employees, calculated using the fair-value method. The Company will adopt this standard on January 1, 2004, retroactively without restatement. If the Company were to use the Black-Scholes option pricing model for calculating the fair value of the stock-based compensation, the Company would record a charge to opening retained earnings on January 1, 2004 of $2.9 million related to stock options granted on or after January 1, 2002 (note 12(c)).

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

(iv) Generally Accepted Accounting Principles:

      In June 2003, the CICA released Handbook Section 1100, “Generally Accepted Accounting Principles”. This section establishes standards for financial reporting in accordance with Canadian GAAP, and describes what constitutes Canadian GAAP and its sources. This section also provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures, when a matter is not dealt with explicitly in the primary sources of GAAP. The new standard is effective on a prospective basis beginning January 1, 2004. See note 24(e) for the impact of the adoption of this section on the consolidated financial statements.

3.	Acquisition and Divestiture:

      The Company completed the following acquisition and divestiture. The acquisition has been accounted for by the purchase method and the results of operations of the acquired business are included in the consolidated statements of income from the effective date of acquisition. Similarly, the results of operations of the divested business have been excluded from the consolidated statements of income from the effective date of divestiture.

(a)	Acquisition of Rogers Cable Atlantic Inc. (Formerly Cable Atlantic Inc.):

      On February 7, 2001, RCI acquired 100% of the issued and outstanding shares of Rogers Cable Atlantic Inc. (“RCAI”) (formerly Cable Atlantic Inc.), which at the time of the acquisition had cable television systems serving approximately 75,000 basic subscribers in Newfoundland and Labrador. On February 12, 2001, the Company acquired from RCI, at RCI’s cost, all of the outstanding shares of RCAI for a total consideration of $251.5 million, including costs of acquisition, consisting of cash of $88.9 million, net of cash acquired, and the issuance of 151,800 seventh preferred shares in the amount of $162.6 million (note 14(a)).

      Details of the net assets acquired, at fair value, were as follows:

PP&E	$42,497
Other assets	10,546
Goodwill	216,733

269,776

Accounts payable and accrued liabilities	15,400
Future income taxes	2,877

18,277

Total consideration, net of cash acquired	$251,499

(b)	Sale of Rogers American Cablesystems, Inc.:

      On November 19, 2001, the Company sold all of the shares of Rogers American Cablesystems, Inc. (“American Cablesystems”), a wholly owned subsidiary, to General Communication Inc. American Cablesystems’ wholly owned subsidiary, Rogers Cablesystems of Alaska, Inc., owned and operated cable systems in Alaska which, at the time of the sale, served approximately 7,400 basic cable subscribers. Total cash proceeds on the sale amounted to $29.4 million, which resulted in a gain on sale of $17.8 million before income taxes.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

4.	Property, Plant and Equipment:

      Details of PP&E are as follows:

	2002		2003

	Cost	Net Book Value	Cost	Net Book Value

Land and buildings	$60,137	$47,019	$61,268	$46,160
Towers and headends	507,470	264,759	561,421	266,662
Distribution cable and subscriber drops	3,136,545	1,785,510	3,438,248	1,855,201
Converters, modems and set-top terminals	534,201	231,171	613,741	212,026
Programming and other equipment	79,796	24,973	83,882	23,980
Computer equipment	394,331	135,629	424,031	123,304
Leasehold improvements	97,246	26,449	104,145	27,398
Other equipment	176,865	41,337	188,241	41,030

	$4,986,591	$2,556,847	$5,474,977	$2,595,761

      Depreciation expense for the years ended December 31, 2001, 2002 and 2003 amounted to $389.5 million, $461.8 million and $468.4 million, respectively.

      PP&E not yet in service and, therefore, not depreciated at December 31, 2002 and 2003 amounted to $113.8 million and $108.8 million, respectively.

5.	Goodwill and Intangible Assets:

(a)	Goodwill:

	2002	2003

Goodwill	$1,091,068	$1,091,068
Less accumulated amortization	164,623	164,623

	$926,445	$926,445

      Amortization of goodwill for the years ended December 31, 2001, 2002 and 2003 amounted to $25.5 million, nil and nil, respectively.

(b)	Intangible Assets:

	2002	2003

Subscribers	$5,200	$5,200
Less accumulated amortization	4,160	4,680

	$1,040	$520

      Subscribers are being amortized on a straight-line basis over 10 years. Amortization of subscribers for the years ended December 31, 2001, 2002 and 2003 amounted to $0.5 million per annum.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

6.	Investments:

			2002		2003

			Quoted		Quoted
			Market	Book	Market	Book
	Number	Description	Value	Value	Value	Value

Publicly traded companies:
Liberate Technologies Inc. (“Liberate”)	220,222	Common Shares	$495	$495	$882	$495
	—	Warrants	—	—	—	—
	(2002- 200,000)
Terayon Communication Systems, Inc. (“Terayon”)	580,000	Common shares	1,878	1	3,373	1

			$2,373	496	$4,255	496

Affiliated companies:
Rogers Cable Investments Limited (“RCIL”)	—	First preferred
	(2002- 100,000)	shares		100,000		—
Other investments, at cost, net of write-downs				303		303

				$100,799		$799

(a)	Publicly Traded Companies:

      The Company reviews the carrying value of investments against market values and other available information and records a write-down in values when a decline in value other than temporary has occurred.

(i) In 2001, the Company sold 970,000 common shares of Terayon for proceeds of and a gain on sale of $16.2 million before income taxes.

(ii) In 2002, the Company wrote down its investment in Liberate by $11.1 million due to a decline in the quoted market value that was considered to be other than temporary.

(b)	Affiliated Companies:

      (i) The first preferred shares of RCIL entitle the Company to dividends at the bank prime rate plus 1.25% per annum, payable quarterly. RCIL is an affiliate of the Company and a wholly owned subsidiary of RCI. Dividends earned from RCIL for the years ended December 31, 2001, 2002 and 2003 amounted to $32.2 million, $5.4 million and $4.5 million, respectively.

      The investment in the first preferred shares of RCIL was completed in connection with transactions that have the effect of transferring tax losses of the Company to a subsidiary of the Company.

      During 2001, the redemption of 363,000 first preferred shares of RCIL, held by the Company valued at $363.0 million, were offset by the redemption of 363,000 of its first preferred shares held by RCIL. This reduced the investment held by the Company in the first preferred shares of RCIL to $100.0 million.

      During 2003, the redemption of 100,000 first preferred shares of RCIL held by the Company, valued at $100.0 million, were offset by the redemption of 100,000 of the Company’s first preferred shares held by RCIL (note 12(b)(ii)) resulting in the elimination in the Company’s investment in the first preferred shares of RCIL.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

      (ii) In July 2002, 610829 British Columbia Ltd. (“610 Ltd.”), a wholly owned subsidiary company of RCI, transferred 19,328,795 Deposit Receipts (“DRs”) of AT&T Canada Inc., a public company to the Company in exchange for 1,000,000 eighth preferred shares. The transaction was valued at $934.7 million, representing the fair market value of these DRs based upon the quoted market value of the DRs at the time of transfer. The Company subsequently sold the DRs to 610 Ltd. and received 1,000,000 first preferred shares of 610 Ltd. The eighth preferred shares of the Company were redeemed for a demand promissory note payable to 610 Ltd. Following these transfers, the first preferred shares of 610 Ltd. were redeemed and the Company received a demand promissory note receivable from 610 Ltd. The note receivable from 610 Ltd. was then satisfied by the set-off against the demand promissory note payable to 610 Ltd. (note 12(a)(i)).

      This transaction utilized available tax losses of the Company of approximately $413.8 million, the benefit of which had previously been recorded at a value of $124.6 million. For accounting purposes, the utilization of these losses has been recorded as a distribution to 610 Ltd. (note 15).

(c)	Other Investments:

      In 2001, the Company wrote down other investments by $26.0 million due to a decline in value that was considered to be other than temporary.

7.	Deferred Charges:

	2002	2003

Financing costs	$34,225	$33,610
Pre-operating costs	15,838	7,919

	$50,063	$41,529

      Amortization of deferred charges for the years ended December 31, 2001, 2002 and 2003 amounted to $18.9 million, $21.9 million and $13.2 million, respectively. Accumulated amortization as at December 31, 2002 and 2003 amounted to $31.8 million and $43.6 million, respectively.

      In connection with the repayment of certain long-term debt in 2002, the Company recorded a gain on the unwinding and maturity of cross-currency interest rate exchange agreements of $3.2 million, paid a prepayment premium of $21.8 million and wrote off deferred financing costs of $2.3 million (note 10(m)(i)).

      In connection with the repayment of certain long-term debt in 2003, the Company paid a prepayment premium of $5.1 million and wrote off deferred financing costs of $0.8 million (note 10(m)(ii)).

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

8.	Other Current Assets:

	2002	2003

Amounts receivable from employees under RCI share purchase plans, including $83 and $44 at December 31, 2002 and 2003, respectively, from officers, secured by the underlying shares of RCI	$2,976	$197
Loans receivable	909	854
Inventories	26,611	26,266
Video rental inventory	33,557	31,685
Prepaid expenses and other assets	9,851	8,853

	$73,904	$67,855

9.	Consolidated Statements of Cash Flows:

(a)	Change in Non-cash Operating Items:

	2001	2002	2003

Accounts receivable	$1,446	$12,842	$5,387
Accounts payable and accrued liabilities	894	(33,959)	24,355
Unearned revenue	(17,845)	7,976	(2,951)
Other assets	46,787	16,148	5,597
Due to parent and affiliated companies	(4,160)	(11,124)	(13,001)

	$27,122	$(8,117)	$19,387

(b)	Supplemental Cash Flow Information:

	2001	2002	2003

Interest paid	$166,430	$192,740	$204,267
Income taxes paid	5,314	6,515	4,719

(c)	Supplemental Disclosure of Non-cash Financing and Investing Activities:

	2001	2002	2003

Distribution to 610 Ltd. on sale of investment in AT&T DRs (note 6(b)(ii))	$—	$(124,600)	$—
Seventh preferred shares issued in consideration for acquisition of RCAI (note 3(a))	162,643	—	—
Redemption of first preferred shares held by RCIL (note 6(b)(i))	(363,000)	—	(100,000)

      As further described in notes 6(b)(ii) and 12(a)(i), in 2002, the Company completed a series of non-cash transactions with a subsidiary of RCI.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

10.	Long-term Debt:

	Interest
	Rate	2002	2003

(a) Bank credit facilities	Floating	$37,000	$36,000
(b) Senior Secured Second Priority Notes, due 2005	10%	460,506	376,777
(c) Senior Secured Second Priority Notes, due 2007	7.60%	450,000	450,000
(d) Senior Secured Second Priority Debentures, due 2007	10%	118,167	—
(e) Senior Secured Second Priority Notes, due 2012	7.875%	552,860	452,340
(f) Senior Secured Second Priority Notes, due 2013	6.25%	—	452,340
(g) Senior Secured Second Priority Debentures, due 2014	9.65%	300,000	300,000
(h) Senior Secured Second Priority Debentures, due 2032	8.75%	315,920	258,480
(l) Senior Subordinated Guaranteed Debentures, due 2015	11%	179,561	146,914
Obligations under capital leases	Various	3,563	682

		2,417,577	2,473,533
Current portion of long-term debt		(2,854)	(682)

		2,414,723	2,472,851
Effect of cross-currency interest rate exchange agreements		(64,522)	198,319

		$2,350,201	$2,671,170

Further details of long-term debt are as follows:

(a)	Bank Credit Facilities:

      Effective January 31, 2002, the Company entered into a new amended and restated bank credit facility (the “New Bank Credit Facility”) providing a bank credit facility of up to $1,075.0 million. At December 31, 2003, $36.0 million (2002 — $37.0 million) was outstanding under the New Bank Credit Facility. The New Bank Credit Facility provides for two separate facilities: (i) a $600 million senior secured revolving credit facility (the “Tranche A Credit Facility”) which will mature on January 2, 2009 and (ii) a $475 million senior secured reducing/revolving credit facility (the “Tranche B Credit Facility”) which is subject to reduction on an annual basis and which will be scheduled to reduce to nil on January 2, 2009, as outlined below. In September 2003, the Company amended its New Bank Credit Facility to eliminate the possibility of earlier than scheduled maturity of the Tranche B Credit Facility and established a carve-out as described in the reduction schedule shown below.

      The New Bank Credit Facility is secured by the pledge of a senior bond issued under a deed of trust which is secured by substantially all of the assets of the Company and RCCI, the Company’s wholly owned subsidiary, subject to certain exceptions and prior liens. In addition, under the terms of an inter-creditor agreement, the proceeds of any enforcement of the security under the deed of trust would be applied first to repay any obligations outstanding under the Tranche A Credit Facility. Additional proceeds would be applied pro rata to repay all other obligations of the Company secured by senior bonds, including the Tranche B Credit Facility and the Company’s senior secured notes and debentures.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

      The Tranche B Credit Facility is available, subject to the restrictions discussed below*, on a reducing/revolving basis, with the amount of credit available scheduled to reduce as follows:

Reduction at
Date of Reduction	Each Date

On January 2:
2006	$118,750
2007	118,750
2008	118,750
2009	118,750

*	Of the $475.0 million availability under the Tranche B Credit Facility, $400.0 million is reserved to repay the aggregate amount of the Company’s Senior Secured Second Priority Notes, due 2005 (the “Notes”) (note 10(b)) that is outstanding from time to time. When all or any portion of the aggregate amount of the Notes is repaid from time to time from any source, including the Tranche B Credit Facility, the $400.0 million reserved amount is reduced by an amount equal to the repayment and such amount of the Tranche B Credit Facility becomes fully available to the Company.

     The New Bank Credit Facility requires, among other things, that the Company satisfy certain financial covenants, including the maintenance of certain financial ratios. The interest rate charged on the New Bank Credit Facility ranges from nil to 2.25% per annum over the bank prime rate or base rate or 0.875% to 3.25% per annum over the bankers’ acceptance rate or LIBOR.

(b)	Senior Secured Second Priority Notes, Due 2005:

      The Company’s U.S. $291.5 million Senior Secured Second Priority Notes mature on March 15, 2005.

(c)	Senior Secured Second Priority Notes, Due 2007:

      On February 5, 2002, the Company issued $450.0 million 7.60% Senior Secured Second Priority Notes due on February 6, 2007. The notes are redeemable at the option of the Company, in whole or in part, at any time with at least 30 days and not more than 60 days prior notice subject to a certain prepayment premium.

(d)	Senior Secured Second Priority Debentures, Due 2007:

      The Company’s U.S. $74.8 million Senior Secured Second Priority Debentures mature on December 1, 2007. During 2002, the Company repurchased U.S. $36.0 million principal amount of the debentures (note 10(m)(i)). On June 26, 2003, the Company’s U.S. $74.8 million Senior Secured Priority Notes were redeemed at a redemption price of 105% of the aggregate principal amount (note 10(m)(ii)).

(e)	Senior Secured Second Priority Notes, Due 2012:

      On April 30, 2002, the Company issued U.S. $350.0 million 7.875% Senior Secured Second Priority Notes due on May 1, 2012. The notes are redeemable at the option of the Company, in whole or in part, at any time with at least 30 days and not more than 60 days prior notice subject to a certain prepayment premium.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

(f)	Senior Secured Second Priority Notes, Due 2013:

      On June 19, 2003, the Company issued U.S. $350.0 million 6.25% Senior Secured Second Priority Notes, due on June 15, 2013. The notes are redeemable at the option of the Company, in whole or in part, at any time with at least 30 days and not more than 60 days prior notice subject to a certain prepayment premium.

(g)	Senior Secured Second Priority Debentures, Due 2014:

      The Company’s $300.0 million Senior Secured Second Priority Debentures mature on January 15, 2014. The debentures are redeemable at the option of the Company, in whole or in part, at any time on or after January 15, 2004, at 104.825% of the principal amount, declining rateably to 100% of the principal amount on or after January 15, 2008, plus, in each case, interest accrued to the redemption date.

(h)	Senior Secured Second Priority Debentures, Due 2032:

      On April 30, 2002, the Company issued U.S. $200.0 million 8.75% Senior Secured Second Priority Debentures due on May 1, 2032. The debentures are redeemable at the option of the Company, in whole or in part, at any time with at least 30 days and not more than 60 days prior notice subject to a certain prepayment premium.

(i)	Senior Secured Second Priority Notes, Due 2002:

      The Company’s U.S. $98.1 million Senior Secured Second Priority Notes were repaid during 2002, of which U.S. $36.4 million principal amount was repurchased on April 30, 2002 and the balance was repaid at maturity on August 1, 2002 (note 10(m)(i)).

(j)	Senior Secured Notes, Due 2002:

      The Company’s $300.0 million Senior Secured floating rate notes were issued on November 21, 2000. These notes were prepaid in full in February 2002 with a portion of the net proceeds received on the issuance of the 7.60% Senior Secured Second Priority Notes, due 2007 (note 10(c)).

(k)	Senior Secured Second Priority Debentures, Due 2012:

      The Company’s U.S. $134.8 million Senior Secured Second Priority Debentures were scheduled to mature on September 1, 2012. During 2002, U.S. $110.2 million principal amount was repurchased with the balance of U.S. $24.6 million being redeemed on September 3, 2002 (note 10(m)(i)).

      Each of the Company’s senior secured notes and debentures described above is secured by the pledge of a senior bond which is secured by the same security as the security for the New Bank Credit Facility described in note 10(a) and rank equally in regard to the proceeds of any enforcement of security with the Tranche B Credit Facility.

(l)	Senior Subordinated Guaranteed Debentures, Due 2015:

      The Company’s U.S. $113.7 million Senior Subordinated Guaranteed Debentures mature on December 1, 2015. During 2002, the Company repurchased U.S. $11.3 million principal amount of the debentures (note 10(m)(i)). The subordinated debentures are redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2005, at 105.5% of the principal amount, declining rateably to 100% of the principal amount on or after December 1, 2009 plus, in each case,

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

interest accrued to the redemption date. The subordinated debentures are subordinated in right of payment to all existing and future senior indebtedness of the Company (including the New Bank Credit Facility and the senior secured notes and debentures) and are not secured by the pledge of a senior bond.

      Interest is paid semi-annually on all of the Company’s notes and debentures except for the Senior Secured Notes due 2002 in note 10(j), which were paid monthly.

(m)	Debt Repayment:

      (i) During 2002, an aggregate of U.S. $411.0 million notional amount of cross-currency interest rate exchange agreements were terminated either by unwinding or maturity, resulting in total net cash proceeds of $141.4 million. The Company used these proceeds to assist in the repurchase or redemption of an aggregate of U.S. $280.2 million principal amount of notes and debentures as reflected in the reduction of outstanding long-term debt in note 10(d), (i), (k) and (l). As a result, the Company recorded a gain on the unwinding and maturity of cross-currency interest rate exchange agreements of $3.2 million, paid a prepayment premium of $21.8 million and wrote off deferred financing costs of $2.3 million, resulting in a net loss on the repayment of long-term debt of $20.9 million.

      (ii) During 2003, the Company redeemed an aggregate of U.S. $74.8 million principal amount of debentures as reflected in the reduction of outstanding long-term debt in note 10(d). As a result, the Company paid a prepayment premium of $5.1 million, and wrote off deferred financing costs of $0.8 million, resulting in a loss on repayment of long-term debt of $5.9 million.

(n)	Interest Exchange Agreements:

      (i) At December 31, 2002 and 2003, total U.S. dollar denominated long-term debt amounted to U.S. $1,030.0 million and U.S. $1,305.2 million, respectively. The Company has entered into several cross-currency interest rate exchange agreements in order to reduce the Company’s exposure to changes in the exchange rate of the U.S. dollar as compared to the Canadian dollar. At December 31, 2002 and 2003, U.S. $883.4 million and $1,058.4 million, or 85.8% and 81.1%, respectively, is hedged through cross-currency interest rate exchange agreements at an average rate at December 31, 2002 and 2003 of Cdn. $1.5066 and Cdn. $1.4798, respectively, to U.S. $1.00.

      (ii) The cross-currency interest rate exchange agreements have the effect of converting the interest rate on U.S. $1,058.4 million (2002 — U.S. $883.4 million) of long-term debt from an average U.S. dollar fixed interest rate of 8.44% (2002 — 8.88%) per annum to an average Canadian dollar fixed interest rate of 9.40% (2002 — 9.74%) per annum on $1,566.2 million (2002 — $1,331.0 million). In addition, the Company assumed an interest rate exchange agreement upon completion of an acquisition in February 2001 that has the effect of converting $30.0 million of floating rate obligations of the Company to a fixed interest rate of 7.72% per annum.

      The total long-term debt at fixed interest rates at December 31, 2002 and 2003 was $2,316.1 million and $2,635.9 million, respectively, or 98.4% and 98.7%, respectively, of total long-term debt.

      The Company’s effective weighted average interest rate on all long-term debt as at December 31, 2002 and 2003, including the effect of the interest exchange agreements and cross-currency interest rate exchange agreements, was 9.39% and 8.93%, respectively.

      The obligations of the Company to the counterparties under these cross-currency interest rate exchange agreements and interest exchange agreements are secured by a pledge of certain senior bonds,

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

each of which is secured by the same security as the security for the New Bank Credit Facility and the senior secured notes and debentures described above.

(o)	Principal Repayments:

      At December 31, 2003, principal repayments due within each of the next five years and in total thereafter on all long-term debt are as follows:

2004	$682
2005	376,777
2006	—
2007	450,000
2008	—

827,459
Thereafter	1,646,074

2,473,533
Effect of cross-currency interest rate exchange agreements	198,319

$2,671,852

      The provisions of the long-term debt agreements described above impose, in most instances, restrictions on the operations and activities of the Company. Generally, the most significant of these restrictions are debt incurrence and maintenance tests, restrictions upon additional investments, sales of assets and payment of dividends. In addition, the repayment dates of certain debt agreements may be accelerated if there is a change in control of the Company. At December 31, 2002 and 2003, the Company was in compliance with all terms of the long-term debt agreements.

11.	Notes Payable to Rogers Communications Inc.:

	2002	2003

Intercompany subordinated demand promissory notes payable to RCI, unsecured, bearing interest at December 31, 2002 at 5.00% per annum	$204,500	$—

      During 2001, the Company issued $981.0 million in intercompany subordinated demand promissory notes payable to RCI, of which the interest rate on $495.4 million of the notes was 9.00% per annum and the interest rate on $485.6 million of the notes was at 6.25% per annum. During 2001, the Company repaid $495.4 million of these notes.

      During 2002, the Company issued $216.5 million in intercompany subordinated demand promissory notes payable to RCI at an interest rate of 5.00% per annum. During 2002, the Company repaid $12.0 million of these notes. The Company also repaid during 2002, $485.6 million of the intercompany subordinated demand promissory notes payable at an interest rate of 6.25% per annum that were outstanding at December 31, 2001.

      During 2003, the Company issued $24.0 million in intercompany subordinated demand promissory notes payable to RCI at an interest rate of 5.00% per annum and repaid $228.5 million of these notes during the year.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

      The demand promissory notes payable to RCI are subordinated to the bank indebtedness and other long-term debt.

12.	Shareholder’s Equity:

	2002	2003

Capital stock:
Authorized:
Unlimited Class A common shares, voting
Unlimited Class B common shares, voting
100,000,000 Class B preferred shares
Unlimited prime plus 1.25%, cumulative, first preferred shares, redeemable at $1,000 per share
Unlimited 9.625%, cumulative, third preferred shares, redeemable at $1,000 per share
Unlimited 9.65%, non-cumulative, fourth preferred shares, redeemable at $1,000 per share
Unlimited 9.7%, non-cumulative, fifth preferred shares, redeemable at $1,000 per share
Unlimited 9.75%, non-cumulative, sixth preferred shares, redeemable at $1,000 per share
Unlimited 9.8%, non-cumulative, seventh preferred shares, redeemable at $1,000 per share
Unlimited 8.0%, cumulative, eighth preferred shares, redeemable at fair market value per share of consideration received
Issued:
100,000,000 Class A common shares	$229,014	$229,014
118,166,003 Class B common shares (2002 — 118,166,003)	2,294,808	2,222,808
Nil first preferred shares (2002 — 100,000)	100,000	—
306,904 fourth preferred shares	1	1
151,800 seventh preferred shares	162,643	162,643

	2,786,466	2,614,466
Contributed surplus	9,987	9,987
Deficit	(1,894,412)	(1,953,743)

	$902,041	$670,710

(a)	During 2002, the Company Completed the Following Capital Stock Transactions:

      (i) 610 Ltd. transferred 19,328,795 AT&T Canada Inc. DRs to the Company in exchange for 1,000,000 eighth preferred shares. The shares were issued at a value of $934.7 million, representing the fair market value of these DRs. The Company subsequently sold the DRs to 610 Ltd. and in exchange received first preferred shares of 610 Ltd. The eighth preferred shares were subsequently redeemed for a demand promissory note payable to 610 Ltd. The first preferred shares of 610 Ltd. were subsequently

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

redeemed for a demand promissory note receivable from 610 Ltd. The demand promissory note payable to 610 Ltd. was subsequently set off against the demand promissory note receivable from 610 Ltd. (note 6(b)(ii)).

      (ii) RCI subscribed to one Class B common share for $57.6 million representing the estimated fair market value of the tax losses of approximately $413.8 million used in the transaction with 610 Ltd.

(b)	During 2003, the Company Completed the Following Capital Stock Transactions:

      (i) The Company distributed $72.0 million to RCI as a return of capital. This distribution was permitted under all agreements governing the Company’s outstanding indebtedness. As a result of this distribution, the stated value of the Class B common shares was reduced by $72.0 million.

      (ii) The Company redeemed 100,000 of its first preferred shares held by RCIL valued at $100.0 million, satisfied by an offsetting redemption of 100,000 first preferred shares in RCIL, held by the Company (note 6(b)(i)).

(c)	Stock-based Compensation:

      For stock options of RCI granted to employees on or after January 1, 2002, had the Company determined compensation expense based on the fair value method at the grant date of such stock option awards, the loss for the year and loss per share would have been reported as the pro forma amounts indicated below. The fair value of the options is amortized on a straight-line basis over the vesting period.

	2001	2002	2003

Loss for the year, as reported	$(146,705)	$(58,830)	$(54,843)
Stock-based compensation expense	—	(297)	(2,642)

Pro forma loss for the year	$(146,705)	$(59,127)	$(57,485)

Basic and diluted loss per share, as reported	$(0.82)	$(0.29)	$(0.27)
Effect of stock-based compensation expense	—	—	(0.01)

Pro forma basic and diluted loss per share	$(0.82)	$(0.29)	$(0.28)

      The weighted average estimated fair value at the date of the grant for the RCI options granted in the years ended December 31, 2001, 2002 and 2003 was $12.02, $10.39 and $10.55, respectively.

      The fair value of each RCI option granted was estimated on the date of the grant using the Black-Scholes fair value option pricing model with the following assumptions:

	2001	2002	2003

Risk-free interest rate	5.17%	4.86%	4.29%
Dividend yield	—	—	0.16%
Volatility factor of the future expected market price of RCI’s common shares	49.08%	48.82%	50.06%
Weighted average expected life of the options	5 years	5 years	6.6 years

(d)	Employee Share Purchase Plan:

      The employee share purchase plan was provided to enable certain employees of the Company an opportunity to obtain an equity interest in RCI by permitting them to acquire RCI Class B Non-Voting

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

shares. A total of 1,180,000 RCI Class B Non-Voting shares were set aside and reserved for allotment and issuance pursuant to the employee share purchase plan.

      Under the terms of the employee share purchase plan, participating employees of the Company may have received a bonus at the end of the term of the plan. The bonus was calculated as the difference between the RCI share price at the date the employee receives the loan and the lesser of 85% of the closing price at which the shares traded on The Toronto Stock Exchange on the trading day immediately prior to the purchase date or the closing price on a date that is approximately one year subsequent to the original issue date.

      Compensation expense recorded for the Company’s portion of RCI’s employee share purchase plan for the years ended December 31, 2001, 2002 and 2003 was $0.4 million, $1.1 million and $0.4 million, respectively.

13.	Workforce Reduction:

      During 2002, the Company reduced its workforce by 187 employees in the technical service, network operations and engineering departments of the cable services segment. The Company incurred $5.9 million in costs primarily related to severance and other employee termination benefits. Of this amount, $1.9 million was paid in fiscal 2002, with the balance of $4.0 million being paid in fiscal 2003.

14.	Cable System Integration and At Home Termination Costs:

      The cable system integration and At Home termination costs incurred in 2001 consisted of the following:

2001

Cable system integration costs(a)	$16,462
At Home termination costs(b)	43,974

$60,436

(a)	Cable System Integration Costs:

      During 2001, the Company incurred integration costs related to the exchange of cable systems with Shaw Communications Inc. and the acquisition of RCAI (note 3(a)).

(b)	At Home Termination Costs:

      In 2001 and prior years, the Company offered its subscribers Internet service through an exclusive agreement with At Home Corporation (“At Home”), a U.S. based broadband access provider. In exchange for royalty payments by the Company, At Home provided the Company’s Internet subscribers with broadband content, access to the Internet and applications, including e-mail service. On September 28, 2001, At Home filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. During 2001, the Company accelerated plans to develop its own Internet network as an alternative to the network provided by At Home and to transition all of its Internet subscribers to the Company’s own network. As a result, during 2001 the Company incurred incremental operating expenses of $44.0 million, which primarily comprised a U.S. $15.0 million payment to At Home under a transitional agreement and identifiable incremental customer service and customer communication expenses.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

15.	Income Taxes:

      The income tax effects of temporary differences that give rise to significant portions of future income tax assets and liabilities are as follows:

	2002	2003

Future income tax assets:
Non-capital income tax loss carryforwards	$211,474	$144,701
Net deductions relating to long-term debt and other transactions denominated in foreign currencies	26,866	19,177
Investments	5,593	6,692
Other deductible differences	4,686	2,088

Total future income tax assets	248,619	172,658
Less valuation allowance	51,010	87,202

	197,609	85,456

Future income tax liabilities:
PP&E and video rental inventory	(153,016)	(35,554)
Goodwill and intangible assets	(39,474)	(47,047)
Other taxable differences	(5,119)	(2,855)

Total future income tax liabilities	(197,609)	(85,456)

Net future income taxes	$—	$—

      In assessing the realizability of future income tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will be realized. The ultimate realization of future income tax assets is dependent upon the generation of future taxable income during the years in which the temporary differences are deductible. Management considers the scheduled reversals of future income tax liabilities, the character of the income tax asset, and the tax planning strategies in place when making this assessment. To the extent that management believes that the realization of future income tax assets does not meet the more likely than not realization criterion, a valuation allowance is recorded against the future tax assets.

      During 2002, the Company completed an intercompany transaction with 610 Ltd., a wholly owned subsidiary company of RCI, resulting in the utilization of approximately $413.8 million of income tax loss carryforwards of the Company. For accounting purposes, a valuation allowance previously recorded against certain of these loss carryforwards in the amount of $124.6 million was no longer required as the Company met the more likely than not criterion of realizing the benefit of these future income assets. As required by GAAP, the valuation allowance for certain of these loss carryforwards was eliminated and recorded as a reduction of income tax expense in the consolidated statements of income.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

      Income tax expense (reduction) varies from the amounts that would be computed by applying the statutory income tax rate to the loss before income taxes for the following reasons:

	2001	2002	2003

Statutory income tax rate	42.1%	38.6%	36.6%

Income tax reduction on the loss before income taxes	$(59,526)	$(79,255)	$(17,313)
Decrease (increase) in income tax reduction resulting from:
Change in the valuation allowance for future income tax assets	43,831	(56,552)	36,192
Adjustments to future income tax assets and liabilities for changes in substantively enacted tax rates	32,416	(170)	(14,115)
Non-deductible depreciation and amortization	10,125	201	190
Non-taxable dividend income	(13,574)	(2,103)	(1,643)
Non-deductible long-term debt repayment costs	—	4,007	—
Non-taxable portion of capital loss (gain)	(6,499)	2,150	(6,687)
Other items	(6,773)	(21,180)	3,376
Large Corporations Tax	5,314	6,515	7,541

Income tax expense (reduction)	$5,314	$(146,387)	$7,541

      As at December 31, 2003, the Company has the following non-capital income tax losses available to reduce future years’ income for income tax purposes:

Income tax losses expiring in the year ending December 31:
2004	$34,217
2005	73,482
2006	51,044
2007	26,280
2008	216,459

$401,482

16.	Loss Per Share:

      The following table sets forth calculation of basic and diluted loss per share:

	2001	2002	2003

Numerator for basic and diluted loss per share:
Loss for the year	$(146,705)	$(58,830)	$(54,843)
Less dividends on preferred shares	(32,228)	(5,447)	(4,488)

	$(178,933)	$(64,277)	$(59,331)

Denominator for basic and diluted loss per share:
Weighted average number of Class A common shares and Class B common shares (in thousands)	218,166	218,166	218,166

Basic and diluted loss per share	$(0.82)	$(0.29)	$(0.27)

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

      The Company did not have any dilutive securities during any of the years presented.

17.	Related Party Transactions:

      (a) The amount due to (from) RCI and its subsidiaries is comprised of the following:

	2002	2003

RCI	$23,288	$9,757
Rogers Wireless Communications Inc. (“RWCI”)	(28)	(137)
Rogers Media Inc. (“Media”)	523	1,162

	$23,783	$10,782

      The above amounts reflect short-term intercompany charges for capital and operating expenditures.

      (b) The Company has entered into certain transactions and agreements with RCI and its subsidiaries as follows:

(i) Management fees:

      The Company has entered into a management agreement under which RCI agrees to provide supplemental executive, administrative, financial, strategic planning, information technology and various other services to the Company. The Company has agreed to pay RCI a monthly fee equal to 2% of the Company’s consolidated gross revenue. Interest is charged by RCI on unpaid management fees at the bank prime rate plus 1% per annum.

(ii) Cost-sharing arrangements:

      The Company has entered into certain cost-sharing arrangements with RCI and its affiliates including accounting, purchasing, human resources, customer service call centres and collections call centres, real estate administration, accounts payable processing, remittance processing, payroll processing, e-commerce, the RCI data centre and other common services and activities. The Company shares both the operating expense and additions to PP&E related to these activities on a cost recovery basis in accordance with the services provided.

      The Company has entered into agreements with RWCI to share, on a pro rata basis, the cost of certain microwave and fibre optic transmission facilities. In addition, long-term service arrangements exist with RWCI for transmission services on fibre optic facilities owned by the Company.

      The Company has entered into an agreement with RWCI whereby RWCI purchases accounts receivable from the Company for customers who receive a consolidated invoice. The Company pays a fee, based on actual costs incurred by RWCI, for billing and collection services. The Company and RWCI have also entered into an agreement to cooperate in the offering of RWCI products and services through the Company’s video store operations.

      In addition, the Company leases certain office space from RWCI.

(iii) Other charges:

      The Company incurs certain costs from other RCI subsidiary companies and companies accounted for by RCI using the equity method at the exchange amounts agreed to between the parties.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

      A summary of all significant charges from (to) related parties, which have been accounted for at exchange amounts, is as follows:

	2001	2002	2003

RCI:
Management fees	$28,781	$31,745	$35,385
Interest on notes payable	12,036	4,687	2,867
Interest related to capital leases	318	300	265
Cost of shared operating expenses	25,238	85,604	84,375
Cost of PP&E	21,238	10,906	13,473
RCIL:
Dividends earned	(32,228)	(5,447)	(4,488)
Dividends paid	32,228	5,447	4,488
RWCI:
Wireless products and services	2,131	2,214	2,355
Wireless products and services for resale	3,800	10,116	14,926
Transmission facilities purchased	(442)	(440)	(440)
Rent expense	3,552	3,587	3,516
Consolidated billing services	—	655	1,499
Subscriber activation commissions and customer service	(381)	(8,817)	(9,511)
Media:
Access fees	(4,885)	(5,534)	(5,771)
Advertising and production costs	2,679	3,000	2,910
Sales commissions	349	646	872
Programming fees	16,277	17,303	18,488
Other:
Programming fees paid to related broadcasters	13,559	16,949	18,967

	$124,250	$172,921	$184,176

      (c) The Company has entered into certain transactions with companies, the partners or senior officers of which are directors of the Company. During the years ended December 31, 2001, 2002 and 2003, the total amounts paid by the Company to these related parties for legal services and commissions paid on premiums for insurance aggregated $3.4 million, $1.9 million, and $0.8 million, respectively, and for interest charges and telecommunications services aggregated nil, nil, and $4.0 million, respectively.

18.	Financial Instruments:

(a)	Fair Values:

      The Company has determined the fair values of its financial instruments as follows:

(i) Cash and cash equivalents, accounts receivable, amounts receivable from employees under RCI share purchase plans, mortgages and loans receivable, bank advances arising from

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

outstanding cheques, accounts payable and accrued liabilities and due to parent and affiliated companies:

The carrying amounts in the consolidated balance sheets approximate fair values because of the short-term nature of these instruments.

(ii) Investments:

The fair values of the investments in affiliated companies approximate their carrying values as the dividend rates on these investments approximate current rates.

The fair value of investments which are publicly traded are determined by the quoted market values for each of the investments (note 6). Management believes that the fair values of other investments is not significantly different from their carrying amounts.

(iii) Long-term debt:

The fair values of each of the Company’s long-term debt instruments are based on the period-end trading values.

(iv) Notes payable to RCI:

The fair values of the intercompany subordinated demand promissory notes payable to RCI approximate their carrying values due to the demand repayment terms of the notes and the Company’s current borrowing rate being approximately the same as the interest rate on the notes.

(v) Interest exchange agreements:

The fair values of the Company’s interest exchange agreements and cross-currency interest rate exchange agreements are based on values quoted by the counterparties to the agreements.

      The estimated fair values of the Company’s long-term debt and related interest exchange agreements as at December 31, 2002 and 2003 are as follows:

	2002		2003

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Liability (asset):
Long-term debt	$2,417,577	$2,387,145	$2,473,533	$2,671,389
Cross-currency interest rate exchange agreements	(64,522)	(109,794)	198,319	267,773

	$2,353,055	$2,277,351	$2,671,852	$2,939,162

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(b)	Other Disclosures:

(i) The credit risk of the interest exchange agreements and cross-currency interest rate exchange agreements arises from the possibility that the counterparties to the agreements may default on their obligations under the agreements in instances where these agreements have positive fair value to the Company. The Company assesses the creditworthiness of the counterparties in order to minimize the risk of counterparty default under the agreements. All of the portfolio is held by financial institutions with a Standard & Poors rating (or the equivalent) ranging from A+ to AA.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

(ii) The Company does not require collateral or other security to support the credit risk associated with the interest exchange agreements and cross-currency interest rate exchange agreements due to the Company’s assessment of the creditworthiness of the counterparties.

(iii) The Company does not have any significant concentrations of credit risk related to any financial asset.

19.	Commitments:

      (a) The future minimum lease payments under operating leases for the rental of premises, distribution facilities, equipment and microwave towers and commitments for other contracts at December 31, 2003 are as follows:

Year ending December 31:
2004	$68,512
2005	64,256
2006	57,909
2007	49,448
2008	43,693
2009 and thereafter	100,434

$384,252

      Rent expense for the years ended December 31, 2001, 2002 and 2003 amounted to $64.2 million, $69.7 million and $71.3 million, respectively.

      (b) Pursuant to Canadian Radio-television and Telecommunications Commission (“CRTC”) regulation, the Company is required to make contributions to the Canadian Television Fund (“CTF”), which is a cable industry fund designed to foster the production of Canadian television programming. Contributions to the CTF are based on a formula, including gross broadcast revenues and the number of subscribers. The Company may elect to spend a portion of the above amount for local television programming and may also elect to contribute a portion to another CRTC-approved independent production fund. The Company estimates that its total contribution for 2004 will amount to approximately $30.0 million.

20.	Contingent Liabilities:

      (a) There exist certain claims and potential claims against the Company, none of which is expected to have a material adverse effect on the consolidated financial position of the Company.

      (b) The Company requires access to support structures and municipal rights of way in order to deploy facilities. In a 2003 decision, the Supreme Court of Canada determined that the CRTC does not have the jurisdiction to establish the terms and conditions of access to the poles of hydroelectric companies. As a result of this decision, the costs of obtaining access to the poles of hydroelectric companies could be substantially increased on a prospective basis and, for certain arrangements, on a retroactive basis. The Company, together with other Ontario cable companies, applied to the Ontario Energy Board (“OEB”) to request that it assert jurisdiction over the fees paid by such companies to hydroelectric distributors. The OEB accepted jurisdiction over this matter in November 2004. The Company expects a decision from the OEB in 2005. The amount of this contingency is presently not determinable.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

21.	Guarantees:

      The Company has made certain warranties and indemnities with respect to the sale of shares of American Cablesystems in November 2001 (note 3(b)). These warranties and indemnifications expire in 2005 and are limited to the total purchase price paid being $29.4 million. To date, there have been no claims under the warranties and indemnities and the Company does not anticipate that any will occur.

22.	Segmented Information:

     (a) Operating segments:

      The Company provides cable services through its cable television systems and operates a chain of video stores. All of these operations are in Canada. Accounting policies for these operating segments are the same as those described in the summary of significant accounting policies. Performance of the segments is evaluated based on operating income before management fees, depreciation and amortization and certain other charges.

      The cable services segment includes basic and extended basic services, digital specialty services, which include premium, specialty and pay-per-use services, installation and access fees, subscriber equipment rentals and residential and commercial Internet services.

      The video stores segment includes the sale and rental of videocassettes, DVDs and video games, and the sales of other products and accessories.

      Prior to January 1, 2003, the Company maintained three operating segments: core cable services, Internet services and video stores operations. Internet service has become another service that leverages the Company’s cable infrastructure and which, for the most part, shares the same physical infrastructure and sales, marketing and support resources as other cable offerings. This, combined with the Company’s expanded bundling of cable television and Internet services, has increasingly led to allocations of bundled revenues and network and operating costs between the core cable and Internet operations and a change in the way in which core cable and Internet services are evaluated and reported. As a result, commencing January 1, 2003, reporting of the core cable and Internet segments has been combined into one segment, being cable services. The segmented information for the years ended December 31, 2001 and 2002 have been restated to comply with the presentation adopted in 2003.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

      Information by operating segment for the years ended December 31, 2001, 2002 and 2003 is as follows:

			Corporate
	Cable	Video Stores	Items and	Consolidated
2001	Services	Operations	Eliminations	Totals

Operating revenue	$1,223,167	$228,301	$(4,869)	$1,446,599
Cost of sales	—	99,962	—	99,962
Sales and marketing expenses	60,440	98,679	—	159,119
Operating, general and administrative expenses	664,460	11,122	(4,869)	670,713
Management fees	24,312	4,469	—	28,781
Cable system integration and At Home termination costs	60,436	—	—	60,436
Depreciation and amortization	422,288	11,541		433,829

Operating income (loss)	$(8,769)	$2,528	$—	(6,241)

Interest expense				162,590
Intercompany:
Interest expense				12,036
Dividends				(32,228)
Gain on sale of a subsidiary and an investment				(34,002)
Write-down of an investment				26,000
Other items, net				754
Income tax expense				5,314

Loss for the year				$(146,705)

Additions to PP&E	$733,712	$16,035	$—	$749,747

Goodwill acquired	$216,733	$—	$—	$216,733

Total assets	$3,573,373	$88,349	$—	$3,661,722

			Corporate
	Cable	Video Stores	Items and	Consolidated
2002	Services	Operations	Eliminations	Totals

Operating revenue	$1,356,524	$262,995	$(4,965)	$1,614,554
Cost of sales	—	121,335	—	121,335
Sales and marketing expenses	82,983	109,102	—	192,085
Operating, general and administrative expenses	731,594	11,025	(4,965)	737,654
Management fees	26,584	5,161	—	31,745
Workforce reduction	5,850	—	—	5,850
Depreciation and amortization	474,954	9,270		484,224

Operating income	$34,559	$7,102	$—	41,661

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

			Corporate
	Cable	Video Stores	Items and	Consolidated
2002 (Continued)	Services	Operations	Eliminations	Totals

Interest expense				208,645
Intercompany:
Interest expense				4,687
Dividends				(5,447)
Loss on repayment of long-term debt				20,880
Write-down of an investment				11,136
Other items, net				6,977
Income tax reduction				(146,387)

Loss for the year				$(58,830)

Additions to PP&E	$642,878	$7,993	$—	$650,871

Total assets	$3,713,318	$93,460	$—	$3,806,778

			Corporate
	Cable	Video Stores	Items and	Consolidated
2003	Services	Operations	Eliminations	Totals

Operating revenue	$1,508,688	$282,635	$(3,201)	$1,788,122
Cost of sales	—	129,938	—	129,938
Sales and marketing expenses	89,237	115,831	—	205,068
Operating, general and administrative expenses	779,663	13,180	(3,201)	789,642
Management fees	29,796	5,589		35,385
Depreciation and amortization	472,851	9,199		482,050

Operating income	$137,141	$8,898	$—	146,039

Interest expense				237,803
Intercompany:
Interest expense				2,867
Dividends				(4,488)
Loss on repayment of long-term debt				5,945
Other items, net				(48,786)
Income tax expense				7,541

Loss for the year				$(54,843)

Additions to PP&E	$496,512	$13,050	$—	$509,562

Total assets	$3,619,040	$101,047	$—	$3,720,087

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

     (b) Product revenue:

      Revenue from external customers is comprised of the following:

	2001	2002	2003

Core cable services	$1,056,639	$1,113,889	$1,186,398
Internet services	166,528	242,635	322,290
Video stores	228,301	262,995	282,635
Corporate items and eliminations	(4,869)	(4,965)	(3,201)

	$1,446,599	$1,614,554	$1,788,122

23.	Canadian and United States Accounting Policy Differences:

      The consolidated financial statements of the Company have been prepared in accordance with GAAP as applied in Canada. In the following respects, GAAP as applied in the United States differs from that applied in Canada.

      If United States GAAP were employed, the loss in each year would be adjusted as follows:

	2001	2002	2003

Loss for the year based on Canadian GAAP	$(146,705)	$(58,830)	$(54,843)
Year 2000 costs capitalized(a)	2,893	1,926	507
Pre-operating costs(b)	741	9,399	7,919
Gain on sale of cable systems(c)	(7,605)	(4,028)	(4,028)
Capitalized interest(d)	1,831	5,267	3,244
Goodwill amortization(e)	(775)	—	—
Income taxes(g)	40,215	—	345
Impact of adoption of SFAS 133(h)	(34,551)	—	—
Financial instruments(h)	38,170	41,654	(114,727)

Loss for the year based on United States GAAP	$(105,786)	$(4,612)	$(161,583)

Basic and diluted loss per share based on United States GAAP	$(0.63)	$(0.05)	$(0.76)

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

      The cumulative effect of these adjustments on the consolidated shareholder’s equity of the Company is as follows:

	2002	2003

Shareholder’s equity based on Canadian GAAP	$902,041	$670,710
Year 2000 costs capitalized(a)	(507)	—
Pre-operating costs(b)	(15,838)	(7,919)
Gain on sale of cable systems(c)	128,993	124,965
Capitalized interest(d)	10,922	14,166
Acquisition of RCAI(e)	34,673	34,673
Unrealized holding gain on investments(f)	1,877	3,760
Financial instruments(h)	45,273	(69,454)

Shareholder’s equity based on United States GAAP	$1,107,434	$770,901

      The areas of material difference between Canadian and United States GAAP and their impact on the consolidated financial statements of the Company are described below:

(a) Year 2000 Costs Capitalized:

      Under Canadian GAAP, the Company capitalized certain costs incurred to modify its computer systems to ensure these systems continue to operate beyond the year 1999. Under United States GAAP, these costs were expensed as incurred. As a result, under United States GAAP, depreciation expense in subsequent periods is reduced due to the Company expensing the Year 2000 costs under United States GAAP.

(b) Pre-Operating Costs:

      Under Canadian GAAP, the Company defers the incremental costs relating to the development and pre-operating phases of new businesses and amortizes these costs on a straight-line basis over periods up to five years. Under United States GAAP, these costs are expensed as incurred.

(c) Gain on Sale of Cable Systems:

      Under Canadian GAAP, the cash proceeds on the non-monetary exchange of the cable assets in 2000 were recorded as a reduction in the carrying value of PP&E. Under United States GAAP, a portion of the cash proceeds received must be recognized as a gain in the consolidated statements of income on an after-tax basis. The gain amounted to $40.3 million before income taxes.

      Under Canadian GAAP, the after-tax gain arising on the sale of certain of the Company’s cable systems in prior years was recorded as a reduction of the carrying value of goodwill acquired in a contemporaneous acquisition of certain cable systems. Under United States GAAP, the Company included the gain on sale of the cable systems in income, net of related deferred income taxes.

      As a result of these transactions, amortization expense under United States GAAP is increased in subsequent years.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

(d) Capitalized Interest:

      United States GAAP requires capitalization of interest costs as part of the historical cost of acquiring certain qualifying assets that require a period of time to prepare for their intended use. This is not required under Canadian GAAP.

(e) Acquisition of RCAI:

      United States GAAP requires that shares issued in connection with a purchase business combination be valued based on the market price at the announcement date of the acquisition. Canadian GAAP had required that shares issued in connection with a purchase business combination be valued based on the market price at the consummation date of the acquisition. Accordingly, the seventh preferred shares issued in respect of the acquisition of RCAI in 2001 are recorded at $35.4 million more under United States GAAP than under Canadian GAAP. This resulted in an increase to goodwill in this amount, with a corresponding increase in the value of seventh preferred shares in the amount of $35.4 million. Further, goodwill amortization under United States GAAP in 2001 was increased by $0.8 million.

(f) Unrealized Holding Gain on Investments:

      United States GAAP requires that certain investments in equity securities that have a readily determinable fair value be recorded in the consolidated balance sheets at their fair value. The unrealized holding gains and losses from these investments, which are considered to be “available-for-sale securities” under United States GAAP, are included as a separate component of shareholder’s equity and comprehensive income, net of related future income taxes.

      As at December 31, 2001, 2002 and 2003, this amount represents the Company’s accumulated other comprehensive income.

(g) Income Taxes:

      Included in the caption “income taxes” is the tax effect of various adjustments where appropriate and the impact of substantively enacted rate changes that would not have been recorded under United States GAAP until enacted. Under Canadian GAAP, future income tax assets and liabilities are remeasured for substantively enacted rate changes, whereas under United States GAAP, future income tax assets and liabilities are only remeasured for enacted tax rates.

(h) Financial Instruments:

      Under Canadian GAAP, the Company accounts for its cross-currency interest rate exchange agreements and interest exchange agreements as hedges of specific debt instruments. Under United States GAAP, these instruments are not accounted for as hedges as a result of adopting the new pronouncement entitled “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), effective January 1, 2001. As a result, the Company recorded as a cumulative transition adjustment to net income under United States GAAP the net excess of the fair values of the cross-currency interest rate exchange agreements and interest exchange agreements over the carrying values of these instruments as at January 1, 2001, being $34.6 million.

      For the years ended December 31, 2001, 2002 and 2003, under United States GAAP, the Company recorded in income the change in the fair values of the cross-currency interest rate exchange agreements since January 1, 2001.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

(i) Operating Income Before Undernoted:

      United States GAAP requires that workforce reduction, cable system integration and At Home termination costs and depreciation and amortization be included in the determination of operating income and does not permit the disclosure of subtotals of the amounts of operating income before these items. Canadian GAAP permits the subtotals of the amounts of operating income before these items.

(j) Statements of Cash Flows:

      (i) Canadian GAAP permits the disclosure of a subtotal of the amount of funds provided by operations before changes in non-cash working capital items in the consolidated statements of cash flows. United States GAAP does not permit this subtotal to be included.

      (ii) Canadian GAAP permits bank advances to be included in the determination of cash and cash equivalents in the consolidated statements of cash flows. United States GAAP requires that bank advances be reported as financing cash flows. As a result, under United States GAAP, the decrease in bank advances of $6.5 million in 2001, the decrease in bank advances of $8.4 million in 2002 and the increase in bank advances of $17.0 million in 2003, reflected in the consolidated statements of cash flows would be reported as a source (use) of cash in 2001, 2002 and 2003, under the heading “Financing activities” in the consolidated statements of cash flows.

                  (k) Statement of comprehensive income:

      United States GAAP requires disclosure of a statement of comprehensive income. Comprehensive income generally encompasses all changes in shareholder’s equity, except those arising from transactions with shareholders.

	2001	2002	2003

Loss for the year based on United States GAAP	$(105,786)	$(4,612)	$(161,583)
Other comprehensive income (loss):
Unrealized gains (losses) on securities, net of income taxes	(4,634)	185	1,538

Comprehensive loss based on United States GAAP	$(110,420)	$(4,427)	$(160,045)

(l) Other Disclosures:

      United States GAAP requires the Company to disclose accrued liabilities, which is not required under Canadian GAAP. Accrued liabilities included in accounts payable and accrued liabilities as at December 31, 2002 and 2003 were $219.1 million and $249.3 million, respectively. Accrued liabilities in respect of PP&E totalled $39.4 million (2002 — $33.7 million), accrued interest payable totalled $51.6 million (2002 — $55.0 million), accrued liabilities related to payroll totalled $30.3 million (2002 — $24.2 million), and accrued liabilities for the cost of programming totalled $50.4 million (2002 — $44.3 million).

(m) Stock-Based Compensation Disclosures:

      The Company measures compensation expense relating to employee stock option plans for United States GAAP purposes using the intrinsic value method specified by APB Opinion No. 25, which in the

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

Company’s circumstances would not be materially different from compensation expense as determined under Canadian GAAP.

      For options granted by RCI to the Company’s employees, had the Company determined compensation costs based on the fair values at grant dates of the stock options granted by RCI consistent with the method prescribed under SFAS No. 123, the Company’s loss for the year and loss per share would have been reported as the pro forma amounts indicated below:

	2001	2002	2003

Loss for the year in accordance with United States GAAP, as reported	$(105,786)	$(4,612)	$(161,583)
Stock-based compensation expense	(11,696)	(14,590)	(12,920)

Pro forma loss for the year	$(117,482)	$(19,202)	$(174,503)

Basic and diluted loss per share, as reported	$(0.63)	$(0.05)	$(0.76)
Effect of stock-based compensation expense	(0.05)	(0.07)	(0.06)

Pro forma basic and diluted loss per share	$(0.68)	$(0.12)	$(0.82)

See note 12(c) for further details of stock-based compensation.

(n) Recent United States Accounting Pronouncements:

      In 2002, the Emerging Issues Task Force (“EITF”) reached a consensus regarding EITF Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”. The consensus addresses not only when and how an arrangement involving multiple deliverables should be divided into separate units of accounting but also how the arrangement’s consideration should be allocated among separate units. The pronouncement is effective for the Company commencing with its 2004 fiscal year. The Company is currently determining the impact of prospectively adopting EITF 00-21.

      In 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This statement requires that under specified circumstances, these instruments be reclassified from equity to liabilities on the balance sheet. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the Company’s year beginning January 1, 2004. The Company did not enter into any financial instruments within the scope of this statement after May 31, 2003, and is presently assessing the impact of adopting this standard prospectively on the Company’s consolidated financial statements.

24.	Subsequent Events:

      (a) In January 2004, the Company submitted a notice of redemption to redeem $300.0 million aggregate principal amount of its 9.65% Senior Secured Second Priority Debentures, due 2014 at a redemption price of 104.825% of the aggregate principal amount on February 23, 2004.

      (b) In January 2004, the Company announced a multi-year agreement with Yahoo! Inc. (“Yahoo!”) to provide co-branded Internet services to current and future customers of the Company’s high speed residential Internet access services. In return for payment by the Company of a monthly fee, Yahoo! will assume operation of the Company’s e-mail service and provide a suite of customized Yahoo! content, products and services to the Company’s broadband Internet access customers. These content, products and services include the following: a customizable browsing environment; personalized homepage; enhanced

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

e-mail services such as spam control, parental controls, premium pop-up blocking and storage; enhanced instant messaging capabilities; and multi-media services. Depending on the level of Internet access service, subscribers will receive some or all of these features as part of a monthly subscription payment. The agreement also contemplates that the Company and Yahoo! may collaborate to offer premium products and services to the Company’s subscribers for an additional fee.

      (c) On March 11, 2004, the Company completed an offering of U.S. $350.0 million aggregate principal amount of Senior Secured Second Priority Notes due 2014. The Company used approximately U.S. $243.3 million of the net proceeds to refinance the drawdown under its New Bank Credit Facility, which was used to fund the redemption on February 23, 2004 of $300.0 million 9.65% Senior Secured Debentures due 2014 at a redemption price of 104.825%. The Company used the balance of the net proceeds from this offering to repay other existing indebtedness outstanding under the New Bank Credit Facility and for general corporate purposes.

      (d) In January 2004, the Company established a distribution policy to distribute $6.0 million per month to RCI commencing in January 2004. During the nine months ended September 30, 2004, the Company distributed $54.0 million to RCI under this distribution policy and recorded these amounts as a reduction in the stated capital of its Class B common shares.

      (e) Effective January 1, 2004, the Company adopted the following new accounting policies with retrospective application, and as a result have reflected these new accounting policies in the consolidated balance sheet for the years ended December 31, 2001, 2002 and 2003 and in the consolidated statements of income and cash flows for each of the years in the three year period ended December 31, 2003.

(i)	GAAP Hierarchy

      As a result of the retrospective application of CICA Handbook Section 1100, “Generally Accepted Accounting Principles,” the Company adopted a classified balance sheet presentation. In addition, changes in non-cash working capital items related to PP&E have been reclassified to Investing Activities, additions to PP&E on the consolidated statements of cash flows. As a result, changes in non-cash working capital and cash flows from operating activities have been increased (decreased) by ($11.4 million), $47.0 million, and ($5.7 million) for the years ended December 31, 2001, 2002 and 2003, respectively, and additions to PP&E and cash flows used in investing activities have increased (decreased) by $11.4 million, ($47.0 million) and $5.7 million for the years ended December 31, 2001, 2002 and 2003, respectively.

(ii) Revenue Recognition

      As a result of retrospectively adopting new Canadian accounting standards, including Emerging Issues Committee Abstract 142, “Revenue Arrangements with Multiple Deliverables” and CICA Handbook Section 1100, regarding the timing of revenue recognition and the classification of certain items as revenue or expense, the Company made the following changes to its classification of certain revenue and expense items:

•	Installation fee revenue from both new connects and re-connects is deferred and amortized over the estimated life of the subscriber, which we have determined to be approximately four years based on churn, transfers of service and moves. Re-connect installation costs up to the amount of installation revenue earned from re-connects are also deferred and amortized over the estimated life of the subscriber.

•	Gross proceeds from the sale of equipment are now classified as equipment revenue. Previously, these amounts were recorded as a reduction to sales expense.

ROGERS CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2002 and 2003
(Tabular amounts in thousands of Canadian dollars except per share amounts)

•	Certain other recoveries from subscribers related to collections activities are now recorded in revenue rather than as a recovery of operating, general and administrative expenses.

	Year Ended December 31,

	2001	2002	2003

Total operating revenue:
As previously reported	1,433,029	1,596,401	1,769,220
As reclassified	1,446,599	1,614,554	1,788,122
Sales and marketing expenses:
As previously reported	159,119	193,645	206,843
As reclassified	159,119	192,085	205,068
Operating, general and administrative expenses:
As previously reported	657,143	717,942	768,965
As reclassified	670,713	737,654	789,642

      The above reclassifications had no impact on operating income or net income(loss).

      (f) On September 13, 2004, RCI acquired all of AT&T Wireless Services, Inc.’s shares of Rogers Wireless. In connection with the financing of the acquisition, all of the shares of our capital stock were pledged by RCI to secure a bridge loan.

      (g) On September 20, 2004, Rogers Wireless Communications Inc. (“Rogers Wireless”) announced an agreement with Microcell Telecommunications Inc. (“Microcell”), Canada’s fourth largest wireless communications provider, to make an all cash tender offer of $35.00 per share to acquire Microcell. Rogers Wireless completed the acquisition on November 12, 2004. Prior to the closing of this offering, Rogers Wireless will have expended approximately $1.6 billion in connection with its acquisition of Microcell, including the repayment of Microcell’s bank debt and swap obligations, and including prepayment penalties, investment banking advisory fees and other related costs, net of Microcell’s cash on hand. The funding for this acquisition is comprised of: utilization of Rogers Wireless’ cash on hand, drawdowns under Rogers Wireless’ committed $700.0 million amended bank credit facility, and proceeds from a bridge loan from RCI of up to $900.0 million, of which $850.0 million has been drawn. The bridge loan has a term of up to two years from November 9, 2004 and was made on a subordinated unsecured basis. The loan bears interest at 6% per annum and is prepayable in whole or in part without penalty. RCI funded the $850.0 million drawdown on the bridge loan using cash on hand, cash received from Media in the form of a repayment of an intercompany advance made to Media by RCI, and cash received from Rogers Cable in the form of a distribution of $660.0 million, as a return of capital, which distribution occurred on November 9, 2004, and of which $650.0 million was borrowed under the Company’s bank credit facility.

      (h) On November 30, 2004, the Company completed an offering of $175.0 million Senior (Secured) Second Priority Notes due 2011 and U.S.$280.0 million Senior (Secured) Second Priority Notes due 2015.

ROGERS CABLE INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2003	2004

	(In thousands of dollars)
ASSETS
Current assets
Accounts receivable	$86,229	$88,103
Other current assets	67,855	66,428

	154,084	154,531
Property, plant and equipment	2,595,761	2,602,660
Goodwill	926,445	926,445
Deferred charges	41,529	40,476
Other long-term assets	2,268	1,086

	$3,720,087	$3,725,198

LIABILITIES AND SHAREHOLDER’S EQUITY

Liabilities
Current liabilities
Bank advances, arising from outstanding cheques	$16,975	$16,876
Accounts payable and accrued liabilities	317,463	298,738
Current portion of long-term debt (Note 2)	682	369,118
Current portion of derivative instruments (Note 3)	—	41,764
Due to parent and affiliated companies (Note 10)	10,782	6,922
Unearned revenue	32,305	41,147

	378,207	774,565
Long-term debt (Note 2)	2,472,851	2,173,549
Derivative instruments (Note 3)	198,319	203,118
Deferred transitional gain (Note 4)	—	18,750
Other long-term liabilities	—	10,909

	3,049,377	3,180,891

Shareholder’s equity (Note 5)	670,710	544,307

	$3,720,087	$3,725,198

Canadian and United States accounting policy differences (Note 12)

Subsequent events (Note 13)

See accompanying notes to Unaudited Interim Consolidated Financial Statements.

ROGERS CABLE INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Nine Months Ended
	September 30,

	2003	2004

	(In thousands of dollars
	except per share data)
Operating revenue (Note 1(d))	$1,313,030	$1,437,291
Cost of video store sales	91,711	105,926
Sales and marketing expenses (Note 1(d))	146,793	185,920
Operating, general and administrative expenses (Note 1(d))	587,775	627,822
Management fees	25,972	28,746
Depreciation and amortization	363,448	348,366

Operating income	97,331	140,511
Interest:
Long-term debt	(177,754)	(181,842)
Intercompany	(2,858)	(21)

	(83,281)	(41,352)
Loss on repayment of long-term debt	(5,945)	(18,013)
Foreign exchange gain (loss)	34,843	(49,719)
Change in the fair value of derivative instruments	—	37,119
Writedown of investment	—	(494)
Dividend income	4,488	—
Investment and other income (expense)	97	(309)

Loss before income taxes	(49,798)	(72,768)
Income tax expense	5,820	4,288

Loss for the period	$(55,618)	$(77,056)

Loss per share — basic and diluted (Note 6)	$(0.28)	$(0.35)

See accompanying notes to Unaudited Interim Consolidated Financial Statements.

ROGERS CABLE INC.

UNAUDITED CONSOLIDATED STATEMENTS OF DEFICIT

	Nine Months Ended
	September 30

	2003	2004

	(In thousands of dollars)
Deficit, beginning of the period	$(1,894,412)	$(1,953,743)
Adjustment for stock based compensation (Note 1(c))	—	(2,939)

As restated	(1,894,412)	(1,956,682)
Loss for the period	(55,618)	(77,056)
Dividends on preferred shares	(4,488)	—

Deficit, end of the period	$(1,954,518)	$(2,033,738)

See accompanying notes to Unaudited Interim Consolidated Financial Statements.

ROGERS CABLE INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,

	2003	2004

	(In thousands of dollars)
Cash provided by (used in):
Operating activities:
Loss for the period	$(55,618)	$(77,056)
Adjustments to reconcile loss for the period to net cashflows from operating activities:
Depreciation and amortization	363,448	348,366
Video movie depreciation	43,448	47,064
Loss on repayment of long-term debt	5,945	18,013
Unrealized foreign exchange (gain) loss	(31,906)	49,304
Change in the fair value of derivative instruments	—	(37,119)
Writedown of investments	—	494
Loss on sale of property, plant and equipment	68	657

	325,385	349,723

Change in non-cash working capital items (Notes 1(a) and 9)	6,182	11,700

	331,567	361,423

Financing activities:
Issuance of long-term debt	753,367	860,050
Repayment of long-term debt	(421,641)	(733,035)
Premium on repayment of long-term debt	(5,073)	(14,475)
Financing costs incurred	(6,221)	(7,766)
Capital distribution to Rogers Communications Inc.	(72,000)	(54,000)
Issue of notes payable to Rogers Communications Inc.	9,000	—
Repayment of notes payable to Rogers Communications Inc.	(213,500)	—
Dividends paid	(4,488)	—

	39,444	50,774

Investing activities:
Property, plant and equipment (“PP&E”) expenditures	(335,125)	(344,609)
Changes in non-cash working capital items related to additions to PP&E (note 1(a))	(14,566)	(26,214)
Additions to video rental inventory	(37,515)	(42,112)
Additions to pre-operating costs	—	(751)
Proceeds on sale of property, plant and equipment	909	1,588

	(386,297)	(412,098)

Increase (decrease) in cash and cash equivalents	(15,286)	99
Cash and cash equivalents (deficiency), beginning of period	3,696	(16,975)

Deficiency, end of period	$(11,590)	$(16,876)

Interest paid	$174,000	$182,565
Income taxes paid	4,719	4,088

Cash and cash equivalents are defined as cash and short-term deposits, which have an original maturity of less than 90 days, less bank advances.

See accompanying notes to Unaudited Interim Consolidated Financial Statements.

ROGERS CABLE INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Nine Months Ended September 30, 2003 and 2004

      These Unaudited Interim Consolidated Financial Statements do not include all of the disclosures required by Canadian generally accepted accounting principles (“GAAP”) and should be read in conjunction with the audited Consolidated Financial Statements, including the Notes thereto, for the year ended December 31, 2003.

1.	Basis of Presentation and Accounting Policies:

      The interim Consolidated Financial Statements include the accounts of the Rogers Cable Inc. and its subsidiaries (collectively “the Company”). The Notes presented in these interim Consolidated Financial Statements include only significant changes and transactions occurring since the Company’s last year end and are not fully inclusive of all matters normally disclosed in the Company’s annual audited consolidated financial statements.

      These interim Consolidated Financial Statements follow the same accounting policies and methods of application as the most recent annual financial statements except certain comparative figures have been reclassified and the following policies adopted in the nine months ended September 30, 2004:

(a)	GAAP Hierarchy:

      In June 2003, the Canadian Institute of Chartered Accountants (“CICA”) released Handbook Section 1100, “Generally Accepted Accounting Principles”. Previously, there had been no clear definition of the order of authority for sources of GAAP. This standard established standards for financial reporting in accordance with Canadian GAAP and applies to our 2004 fiscal year. This section also provides guidance on sources to consult when selecting accounting policies and appropriate disclosures when a matter is not dealt with explicitly in the primary sources of GAAP.

      The Company has reviewed this new standard, and as a result has adopted a classified balance sheet presentation since it believes the historical industry practice of a declassified balance sheet presentation is no longer appropriate.

      In addition, within the Company’s Consolidated Statement of Cash Flows, it has reclassified the change in non-cash working capital items related to PP&E to investing activities. This change had the impact of increasing the Company’s cash used in investing activities on the Statement of Cash Flows, compared to the previous method, by $26.2 million and $14.6 million in the nine months ended September 30, 2004 and 2003, respectively, with a corresponding change in both periods to non-cash working capital items within operating activities.

(b)	Hedging relationships:

      In November 2001, the CICA issued Accounting Guideline 13, “Hedging Relationships” (“AcG-13”), and in November 2002, the CICA amended the effective date of the guideline. AcG-13 established new criteria for hedge accounting and it will apply to all hedging relationships in effect on or after January 1, 2004. Effective, January 1, 2004, the Company determined that it would not account for its cross-currency interest rate exchange agreements as hedges for accounting purposes and consequently began to account for such derivatives on a mark-to-market basis with resulting gains or losses recorded in or charged against income.

      This resulted in the recognition in the Consolidated Statement of Income of an unrealized gain related to the change in fair value of the exchange agreements of $39.8 million for the six months ended June 30, 2004. A loss of $54.8 million was also recognized for the six months ended June 30, 2004 related to the unrealized foreign exchange on the debt previously hedged.

ROGERS CABLE INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003 and 2004

      The Company also adjusted the carrying value of these instruments from $198.3 million at December 31, 2003 to the fair value of $267.8 million on January 1, 2004. The corresponding transitional loss of $69.5 million was deferred and amortized to income over the remaining life of the underlying debt instruments. Amortization for the six months ended June 30, 2004 totaled $3.8 million.

      Effective July 1, 2004, the Company met the requirements for hedge accounting under AcG-13 for certain of our instruments, and consequently, on a prospective basis, began to treat approximately US$1,533.4 million notional amount of these exchange agreements as hedges against foreign fluctuations on US$1,533.4 million of US dollar-denominated debt.

      A new transition adjustment arising on the change from mark-to-market accounting to hedge accounting was therefore calculated as at July 1, 2004 resulting in a deferred transitional gain of $20.9 million which will be amortized to income over the shorter of the remaining life of the debt and the term of the exchange agreements. Amortization of this transition gain from July 1, 2004 to September 30, 2004 totaled $1.4 million.

      Certain other cross-currency interest rate exchange agreements will continue not to be accounted for as hedges as they do not meet the requirements for hedge accounting under AcG-13. Approximately US$50.0 million notional amount of exchange agreements will continue to be accounted for on a mark-to-market basis. The fair value of these exchange agreements of $8.4 million at September 30, 2004 was recorded in other long-term liabilities.

(c)	Stock-Based Compensation:

      Effective January 1, 2004, Canadian GAAP requires the Company to calculate the fair value of stock-based compensation awarded to employees and to expense the fair value over the vesting period of the stock options. In accordance with the transition rules, the Company determined the fair value of stock options granted to employees since January 1, 2002, using the Black-Scholes Option Pricing Model, and recorded an adjustment to opening retained earnings in the amount of $2.9 million, representing the expense for the 2002 and 2003 fiscal years. The offset to the retained earnings is an increase in contributed surplus. Stock based compensation expense related to stock options of $4.6 million has been recorded for the nine months ended September 30, 2004.

(d)	Revenue Recognition:

      Effective January 1, 2004, we adopted new Canadian accounting standards, based on the CICA Emerging Issues Committee Abstract 142 issued in December 2003, regarding the timing of revenue recognition and the classification of certain items as revenue or expense.

      As a result of the adoption of these new accounting standards, the following changes to the recognition and the classification of revenue and expenses have been made:

•	Installation fee revenue from both new connects and re-connects are deferred and amortized over the estimated life of the subscriber which we have determined to be approximately four years based on churn, transfers of service and moves. Installation costs up to the amount of installation revenue earned from re-connects are also deferred and amortized over the estimated life of the subscriber. At September 30, 2004, the revenue deferred with respect to installations was $6.3 million and the related deferred re-connect costs were $4.1 million.

•	Gross proceeds from the sale of equipment are now classified as equipment revenue. Previously, these amounts were recorded as a reduction to sales expense.

ROGERS CABLE INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003 and 2004

•	Certain other recoveries from subscribers related to collections activities are now recorded in revenue rather than as a recovery of operating, general and administrative expenses.

      The effect of this adoption is as follows:

	Nine Months Ended September 30,

	2003		2004

		Prior to		Prior to
	After Adoption	Adoption	After Adoption	Adoption

	(In millions of dollars)
Operating revenue	$1,313.0	$1,298.5	$1,437.3	$1,425.3
Sales and marketing expenses	146.8	147.8	186.0	188.4
Operating, general and administrative expenses	587.7	573.0	627.8	611.2

2.	Long-term Debt:

			December 31,	September 30,
		Interest Rate	2003	2004

			(In thousands of dollars)
(i)	Bank credit facilities	Floating	$36,000	$—
(ii)	Senior Secured Second Priority Notes, due 2005	10%	376,777	368,469
(iii)	Senior Secured Second Priority Notes, due 2007	7.600%	450,000	450,000
(iv)	Senior Secured Second Priority Notes, due 2012	7.875%	452,340	442,365
(v)	Senior Secured Second Priority Notes, due 2013	6.25%	452,340	442,365
(vi)	Senior Secured Second Priority Notes, due 2014	5.5%	—	442,365
(vii)	Senior Secured Second Priority Debentures, due 2014	9.65%	300,000	—
(viii)	Senior Second Priority Debentures, due 2032	8.75%	258,480	252,780
(ix)	Senior Subordinated Debentures, due 2015	11%	146,914	143,674
(x)	Obligations under capital lease	7.363%	682	649

			$2,473,533	$2,542,667

Current portion of long-term debt			(682)	(369,118)

			$2,472,851	$2,173,549

Issued:

      On March 11, 2004, the Company completed a private placement in an aggregate principal amount of US$350.0 million 5.5% Senior Secured Second Priority Notes, due 2014.

Redeemed:

      On February 23, 2004, the Company redeemed $300.0 million aggregate principal amount of its 9.65% Senior Secured Second Priority Debentures due 2014 at a redemption price of 104.825% of the aggregate principal amount which, together with the write-off of deferred financing costs, resulted in a loss on the repayment of $18.0 million.

ROGERS CABLE INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003 and 2004

3.	Derivative Instruments:

      The carrying value of derivative instruments balance represents the impact of the difference in foreign exchange rates under the cross-currency interest rate exchange agreements used to hedge long-term debt denominated in US dollars, and the spot foreign exchange rate at the balance sheet date. In the prior year, this amount was recorded as a component of long-term debt on the consolidated balance sheet. The comparative amount as at December 31, 2003 has been reclassified to reflect the current year’s financial statement presentation.

4.	Deferred Transitional Gain:

      The deferred transitional gain arose from changes between mark-to-market accounting and hedge accounting related to cross-currency interest rate exchange agreements. The transitional gain is being amortized to income over the shorter of the remaining life of the debt and the term of the exchange agreements. Amortization for the three months ended September 30, 2004 totaled $1.4 million.

5.	Shareholder’s Equity:

	December 31,	September 30,
	2003	2004

	(In thousands of dollars)
Capital Stock:
Authorized
Unlimited Class A common shares, voting
Unlimited Class B common shares, voting
100,000,000 Class B preferred shares
Unlimited prime plus 1.25%, cumulative, first preferred shares, redeemable at $1,000 per share
Unlimited 9.625%, cumulative, third preferred shares, redeemable at $1,000 per share
Unlimited 9.65%, non-cumulative, fourth preferred shares, redeemable at $1,000 per share
Unlimited 9.7% non-cumulative, fifth preferred shares, redeemable at $1,000 per share
Unlimited 9.75%, non-cumulative, sixth preferred shares, redeemable at $1,000 per share
Unlimited 9.8%, non-cumulative, seventh preferred shares, redeemable at $1,000 per share
Unlimited 8.0%, cumulative, eighth preferred shares, redeemable at fair market value per share of consideration received

ROGERS CABLE INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003 and 2004

	December 31,	September 30,
	2003	2004

	(In thousands of dollars)
Issued:
100,000,000 Class A common shares	$229,014	$229,014
118,166,003 Class B common shares	2,222,808	2,168,808
306,904 fourth preferred shares	1	1
151,800 seventh preferred shares	162,643	162,643

	2,614,466	2,560,466
Contributed surplus	9,987	17,579
Deficit	(1,953,743)	(2,033,738)

Shareholder’s Equity	$670,710	$544,307

i)	During the nine months ended September 30, 2003 and 2004, the Company distributed $72.0 million and $54.0 million, respectively, to RCI and recorded these amounts as a reduction in the stated capital of the Class B Common shares.

ii)	Stock based compensation

a) On January 1, 2004, the Company adopted CICA Handbook Section 3870 and recorded a charge to opening retained earnings of $2.9 million for stock options granted to employees on or after January 1, 2002 (Note 1(c)).

During the nine months ended September 30, 2004, the Company recorded compensation expense of approximately $4.6 million related to stock options granted to employees. As a result of the opening adjustment and expense for the period, $7.6 million has been recorded in contributed surplus.

(b) Based on stock options issued subsequent to January 1, 2002, the stock-based compensation expense for the nine months ended September 30, 2004 would have been $1.7 million and the pro forma loss would have been $57.3 million or $0.28 per share.

c) The weighted average estimated fair value at the date of the grant for RCI options granted for the nine months ended September 30, 2003 and 2004 was $10.34 and $11.90 per share, respectively. The “fair value” of each option granted was estimated on the date of the grant using the Black-Scholes Option Pricing Model with the following assumptions:

	Nine Months Ended

	2003	2004

Risk-free interest rate	4.41%	4.38%
Dividend yield	—%	0.40%
Volatility factor of the future expected market price of RCI’s Class B Non-Voting shares	49.88%	45.24%
Weighted average expected life of the options	6.6 years	6.1 years

ROGERS CABLE INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003 and 2004

6.	Loss Per Share:

	Nine Months Ended
	2003	2004

	(In thousands, except per
	share amounts)
Numerator:	$(55,618)	$(77,056)
Loss for the period	(4,488)	—

Less dividends on preferred shares	$(60,106)	$(77,056)

Denominator:
Weighted average common shares outstanding — basic and diluted	218,166	218,166
Loss per share for the period — basic and diluted	$(0.28)	$(0.35)

7.	Pensions:

      For the nine months ended September 30, 2003 and 2004, the Company has made required contributions to the RCI pension plans in the amount of $3.0 million and $8.1 million, respectively, resulting in pension expense of the same amount. In addition, the Company recorded expense of nil and $0.3 million for the nine months ended September 30, 2003 and 2004, respectively, related to supplemental executive retirement plans that are unfunded.

8.	Employee Share Accumulation and Restricted Share Unit Plans:

(a)	Employee Share Accumulation Plan:

      Effective in the first quarter of 2004, the Company launched an employee share accumulation program that allows employees to voluntarily participate in a share purchase program. Under the terms of the program, employees of the Company can contribute a specified percentage of their regular earnings and through payroll deductions. The designated administrator of the plan then purchases Class B Non-Voting shares of RCI in the open market on behalf of the employee.

      At the end of each quarter the Company makes a contribution of 25% of the employee’s contribution in the quarter. The administrator then uses this amount to purchase additional shares of RCI on behalf of the employee, as outlined above.

      The Company records its contribution as compensation expense which amounted to $0.3 million for the nine months ended September 30, 2004.

(b)	Restricted Share Unit Plan:

      Effective March 10, 2004, RCI established the 2004 Restricted Share Unit Plan which enables employees, officers and directors of RCI and participating companies, including the Company to participate in the growth and development of RCI by providing such persons with the opportunity, through Restricted Share Units, to acquire a proprietary interest in RCI. Under the terms of the plan, Restricted Share Units are issued to the participant and the units issued vest over a period not to exceed three years from the grant date.

      On the vesting date, RCI shall redeem all of the participants Restricted Share Units in cash or by issuing one Class B Share for each Restricted Share Unit. RCI has reserved 2,344,591 Class B Shares for issuance under this plan.

ROGERS CABLE INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003 and 2004

      As at September 30, 2004, 50,916 Restricted Share Units were outstanding related to Units issued on April 20, 2004 to an employee of the Company. These Restricted Share Units vest at the end of three years from the grant date. The Company records compensation expense equally over the vesting period taking into account fluctuations in the market price of the Class B Shares. Compensation expense for the nine months ended September 30, 2004 related to these Restricted Units was $0.2 million.

9.	Consolidated Statements of Cash Flows — Supplemental Information:

      The change in non-cash working capital items are as follows:

	Nine Months Ended

	2003	2004

	(In thousands of
	dollars)
Cash provided by (used in):
Decrease (increase) in accounts receivable	$10,027	$(1,874)
Increase in accounts payable and accrued liabilities	5,200	15,938
Increase in unearned revenue	4,512	8,842
Decrease (increase) in other assets	3,884	(7,346)
Decrease in amounts due to parent and affiliated companies, net	(17,441)	(3,860)

	$6,182	$11,700

10.	Related Party Transactions:

      The amounts due from (to) Rogers Communications Inc. (“RCI”) and its subsidiaries is comprised of the following:

	December 31,	September 30,
	2003	2004

	(In thousands of dollars)
RCI	$(9,757)	$(4,525)
Rogers Wireless Inc. (“Rogers Wireless”)	137	(997)
Blue Jays	—	(3)
Rogers Media Inc. (“Rogers Media”)	(1,162)	(1,397)

	$(10,782)	$(6,922)

      The above amounts reflect intercompany charges for capital and operating expenditures that are short term in nature.

ROGERS CABLE INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003 and 2004

      A summary of all significant charges from (to) related parties, which have been accounted for at exchange amounts, is as follows:

	Nine Months Ended
	September 30,

	2003	2004

	(In thousands of dollars)
RCI:
Management fees	$25,972	$28,746
Interest on notes payable	2,858	—
Interest related to capital leases	186	21
Cost of shared operating expenses	60,046	61,569
Additions to PP&E	4,395	9,287

	93,457	99,623
Rogers Cable Investments Limited:
Dividends earned	(4,488)	—
Dividends paid	4,488	—

Rogers Wireless:
Wireless services	1,782	2,398
Wireless equipment and services for resale	9,343	12,182
Transmission facilities	(330)	(1,042)
Rent expense	2,779	3,034
Consolidated billing services	1,015	2,886
Subscriber activation commissions and customer service	(6,941)	(14,643)
Additions to PP&E	—	1,011

	7,648	5,826
Rogers Media:
Access fees	(4,320)	(4,478)
Advertising and production costs	2,243	1,639
Sales commissions	594	815
Programming fees	13,594	15,567
Production expense	—	(22)

	12,111	13,521
Other:
Programming fees paid to related broadcasters	12,057	14,420

	12,057	14,420

	$125,273	$133,390

      The Company has entered into certain transactions with companies, the partners or senior officers of which are directors of the Company and/or RCI. During the nine months ended September 30, 2003 and 2004 the total amounts paid by us to these related parties for commissions paid on premiums for insurance aggregated $0.3 million and $0.3 million, respectively.

ROGERS CABLE INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003 and 2004

11.	Segmented Information:

For the Nine Months ended September 30, 2003

			Corporate
	Cable	Video stores	items and	Consolidated
	services	operations	eliminations	totals

	(In thousands of dollars)
Operating revenue	$1,114,687	$200,836	$(2,493)	$1,313,030
Cost of video store sales	—	91,711	—	91,711
Sales and marketing expenses	61,626	85,167	—	146,793
Operating, general and administrative expenses	580,035	10,233	(2,493)	587,775
Management fees	22,005	3,967	—	25,972
Depreciation and amortization	356,618	6,830	—	363,448

Operating income	$94,403	$2,928	$—	$97,331

Interest:
Long-term debt				(177,754)
Intercompany				(2,858)
Intercompany dividends				4,488
Loss on repayment of long-term debt				(5,945)
Foreign exchange loss				34,843
Investment and other income				97
Income tax expense				(5,820)

Loss for the period				$(55,618)

Additions to PP&E	$329,321	$5,804	$—	$335,125

ROGERS CABLE INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003 and 2004

For the Nine Months ended September 30, 2004

			Corporate
	Cable	Video stores	items and	Consolidated
	services	operations	eliminations	totals

	(In thousands of dollars)
Operating revenue	$1,211,389	$228,276	$(2,374)	$1,437,291
Cost of video store sales	—	105,926	—	105,926
Sales and marketing expenses	94,381	91,539	—	185,920
Operating, general and administrative expenses	617,132	13,064	(2,374)	627,822
Management fees	24,228	4,518	—	28,746
Depreciation and amortization	339,646	8,720	—	348,366

Operating income	$136,002	$4,509	$—	$140,511

Interest:
Long-term debt				(181,842)
Intercompany				(21)
Loss on repayment of long-term debt				(18,013)
Writedown of investment				(494)
Foreign exchange loss				(49,719)
Change in the fair value of derivative instruments				37,119
Investment and other income (expense)				(309)
Income tax expense				(4,288)

Loss for the period				$(77,056)

Additions to PP&E	$335,866	$8,743	$—	$344,609

ROGERS CABLE INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003 and 2004

12.	Canadian and United States Accounting Policy differences:

      The interim consolidated financial statements have been prepared in accordance with GAAP as applied in Canada. In the following respects, GAAP as applied in the United States differs from that applied in Canada. If United States GAAP were employed, the net income in each period or year would be adjusted as follows:

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2003	September 30, 2004

Net loss for the period based on Canadian GAAP	$(55,618)	$(77,056)
Installation revenues(a)	—	6,211
Installation costs(a)	—	(4,118)
Stock-based compensation(b)	—	4,653
Year 2000 costs capitalized(c)	380	—
Pre-operating costs(d)	5,939	5,183
Gain on sale of cable subscribers(e)	(3,021)	(3,021)
Interest capitalized(f)	2,281	1,557
Financial instruments(g)	(91,330)	21,106
Income taxes(l)	719	(375)

Net income for the period based on United States GAAP	$(140,650)	$(45,860)

Loss per share under United States GAAP:
Basic and diluted	$(0.67)	$(0.21)

      The cumulative effect of these adjustments on the consolidated shareholder’s equity of the Company is as follows:

	December 31, 2003	September 30, 2004

Shareholder’s equity based on Canadian GAAP	$670,710	$544,307
Installation revenues(a)	—	6,211
Installation costs(a)	—	(4,118)
Pre-operating costs(d)	(7,919)	(2,736)
Gain on sale of cable subscribers(e)	124,965	121,944
Interest capitalized(f)	14,166	15,723
Financial instruments(g)	(69,454)	(48,348)
Acquisition of RCAI(h)	34,673	34,673
Unrealized holding gain on investments(i)	3,760	2,172

Shareholder’s equity based on United States GAAP	$770,901	$669,828

(a)	Accounting for installation revenues and costs:

      Effective January 1, 2004, for Canadian GAAP purposes, installation revenues for both new connects and reconnects are deferred and amortized over the customer relationship period. New connect installation costs are capitalized to property, plant and equipment and depreciated over the related useful lives consistent with historical practice. Re-connect installation costs are deferred only to the extent of re-connect installation revenues with any excess charged to expense. For United States GAAP purposes,

ROGERS CABLE INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003 and 2004

installation fees are immediately recognized in income only to the extent of direct selling costs with any excess deferred and amortized over the customer relationship period. Installation costs for re-connects are expensed as incurred while installation costs related to new connects are capitalized to property, plant and equipment and depreciated over the related useful lives consistent with our historical practice.

(b)	Accounting for Stock-Based Compensation:

      Under Canadian GAAP, effective January 1, 2004, the Company uses the fair value method of recognizing stock-based compensation expense. For United States GAAP purposes, the intrinsic value method is used to account for stock-based compensation. Compensation expense of $4.6 million under Canadian GAAP for the nine months ended September 30, 2004 would not be recognized under United States GAAP. The exercise price of stock options is equal to the market value of the underlying shares at the date of grant and therefore there is no expense under the intrinsic value method for United States GAAP purposes for the nine months ended September 30, 2004.

(c)	Year 2000 costs capitalized:

      Under Canadian GAAP, the Company capitalized certain costs incurred to modify its computer systems to ensure that these systems continued to operate beyond the year 1999. Under United States GAAP, these costs were expensed as incurred. As a result, under United States GAAP, depreciation expense in subsequent periods is reduced.

(d)	Pre-operating costs:

      Under Canadian GAAP, the Company defers incremental costs relating to the development and pre-operating phases of new businesses and amortizes these costs on a straight-line basis over periods up to five years. Under United States GAAP, these costs are expensed as incurred.

(e)	Gain on sale of cable systems:

      Under Canadian GAAP, the cash proceeds on the non-monetary exchange of the cable assets in 2000 were recorded as a reduction in the carrying value of PP&E. Under United States GAAP, a portion of the cash proceeds received must be recognized as a gain in the consolidated statements of income on an after-tax basis. The gain amounted to $40.3 million before income taxes.

      Under Canadian GAAP, the after-tax gain arising on the sale of certain of the Company’s cable systems in prior years was recorded as a reduction of the carrying value of goodwill acquired in a contemporaneous acquisition of certain cable systems. Under United States GAAP, the Company included the gain on sale of the cable systems in income, net of related deferred taxes.

      As a result of these transactions, amortization expense under United States GAAP is increased in subsequent years.

(f)	Interest capitalized:

      United States GAAP requires capitalization of interest costs as part of the historical cost of acquiring certain qualifying assets that require a period of time to prepare for their intended use. This is not required under Canadian GAAP.

ROGERS CABLE INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003 and 2004

(g)	Financial instruments:

      Under Canadian GAAP, the Company accounts for its cross-currency interest rate exchange agreements as hedges of specific debt instruments. Under United States GAAP, these instruments are not accounted for as hedges as a result of adopting Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, effective January 1, 2001. Changes in the fair value of the derivative financial instruments, reflecting primarily market changes in foreign exchange rates, interest rates, as well as the level of short-term variable versus long-term fixed interest rates, are recognized in income immediately.

(h)	Acquisition of RCAI:

      United States GAAP requires that shares issued in connection with a purchase business combination be valued based on the market price at the consummation date of the acquisition. Accordingly, the seventh preferred shares issued in respect of the acquisition of RCAI in 2001 are recorded at $35.4 million more under United States GAAP than under Canadian GAAP. This resulted in an increase to goodwill in this amount, with a corresponding increase in the value of the seventh preferred shares in the amount of $35.4 million. Further, goodwill amortization under United States GAAP in 2001 was increased by $0.8 million.

(i)	Unrealized holding gain on investments:

      United States GAAP requires that certain investments in equity securities that have a readily determinable fair value be recorded in the consolidated balance sheets at their fair value. The unrealized holding gains and losses from these investments, which are considered “available-for-sale securities” under United States GAAP, are included as a separate component of shareholders’ equity and comprehensive income, net of future income taxes. This amount represents the Company’s accumulated other comprehensive income as at September 30, 2004 and December 31, 2003.

(j)	Statement of cash flows:

      (i) Canadian GAAP permits the disclosure of a sub-total of the amount of cash provided by operations before changes in non-cash working capital items while United States GAAP does not.

      (ii) Canadian GAAP permits bank advances to be included in the determination of cash and cash equivalents while United States GAAP requires that bank advances are included in financing activities. Under United States GAAP for the nine months ended September 30, 2003, the decrease in cash and cash equivalents would decrease by $11.6 million and cash flows from financing activities would increase by $11.6 million. For the nine months ended September 30, 2004, the increase in cash and cash equivalents would decrease by $0.1 million and cash flows from financing activities would decrease by $0.1 million.

(k)	Statement of comprehensive income:

      The United States GAAP net loss for the nine months ended September 30, 2004, would be reduced by $1.2 million (nine months ended September 30, 2003 — increased by $3.2 million) related to unrealized gains on securities, net of related future taxes, to arrive at a comprehensive loss under United States GAAP.

ROGERS CABLE INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nine Months Ended September 30, 2003 and 2004

(l)	Income Taxes:

      Included in the caption “income taxes” is the tax effect of various adjustments where appropriate and the impact of substantively enacted rate changes that would not have been recorded under United States GAAP until enacted. Under Canadian GAAP, future income tax assets and liabilities are remeasured for substantively enacted rate changes, whereas under United States GAAP, future income tax assets and liabilities are only remeasured for enacted tax rates.

13.	Subsequent Events:

      On September 13, 2004, RCI acquired all of AT&T Wireless Services, Inc.’s shares of Rogers Wireless. In connection with the financing of the acquisition, all of the shares of the Company’s capital stock were pledged by RCI to secure a bridge loan.

      On September 20, 2004, Rogers Wireless Communications Inc. (“Rogers Wireless”) announced an agreement with Microcell Telecommunications Inc. (“Microcell”), Canada’s fourth largest wireless communications provider, to make an all cash tender offer of $35.00 per share to acquire Microcell. Rogers Wireless completed the acquisition on November 12, 2004. Prior to the closing of this offering, Rogers Wireless will have expended approximately $1.6 billion in connection with its acquisition of Microcell, including the repayment of Microcell’s bank debt and swap obligations, and including prepayment penalties, investment banking advisory fees and other related costs, net of Microcell’s cash on hand. The funding for this acquisition is comprised of: utilization of Rogers Wireless’ cash on hand, drawdowns under Rogers Wireless’ committed $700.0 million amended bank credit facility, and proceeds from a bridge loan from RCI of up to $900.0 million, of which $850.0 million has been drawn. The bridge loan has a term of up to two years from November 9, 2004 and was made on a subordinated unsecured basis. The loan bears interest at 6% per annum and is prepayable in whole or in part without penalty. RCI funded the $850.0 million drawdown on the bridge loan using cash on hand, cash received from Media in the form of a repayment of an intercompany advance made to Media by RCI, and cash received from Rogers Cable in the form of a distribution of $660.0 million, as a return of capital, which distribution occurred on November 9, 2004, and of which $650.0 million was borrowed under the Company’s bank credit facility.

      On November 30, 2004, the Company completed an offering of $175.0 million senior (secured) second priority notes due 2011 and U.S.$280.0 million senior (secured) second priority notes due 2015.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Under the Business Corporations Act (Ontario), the Registrant may indemnify a present or former director or officer or a person who acts or acted at the Registrant’s request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being, or having been, a director or officer of the Registrant or such other corporation, provided that the director or officer acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from the Registrant as a matter of right if he or she was substantially successful on the merits and fulfilled the conditions set forth above.

      In accordance with the Business Corporations Act (Ontario), the By-laws of the Registrant indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant’s request, as a director or officer of a corporation in which the Registrant is or was a shareholder or creditor against any and all losses and expenses reasonably incurred by him in respect of any civil, criminal or administrative proceeding to which he was made a party by reason of being or having been a director or officer of the Registrant or other corporation if he acted honestly and in good faith with a view to the best interests of the Registrant, and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds in believing that his conduct was lawful. Furthermore, the Registrant has entered into indemnification agreements with certain of its directors that indemnify such persons to the maximum amount permitted by applicable law.

      A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers of the Registrant for losses as a result of claims based upon their acts or omissions as directors and officers, including liabilities arising under the Securities Act of 1933, and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Business Corporations Act (Ontario).

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
Number			Description

*3	.1	—	Certificate and Articles of Amalgamation of Rogers Cable Inc. and Certificates and Articles of Amendment thereof
*3	.2	—	By-laws of Rogers Cable Inc.
4.1		—	Indenture dated as of November 30, 2004, between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.25% Senior (Secured) Second Priority Notes due 2011
4.2		—	Indenture dated as of November 30, 2004, between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 6.75% Senior (Secured) Second Priority Notes due 2014
4.3		—	Form of 7.25% Senior (Secured) Second Priority Note due 2011 (included in Exhibit 4.1)

Exhibit
Number			Description

4.4		—	Form of 7.25% Senior (Secured) Second Priority Note due 2011 (included in Exhibit 4.2)
4.5		—	Registration Rights Agreement dated as of November 30, 2004, among Rogers Cable Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, RBC Dominion Securities Corporation, Scotia Capital (USA) Inc., TD Securities (USA) LLC, CIBC World Markets Corp., Harris Nesbitt Corp. and SG Americas Securities, LLC, relating to the 7.25% Senior (Secured) Second Priority Notes due 2011
4.6		—	Registration Rights Agreement dated as of November 30, 2004, among Rogers Cable Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, RBC Dominion Securities Corporation, Scotia Capital (USA) Inc., TD Securities (USA) LLC, CIBC World Markets Corp., Harris Nesbitt Corp. and SG Americas Securities, LLC, relating to the 6.75% Senior (Secured) Second Priority Notes due 2015
4.7		—	Pledge Agreement dated as of November 30, 2004, among Rogers Cable Inc., Rogers Cable Communications Inc. and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.25% Senior (Secured) Second Priority Notes due 2011
4.8		—	Pledge Agreement dated as of November 30, 2004, among Rogers Cable Inc., Rogers Cable Communications Inc. and JPMorgan Chase Bank, N.A., as Trustee, relating to the 6.75% Senior (Secured) Second Priority Notes due 2015
4.9		—	Subordination Agreement dated as of November 30, 2004, among Rogers Cable Inc., Rogers Cable Communications Inc. and JPMorgan Chase Bank, N.A., as Trustee under the Subordinated Debt Indenture (as defined therein), and as Trustee under the 2011 Note Indenture (as defined therein)
4.10		—	Subordination Agreement dated as of November 30, 2004, among Rogers Cable Inc., Rogers Cable Communications Inc. and JPMorgan Chase Bank, N.A., as Trustee under the Subordinated Debt Indenture (as defined therein) and as Trustee under the 2015 Note Indenture (as defined therein)
***4	.11	—	Restated Deed of Trust and Mortgage dated as of January 31, 1995 (the ‘Deed of Trust‘), between Rogers Cablesystems Limited (now Rogers Cable Inc.) and National Trust Company
*4	.12	—	First Supplemental Deed of Trust dated December 31, 2003, among Rogers Cable Inc., Rogers Cable Communications Inc. and National Trust Company, with respect to the Restated Deed of Trust dated January 31, 1995
4.13		—	Canadian Dollar Bond issued under the Deed of Trust relating to the 7.25% Senior (Secured) Second Priority Notes due 2011
4.14		—	United States Dollar Bond issued under the Deed of Trust relating to the 6.75% Senior (Secured) Second Priority Notes due 2015
**4	.15	—	Amended and Restated Inter-Creditor Agreement dated as of August 1, 1992, among Rogers Cablesystems Limited (now Rogers Cable Inc.) and the holders of Senior Secured Bonds (as defined in The Deed of Trust) and certain other lenders named therein (the “Inter-Creditor Agreement”) (included as Exhibit C to Exhibit 10.6)
4.16		—	Counterparty Agreement dated as of November 30, 2004, to the Inter-Creditor Agreement, entered into by JPMorgan Chase Bank, N.A., as Trustee under the Indenture relating to the 7.25% Senior (Secured) Second Priority Notes due 2011
4.17		—	Counterparty Agreement dated as of November 30, 2004, to the Inter-Creditor Agreement, entered into by JPMorgan Chase Bank, N.A., as Trustee under the Indenture relating to the 6.75% Senior (Secured) Second Priority Notes due 2015
*4	.18	—	Amended Guarantee Agreement dated as of December 31, 2003, between Rogers Cable Communications Inc. and National Trust Company
5.1		—	Opinion of Torys LLP
5.2		—	Opinion of Cravath, Swaine & Moore LLP

Exhibit
Number			Description

**10	.1	—	Second Amended and Restated Loan Agreement, dated as of January 31, 2002, among Rogers Cable Inc., as Borrower, The Toronto-Dominion Bank, as Administration Agent, and the lenders named therein
***10	.2	—	Indenture, dated as of March 20, 1995, among Rogers Cablesystems Limited (now Rogers Cable Inc.), as Issuer, Rogers Cablesystems Ontario Limited, Rogers Ottawa Limited/ Limitée, Rogers Cablesystems Georgian Bay Limited, Rogers Cablesystems North Bay Limited, Rogers Cablesystems Huntsville Limited and Rogers Canguard Inc., as Guarantors, and Chemical Bank, as Trustee, relating to the issuance of Rogers Cable Inc.’s 10% Senior Secured Second Priority Notes due 2005
*10	.3	—	Second Supplemental Indenture to the Indenture dated December 31, 2003, among Rogers Cable Inc., Rogers Cable Communications Inc. and JPMorgan Chase Bank, N.A., with respect to the 10% Senior Secured Second Priority Notes due 2005
*****10	.4	—	Indenture, dated as of November 30, 1995, among Rogers Cablesystems Limited (now Rogers Cable Inc.), as Issuer, Rogers Cablesystems Ontario Limited, Rogers Ottawa Limited/Limitée, Rogers Cablesystems Georgian Bay Limited, Rogers Cablesystems North Bay Limited, Rogers Cablesystems Huntsville Limited and Rogers Canguard Inc., as Guarantors, and Chemical Bank, as Trustee, relating to the issuance of Rogers Cable Inc.’s 11% Senior Subordinated Guaranteed Debentures due 2015
*10	.5	—	First Supplemental Indenture dated December 31, 2003, among Rogers Cable Inc., Rogers Cable Communications Inc. and JPMorgan Chase Bank, N.A., with respect to the 11% Senior Subordinated Guaranteed Debentures due 2015
**10	.6	—	Indenture, dated as of February 5, 2002 between Rogers Cable Inc., as Issuer, and CIBC Mellon Trust Company, as Trustee, relating to the issuance of Rogers Cable Inc.’s 7.60% Senior (Secured) Second Priority Notes due 2007
*10	.7	—	First Supplemental Indenture dated December 31, 2003, among Rogers Cable Inc., Rogers Cable Communications Inc. and CIBC Mellon Trust Company, with respect to the 7.60% Senior (Secured) Second Priority Notes due 2007
**10	.8	—	Indenture dated as of April 30, 2002, between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.875% Senior (Secured) Second Priority Notes due 2012
*10	.9	—	First Supplemental Indenture dated December 31, 2003, among Rogers Cable Inc., Rogers Cable Communications Inc. and JPMorgan Chase Bank, N.A., with respect to the 7.875% Senior (Secured) Second Priority Notes due 2012
**10	.10	—	Indenture dated as of April 30, 2002, between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 8.750% Senior (Secured) Second Priority Debentures due 2032
*10	.11	—	First Supplemental Indenture dated December 31, 2003, among Rogers Cable Inc., Rogers Cable Communications Inc. and JPMorgan Chase Bank, N.A., with respect to the 8.750% Senior (Secured) Second Priority Debentures due 2032
*******10	.12	—	Indenture, dated as of June 19, 2003 between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the issuance of Rogers Cable Inc.’s 6.25% Senior (Secured) Second Priority Notes due 2013
******10	.13	—	Amended and Restated Management Agreement dated as of January 1, 1988, between Rogers Canada Inc. (formerly Canadian Cablesystems Limited) and Rogers Communications Inc., Assignment thereof by Rogers Canada Inc. to Rogers Cablesystems Limited (now Rogers Cable Inc.), dated as of April 30, 1990, and Memorandum of Agreement dated as of July 16, 1991 between Rogers Cablesystems Limited (now Rogers Cable Inc.) and Rogers Communications Inc.
*10	.14	—	Indenture dated as of March 11, 2004, between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 5.500% Senior (Secured) Second Priority Notes due 2014
12.1		—	Computation of Deficiency of Earnings Available to Cover Fixed Charges (under Canadian GAAP and U.S. GAAP)

Exhibit
Number		Description

12.2	—	Computation of Pro Forma Deficiency of Earnings Available to Cover Fixed Charges (under Canadian GAAP and U.S. GAAP)
12.3	—	Computation of Financial Ratios (under Canadian GAAP)
12.4	—	Schedule of Valuation and Qualifying Accounts
21.1	—	Subsidiaries of Rogers Cable Inc.
23.1	—	Consent of Torys LLP (included in Exhibit 5.1)
23.2	—	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.2)
23.3	—	Report and Consent of KPMG LLP, Independent Registered Public Accounting Firm
24.1	—	Power of Attorney (included on signature pages of this Registration Statement)
25.1	—	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.25% Senior (Secured) Second Priority Notes due 2011, on Form T-1
25.2	—	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A., as Trustee, relating to the 6.75% Senior (Secured) Second Priority Notes due 2015, on Form T-1
99.1	—	Form of Letter of Transmittal
99.2	—	Form of Notice of Guaranteed Delivery
99.3	—	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4	—	Form of Letter to Clients

*	Filed as an exhibit to Registration Statement No. 333-113565 and incorporated herein by reference thereto

**	Filed as an exhibit to Registration Statement No. 333-87972 and incorporated herein by reference thereto

***	Filed as an exhibit to Registration Statement No. 33-90714 and incorporated herein by reference thereto

****	Filed as an exhibit to Registration Statement No. 33-73092 and incorporated herein by reference thereto

*****	Filed as an exhibit to Registration Statement No. 33-98044 and incorporated herein by reference thereto

******	Filed as an exhibit to Registration Statement No. 33-48588 and incorporated herein by reference thereto

*******	Filed as an exhibit to Registration Statement No. 333-106348 and incorporated herein by reference thereto

Item 22.	Undertakings

      (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on December 2, 2004.

ROGERS CABLE INC.
(Registrant)

By:	/s/ M. LORRAINE DALY

M. Lorraine Daly
Vice-President, Treasurer

By:	/s/ ALAN D. HORN

Alan D. Horn
Vice-President

      Each person whose individual signature appears below hereby appoints Edward S. Rogers, O.C., H. Garfield Emerson, Q.C., ICD.D, Edward Rogers, Donald W. Huff, M. Lorraine Daly, Alan D. Horn and David P. Miller, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming and that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date Signed

/s/ EDWARD S. ROGERS, O.C. Edward S. Rogers, O.C.	Director and Chairman	December 2, 2004

/s/ H. GARFIELD EMERSON, Q.C., ICD.D H. Garfield Emerson, Q.C., ICD.D	Vice-Chairman	December 2, 2004

/s/ EDWARD ROGERS Edward Rogers	President and Chief Executive Officer (principal executive officer)	December 2, 2004

/s/ DONALD W. HUFF Donald W. Huff	Senior Vice-President, Finance (principal financial officer and principal accounting officer)	December 2, 2004

Signature	Title	Date Signed

/s/ RONALD D. BESSE Ronald D. Besse	Director	December 2, 2004

/s/ THOMAS I. HULL Thomas I. Hull	Director	December 1, 2004

/s/ J. CHRISTOPHER C. WANSBROUGH J. Christopher C. Wansbrough	Director	December 2, 2004

/s/ COLIN D. WATSON Colin D. Watson	Director	December 2, 2004

AUTHORIZED REPRESENTATIVE

IN THE UNITED STATES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it is the duly authorized United States representative of Rogers Cable Inc. and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of Delaware, on this 1st day of December, 2004.

PUGLISI & ASSOCIATES,

By:	/s/ DONALD J. PUGLISI

Donald J. Puglisi
Managing Director

EXHIBIT INDEX

Exhibit
Number			Description

*3	.1	—	Certificate and Articles of Amalgamation of Rogers Cable Inc. and Certificates and Articles of Amendment thereof
*3	.2	—	By-laws of Rogers Cable Inc.
4.1		—	Indenture dated as of November 30, 2004, between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.25% Senior (Secured) Second Priority Notes due 2011
4.2		—	Indenture dated as of November 30, 2004, between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 6.75% Senior (Secured) Second Priority Notes due 2014
4.3		—	Form of 7.25% Senior (Secured) Second Priority Note due 2011 (included in Exhibit 4.1)
4.4		—	Form of 7.25% Senior (Secured) Second Priority Note due 2011 (included in Exhibit 4.2)
4.5		—	Registration Rights Agreement dated as of November 30, 2004, among Rogers Cable Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, RBC Dominion Securities Corporation, Scotia Capital (USA) Inc., TD Securities (USA) LLC, CIBC World Markets Corp., Harris Nesbitt Corp. and SG Americas Securities, LLC, relating to the 7.25% Senior (Secured) Second Priority Notes due 2011
4.6		—	Registration Rights Agreement dated as of November 30, 2004, among Rogers Cable Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, RBC Dominion Securities Corporation, Scotia Capital (USA) Inc., TD Securities (USA) LLC, CIBC World Markets Corp., Harris Nesbitt Corp. and SG Americas Securities, LLC, relating to the 6.75% Senior (Secured) Second Priority Notes due 2015
4.7		—	Pledge Agreement dated as of November 30, 2004, among Rogers Cable Inc., Rogers Cable Communications Inc. and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.25% Senior (Secured) Second Priority Notes due 2011
4.8		—	Pledge Agreement dated as of November 30, 2004, among Rogers Cable Inc., Rogers Cable Communications Inc. and JPMorgan Chase Bank, N.A., as Trustee, relating to the 6.75% Senior (Secured) Second Priority Notes due 2015
4.9		—	Subordination Agreement dated as of November 30, 2004, among Rogers Cable Inc., Rogers Cable Communications Inc. and JPMorgan Chase Bank, N.A., as Trustee under the Subordinated Debt Indenture (as defined therein), and as Trustee under the 2011 Note Indenture (as defined therein)
4.10		—	Subordination Agreement dated as of November 30, 2004, among Rogers Cable Inc., Rogers Cable Communications Inc. and JPMorgan Chase Bank, N.A., as Trustee under the Subordinated Debt Indenture (as defined therein) and as Trustee under the 2015 Note Indenture (as defined therein)
***4	.11	—	Restated Deed of Trust and Mortgage dated as of January 31, 1995 (the ‘Deed of Trust‘), between Rogers Cablesystems Limited (now Rogers Cable Inc.) and National Trust Company
*4	.12	—	First Supplemental Deed of Trust dated December 31, 2003, among Rogers Cable Inc., Rogers Cable Communications Inc. and National Trust Company, with respect to the Restated Deed of Trust dated January 31, 1995
4.13		—	Canadian Dollar Bond issued under the Deed of Trust relating to the 7.25% Senior (Secured) Second Priority Notes due 2011
4.14		—	United States Dollar Bond issued under the Deed of Trust relating to the 6.75% Senior (Secured) Second Priority Notes due 2015
**4	.15	—	Amended and Restated Inter-Creditor Agreement dated as of August 1, 1992, among Rogers Cablesystems Limited (now Rogers Cable Inc.) and the holders of Senior Secured Bonds (as defined in The Deed of Trust) and certain other lenders named therein (the “Inter-Creditor Agreement”) (included as Exhibit C to Exhibit 10.6)

Exhibit
Number			Description

4.16		—	Counterparty Agreement dated as of November 30, 2004, to the Inter-Creditor Agreement, entered into by JPMorgan Chase Bank, N.A., as Trustee under the Indenture relating to the 7.25% Senior (Secured) Second Priority Notes due 2011
4.17		—	Counterparty Agreement dated as of November 30, 2004, to the Inter-Creditor Agreement, entered into by JPMorgan Chase Bank, N.A., as Trustee under the Indenture relating to the 6.75% Senior (Secured) Second Priority Notes due 2015
*4	.18	—	Amended Guarantee Agreement dated as of December 31, 2003, between Rogers Cable Communications Inc. and National Trust Company
5.1		—	Opinion of Torys LLP
5.2		—	Opinion of Cravath, Swaine & Moore LLP
**10	.1	—	Second Amended and Restated Loan Agreement, dated as of January 31, 2002, among Rogers Cable Inc., as Borrower, The Toronto-Dominion Bank, as Administration Agent, and the lenders named therein
***10	.2	—	Indenture, dated as of March 20, 1995, among Rogers Cablesystems Limited (now Rogers Cable Inc.), as Issuer, Rogers Cablesystems Ontario Limited, Rogers Ottawa Limited/ Limitée, Rogers Cablesystems Georgian Bay Limited, Rogers Cablesystems North Bay Limited, Rogers Cablesystems Huntsville Limited and Rogers Canguard Inc., as Guarantors, and Chemical Bank, as Trustee, relating to the issuance of Rogers Cable Inc.’s 10% Senior Secured Second Priority Notes due 2005
*10	.3	—	Second Supplemental Indenture to the Indenture dated December 31, 2003, among Rogers Cable Inc., Rogers Cable Communications Inc. and JPMorgan Chase Bank, N.A., with respect to the 10% Senior Secured Second Priority Notes due 2005
*****10	.4	—	Indenture, dated as of November 30, 1995, among Rogers Cablesystems Limited (now Rogers Cable Inc.), as Issuer, Rogers Cablesystems Ontario Limited, Rogers Ottawa Limited/Limitée, Rogers Cablesystems Georgian Bay Limited, Rogers Cablesystems North Bay Limited, Rogers Cablesystems Huntsville Limited and Rogers Canguard Inc., as Guarantors, and Chemical Bank, as Trustee, relating to the issuance of Rogers Cable Inc.’s 11% Senior Subordinated Guaranteed Debentures due 2015
*10	.5	—	First Supplemental Indenture dated December 31, 2003, among Rogers Cable Inc., Rogers Cable Communications Inc. and JPMorgan Chase Bank, N.A., with respect to the 11% Senior Subordinated Guaranteed Debentures due 2015
**10	.6	—	Indenture, dated as of February 5, 2002 between Rogers Cable Inc., as Issuer, and CIBC Mellon Trust Company, as Trustee, relating to the issuance of Rogers Cable Inc.’s 7.60% Senior (Secured) Second Priority Notes due 2007
*10	.7	—	First Supplemental Indenture dated December 31, 2003, among Rogers Cable Inc., Rogers Cable Communications Inc. and CIBC Mellon Trust Company, with respect to the 7.60% Senior (Secured) Second Priority Notes due 2007
**10	.8	—	Indenture dated as of April 30, 2002, between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.875% Senior (Secured) Second Priority Notes due 2012
*10	.9	—	First Supplemental Indenture dated December 31, 2003, among Rogers Cable Inc., Rogers Cable Communications Inc. and JPMorgan Chase Bank, N.A., with respect to the 7.875% Senior (Secured) Second Priority Notes due 2012
**10	.10	—	Indenture dated as of April 30, 2002, between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 8.750% Senior (Secured) Second Priority Debentures due 2032
*10	.11	—	First Supplemental Indenture dated December 31, 2003, among Rogers Cable Inc., Rogers Cable Communications Inc. and JPMorgan Chase Bank, N.A., with respect to the 8.750% Senior (Secured) Second Priority Debentures due 2032
*******10	.12	—	Indenture, dated as of June 19, 2003 between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the issuance of Rogers Cable Inc.’s 6.25% Senior (Secured) Second Priority Notes due 2013

Exhibit
Number			Description

******10	.13	—	Amended and Restated Management Agreement dated as of January 1, 1988, between Rogers Canada Inc. (formerly Canadian Cablesystems Limited) and Rogers Communications Inc., Assignment thereof by Rogers Canada Inc. to Rogers Cablesystems Limited (now Rogers Cable Inc.), dated as of April 30, 1990, and Memorandum of Agreement dated as of July 16, 1991 between Rogers Cablesystems Limited (now Rogers Cable Inc.) and Rogers Communications Inc.
*10	.14	—	Indenture dated as of March 11, 2004, between Rogers Cable Inc., as Issuer, and JPMorgan Chase Bank, N.A., as Trustee, relating to the 5.500% Senior (Secured) Second Priority Notes due 2014
12.1		—	Computation of Deficiency of Earnings Available to Cover Fixed Charges (under Canadian GAAP and U.S. GAAP)
12.2		—	Computation of Pro Forma Deficiency of Earnings Available to Cover Fixed Charges (under Canadian GAAP and U.S. GAAP)
12.3		—	Computation of Financial Ratios (under Canadian GAAP)
12.4		—	Schedule of Valuation and Qualifying Accounts
21.1		—	Subsidiaries of Rogers Cable Inc.
23.1		—	Consent of Torys LLP (included in Exhibit 5.1)
23.2		—	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.2)
23.3		—	Report and Consent of KPMG LLP, Independent Registered Public Accounting Firm
24.1		—	Power of Attorney (included on signature pages of this Registration Statement)
25.1		—	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A., as Trustee, relating to the 7.25% Senior (Secured) Second Priority Notes due 2011, on Form T-1
25.2		—	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank, N.A., as Trustee, relating to the 6.75% Senior (Secured) Second Priority Notes due 2015, on Form T-1
99.1		—	Form of Letter of Transmittal
99.2		—	Form of Notice of Guaranteed Delivery
99.3		—	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4		—	Form of Letter to Clients

*	Filed as an exhibit to Registration Statement No. 333-113565 and incorporated herein by reference thereto

**	Filed as an exhibit to Registration Statement No. 333-87972 and incorporated herein by reference thereto

***	Filed as an exhibit to Registration Statement No. 33-90714 and incorporated herein by reference thereto

****	Filed as an exhibit to Registration Statement No. 33-73092 and incorporated herein by reference thereto

*****	Filed as an exhibit to Registration Statement No. 33-98044 and incorporated herein by reference thereto

******	Filed as an exhibit to Registration Statement No. 33-48588 and incorporated herein by reference thereto

*******	Filed as an exhibit to Registration Statement No. 333-106348 and incorporated herein by reference thereto